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SCB COMPUTER TECHNOLOGY, INC. ANNUAL REPORT ON FORM 10-K TABLE OF CONTENTS

SCB COMPUTER TECHNOLOGY, INC. QUARTERLY REPORT ON FORM 10-Q TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on January 26, 2004

Registration No. 333-102780

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CIBER, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7379 (Primary Standard Industrial Classification Code Number)	38-2046833 (I.R.S. Employer Identification Number)
5251 DTC Parkway Suite 1400 Greenwood Village, Colorado 80111 (303) 220-0100 (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

Mac J. Slingerlend, Chief Executive Officer
5251 DTC Parkway
Suite 1400
Greenwood Village, Colorado 80111
(303) 220-0100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

It is requested that copies of communications be sent to:
Douglas R. Wright Jeffrey A. Sherman Michael M. McGawn Faegre & Benson LLP 3200 Wells Fargo Center 1700 Lincoln Street Denver, Colorado 80203 (303) 607-3500	Laurel C. Williams Jay H. Lindy Debra A. Wiles Burch, Porter & Johnson, PLLC 130 North Court Avenue Memphis, Tennessee 38103 (901) 524-5000

Approximate date of commencement of proposed sale to public:
From time to time after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Post-Effective Amendment No. 2 on Form S-4 to Registration Number 333-102780 is being filed in accordance with the undertaking of CIBER, Inc., in Item 22(g) of Part II of the original registration statement to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

Subject to Completion, dated January 26, 2004

The information in this joint proxy statement/prospectus is not complete and may be changed. CIBER may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

January    , 2004

Dear SCB Shareholders:

        CIBER, Inc. and SCB Computer Technology, Inc. have entered into an Agreement and Plan of Merger that provides for a merger of SCB with a subsidiary of CIBER. As a result of the merger, SCB will become a wholly owned subsidiary of CIBER.

        Upon completion of the merger, SCB shareholders will receive consideration with an aggregate value of $2.13 for each share of SCB common stock held by them at the effective time of the merger. Pursuant to the Agreement and Plan of Merger, half of the merger consideration will be paid in cash and half in equivalent value in CIBER common stock, unless CIBER elects to pay a greater percentage of the merger consideration in cash. For purposes of the stock portion of the merger consideration, CIBER's common stock will be valued at the average closing price per share of CIBER common stock on the New York Stock Exchange for the five trading days ended three days prior to the closing date, unless the average is greater than $11.00, in which case CIBER's common stock will be valued at $11.00 per share. If the average price of CIBER's common stock is less than $7.50 and CIBER does not agree to either pay the entire purchase price in cash or pay the stock portion of the purchase price based on such average price, SCB will have the right to terminate the Agreement and Plan of Merger and not close the merger. On January 23, 2004, the closing price of CIBER's common stock, which trades on the New York Stock Exchange under the ticker symbol "CBR," was $9.80 per share.

        After careful consideration, the board of directors of SCB has adopted the Agreement and Plan of Merger and recommends that its shareholders approve the Agreement and Plan of Merger. Completion of the merger requires that SCB shareholders approve the Agreement and Plan of Merger. SCB has scheduled a special shareholders meeting to obtain a shareholder vote on this proposal. Information regarding this special meeting is included in this document. CIBER and SCB executed an amendment to the Agreement and Plan of Merger on January 20, 2004. References in this document to the Agreement and Plan of Merger refer to the agreement, as amended, unless the context clearly requires otherwise.

        This document also provides detailed information about CIBER, SCB, and the merger. We encourage you to read this entire document and its annexes carefully before deciding how to vote. In particular, you should read and consider carefully the risks discussed under the caption titled "Risk Factors" beginning on page S-27 of this joint proxy statement/prospectus before voting.

        Your vote is important, regardless of the number of shares you own. To vote your shares, you may use the enclosed proxy card or you may attend the special meeting held by SCB. If you do not vote, it will have the same effect as voting against approval of the Agreement and Plan of Merger.

        I am very enthusiastic about the merger and join the members of SCB's board of directors in recommending that you vote "FOR" the proposal being submitted for your consideration and vote.

        Thank you for your continued support.

                      /s/  T. SCOTT COBB

                      T. Scott Cobb

                      President and Chief Executive Officer

                      SCB Computer Technology, Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transaction or the registration of CIBER common stock to be issued in the merger or determined whether this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated January     , 2004 and is first being mailed to shareholders of SCB on or about January     , 2004.

SCB COMPUTER TECHNOLOGY, INC.
3800 FOREST HILL-IRENE ROAD
SUITE 100
MEMPHIS, TENNESSEE

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 1, 2004

To our Shareholders:

        The Special Meeting of Shareholders of SCB Computer Technology, Inc. ("SCB") will be held at SCB's office located at 3800 Forest Hill-Irene Road, Suite 100, Memphis, Tennessee, on March 1, 2004, beginning at             a.m. (local time). The purpose of the meeting will be for SCB's shareholders to vote on the following proposals:

          1.     To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of October 24, 2003, as amended, by and among CIBER, Inc., Daphne Acquisition Corporation and SCB Computer Technology, Inc. A copy of the merger agreement and the amendment thereto are included as Annex A to the accompanying joint proxy statement/prospectus;

          2.     To adjourn the special meeting of the shareholders to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to approve the Agreement and Plan of Merger; and

          3.     To consider and act on such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        SCB's board of directors has fixed the close of business on January 26, 2004 as the record date for the determination of shareholders entitled to receive notice of the meeting and to vote at the meeting and any postponement or adjournment thereof. A list of such shareholders will be available for inspection by any shareholder at SCB's office located at 3800 Forest Hill-Irene Road, Suite 100, Memphis, Tennessee, during ordinary business hours beginning February     , 2004, and continuing through the meeting.

        The proposals, as well as information about the proposed merger, are described in detail in the accompanying joint proxy statement/prospectus. You are urged to read these materials very carefully and in their entirety before deciding how to vote.

        A quorum, consisting of a majority of common shares entitled to vote at the special meeting, must be present in person or by proxy before action may be taken at the special meeting. The affirmative vote of a majority of the outstanding SCB common shares is required to approve the Agreement and Plan of Merger.

        YOUR VOTE IS VERY IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE OR ON THE INTERNET OR COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES OR CANADA. IF YOU ARE A RECORD HOLDER, YOU MAY ALSO CAST YOUR VOTE IN PERSON AT THE SPECIAL MEETING. IF YOUR SHARES ARE HELD IN AN ACCOUNT AT A BROKERAGE FIRM OR BANK, YOU MUST INSTRUCT YOUR BROKER OR BANK ON HOW TO VOTE YOUR SHARES.

        If you choose to approve the Agreement and Plan of Merger, please check the box indicating a vote "FOR" the proposal by following the instructions contained in the enclosed proxy card. If you properly sign and return your proxy card with no voting instructions, the shares represented by the proxy will be voted "FOR" the Agreement and Plan of Merger. If you do not vote, it will have the same effect as a vote against the Agreement and Plan of Merger. You may revoke your proxy at any time before it is voted at the special meeting.

        Shareholders who timely provide the company written notice of their intent to dissent from the merger, do not vote in favor of the Agreement and Plan of Merger and properly perfect dissenters' rights as set forth in Sections 48-23-101 through 48-23-302 of the Tennessee Business Corporation Act may be entitled, if the merger is completed, to receive payment of the fair value of their shares as ultimately determined by a Tennessee court. For a description of the procedures with which shareholders must strictly comply in order to exercise their dissenters' rights, see the section entitled "Summary of Rights of Dissenting Shareholders of SCB" in the accompanying joint proxy statement/prospectus and Sections 48-23-101 through 48-23-302 of the Tennessee Business Corporation Act, which are attached as Annex E to the accompanying joint proxy statement/prospectus.

        After careful consideration, SCB's board of directors has determined that the Agreement and Plan of Merger is in the best interests of SCB and its shareholders. The board of directors recommends that you vote "FOR" approval of the Agreement and Plan of Merger.

By Order of the board of directors,

Gordon L. Bateman Secretary
January , 2004

Questions and Answers About the Merger
Summary
The Companies
The Merger
Purchase Price
Recommendation to Shareholders
Reasons for the Merger
Interests of Directors and Offices of SCB in the Merger
Vote Required
Opinions of Financial Advisors
Conditions to the Merger
Voting and Option Agreement
No Solicitation of Alternative Transactions
Material Federal Income Tax Consequences
How the Merger Agreement May be Terminated and the Termination Fee
Regulatory Approvals
Dissenters' Rights
Comparative Per Share Information
Market Price and Dividend Information
Selected Consolidated Financial Data
Unaudited Pro Forma Condensed Consolidated Financial Information
Risk Factors
Cautionary Statement Concerning Forward Looking Statements
The Companies
Information About the Special Meeting
Date, Time and Place of the Special Meeting; Matters to be Considered
Record Date for the Special Meeting
Quorum; Vote Required for Approval of Merger
Voting by Certain Shareholders
Solicitation of Proxies and Revocation of Proxies
How Proxies Will Be Voted
The Merger
Background of the Merger
CIBER's Reasons for the Merger
SCB's Reasons for the Merger
Recommendations of the SCB board of directors
Opinions of SCB's Financial Advisors
Opinion of Harris Nesbitt Gerard
Opinion of FTN Financial Securities Corp
Shareholder Approval in Connection with the Merger
Interests of Certain Officers and Directors of SCB in the Merger
Material Federal Income Tax Consequences
Financing of Cash Portion of Merger Consideration
Regulatory Approvals
Shares Eligible for Future Sale and Affiliate Agreements
Description of the Merger Agreement
General Description
What SCB Shareholders Will Receive in the Merger
Deposit of Merger Consideration with Exchange Agent
Treatment of Options to Purchase SCB Common Stock
Dissenters' Rights

Certain SCB Shareholders Have Agreed to Vote in Favor of the Merger and Have Granted CIBER a Stock Option
SCB Has Agreed Not to Solicit Other Transactions
SCB Has Agreed to Pay CIBER a Termination Fee and Pay for CIBER's Transaction Expenses Upon the Occurrence of Certain Events
Representations and Warranties
Conditions to the Merger
Conduct of our Business Pending the Merger
Employee Matters
Exchange of SCB Stock Certificates for the Merger Consideration
Indemnification
Amendments
Third Party Beneficiaries
Terminating the Merger Agreement
Termination of SCB's Status as an Independent Publicly Held Company
Summary of Rights of Dissenting Shareholders of SCB
Comparison of Shareholder Rights and Corporate Governance Matters
Certain Legal Information and Additional Information for Shareholders
Legal Matters
Experts
Shareholder Proposals
Where You can Find More Information
Information Incorporated by Reference
ANNEXES
A.	Agreement and Plan of Merger, dated as of October 24, 2003, among CIBER, Inc., Daphne Acquisition Corporation and SCB Computer Technology, Inc., as amended
B.	Voting and Option Agreement
C.	Opinion of Harris Nesbitt Gerard
D.	Opinion of FTN Financial Securities Corp
E.	Sections 48-23-101 through 48-23-302 of the Tennessee Business Corporation Act—Rights of Dissenting Shareholders
F.	SCB's Annual Report on Form 10-K for the year ended April 30, 2003
G.	SCB's Definitive Proxy Statement filed with the SEC on August 22, 2003
H.	SCB's Quarterly Report on Form 10-Q for the quarter ended October 31, 2003
I.	SCB's Current Report on Form 8-K/A dated November 12, 2003

Base Prospectus dated                        , 2003

        This joint proxy statement/prospectus is accompanied by a copy of SCB's Annual Report on Form 10-K for the fiscal year ended April 30, 2003, which is attached as Annex F, a copy of SCB's Definitive Proxy Statement filed with the SEC on August 22, 2003, which is attached as Annex G, a copy of SCB's Quarterly Report on Form 10-Q for the quarter ended October 31, 2003, which is attached as Annex H, and a copy of SCB's Current Report on Form 8-K/A, dated November 12, 2003, which is attached as Annex I.

        This joint proxy statement/prospectus also incorporates important business and financial information about CIBER and SCB from documents that have not been included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled "Information Incorporated by Reference" beginning on page S-79 of this joint proxy statement/prospectus. Shareholders of SCB may obtain this information at no charge by submitting a written or oral request to:

    CIBER, Inc.
    Attn: Secretary
    5251 DTC Parkway, Suite 1400
    Greenwood Village, Colorado 80111
    (303) 220-0100

    SCB Computer Technology, Inc.
    Attn: Secretary
    3800 Forest Hill-Irene Rd.
    Suite 100
    Memphis, Tennessee 38125
    (901) 754-6577

        In order for you to receive timely delivery of the documents in advance of the special meeting, you should make your request no later than                              , 2004.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Why am I receiving this joint proxy statement/prospectus?

        SCB shareholders are being asked to approve an Agreement and Plan of Merger dated as of October 24, 2003, as amended, whereby a subsidiary of CIBER will be merged into SCB, and SCB will become a wholly owned subsidiary of CIBER (sometimes referred to herein as the "merger agreement").

        To complete the merger, SCB shareholders must approve the Agreement and Plan of Merger, and all other conditions of the merger must be satisfied or waived. This joint proxy statement/prospectus is being provided to you for the purpose of obtaining your vote and supplying you with important information concerning the companies and the merger. You should consider this information carefully before deciding how to vote on the merger.

Why is the merger being proposed?

        After consideration of the business, prospects, and financial condition of SCB and CIBER, as well as the industry in which the companies operate, the board of directors of SCB believes that the merger is in the best interests of SCB and its shareholders and has concluded that the merger consideration will offer greater value to SCB's shareholders than SCB could offer as an independent company.

When is the merger expected to be completed?

        SCB and CIBER hope to complete the merger as soon as reasonably practicable after the special meeting occurs and all closing conditions under the Agreement and Plan of Merger are satisfied or waived. However, it is possible that factors outside of the companies' control could require SCB and CIBER to complete the merger at a later time or not to complete it at all.

What will I receive when the merger occurs?

        At the closing of the merger, SCB shareholders will receive consideration with an aggregate value of $2.13 for each share of SCB common stock held by them at the effective time of the merger. On January 20, 2004, SCB and CIBER amended the merger agreement to change the merger consideration from $2.15 to $2.13 as the result of SCB's settlement of certain litigation commenced in December 2003. Pursuant to the Agreement and Plan of Merger, half of the merger consideration will be paid in cash and half in equivalent value in common stock in CIBER, unless CIBER elects to pay a greater percentage of the merger consideration in cash, in accordance with the Agreement and Plan of Merger. CIBER could elect to pay 100% of the merger consideration in cash. For purposes of the stock portion of the merger consideration, CIBER's common stock will be valued at the average closing price per share of CIBER common stock on the New York Stock Exchange for the five trading days ended three days prior to the closing date, unless the average is greater than $11.00, in which case CIBER's common stock will be valued at $11.00 per share. If the average price of CIBER's common stock is less than $7.50 and CIBER does not agree to either pay the entire purchase price in cash or pay the stock portion of the purchase price based on such average price, SCB will have the right to terminate the Agreement and Plan of Merger and not close the merger.

What will happen to CIBER and SCB after the merger?

        Following the merger, SCB will be a wholly owned subsidiary of CIBER, and its business operations will be integrated into CIBER's existing business.

Where and when is the special meeting?

        The special meeting of SCB shareholders will be at             a.m., Memphis time, on Monday, March 1, 2004, at SCB's office located at 3800 Forest Hill-Irene Road, Suite 100, Memphis, Tennessee.

Who can vote at the special meeting?

        Holders of SCB common shares outstanding at the close of business on the record date, January 26, 2004, are entitled to notice of and to vote at the SCB special meeting. Each share of SCB common stock is entitled to one vote. On January 26, 2004, there were                        shares of SCB common stock outstanding.

What vote is required to approve the Agreement and Plan of Merger?

        Approval of the Agreement and Plan of Merger requires the affirmative vote of a majority of the outstanding shares of SCB common stock. As of the record date for the special meeting, directors and executive officers of SCB and their affiliates beneficially owned or had the right to vote            shares of SCB common stock, representing approximately             % of the shares of SCB common stock outstanding at the time.

        No vote of the CIBER stockholders is required.

Are there any shareholders already committed to voting in favor of the merger?

        Certain executive officers of SCB and certain of their family members, holding in the aggregate approximately 20% of SCB's outstanding common stock, have entered into a Voting and Option Agreement with CIBER in which they agree, among other things, to vote their SCB common stock in favor of the Agreement and Plan of Merger.

Will I be taxed on the cash and shares of CIBER common stock I receive in exchange for my shares of SCB common stock?

        Yes. The receipt of cash and shares of CIBER common stock by you in exchange for your shares of SCB common stock pursuant to the merger will be a taxable transaction for federal income tax purposes. Each SCB shareholder's gain or loss upon the exchange of SCB common stock will be equal to the difference between the fair market value of the consideration received in the merger and the shareholder's adjusted tax basis in such shares. SCB shareholders are urged to consult their own tax advisors regarding the federal, state, local, non-U.S., and other tax consequences of the merger in light of their circumstances.

Is CIBER's financial condition relevant to my decision to vote in favor of the merger?

        Yes. Since shares of SCB common stock will be exchanged in part for shares of CIBER common stock, unless CIBER elects to pay the entire merger consideration in cash, you should consider the risks related to CIBER's business and financial condition before you vote to approve the merger. In considering CIBER's business and financial condition, you should review carefully the information in this joint proxy statement/prospectus and the documents incorporated by reference in this joint proxy statement/prospectus because they contain detailed business, financial and other information about CIBER.

If my shares are held for me by a bank, broker or other nominee, how will my shares be voted?

        Your broker will not vote your shares without your consent. If you hold your shares in the name of a bank, broker or nominee, you should follow the instructions you receive from your bank, broker or nominee regarding how to vote your shares.

Do I have dissenters' rights with respect to the merger?

        SCB shareholders who (i) give the company a written notice of such shareholder's intent to dissent from the merger and to demand payment for the shareholder's shares, if the merger is effectuated, and (ii) do not vote in favor of the Agreement and Plan of Merger, have the right to dissent from the merger. Pursuant to Sections 48-23-101 et seq. of the Tennessee Business Corporation Act ("TBCA"), such dissenting shareholders are entitled to obtain payment of the "fair value" of their pre-merger SCB shares from SCB, if the merger is completed and the dissenting shareholders strictly comply with the requirements of the Tennessee statute.

What should I do now to vote at the special meeting?

        If you are a registered shareholder, you may vote by telephone or on the Internet. If you are a registered shareholder (i.e., your shares are held in your own name), you may vote by telephone or on the Internet by following the instructions included on the proxy card. You do not need to return your proxy card if you vote by telephone or on the Internet.

        If you are a beneficial owner of shares held in "street name," you may be eligible to provide voting instructions to your nominee by telephone or on the Internet. If you are a beneficial owner of shares held in "street name" (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you may be eligible to provide voting instructions to your nominee by telephone or on the Internet. A large number of brokerage firms and banks participate in a program provided through ADP Investor Communications Services ("ADP") that offers telephone and Internet voting options. If your shares are held in "street name" by a brokerage firm or bank that participates in the ADP program, you may provide voting instructions to your nominee by telephone or on the Internet by following the instructions set forth on the voting form provided to you. You do not need to return your proxy card if you provide voting instructions to your nominee by telephone or on the Internet.

        If you are a participant, you may provide voting instructions to the trustee by telephone or on the Internet. If you are a participant in the SCB Employee Stock Ownership Plan ("ESOP"), you may instruct First Bankers Trust, the trustee of the ESOP, to vote the shares of common stock held by the ESOP trustee and allocated to your ESOP account as of the record date. You may provide your voting instructions to the ESOP trustee either by telephone, on the Internet, or by properly completing, signing, dating, and returning the accompanying ESOP voting instruction form being sent to all ESOP participants. The ESOP trustee will vote the shares of common stock allocated to your ESOP account in accordance with your instructions, provided such instructions are not contrary to the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"), if they are received by             p.m. CST on                        , 2004. If your voting instructions are not received by such date, under the terms of the ESOP, the ESOP trustee will vote the shares of common stock allocated to your ESOP account in accordance with the proper directions of SCB, provided such directions are not contrary to the requirements of ERISA.

        You may vote or provide voting instructions by mail.    If you are a registered shareholder, you may vote by properly completing, signing, dating, and returning the accompanying proxy card. If you are a beneficial owner of shares held in "street name," you may provide voting instructions to the brokerage firm, bank, or other nominee that holds your shares by properly completing, signing, dating, and returning the voting instruction form provided to you by your nominee. If you are a participant in the SCB ESOP, you may provide voting instructions to the ESOP trustee by properly completing, signing, dating, and returning the accompanying ESOP voting instruction form. The enclosed postage-paid envelope requires no additional postage if it is mailed in the United States or Canada.

        You may vote in person at the meeting.    If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. In addition, SCB will distribute at the meeting written ballots to registered shareholders who wish to vote in person. If you are a beneficial owner of shares held in "street name" and wish to vote at the meeting, you will need to obtain a proxy form from the brokerage firm, bank or other nominee that holds your shares.

May I change my vote?

        Yes, you may revoke your proxy and change your vote at any time before the polls close at the meeting in any of the following ways: (1) by voting again by telephone or on the Internet, because only your latest telephone or Internet vote will be counted; (2) by properly completing, signing, dating, and returning another proxy card with a later date; (3) if you are a registered shareholder, by voting in person at the meeting; (4) if you are a registered shareholder, by giving written notice of such revocation to the Secretary of SCB prior to or at the meeting; or (5) if you are a beneficial owner of shares held in "street name," by following the instructions given by the brokerage firm, bank or other nominee that holds your shares. Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to the Secretary of SCB before the polls are closed.

Whom should I call if I have questions?

        SCB shareholders should contact Gordon L. Bateman, Secretary of SCB, at (901) 754-6577 with any questions about this joint proxy statement/prospectus or the merger.

SUMMARY

        This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Companies (pages S-36 and S-37)

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, Colorado 80111
(303) 220-0100

        CIBER, Inc. and its subsidiaries provide information technology ("IT") system integration consulting and other IT services and to a lesser extent, resell certain IT hardware and software products. CIBER's services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning package environments, and across all technology platforms, operating systems and infrastructures. CIBER's clients consist primarily of Fortune 500 and middle market companies across most major industries, and governmental agencies. CIBER operates from approximately 70 branch offices in the United States, Canada, Europe and India, and has approximately 6,000 employees. CIBER was originally incorporated in Michigan in 1974 and later reincorporated in Delaware in 1993. CIBER's corporate headquarters are located in Greenwood Village, Colorado. CIBER went public in 1994 and its common stock trades on the New York Stock Exchange under the symbol "CBR."

SCB Computer Technology, Inc.
3800 Forrest Hill—Irene Road, Suite 100
Memphis, Tennessee 38125
(901) 754-6577

        SCB Computer Technology, Inc. is a leading provider of IT management and technical services to the United States federal government, state and local government agencies and commercial enterprises. SCB's services consist of (1) consulting, which mainly entails the evaluation, design and re-engineering of computer systems, management, quality assurance and technical directions for IT projects, network planning and implementation, and functional expertise and training; (2) outsourcing, which usually involves system development and integration, maintenance, data center management, help desk and technical services; and (3) professional staffing, which includes providing skilled IT staff on an as-needed basis.

        SCB was founded as a partnership in 1976 and was incorporated under the laws of the State of Tennessee in 1984. SCB's principal executive offices are located in Memphis, Tennessee, and its common stock trades on the OTC Bulletin Board under the symbol "SCBI."

Daphne Acquisition Corporation
5251 DTC Parkway, Suite 1400
Greenwood Village, Colorado 80111
(303) 220-0100

        Daphne Acquisition Corporation is a newly formed, wholly owned subsidiary of CIBER. CIBER formed this subsidiary as a Tennessee corporation solely to effect the merger, and this subsidiary has not conducted and will not conduct any business during the period of its existence.

The Merger (page S-39)

        Under the terms of the Agreement and Plan of Merger dated as of October 24, 2003 among CIBER, Daphne Acquisition Corporation and SCB, the parties have agreed to merge CIBER's wholly owned subsidiary, Daphne Acquisition Corporation, with and into SCB. SCB will then be a wholly owned subsidiary of CIBER. A copy of the Agreement and Plan of Merger, as amended, is attached to this document as Annex A.

Purchase Price (page S-59)

        At the closing of the merger, SCB shareholders will receive consideration with an aggregate value of $2.13 for each share of SCB common stock held by them at the effective time of the merger. On January 20, 2004, SCB and CIBER amended the merger agreement to change the merger consideration from $2.15 to $2.13 as the result of SCB's settlement of certain litigation commenced in December 2003. Pursuant to the Agreement and Plan of Merger, half of the merger consideration will be paid in cash and half in equivalent value in common stock in CIBER, unless CIBER elects to pay a greater percentage of the merger consideration in cash. CIBER could elect to pay 100% of the merger consideration in cash. For purposes of paying the stock portion of the merger consideration, CIBER's common stock will be valued at the average closing price per share of CIBER common stock on the New York Stock Exchange for the five trading days ended three days prior to the closing date, unless the average is greater than $11.00, in which case CIBER's common stock will be valued at $11.00 per share. If the average price of CIBER's common stock is less than $7.50 and CIBER does not agree to either pay the entire purchase price in cash or pay the stock portion of the purchase price based on such average price, SCB will have the right to terminate the Agreement and Plan of Merger and not close the merger. No fractional share of CIBER common stock will be issued, in lieu thereof the holder of any fractional share will receive an amount of cash equal to the cash value of the merger consideration, multiplied by the fractional amount of such share.

Recommendation to Shareholders (page S-45)

        After careful consideration, SCB's board has determined that the Agreement and Plan of Merger is in the best interests of SCB and its shareholders and that the merger is advisable. The board adopted the Agreement and Plan of Merger and recommends that SCB's shareholders vote "FOR" approval of the Agreement and Plan of Merger.

Reasons for the Merger (pages S-42 through S-45)

        CIBER believes that the merger will be beneficial due to the revenue that SCB's business will add to CIBER's existing operations, and due to the expanded presence in certain markets that SCB's existing client base offers to CIBER. In particular, SCB's public sector business will complement CIBER's existing state and federal government service offerings. CIBER expects that a combined CIBER and SCB will be able to compete more effectively for larger public sector contracts. CIBER has purposely and successfully grown its public sector business over the course of the last several years, and with the addition of SCB, CIBER estimates state, local and federal government business will represent approximately 35% of CIBER's annualized revenue. In addition, CIBER believes that the merger will provide an opportunity to realize operational efficiencies in the form of lower combined selling, general and administrative costs, primarily by reducing SCB's corporate administrative costs.

        SCB's board of directors has adopted the Agreement and Plan of Merger and recommends that SCB's shareholders vote in favor of the Agreement and Plan of Merger. In reaching its decision, the SCB board of directors considered the business, prospects, and financial condition of SCB and CIBER, as well as the industry in which the companies operate, and concluded that the merger consideration will offer greater value to SCB's shareholders than SCB could offer as an independent company.

Interests of Directors and Officers of SCB in the Merger (pages S-55 through S-57)

        In considering the recommendation of SCB's board of directors in favor of approval of the merger, SCB shareholders should be aware that some of SCB's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of SCB shareholders generally. SCB's board of directors was aware of these interests when it considered and adopted the Agreement and Plan of Merger. The interests include the following:

  •
  T. Scott Cobb, President and Chief Executive Officer of SCB, has been offered a severance agreement whereby he would receive a sum equal to his base salary for the remaining term of his employment agreement, or approximately $1.57 million assuming a December 31, 2003 closing, a payment of $50,000 to maintain health insurance together with health insurance benefits for Mr. Cobb's wife and daughter under the CIBER health plan, and payment of an amount equal to his target annual bonus estimated at $250,000 for the year ending April 30, 2004.

  •
  Jeffrey S. Cobb, Executive Vice-President and Chief Operating Officer of SCB, has been offered a severance agreement whereby he would receive a sum equal to two years of his base salary of $275,000 and a payment of $13,000 to maintain his health insurance.

  •
  Michael Boling, Executive Vice-President and Chief Financial Officer of SCB, has been offered a severance agreement whereby he would receive a sum equal to one year of his base salary of $300,000 plus maintenance, at CIBER's expense, of his health insurance benefits for a period of one year.

  •
  The above three individuals, along with eight other persons, each of whom is an officer or director of SCB, will be entitled to accelerate the vesting of their stock options at the closing of the merger.

  •
  Robert McEniry, a director of SCB, will receive 47,649 shares of SCB stock in lieu of director fees upon his departure from the board, in addition to acceleration of his stock options as described above.

  •
  The merger agreement provides that all rights to indemnification existing in favor of the present and former officers and directors of SCB by reason of any written indemnification agreement and applicable law will survive the merger and be observed by CIBER to the full extent permitted by Tennessee law. CIBER also agreed in the merger agreement to provide substantially the same level of officers' and directors' liability insurance coverage as SCB maintained prior to the merger, provided that CIBER is not obligated to pay any amount to establish or maintain such coverage that is greater than 150% of the annual premiums paid by SCB for its coverage.

Vote Required (page S-38)

        In order for the merger to be completed, a majority of the votes represented by the outstanding shares of SCB common stock must approve the Agreement and Plan of Merger. Approval of the Agreement and Plan of Merger is a condition to the completion of the merger.

        As of the record date for the special meeting, SCB's directors, executive officers and their affiliates beneficially owned or had the right to vote                        shares of SCB common stock, representing            % of the shares of SCB common stock outstanding at the time. Certain executive officers have agreed to vote their SCB common stock in favor of the Agreement and Plan of Merger (See "Voting and Option Agreement" below).

Opinions of SCB's Financial Advisors (pages S-45 through S-54)

        Harris Nesbitt Gerard, financial advisor to SCB, delivered a written opinion to SCB's board stating that, as of October 24, 2003, the proposed consideration to be paid by CIBER in the merger was fair to SCB's shareholders from a financial point of view. After considering the proposed amendment to the purchase price in consultation with SCB's board on January 19, 2004, Harris Nesbitt Gerard delivered a new opinion on January 19, 2004, stating that as of that date the proposed consideration to be paid by CIBER was fair to SCB's shareholders from a financial point of view. The full text of this written opinion of Harris Nesbitt Gerard is attached as Annex C to this document. You are encouraged to read this opinion carefully and in its entirety.

        In addition, FTN Financial Securities Corp delivered a written opinion to SCB's board stating that, as of October 24, 2003, the proposed consideration to be paid by CIBER in the merger was fair to SCB's shareholders from a financial point of view. After considering the proposed amendment to the purchase price in consultation with SCB's board on January 19, 2004, FTN Financial Securities delivered a new opinion on January 19, 2004, stating that as of that date the proposed consideration to be paid by CIBER was fair to SCB's shareholders from a financial point of view. The full text of the written opinion of FTN Financial Securities Corp is attached as Annex D to this document. You are encouraged to read this opinion carefully and in its entirety.

Conditions to the Merger (pages S-64 and S-65)

        Completion of the merger depends upon the satisfaction or waiver of a number of conditions, including, among other things:

  •
  the approval by SCB shareholders of the Agreement and Plan of Merger;

  •
  the listing of any of the CIBER common stock issued in the merger on the New York Stock Exchange;

  •
  expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, or HSR Act;

  •
  the accuracy of the representations and warranties given by the parties as of the closing date;

  •
  the performance by the parties of all obligations under the Agreement and Plan of Merger that are to be performed or complied with prior to the closing date; and

  •
  the absence of any event or occurrence that has had or would reasonably be expected to have a material adverse effect on the other party.

Voting and Option Agreement (page S-60)

        As a condition to CIBER entering into the Agreement and Plan of Merger, certain SCB shareholders, holding an aggregate of approximately 20% of SCB's outstanding common stock, entered into a Voting and Option Agreement with CIBER in which they agreed to vote in favor of the merger and against any other merger, consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution and the like, and agreed to not solicit or facilitate any such other transaction. Certain of these shareholders also granted CIBER an option, subject to the terms of the Voting and Option Agreement, to purchase their shares of SCB common stock at a price equal to the merger consideration.

No Solicitation of Alternative Transactions (page S-61)

        SCB agreed in the Agreement and Plan of Merger not to initiate, solicit, encourage or facilitate alternative transactions to the merger, or to negotiate with or provide any information to any person other than CIBER concerning an acquisition transaction, until the merger is completed or the Agreement and Plan of Merger is terminated. However, subject to limitations set forth in the agreement, SCB and its board of directors are permitted to the extent applicable to engage in discussions with, or provide information to, a third party in response to an unsolicited bona fide written acquisition proposal received from such third party, or an expression of interest believed by SCB's board of directors to be bona fide indicating a third party's desire to make an acquisition proposal on terms believed by SCB's board of directors to be financially superior to the merger.

        SCB also agreed to cause its officers, directors and representatives to immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of the Agreement and Plan of Merger with any parties conducted prior to such time with respect to any acquisition proposal. SCB also agreed to use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of these obligations. These restrictions, along with the Voting and Option Agreement, may deter alternative acquisition proposals.

        SCB has agreed to promptly notify CIBER of any and all inquiries, proposals or offers received by, any such information requested from, or any discussions or negotiations sought to be initiated with, any of its representatives with regard to an acquisition proposal, indicating the name of the parties involved and the material terms and conditions of any inquiries, proposals or offers.

Material Federal Income Tax Consequences (pages S-57 and S-58)

        For federal income tax purposes, the merger will be treated as a taxable sale by the shareholders of SCB of their shares of SCB common stock to CIBER. Shareholders of SCB who receive cash and shares of CIBER common stock in exchange for their shares of SCB common stock should recognize capital gain or loss on the exchange.

        Shareholders of SCB who dissent from the merger, if any, will be treated as having surrendered their shares to SCB in redemption of such shares. In general, such redemptions should be taxed as capital transactions, with capital gain or loss being recognized to the dissenting shareholder.

        All shareholders are urged to consult their tax advisors to determine the effect of the merger under federal tax law (or foreign tax law where applicable) and under their own state and local tax laws.

How the Merger Agreement May be Terminated and the Termination Fee (pages S-61 and S-68)

        CIBER and SCB may terminate the merger agreement at any time by mutual consent authorized by the companies' respective boards of directors. In addition, CIBER or SCB may terminate the merger agreement for certain reasons in accordance with the provisions of the agreement.

        If the merger agreement is terminated prior to the termination date, as may be extended, SCB will be required in certain circumstances to pay CIBER a termination fee of up to $2,500,000, inclusive of reimbursement to CIBER for its transaction expenses up to $500,000.

Regulatory Approvals (page S-58)

        Other than the approval by the New York Stock Exchange to list additional shares of CIBER common stock on the New York Stock Exchange, no regulatory approvals are required in connection with the merger. CIBER and SCB both made the filings required by the HSR Act with the Department of Justice and the Federal Trade Commission on November 14, 2003 and the waiting period ended on December 15, 2003.

Dissenters' Rights (pages S-69 through S-71)

        Under Tennessee law, the holders of SCB common stock have the right to dissent from the merger and to obtain payment of the "fair value" of their SCB stock. Before the shareholder vote is taken, SCB shareholders who wish to assert their dissenters' rights must deliver written notice to SCB of such shareholder's intent to demand payment for his or her shares, if the merger is effectuated. Such dissenting SCB shareholders must also not vote in favor of the Agreement and Plan of Merger. Sections 48-23-101 through 48-23-302 of the TBCA, which govern the rights of dissenting shareholders, are summarized in this document under the heading "Summary of Rights of Dissenting Shareholders of SCB," and are attached in their entirety to this document as Annex E. SCB's shareholders should carefully read the summary of their dissenters' rights and the applicable sections of the TBCA as these documents describe important procedural steps with which a dissenting shareholder must strictly comply in order to obtain the fair value of the shareholder's common shares. The preservation and exercise of dissenters' rights are conditioned upon strict adherence to the applicable provisions of the TBCA, and failure to comply with these provisions will result in a loss of dissenters' rights.

COMPARATIVE PER SHARE INFORMATION

        The following table sets forth certain historical per share data of CIBER and SCB and combined data on an unaudited pro forma basis after giving effect to the merger using the purchase method of accounting for business combinations, assuming $1.07 in cash and 0.1178 shares of CIBER common stock are issued in exchange for each share of SCB common stock. Calculations are based on an aggregate consideration value of $2.13 per share of SCB common stock, using an assumed CIBER stock price of $9.00.

        CIBER's year-end is December 31, while SCB's year-end is April 30. For the purposes of the financial information presented below, we have combined CIBER's information with that of SCB as follows:

  •
  CIBER as of September 30, 2003 combined with SCB as October 31, 2003.

  •
  CIBER for the nine months ended September 30, 2003 combined with SCB for the nine months ended October 31, 2003.

  •
  CIBER for the year ended December 31, 2002 combined with SCB for the year ended April 30, 2003.

	CIBER		SCB
	Historical	Combined Pro Forma(1)	Pro Forma	Equivalent Pro Forma(2)(1)
Book value per share as of(3)
September 30, 2003	$5.41	$5.30	$0.88	$1.27
December 31, 2002	$5.11	$4.95	$0.87	$1.19
Earnings per share—basic(4)
September 30, 2003	$0.25	$0.23	$0.07	$0.06
December 31, 2002	$0.22	$0.24	$0.12	$0.06
Earnings per share—diluted(4)
September 30, 2003	$0.24	$0.23	$0.07	$0.06
December 31, 2002	$0.22	$0.23	$0.12	$0.06
Cash dividends per share	—	—	—	—

(1)
On August 29, 2003, SCB acquired National Systems & Research Co. ("NSR") and on February 6, 2003, SCB acquired Remtech Services, Inc. ("RSI"). Due to the materiality of these acquisitions, the historical earnings information of SCB has been adjusted on a pro forma basis to give effect to both of these acquisitions as if they had occurred at the beginning of the periods presented for SCB. For the purposes of the December 31, 2002 pro forma book value per share, the acquisitions of NSR and RSI have been treated as if they had occurred on that date. On December 2, 2003 CIBER completed the sale of $175 million of convertible senior subordinated debentures. CIBER used the net proceeds from the debenture offering to concurrently repurchase approximately $48.1 million of its common stock and to repay CIBER's outstanding line of credit balance. In addition, CIBER expects to use the remaining proceeds to finance the cash portion of the SCB merger consideration and to repay SCB's existing debt after the merger and for general corporate purposes. The pro forma book value amounts give estimated effect to the debenture offering and use of proceeds as of September 30, 2003.

(2)
Equivalent pro forma amounts are calculated by multiplying the CIBER combined pro forma income per share before non-recurring charges or credits directly attributable to the transaction or combined pro forma book value per share of CIBER, as applicable, by the exchange ratio (the aggregate consideration value of $2.13 per SCB share divided by the assumed CIBER stock price of $9.00 per share) so that the per share amounts are equated to the respective values for one share of SCB.

(3)
The historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period.

(4)
The combined pro forma financial information presents the combined historical results of CIBER and the pro forma results of SCB as if the merger had occurred as of the beginning of the periods presented, after including the impact of certain adjustments such as intangible asset amortization, interest expense and income taxes. The pro forma results are not necessarily indicative of the results that would have occurred had CIBER and SCB constituted a single entity during such periods, or of future results.

MARKET PRICE AND DIVIDEND INFORMATION

        The following table shows, for the periods indicated, the reported high and low sale prices for shares of CIBER's common stock on the New York Stock Exchange and SCB's common stock on the OTC Bulletin Board for the calendar quarters indicated. SCB's quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Neither CIBER nor SCB has paid any cash dividends on its common stock during the periods presented. As of January 21, 2004, CIBER had 3,664 record holders and CIBER estimates it has approximately 21,000 beneficial holders of its common stock, and SCB had approximately      record holders and SCB estimates it has approximately             beneficial holders of its common stock.

	CIBER		SCB
2001
	Low	High	Low	High
Second Quarter	$3.95	$9.50	$0.30	$0.63
Third Quarter	$4.50	$9.10	$0.45	$1.00
Fourth Quarter	$4.93	$10.95	$0.60	$0.79
	CIBER		SCB
2002
	Low	High	Low	High
First Quarter	$8.10	$11.70	$0.60	$0.90
Second Quarter	$6.05	$9.10	$0.68	$1.03
Third Quarter	$4.46	$7.45	$0.63	$0.87
Fourth Quarter	$4.50	$6.65	$0.55	$0.84
	CIBER		SCB
2003
	Low	High	Low	High
First Quarter	$3.80	$5.95	$0.65	$0.90
Second Quarter	$4.50	$7.19	$0.80	$1.90
Third Quarter	$6.66	$11.05	$1.55	$2.85
Fourth Quarter	$7.38	$9.70	$1.65	$2.10
	CIBER		SCB
2004
	Low	High	Low	High
First Quarter (through January 22)	$8.91	$9.93	$2.03	$2.14

        On October 24, 2003, the last full trading day preceding public announcement that CIBER and SCB entered into the Agreement and Plan of Merger, the closing price of CIBER's common stock was $9.05 per share and the closing price of SCB's common stock was $1.90 per share. On January 23, 2004, the closing price of CIBER's common stock was $9.80 per share and the closing price of SCB's common stock was $2.11 per share.

SELECTED CONSOLIDATED FINANCIAL DATA

CIBER

        The following selected consolidated financial data have been derived from CIBER's consolidated financial statements. The selected financial data should be read in conjunction with the Consolidated Financial Statements, including the related Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in CIBER's Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which reports are incorporated herein by reference.

        The consolidated balance sheet data as of September 30, 2003 and the consolidated statement of operations data for the nine-month periods ended September 30, 2003 and 2002 are based upon unaudited quarterly financial statements incorporated by reference. The information as of and for the nine-month periods is unaudited and has been prepared on the same basis as CIBER's annual consolidated financial statements. In the opinion of CIBER's management, this interim information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The results of operations for the nine-month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2003, or any future period.

	Years Ended December 31,			Six Months Ended Dec. 31,	Years Ended June 30,		Nine Months Ended September 30,
	2002	2001	2000	1999	1999	1998	2003	2002
In thousands, except per share data							(unaudited)
Operating Data:
Revenues	$608,318	558,875	621,534	362,000	719,661	576,488	524,589	448,915
Amortization of intangible assets	$910	12,155	14,032	6,754	7,520	3,936	2,023	519
Goodwill impairment	$—	—	80,773	—	—	—	—	—
Merger costs	$—	—	—	—	1,535	4,538	—	—
Operating income (loss)	$24,522	2,596	(56,897)	29,225	89,340	57,868	26,775	16,709
Net income (loss)	$14,178	1,684	(66,775)	17,643	54,495	36,477	15,806	9,227
Pro forma net income	$—	—	—	—	—	34,270	—	—
Earnings (loss) per share—basic	$0.22	0.03	(1.15)	0.31	0.98	0.67	0.25	0.15
Earnings (loss) per share—diluted	$0.22	0.03	(1.15)	0.30	0.95	0.64	0.24	0.15
Weighted average shares—basic	63,313	58,191	57,900	57,345	55,362	51,355	63,930	62,900
Weighted average shares—diluted	63,989	58,698	57,900	58,496	57,141	53,843	64,688	63,622

	As of December 31,				As of June 30,		As of September 30,
	2002	2001	2000	1999	1999	1998	2003	2002
(In thousands)							(unaudited)
Balance Sheet Data:
Working capital	$100,847	101,938	102,918	77,983	149,948	110,703	112,956	107,788
Total assets	$427,141	368,751	326,347	422,568	408,632	221,785	457,696	420,470
Total long-term liabilities	$30,857	18,634	—	5,355	—	—	39,682	41,227
Contingent value of put option	$5,832	—	775	—	—	—	—	5,836
Total shareholders' equity	$327,530	291,290	270,242	342,256	337,136	165,844	345,311	322,531
Shares outstanding, net of treasury	64,117	60,455	56,775	57,697	58,433	52,248	63,815	64,452

Notes:

  •
  Effective January 1, 2002, CIBER adopted Statement of Financial Accounting Standards ("SFAS") No. 142, whereby goodwill is no longer amortized.

  •
  CIBER has completed various acquisitions during the periods presented. The revenue and operating results of acquired companies are included from the respective acquisition dates.

  •
  Effective December 31, 1999, CIBER changed its year-end from June 30 to December 31.

  •
  Merger costs for the years ended June 30, 1998 and June 30, 1999 consist of costs related to pooling of interests business combinations.

  •
  Fiscal 1998 amounts have been restated to reflect pooling of interests business combinations that occurred in fiscal 1999.

  •
  Pro forma net income in fiscal 1998 is after a pro forma adjustment to income tax expense resulting from pooling of interests business combinations and is used to calculate earnings per share in that year.

SCB

        The following selected consolidated financial data have been derived from SCB's consolidated financial statements. The selected financial data should be read in conjunction with the Consolidated Financial Statements, including the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in SCB's Annual Report on Form 10-K for the year ended April 30, 2003, included as Annex F, and its Quarterly Report on Form 10-Q for the quarter ended October 31, 2003, included as Annex H.

        The consolidated balance sheet data as of October 31, 2003 and the consolidated statement of operations data for the six-month periods ended October 31, 2003 and 2002 are based upon unaudited quarterly financial statements incorporated by reference. The information as of and for the three-month periods is unaudited and has been prepared on the same basis as SCB's annual consolidated financial statements. In the opinion of SCB's management, this interim information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The results of operations for the six-month period ended October 31, 2003 are not necessarily indicative of the results that may be expected for the full year ended April 30, 2004, or any future period.

	Years Ended April 30,					Six Months Ended October 31,
	2003	2002	2001	2000	1999	2003	2002
In thousands, except per share data						(unaudited)
Operating Data:
Revenues	$90,547	105,102	132,094	160,812	153,261	60,394	43,344
Gross profit	$22,072	27,128	37,721	39,040	43,038	14,542	10,883
Impairment and other charges	$—	—	42,927	2,631	6,650	—	—
Income (loss) from operations	$4,040	4,345	(41,453)	(9,342)	5,397	2,825	1,981
Net income (loss)	$2,805	4,695	(34,124)	(8,340)	1,073	81	954
Net income (loss) per share—basic	$0.11	0.19	(1.36)	(0.34)	0.04	0.00	0.04
Net income (loss) per share—diluted	$0.11	0.19	(1.36)	(0.34)	0.04	0.00	0.04
Weighted average shares—basic	24,647	24,985	25,045	24,763	24,683	24,753	24,845
Weighted average shares—diluted	24,949	25,167	25,045	24,763	24,921	25,593	25,118

	As of April 30,					As of October 31,
	2003	2002	2001	2000	1999	2003	2002
In thousands						(unaudited)
Balance Sheet Data:
Working capital (deficit)	$4,545	5,615	6,417	(16,573)	17,699	9,020	4,837
Total assets	$53,235	41,377	66,614	137,231	143,631	65,619	34,802
Long-term debt and non-recourse debt	$21,882	14,578	41,294	71,463	61,918	24,071	3,888
Total shareholders' equity	$20,532	18,115	13,420	47,072	54,554	22,304	18,743
  •
  See Note 2 to SCB's Consolidated Financial Statements in Annex F for a discussion of SCB's acquisitions and divestitures.

  •
  See Note 12 to SCB's Consolidated Financial Statements in Annex F for a discussion of impairment and other charges.

  •
  See discussion regarding charge associated with early extinguishment of debt in Note 6 to SCB's Condensed Consolidated Financial Statements in Annex H.

Unaudited Pro Forma Condensed Consolidated Financial Statements
CIBER, Inc. and Subsidiaries

        The following unaudited pro forma condensed information set forth below gives effect to the acquisition of SCB Computer Technology, Inc. ("SCB") by CIBER, Inc. ("CIBER") by means of the merger as if it had been completed on the dates indicated herein. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2003 and for the year ended December 31, 2002 are presented as if the acquisition of SCB had been completed as of January 1, 2003 and January 1, 2002, respectively. The unaudited pro forma condensed balance sheet as of September 30, 2003 is presented as if the transaction had occurred as of that date. In addition, the pro forma balance sheet at September 30, 2003 includes adjustments to reflect the pro forma effects of CIBER's subsequent sale of debentures. CIBER completed the sale of $175 million of convertible senior subordinate debentures on December 2, 2003. CIBER used $48.1 million of the net proceeds to concurrently repurchase 5,294,000 shares of its common stock and to repay CIBER's outstanding line of credit balance. CIBER expects to use the remaining cash proceeds to finance the cash portion of the SCB merger consideration, to repay SCB's existing debt after the merger and for general corporate purposes. The pro forma financing adjustments give estimated effect to the debenture offering and the use of proceeds as of September 30, 2003. CIBER's estimated annual interest expense (including amortization of debt financing costs) is expected to be approximately $6.2 million.

        The unaudited pro forma combined financial statements are derived from the historical financial statements of CIBER and SCB. CIBER's year-end is December 31 while SCB's year-end is April 30. For purposes of the pro forma financial statements we have combined CIBER's information with that of SCB as follows:

  •
  CIBER as of September 30, 2003 with SCB as of October 31, 2003.

  •
  CIBER for the nine months ended September 30, 2003 with SCB for the nine months ended October 31, 2003.

  •
  CIBER for the year ended December 31, 2002 with SCB for the year ended April 30, 2003.

        This information was presented in this manner to ensure that the pro forma information of SCB, corresponds with its historical financial reporting period ends as filed with the SEC in Forms 10-Q and 10-K. Pro Forma statement of operations data for SCB for the period from February 1, 2003 to April 30, 2003, has been included in both periods presented.

        On August 29, 2003, SCB acquired National Systems & Research Co. ("NSR") and on February 6, 2003 SCB acquired Remtech Services, Inc. ("RSI"). Due to the materiality of these acquisitions, the historical statement of operations information of SCB has been adjusted on a pro forma basis to give affect to both of these acquisitions as if they had occurred at the beginning of the periods presented. More detailed information on the unaudited pro forma SCB condensed consolidated statement of operations information, presented herein follows the CIBER pro forma financial information.

        CIBER will account for the acquisition of SCB under the purchase method of accounting. Accordingly, CIBER will establish a new basis for SCB's assets and liabilities based upon the estimated fair values thereof and the CIBER purchase price, including costs of the acquisition. The pro forma purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed consolidated financial statements are preliminary and have been made solely for the purposes of developing such pro forma financial information and are based upon the assumptions described in the notes hereto. The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achieved with respect to the combined companies nor any adjustments to expenses for any future operating changes. CIBER may incur integration related costs not reflected in the pro forma condensed consolidated financial statements such as the elimination of duplicate facilities, operational realignment and workforce reductions. The pro forma adjustments presented, represent, in the opinion of management, all adjustments necessary to present the pro forma balance sheet and results of operations in accordance with the SEC's requirements for pro forma financial information in Article 11 of Regulation S-X and are based upon available information and certain assumptions considered reasonable under the circumstances.

        CIBER is unaware of events, other than those disclosed herein, that would require a material change to the preliminary purchase price allocation. However, a final determination of the required purchase accounting adjustments will be made after completion of the merger and the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value that are not currently identified and changes in operating results between the dates of the pro forma financial information and the date on which the acquisition took place.

        The following unaudited pro forma condensed consolidated financial statements are not indicative of the financial position or operating results that would have occurred had the acquisitions been completed on the dates discussed above nor are they indicative of the results of operations for any future period or date. The pro forma condensed consolidated financial statements should be read in connection with CIBER's unaudited consolidated financial statements and notes thereto included in CIBER's Quarterly Report on Form 10-Q for the period ended September 30, 2003 and CIBER's audited consolidated financial statements and notes thereto included in CIBER's Annual Report on Form 10-K for the year ended December 31, 2002.

CIBER, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Balance Sheet (Unaudited)

	Historical(a) CIBER as of September 30, 2003	Historical(a) SCB as of October 31, 2003	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Financing Adjustments(b)		Pro Forma Combined with Financing(b)
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$19,657	$1,008			$20,665	$169,250	(j)	$53,560
						(48,122 (88,233	)(k) )(l)
Accounts receivable, net	145,964	23,061			169,025			169,025
Prepaid expenses and other current assets	20,038	4,175			24,213			24,213

Total current assets	185,659	28,244			213,903	32,895		246,798

Property and equipment, net	16,398	10,077			26,475			26,475
Goodwill	244,543	10,554	(10,554	)(c)	290,178			290,178
			45,635	(c)
Other intangible assets, net	8,500	6,882	(6,882	)(c)	21,500			21,500
			13,000	(c)
Other assets	2,596	9,862			12,458	5,750	(j)	18,208

Total assets	$457,696	$65,619	$41,199		$564,514	$38,645		$603,159

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$14,714	$1,507			$16,221			$16,221
Accrued compensation and related liabilities	30,098	5,454			35,552			35,552
Other accrued expenses and liabilities	27,891	4,304	2,733	(c)	36,928			36,928
			2,000	(c)
Current portion of long term debt		7,959			7,959	(7,959)	(l)	—

Total current liabilities	72,703	19,224	4,733		96,660	(7,959)		88,701

Long-term line of credit and other debt	27,268	24,071	28,935	(c)	80,274	175,000	(j)	175,000
						(80,274	)(l)
Other long-term liabilities	12,414	20			12,434			12,434

Total liabilities	112,385	43,315	33,668		189,368	86,767		276,135

Shareholders' equity:
Common stock	647	260	(260	)(d)	679			679
			32	(c)
Additional paid-in capital	266,695	42,500	(42,500	)(d)	296,498			296,498
			29,803	(c)
Retained earnings (deficit)	81,664	(19,957)	19,957	(d)	81,664			81,664
Accumulated other comprehensive income	2,608	(12)	12	(d)	2,608			2,608
Treasury stock	(6,303)	(487)	487	(d)	(6,303)	(48,122	)(k)	(54,425)

Total shareholders' equity	345,311	22,304	7,531		375,146	(48,122)		327,024

Total liabilities and shareholders' equity	$457,696	$65,619	$41,199		$564,514	$38,645		$603,159

See accompanying notes to pro forma condensed consolidated financial statements.

CIBER, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations (Unaudited)

	Historical(a) CIBER Nine months ended September 30, 2003	Pro Forma(a) SCB Nine months ended October 31, 2003	Pro Forma Adjustments		Pro Forma Combined
In thousands, except per share data
Consulting services	$502,309	$102,692			$605,001
Other revenues	22,280	—			22,280

Total revenues	524,589	102,692			627,281

Cost of consulting services	358,968	78,879			437,847
Cost of other revenues	16,210	—			16,210
Selling, general and administrative expenses	120,613	17,706			138,319
Amortization of intangible assets	2,023	1,321	$(1,321	)(e)	3,976
			1,953	(f)

Operating income	26,775	4,786	(632)		30,929
Interest expense	(1,429)	(1,295)	(825	)(g)	(3,549)
Loss on extinguishment of debt	—	(1,985)			(1,985)
Other income, net	563	195	—		758

Income before income taxes	25,909	1,701	(1,457)		26,153
Income tax expense	10,103	(33)	391	(h)	10,461

Net income	$15,806	$1,734	$(1,848)		$15,692

Earnings per share—basic	$0.25				$0.23
Earnings per share—diluted	$0.24				$0.23
Weighted average shares—basic	63,930		3,214	(i)	67,144
Weighted average shares—diluted	64,688		3,214	(i)	67,902

See accompanying notes to pro forma condensed consolidated financial statements.

CIBER, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations (Unaudited)

	Historical(a) CIBER Year ended December 31, 2002	Pro Forma(a) SCB Year ended April 30, 2003	Pro Forma Adjustments		Pro Forma Combined
In thousands, except per share data
Consulting services	$582,864	$138,347			$721,211
Other revenues	25,454	—			25,454

Total revenues	608,318	138,347			746,665

Cost of consulting services	416,658	108,772			525,430
Cost of other revenues	17,326	—			17,326
Selling, general and administrative expenses	148,902	21,516			170,418
Amortization of intangible assets	910	1,490	$(1,490	)(e)	3,514
			2,604	(f)

Operating income	24,522	6,569	(1,114)		29,977
Interest expense	(1,357)	(2,190)	(1,100	)(g)	(4,647)
Other income, net	620	272	—		892

Income before income taxes	23,785	4,651	(2,214)		26,222
Income tax expense (benefit)	9,607	1,680	(798	)(h)	10,489

Net income	$14,178	$2,971	$(1,416)		$15,733

Earnings per share—basic	$0.22				$0.24
Earnings per share—diluted	$0.22				$0.23
Weighted average shares—basic	63,313		3,214	(i)	66,527
Weighted average shares—diluted	63,989		3,214	(i)	67,203

See accompanying notes to pro forma condensed consolidated financial statements.

Notes to Unaudited Pro Forma Combined Financial Statements

a.
These columns reflect the historical financial position of CIBER and SCB and the historical results of operations of CIBER, and the pro forma condensed consolidated results of operations and financial position of SCB, as adjusted for SCB's acquisitions of NSR and RSI, as more fully explained in the introduction.

b.
On December 2, 2003 CIBER completed the sale of $175 million of convertible senior subordinated debentures. CIBER used the net proceeds from the debenture offering to concurrently repurchase approximately $48.1 million of its common stock and to repay CIBER's outstanding line of credit balance. CIBER expects to use the remaining debenture proceeds to finance the cash portion of the SCB merger consideration and to repay SCB's existing debt after the merger and for general corporate purposes. The pro forma financing adjustments give estimated effect to the debenture offering and use of proceeds as of September 30, 2003.

c.
This adjustment reflects the acquisition of SCB and the allocation of the consideration to be paid for the shares of SCB common stock acquired, including the costs of the transaction, over the total of the fair values assigned to SCB's net assets. Based on the terms of the agreement, each SCB shareholder will receive aggregate consideration value of $2.13 per share. For the purposes of this calculation, we have assumed the $2.13 will be comprised of $1.07 in cash and $1.06 of CIBER common stock. We have also assumed that all SCB vested stock options with an exercise price less than $2.13 are exercised concurrent with closing and the total value in excess of the exercise price is paid to option holders in the same ratio of cash and stock. For the purposes of these calculations we have assumed a CIBER stock price of $9.00 per share.

This adjustment reflects the increase of SCB's assets and liabilities to fair value (in thousands):

Consideration to be paid in cash	$28,435
Estimated transaction costs to be incurred by CIBER	500

Total cash consideration	28,935

Consideration to be paid in stock:
Common stock (3,214,000 shares, $0.01 par value)	32

Additional paid in capital	28,149
Estimated fair value of CIBER replacement options and warrants to be issued	1,654

Total additional paid-in capital	29,803

Total consideration	$58,770

Historical pro forma net book value of SCB at October 31, 2003	$22,304
Pro forma adjustments relating to:
Elimination of pre-existing SCB goodwill	(10,554)
Elimination of pre-existing SCB other intangible assets	(6,882)
Estimated SCB executive severance	(2,733)
Estimated SCB transaction costs	(2,000)
Pro Forma amount allocated to other intangible assets	13,000
Preliminary pro forma goodwill	45,635

Total allocated purchase price	$58,770

After closing the merger, the actual goodwill recorded by CIBER will be based on the fair value of SCB's assets and liabilities at the date of the acquisition. A preliminary allocation of the purchase price has been made to reflect the estimated fair value of the assets and liabilities of SCB, based on information available to management at the date of the preparation of the accompanying pro forma condensed financial information. The pro forma condensed financial statements include an estimated allocation of purchase price to other intangible assets of $13 million. CIBER plans to obtain a valuation of other intangibles to aid in determining the actual purchase price allocation.

d.
Represents the elimination of SCB's shareholders' equity accounts.

e.
Represents the elimination of intangible amortization expense reflected on SCB's pro forma condensed consolidated statements of operations.

f.
Represents estimated pro forma amortization expense related to the estimated SCB other identifiable intangible assets of $13 million, being amortized over 60 months.

g.
The pro forma interest expense adjustment was calculated based on the estimated consideration to be paid in cash and CIBER's estimated borrowing rate of 3.80% under its line of credit.

h.
Represents the income tax effect of the pro forma adjustments and additional tax expense for SCB based on CIBER's estimated effective tax rate of 40%.

i.
Represents the estimated 3,214,000 CIBER shares to be issued as part of the SCB purchase consideration.

j.
Represents CIBER's sale on December 2, 2003 of $175 million of senior subordinated convertible debentures and estimated offering costs of $5.75 million.

k.
Represents CIBER's repurchase of 5,294,000 shares of its common stock concurrent with the debenture offering.

l.
Represents the repayment of CIBER's and SCB existing debt with proceeds from the debenture offering.

Unaudited Pro Forma Condensed Consolidated Financial Statements
SCB Computer Technology, Inc.

        On August 29, 2003, SCB Computer Technology, Inc. ("SCB") acquired National Systems & Research Co. ("NSR") and on February 1, 2003 they acquired Remtech Services, Inc. ("RSI"). The unaudited pro forma condensed consolidated statements of operations for the nine months ended October 31, 2003 and for the year ended April 30, 2003 are presented as if the acquisitions of NSR and RSI had been completed as of the beginning of each period. Since RSI and NSR were acquired by SCB on February 1, 2003 and August 29, 2003, respectively, SCB's historical results of operations include those of RSI and NSR for all periods after the acquisition dates. Thus for the purposes of the pro forma consolidated statement of operations, the pro forma results of RSI and NSR need only be added for the appropriate periods up to the acquisition dates.

        The pro forma adjustments presented, represent, in the opinion of management, all adjustments necessary to present the pro forma balance sheet and results of operations in accordance with Article 11 of Regulation S-X and are based upon available information and certain assumptions considered reasonable under the circumstances.

        The SCB pro forma condensed consolidated financial statements should be read in connection with SCB's unaudited consolidated financial statements and notes thereto included in SCB's Quarterly Report on Form 10-Q for the period ended October 31, 2003 and SCB's audited consolidated financial statements and notes thereto included in SCB's Annual Report on Form 10-K for the year ended April 30, 2003. The following unaudited pro forma condensed consolidated financial statements may not be indicative of the financial position or operating results that would have occurred had the acquisitions been completed on the dates discussed above nor are they necessarily indicative of the results of operations for any future period or date.

SCB Computer Technology, Inc.

Pro Forma Condensed Consolidated Statement of Operations (Unaudited)

	Historical SCB Nine months ended October 31, 2003	Historical NSR Seven months ended August 31, 2003	Pro Forma Adjustments			SCB Pro Forma Combined Nine months ended October 31, 2003
(In thousands)
Revenue	$88,460	$14,232	$			$102,692
Cost of services	67,328	11,551				78,879
Selling, general and administrative expenses	16,117	1,852		(190	)(b)	17,706
				(73	)(c)
Amortization of intangible assets	971	—		350	(a)	1,321

Operating income	4,044	829		(87)		4,786
Interest expense, net	(941)	(30)		(324	)(d)	(1,295)
Loss on extinguishment of debt	(1,985)	—				(1,985)
Other income, net	195	—				195

Income before income taxes	1,313	799		(411)		1,701
Income tax expense (benefit)	(187)	—		316	(e)	(33)
				(162	)(e)

Net income	$1,500	$799		$(565)		$1,734

Earnings per share—basic	$0.06					$0.07
Earnings per share—diluted	$0.06					$0.07
Weighted average shares—basic	24,656			686	(f)	25,342
Weighted average shares—diluted	25,301			686	(f)	25,987

See accompanying notes to pro forma condensed financial statements.

SCB Computer Technology, Inc.

Pro Forma Condensed Consolidated Statement of Operations (Unaudited)

	Historical SCB Year ended April 30, 2003	Historical NSR Year ended April 30, 2003	Historical RSI Nine months ended January 31, 2003	Pro Forma Adjustments			SCB Pro Forma Combined Year ended April 30, 2003
(In thousands)
Revenue	$90,547	$25,684	$22,116	$			$138,347
Cost of services	68,475	21,708	18,589				108,772
Selling, general and administrative expenses	17,742	2,576	1,842		(520	)(b)	21,516
					(124	)(c)
Amortization of intangible assets	290	—	—		1,200	(a)	1,490

Operating income	4,040	1,400	1,685		(556)		6,569
Interest expense, net	(868)	17	4		(1,343	)(d)	(2,190)
Other income (loss), net	298	—	(26)		—		272

Income before income taxes	3,470	1,417	1,663		(1,899)		4,651
Income tax expense (benefit)	665	524	—		491	(e)	1,680

Net income	$2,805	$893	$1,663		$(2,390)		$2,971

Earnings per share—basic	$0.11						$0.12
Earnings per share—diluted	$0.11						$0.12
Weighted average shares—basic	24,647				882	(f)	25,529
Weighted average shares—diluted	24,949				882	(f)	25,831

See accompanying notes to pro forma condensed consolidated financial statements.

SCB Computer Technology, Inc.

Notes to Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

(a)
Represents additional amortization expense for identifiable other intangible assets of NSR and RSI from the beginning of the period presented through the acquisition date. An estimated amortization period of 60 months was used.

(b)
Reduction in salary and benefits for the former owner of NSR since he will no longer be an employee of SCB after the transaction closing date.

(c)
Represents the negotiated reduction in rent expense incurred by NSR, effective after closing.

(d)
Represents interest expense for the debt issued in connection with the purchase of NSR under SCB's existing credit facilities and seller debt with interest rates of 3.6% and 6.0%, respectively.

(e)
Represents the income tax benefit related to the pro forma adjustments above based on SCB's historical effective tax rate of 39.5%. As well as the additional income tax expense of NSR and RSI based on SCB's historical tax rate of 39.5%.

(f)
Represents the shares issued as part of the purchase price.

RISK FACTORS

        Your approval of the merger also may constitute an investment in CIBER's common stock which involves a high degree of risk. If any of the risks discussed below come to fruition you may lose all or part of your investment. In making your investment decision, you should carefully consider the following risk factors, in addition to other information contained in this joint proxy statement/prospectus, in CIBER's most recent annual report on Form 10-K, and most recent quarterly report on Form 10-Q and in any other documents CIBER incorporates by reference into this joint proxy statement/prospectus from other SEC filings. CIBER operates in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. The following section lists some, but not all, of the risks and uncertainties that may have a material adverse effect on CIBER's business, financial condition, results of operations and the market price of CIBER common stock.

Risks Related to the Merger

        Announcement of the merger or failure to complete the merger could negatively affect the business and operations of SCB.

        The customers of SCB may, in response to the announcement of the merger, delay or defer decisions. Any delay or deferral in engagement decisions by customers of SCB could have a material adverse effect on its business, regardless of whether or not the merger is ultimately completed.

        Further, if the merger is terminated and SCB's board of directors determines to seek another business combination involving SCB, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger. In addition, while the merger agreement is in effect, SCB is prohibited from soliciting, initiating, or encouraging a transaction with any party other than CIBER that would result in the acquisition of SCB or its assets. In addition, SCB is required to pay a fee of up to $2.5 million to CIBER if it enters into such a transaction with any party other than CIBER under certain circumstances.

        The market value of CIBER common stock could decline if large amounts of CIBER common stock are sold following the merger.

        Shareholders of SCB may not wish to continue to invest in CIBER. As a result, such shareholders may seek to sell the shares of CIBER common stock received in the merger. If, following the merger, large amounts of CIBER common stock are sold, the price of CIBER common stock could decline.

        Affiliates of SCB will have restrictions placed on the resale of CIBER common stock.

        Under the terms of the merger agreement and Rule 145 under the Securities Act of 1933, each person who is an affiliate of SCB prior to the merger will be required to agree that during the period beginning on the closing date and ending on the first anniversary of the closing date, the person will not, directly or indirectly sell or otherwise dispose of any CIBER shares except in accordance with applicable securities laws. This may prevent these shareholders from realizing a profit they might otherwise obtain.

        Integration of CIBER and SCB may be difficult and expensive to achieve.

        The merger involves the integration of companies that have previously operated independently. The integration will be a complex, time consuming and expensive process and may materially harm CIBER's and SCB's respective businesses if not completed in a timely and efficient manner. The companies may not be able to integrate their operations without encountering difficulties, including possible unanticipated costs, failure to retain key employees, the diversion of management attention or failure to integrate information systems. Such difficulties may result in a reduction of capital available to fund the future operation of the combined company. These difficulties may be exacerbated by the fact that SCB and CIBER have recently completed other acquisitions that may not be fully integrated into each company's operations. Most recently, SCB purchased National Systems & Research Co. in September 2003, and CIBER purchased AlphaNet Solutions, Inc. in June 2003.

        The directors and officers of SCB have a personal interest that could have affected their decision to support or approve the offer and the merger.

        In considering the recommendation of the SCB board of directors to approve the Agreement and Plan of Merger, you should recognize that SCB directors and officers have interests in the merger that differ from, or are in addition to, their interests as SCB shareholders. These interests include:

  •
  severance arrangements;

  •
  accelerated vesting of stock options upon consummation of the offer; and

  •
  indemnification of SCB directors and officers against certain liabilities arising both before and after the merger.

        Failure to complete the merger could harm the market price of SCB common stock and its future business and operations.

        If the merger is not completed, SCB may be subject to the following risks:

  •
  if the merger agreement is terminated under certain circumstances, SCB will be required to pay CIBER a termination fee of $2.5 million if within 12 months it completes a transaction regarding an acquisition proposal with certain third parties;

  •
  the price of SCB's common stock may decline to the extent that the current market price of SCB common stock reflects a market assumption that the offer and the merger will be completed;

  •
  costs related to the merger, such as legal, accounting and certain financial advisory fees, must be paid even if the merger is not completed; and

  •
  if the merger is terminated and SCB's board of directors determines to seek another merger or business combination, SCB may not be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the offer and merger.

        Risks related to the combined company and unanticipated fluctuations in the combined company's quarterly operating results could affect the combined company's stock price.

        Each of CIBER and SCB believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful indicators of the future operating results of the combined company and should not be relied on as an indication of future performance. If the combined company's quarterly operating results fail to meet the expectations of analysts, the trading price of CIBER common stock following the merger could be negatively affected. Each of the CIBER and SCB quarterly operating results have varied substantially in the past and those of the combined company may vary substantially in the future depending upon a number of factors, including many that are beyond the combined company's control. Neither CIBER nor SCB can be certain that it will successfully manage these risks or that the business strategy of the combined company will be successful. If the combined company fails to adequately address any of these risks or difficulties, its business would likely suffer.

Risks Relating to CIBER

        CIBER's profitability will suffer if it is not able to maintain its pricing and utilization rates and control its costs.

        CIBER's profit margin, and therefore its profitability, is largely a function of the rates it charges for its services and the utilization rate or chargeability, of its consultants. Accordingly, if CIBER is not able to maintain the rates it charges for its services or an appropriate utilization rate for its consultants, it will not be able to sustain its profit margin and its profitability will suffer. The rates CIBER charges for its services are affected by a number of factors, including:

  •
  CIBER's clients' perception of its ability to add value through its services;

  •
  competition;

  •
  introduction of new services or products by CIBER or its competitors;

  •
  pricing policies of CIBER's competitors; and

  •
  general economic conditions.

CIBER's utilization rates are also affected by a number of factors, including:

  •
  seasonal trends, primarily as a result of holidays and vacations;

  •
  its ability to transition employees from completed assignments to new engagements;

  •
  its ability to forecast demand for its services and thereby maintain an appropriately balanced and sized workforce; and

  •
  its ability to manage employee turnover.

        CIBER has implemented cost-management programs to manage its costs, including personnel costs, support and other overhead costs. Some of CIBER's costs, like office rents, are fixed in the short term, which limits CIBER's ability to reduce costs in periods of declining revenues. CIBER's current and future cost-management initiatives may not be sufficient to maintain its margins as its level of revenue varies.

        CIBER's business will be negatively affected if it is not able to anticipate and keep pace with rapid changes in technology.

        CIBER's market is characterized by rapidly changing technologies, such as the evolution of the Internet, frequent new product and service introductions and evolving industry standards. Its success depends, in part, on its ability to develop and implement technology services and solutions that anticipate and keep pace with rapid and continuing changes in technology, industry standards and client preferences. CIBER may not be successful in anticipating or responding to these developments on a timely basis and its offerings may not be successful in the marketplace. Also, services, solutions and technologies developed by CIBER's competitors may make its service or solution offerings uncompetitive or obsolete. Any one of these circumstances could have a material adverse effect on CIBER's ability to obtain and successfully complete client engagements.

        If CIBER's clients are not satisfied with its services, it may have exposure to liabilities, which could adversely affect its profitability and financial condition, and its ability to compete for future work may be adversely affected.

        If CIBER fails to meet its contractual obligations, it could be subject to legal liability, which could adversely affect its business, operating results and financial condition. The provisions CIBER typically includes in its contracts, which are designed to limit its exposure to legal claims relating to its services and the applications it develops, may not protect CIBER or may not be enforceable under some circumstances or under the laws of some jurisdictions. It is possible, because of the nature of CIBER's business, that it will be sued in the future. In addition, although it maintains professional liability insurance, the policy limits may not be adequate to provide protection against all potential liabilities. Moreover, as a consulting firm, CIBER depends to a large extent on its relationships with clients and its reputation for high-quality services to retain and attract clients and employees. As a result, claims made against CIBER's work may damage its reputation, which in turn, could impact the company's ability to compete for new work and negatively impact its revenues and profitability.

        If CIBER does not successfully integrate the businesses that it acquires, its revenues and profitability may decline.

        As an integral part of its business strategy, CIBER intends to continue to expand by acquiring information technology businesses. CIBER regularly evaluates potential business combinations and aggressively pursues attractive transactions. Since January 2000, the company has completed 12 acquisitions. It may be unable to profitably manage businesses that it has acquired or that it may acquire, or it may fail to integrate them successfully without incurring substantial expenses, delays or other problems that could negatively impact its revenues, profitability and financial condition.

        Acquisitions involve additional risks, including:

  •
  diversion of management's attention from existing business activities;

  •
  additional costs and delays from difficulties in the integration of the acquired business with the company's existing operations;

  •
  loss of significant clients acquired;

  •
  loss of key management and technical personnel acquired;

  •
  assumption of unanticipated legal or other financial liabilities;

  •
  becoming significantly leveraged as a result of debt incurred to finance acquisitions;

  •
  unanticipated operating, accounting or management difficulties in connection with the acquired entities;

  •
  impairment charges for acquired intangible assets, including goodwill, that decline in value; and

  •
  dilution to CIBER's earnings per share as a result of issuing shares of its stock to finance acquisitions.

        Also, client dissatisfaction or performance problems with an acquired firm could materially and adversely affect CIBER's reputation as a whole. Further, the acquired businesses may not achieve the revenue and earnings CIBER anticipated.

        Historically, CIBER has not always achieved the level of benefits that it has expected from its acquisitions. Certain acquisitions have not resulted in the revenues or growth the company expected due to client attrition and difficulty in selling additional services. In some cases, CIBER's operating expenses have been higher than expected because it has not achieved the level of synergies expected from certain acquisitions. In addition, the company had an approximately $81 million goodwill impairment charge in 2000 in connection with its acquisitions of Business Impact Systems, Inc., Integration Software Consultants, Inc., York & Associates, Inc., Interactive Papyrus, Inc. and Paragon Solutions, Inc. The impairment charge resulted from a combination of factors, including among others, CIBER's use of stock as consideration for the acquisitions which required premiums over cash consideration, acquiring the entities at a time when the value of IT services companies was much higher than at the time of the impairment charge, and a significant decrease in the IT services requirements of dot.com companies in the spring of 2000 coupled with greater competition to provide such services which led to a decrease in revenues, cash flows and expected future growth rates of these operations.

        Based on this experience, CIBER will continue to evaluate from time to time, on a selective basis, other strategic acquisitions if it believes they will help the company obtain well-trained, high-quality employees, new service offerings, additional industry expertise, a broader client base or an expanded geographic presence. CIBER may not be successful in identifying candidates or consummating acquisitions on terms that are acceptable or favorable to it. In addition, financing for acquisitions may not be available on terms that are acceptable or favorable. CIBER may issue shares of its common stock as part of the purchase price for some or all of these acquisitions. Future issuances of CIBER's common stock in connection with acquisitions also may dilute its earnings per share.

        The continuation of the current economic downturn has negatively impacted CIBER's revenues, and future economic downturns may cause CIBER's revenues to decline.

        CIBER's results of operations are affected by the level of business activity of its clients, which in turn is affected by regional and global economic conditions. As a result of the recent difficult economic environment, some of its clients have cancelled, reduced or deferred expenditures for information technology products and services. Future deterioration of economic conditions could adversely affect CIBER's pricing and utilization rates, and therefore its revenues and profitability.

        Financial and operational risks of international operations could result in a decline of CIBER's revenue and profitability.

        CIBER expects to continue to expand its international operations. CIBER's foreign operations accounted for approximately 4% of its 2002 revenues. With its January 2003 acquisition of ECsoft Group, CIBER expects its international operations to be approximately 10% to 12% of its total revenues in 2003. CIBER now has offices in nine foreign countries: Canada, Denmark, Germany, Hungary, India, the Netherlands, Norway, Sweden and the United Kingdom. International operations could cause CIBER to be subject to unexpected, uncontrollable and changing economic and political conditions that could have an adverse effect on its business, revenues, profitability and financial condition. The following factors, among others, present risks that could have an adverse effect on CIBER:

  •
  the costs and difficulties relating to managing geographically diverse operations;

  •
  foreign currency exchange rate fluctuations;

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  differences in, and uncertainties arising from changes in, foreign business culture and practices;

  •
  restrictions on the movement of cash;

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  multiple, and possible overlapping or conflicting tax laws;

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  the costs of complying with a wide variety of national and local laws;

  •
  operating losses incurred in certain countries and the non-deductibility of those losses for tax purposes; and

  •
  differences in, and uncertainties arising from changes in legal, labor, political and economic conditions, as well as international trade regulations and restrictions, and tariffs.

        The termination of a contract by a significant client could reduce CIBER's revenue and profitability or adversely affect CIBER's financial condition.

        CIBER's five largest clients accounted for 30% of its revenues in 2002. The various agencies of the federal government represent CIBER's largest client, accounting for 12% of total revenues. CIBER strives to develop long-term relationships with its clients. Most individual client assignments are from three to twelve months, however, many relationships have continued for many years. CIBER's clients typically retain the company on a non-exclusive, engagement-by-engagement basis. Although they may be subject to penalty provisions, clients may generally cancel a contract at any time. Under many contracts, clients may reduce their use of CIBER's services under such contract without penalty. In addition, contracts with the federal government contain provisions and are subject to laws and regulations that provide the federal government with rights and remedies not typically found in commercial contracts. Among other things, the federal and state governments may terminate contracts, with short notice, for convenience and may cancel multi-year contracts if funds become unavailable. When contracts are terminated, CIBER's revenues may decline, and if it is unable to eliminate associated costs in a timely manner, its profitability may decline. If any government or significant client terminates its relationship with CIBER or substantially decreases its use of CIBER's services, CIBER's business reputation and financial condition may suffer. In addition, if any significant client defaults in its payment obligations to CIBER (for example, in the case of a client bankruptcy), its profitability and financial condition would be adversely affected as reserves are established for such receivables.

        CIBER generates a significant portion of its revenue from projects to implement packaged software developed by others, including PeopleSoft, Lawson, Oracle and SAP. CIBER's future success in the packaged software implementation business depends on the continuing viability of these companies and their ability to maintain market leadership. For example, it is unclear whether PeopleSoft will continue to maintain a strong market presence following its acquisition of J.D. Edwards. In addition, Oracle has commenced a hostile tender offer of PeopleSoft and has stated that, if successful in acquiring PeopleSoft, it may discontinue developing and selling or continue to sell and support PeopleSoft software only for a limited time. The uncertainty about Oracle's intentions may cause customers of PeopleSoft and J.D. Edwards to defer or cancel software purchases, which could harm our business. CIBER cannot assure you that it will be able to maintain a good relationship with these companies or that they will maintain their leadership positions in the software market.

        If CIBER does not accurately estimate the cost of a large engagement which is conducted on a fixed-price basis, its revenue and profitably may decline.

        CIBER estimates that approximately 10% of the company's revenue is from engagements performed on a fixed-price basis. For fixed-price contracts, revenue is recognized on the basis of the estimated percentage of completion based on costs incurred relative to total estimated costs. The cumulative impact of any revisions in estimated revenues and costs are recognized in the period in which the facts that give rise to the revision become known. Losses, if any, on fixed-price contracts are recognized when the loss is determined. When proposing for and managing fixed-price engagements, CIBER relies on its estimates of costs for completing the project. These estimates reflect the company's best judgment regarding the efficiencies of its methodologies and professionals as it plans to apply them to the project. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-price contracts including delays caused by factors outside of CIBER's control could make these contracts less profitable or unprofitable and may affect the amount of revenue reported in any period.

        Unfavorable government audits could require CIBER to refund payments it has received, to forego anticipated revenue and could subject the company to penalties and sanctions.

        The government agencies CIBER contracts with generally have the authority to audit and review their contracts with CIBER. As part of that process, the government agency reviews CIBER's performance on the contract, CIBER's pricing practices, its cost structure and its compliance with applicable laws, regulations and standards. If the audit agency determines that CIBER has improperly received reimbursement, the company would be required to refund any such amount. If a government audit uncovers improper or illegal activities by CIBER or CIBER otherwise determines that these activities have occurred, the company may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government. Any such unfavorable determination could adversely impact CIBER's ability to bid for new work.

        The IT services industry is highly competitive, and CIBER may not be able to compete effectively.

        CIBER operates in a highly competitive industry that includes a large number of participants. The company believes that it currently competes principally with other IT professional services firms, technology vendors and the internal information systems groups of its clients. Many of the companies that provide services in CIBER's markets may have significantly greater financial, technical and marketing resources than CIBER. The IT marketplace is experiencing rapid changes in its competitive landscape. Some of CIBER's competitors have sought access to public and private capital and others have merged or consolidated with better-capitalized partners. These changes may create more or larger and better-capitalized competitors with enhanced abilities to compete for market share generally and CIBER's clients specifically, in some cases through significant economic incentives to clients to secure contracts. These competitors may also be better able to compete for skilled professionals by offering them large compensation incentives. In addition, one or more of CIBER's competitors may develop and implement methodologies that result in superior productivity and price reductions without adversely affecting the competitors' profit margins. In addition, there are relatively few barriers to entry into CIBER's markets and the company has faced, and expects to continue to face, competition from new entrants into its markets. As a result, it may be unable to continue to compete successfully with its existing or any new future competitors, and its revenues and profitability may be adversely affected.

        If CIBER is unable to manage its growth, its profitability may decline.

        CIBER's profitability is also a function of its ability to control its costs and improve its efficiency. Growth places significant demands on CIBER's management as well as on its administrative, operational and financial resources. As the company increases the number of its professionals and executes its strategy for growth, it may not be able to manage a significantly larger and more diverse workforce, control its costs or improve its efficiency.

        CIBER's future success depends on its ability to continue to retain and attract qualified employees.

        CIBER believes that its future success depends upon its ability to continue to train, retain, effectively manage and attract highly skilled technical, managerial, sales and marketing personnel. Employee turnover is generally high in the IT services industry. If CIBER's efforts in these areas are not successful, its costs may increase, its sales efforts may be hindered, and its customer service may degrade. Although CIBER invests significant resources in recruiting and retaining employees, there is often significant competition for certain personnel in the IT services industry. From time to time, the company experiences difficulties in locating enough highly qualified candidates in desired geographic locations, or with required specific expertise.

        In addition, CIBER believes that there are certain key employees within its organization, primarily in the senior management team, who are necessary for the company to meet its objectives. Due to the competitive employment nature of the IT industry, there is a risk that CIBER will not be able to retain these key employees. The loss of one or more key employees could adversely affect CIBER's continued growth. In addition, uncertainty created by turnover of key employees could result in reduced confidence in the company's financial performance, which could cause fluctuations in its stock price and result in further turnover of its employees.

        CIBER's debt may adversely affect its business and may restrict its operating flexibility.

        CIBER has a $60 million revolving line of credit with a bank, and the line of credit expires in August 2006. The company has used borrowings under its line of credit for consideration related to its acquisitions of Metamor in 2001, Decision Consultants, Inc. in 2002 and ECsoft and AlphaNet in 2003. In the past, the company has been successful in generating cash flow from operations to reduce its indebtedness. It has experienced, from time to time, instances of covenant non-compliance under its line of credit, which non-compliances have been waived by the lender. In addition, CIBER's debt will likely increase in connection with the merger. The level of the company's indebtedness could:

  •
  limit cash flow available for general corporate purposes, such as acquisitions, due to the ongoing cash flow requirements for debt service;

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  limit the company's ability to obtain, or obtain on favorable terms, additional debt financing in the future for working capital or acquisitions;

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  limit the company's flexibility in reacting to competitive and other changes in its industry and economic conditions generally;

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  expose the company to a risk that a substantial decrease in net operating cash flows due to economic developments or adverse developments in its business could make it difficult to meet debt service requirements; and

  •
  expose the company to risks inherent in interest rate fluctuations because of the variable interest rates, which could result in higher interest expense in the event of increases in interest rates.

        As of September 30, 2003, after giving pro forma effect to the issuance and sale of its convertible debentures and the expected use of the estimated net proceeds from such sale, CIBER would have had $175 million of outstanding indebtedness (not including the indebtedness of SCB and the proposed repayment thereof in connection with the merger). CIBER intends to use a portion of the proceeds from the sale of its convertible senior subordinated debentures to repay all of its outstanding senior indebtedness, and thereafter to amend the terms of its senior credit facility to reduce the borrowing limit available thereunder. In the future, CIBER may obtain additional long-term debt and working capital lines of credit to meet future financing needs, which would have the effect of increasing its total leverage. CIBER is not restricted from incurring additional debt.

        CIBER's ability to repay or to refinance its indebtedness will depend upon its future operating performance, which may be affected by general economic, financial, competitive, regulatory, business and other factors beyond its control, including those discussed herein. In addition, there can be no assurance that future borrowings or equity financing will be available for the payment or refinancing of any indebtedness the company may have. If CIBER is unable to service its indebtedness or maintain covenant compliance, whether in the ordinary course of business or upon acceleration of such indebtedness, it may be forced to pursue one or more alternative strategies, such as restructuring or refinancing its indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurances that any of these strategies could be affected on satisfactory terms, if at all.

        Conversion of CIBER's convertible senior subordinated debentures will dilute the ownership interest of existing CIBER stockholders.

        On December 2, 2003, CIBER closed the sale of $175 million of convertible senior subordinated debentures, which are convertible into shares of CIBER common stock at a conversion price of $13.64. The conversion of some or all of the debentures will dilute the ownership interest of CIBER's existing stockholders. Any sales in the public market of the common stock issuable upon conversion of the debentures could adversely affect prevailing market prices of CIBER's common stock. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could depress the price of CIBER common stock.

        CIBER's quarterly revenues, operating results and profitability will vary from quarter to quarter and other factors that may result in increased volatility of its stock price.

        CIBER's quarterly revenues, operating results and profitability have varied in the past and are likely to vary significantly from quarter to quarter, making them difficult to predict. This may lead to volatility in the company's stock price. The changes in the market price of the company's common stock may also be for reasons unrelated to its operating performance. Some other factors that may cause the market price of the company's common stock to fluctuate substantially include:

  •
  the failure to be awarded a significant contract on which it has bid;

  •
  the termination by a client of a material contract;

  •
  announcement of new services by CIBER or its competitors;

  •
  announcement of acquisitions or other significant transactions by CIBER or its competitors;

  •
  changes in or failure to meet earnings estimates made by securities analysts;

  •
  sales of common stock by CIBER or existing stockholders, or the perception that such sales may occur;

  •
  adverse judgments or settlements obligating the company to pay its liabilities;

  •
  changes in management;

  •
  general economic conditions and overall stock market volatility; and

  •
  changes in or the application of U.S. generally accepted accounting principles.

        CIBER has adopted anti-takeover defenses that could make it difficult for another company to acquire control of the company or limit the price investors might be willing to pay for its stock, thus impacting the market price of its stock.

        Certain provisions of CIBER's certificate of incorporation and bylaws could delay the removal of incumbent directors and could make a merger, tender offer or proxy contest involving the company more difficult, even if such events would be beneficial to the interests of its stockholders. These provisions include adoption of a preferred stock purchase rights agreement, commonly known as a "poison pill" and giving the company's board the ability to issue preferred stock and determine the rights and designations of the preferred stock at any time without stockholder approval. The rights of the holders of the company's common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of CIBER. In addition, the staggered terms of the company's Board of Directors could have the effect of delaying or deferring a change in control. These provisions could limit the price that investors might be willing to pay in the future for shares of CIBER's common stock, and as a result the price of its common stock could decline.

        The above factors and certain provisions of the Delaware General Corporation Law may have the effect of deterring hostile takeovers or otherwise delaying or preventing changes in the control or management of CIBER, including transactions in which the company's stockholders might otherwise receive a premium over the then-current market for their shares of CIBER common stock.

        CIBER's Chairman of the Board owns significant shares of CIBER's common stock and can significantly affect the results of any stockholder vote regardless of the opposition of other stockholders or the desire of other stockholders to pursue an alternate course of action.

        CIBER's Chairman of the Board of Directors and Founder, Bobby G. Stevenson, beneficially owns approximately 11% of the company's common stock. As a result, Mr. Stevenson has the ability to significantly influence the outcome of matters requiring a stockholder vote, including the election of the board of directors, amendments to the company's organizational documents, or approval of any merger, sale of assets or other major corporate transaction. The interests of Mr. Stevenson may differ from the interests of the company's other stockholders, and Mr. Stevenson may be able to delay or prevent CIBER from entering into transactions that would result in a change in control, including transactions in which the company's stockholders might otherwise receive a premium over the then-current market price for their shares. These factors could limit the price that investors might be willing to pay in the future for shares of CIBER's common stock, and as a result, the price of its common stock could decline.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

        CIBER and SCB believe this document contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management from information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, we are making forward-looking statements. Forward looking statements include the information concerning possible or assumed future results of operations of CIBER and SCB that may be set forth under sections of this document including, among others "Questions and Answers About the Merger," "Summary," "Risk Factors," "The Merger—Background of the Merger," "—SCB's Reasons for the Merger," "—CIBER's Reasons for the Merger," "Recommendation of the SCB Board of Directors," and "—Opinion of Financial Advisors." Forward looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of CIBER and SCB may differ materially from those expressed in the forward looking statements. Many of the factors that will determine these results and values are beyond the companies' ability to control or predict. Shareholders are cautioned not to put undue reliance on any forward-looking statements. CIBER and SCB intend the forward looking statements to be covered by the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

        For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward looking statements, please read carefully the information under "Risk Factors" beginning on page     .

THE COMPANIES

CIBER

        CIBER and its subsidiaries provide IT system integration consulting and other IT services and to a lesser extent, resell certain IT hardware and software products. CIBER's services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning package environments, and across all technology platforms, operating systems and infrastructures. CIBER's clients consist primarily of Fortune 500 and middle market companies across most major industries, and governmental agencies. CIBER operates from approximately 70 branch offices in the United States, Canada and Europe and in India through CIBER India Private Limited, a joint venture company with iGATE Global Solutions. CIBER has approximately 6,000 employees. CIBER was originally incorporated in Michigan in 1974 and later reincorporated in Delaware in 1993. CIBER's corporate headquarters are located in Greenwood Village, Colorado. CIBER went public in 1994 and its common stock trades on the New York Stock Exchange under the symbol "CBR."

        CIBER began operations in 1974 to assist companies in need of computer programming support. In the mid-1980s, CIBER initiated a growth strategy that included expanding its range of IT related services, developing a professional sales force and selectively acquiring established complementary companies. Since January 1998 CIBER has completed 30 business combinations and continues to expand and modify its geographic and service offerings to address changes in customer demands and rapidly changing technology. In addition, CIBER seeks to form strategic alliances with select package software and hardware vendors to stay at the leading edge of technology advances, to develop new business and to generate additional revenue.

        On December 2, 2003, CIBER closed the sale of $175 million of convertible senior subordinated debentures. CIBER used the net proceeds of that offering to repurchase shares of its stock and to repay its outstanding line of credit balance. CIBER expects to use the remaining proceeds to finance the cash portion of the merger if SCB's shareholders approve the merger, to pay SCB's existing debt following consummation of the merger and for general corporate purposes.

SCB

        SCB Computer Technology, Inc. is a leading provider of IT management and technical services to the United States federal government, state and local government agencies and commercial enterprises. SCB's services consist of (1) consulting, which mainly entails the evaluation, design and re-engineering of computer systems, management, quality assurance and technical directions for IT projects, network planning and implementation, and functional expertise and training; (2) outsourcing, which usually involves system development and integration, maintenance, data center management, help desk and technical services; and (3) professional staffing, which includes providing skilled IT staff on an as-needed basis.

        In fiscal 2001, management re-evaluated SCB's strategic direction and concluded that while the acquisition and diversification strategy followed by SCB since fiscal 1997 had grown revenues at a robust rate, SCB's net income had declined over the same period. Accordingly, management changed SCB's business development strategy to focus on its historical core competencies of providing IT consulting, outsourcing, and professional staffing services (the "core operations"). A portion of that change in strategic direction included focusing on SCB's strengths with government customers and adding agencies of the U.S. federal government as customers. As a result of the change in strategic direction, beginning in fiscal 2001 and continuing through fiscal 2002, SCB disposed of several underperforming business units. These non-core business units were engaged in specialized policy consulting, computer hardware and specialty software sales, enterprise resource planning, and computer equipment leasing (the "non-core operations"). All of SCB's non-core operations were disposed of as of April 1, 2002. Beginning in fiscal 2003, SCB implemented a strategic acquisition plan focused on growing its core operations through acquiring companies with heavy concentrations in the government market, primarily the U.S. federal government market. SCB completed its first acquisition under its plan with the purchase of Remtech Services, Inc. ("RSI") on February 6, 2003. On May 28, 2003, SCB entered into a definitive agreement to acquire a second company, National Systems & Research Co. ("NSR"). This acquisition closed on August 29, 2003 and was funded on September 4, 2003.

        SCB's strategy of expanding its business in the government consulting sector into federal contracting has produced both benefits and risks to the company. Management believes that the success of the strategy has been demonstrated by increased shareholder value and further definition of SCB as a market leader in the area of government IT consulting and solutions. This has produced a much greater concentration of SCB's business in the government consulting sector, and increased SCB's reliance on contracts cancelable on short notice with federal, state and local government customers that are subject to budgetary restraints. Because a portion of this strategy utilized acquisitions, SCB's long term debt level under its current facility increased from $5,031,000 as of January 31, 2003, prior to the RSI acquisition, to approximately $33,000,000 in September 2003 after the NSR acquisition.

        SCB was founded as a partnership in 1976 and was incorporated under the laws of the State of Tennessee in 1984. SCB's principal executive offices are located in Memphis, Tennessee, and its common stock trades on the OTC Bulletin Board under the symbol "SCBI."

DAPHNE

        Daphne Acquisition Corporation is a newly formed, wholly owned subsidiary of CIBER. CIBER formed this subsidiary as a Tennessee corporation solely to effect the merger, and this subsidiary has not conducted and will not conduct any business during the period of its existence.

INFORMATION ABOUT THE SPECIAL MEETING

        This joint proxy statement/prospectus is being sent to you as an SCB shareholder in order to provide you with important information regarding the proposed merger in connection with the solicitation of proxies by SCB's board of directors for use at the special meeting of its shareholders.

Date, Time and Place of the Special Meeting; Matters to be Considered

        The enclosed proxy is solicited by the board of directors of SCB for use at the special meeting of shareholders to be held on Monday, March 1, 2004 at                          a.m., Memphis time, at SCB's office located at 3800 Forest Hill-Irene Road, Suite 100, Memphis, Tennessee and at any adjournment or postponements of the meeting. This joint proxy statement/prospectus and the accompanying form of proxy were first mailed to shareholders of SCB on or about January     , 2004.

        At the SCB special meeting, shareholders of SCB will vote on the following items: (i) a proposal to approve the Agreement and Plan of Merger, dated as of October 24, 2003, as amended, by and among CIBER, Daphne and SCB; and, (ii) any proposal to adjourn the special meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal. SCB does not currently contemplate that any other matters will be presented at the SCB special meeting. SCB's bylaws provide that no matter may be brought before a special meeting which is not stated in the notice of the special meeting.

        The SCB board of directors has approved and adopted the Agreement and Plan of Merger and recommends that shareholders of SCB vote "FOR" the Agreement and Plan of Merger.

Record Date for the Special Meeting

        Only SCB shareholders of record at the close of business on January 26, 2004 are entitled to vote at the special meeting. As of January 26, 2004, there were                  shares of SCB common stock outstanding.

Quorum; Vote Required for Approval of Merger

        Each holder of common stock is entitled to one vote for each share held. A quorum, consisting of holders of a majority of shares of common stock entitled to vote at the special meeting, must be present in person or by proxy before action may be taken at the special meeting. The affirmative vote of a majority of the outstanding SCB common stock is required to approve the Agreement and Plan of Merger.

        On January 26, 2004, (without reflecting any currently exercisable options), directors and officers of SCB, and their affiliates, owned and were entitled to vote                         SCB common shares. These shares represented approximately                        % of the outstanding SCB common shares.

        There is no vote required by CIBER's stockholders. On January 26, 2004 (without reflecting any currently exercisable options), directors and officers of CIBER, and their affiliates, owned and were entitled to vote 7,971,507 CIBER common shares. These shares represented approximately 13.6% of the outstanding CIBER common shares.

Voting by Certain Shareholders

        T. Scott Cobb, a director and the President and Chief Executive Officer of SCB, T. Scott Cobb, Jr., and Jeffrey Cobb, Executive Vice President and Chief Operating Officer of SCB, have entered into a Voting and Option Agreement under which they agreed, subject to the terms and conditions set forth in the agreements, to vote their shares of SCB common stock for the approval of the merger agreement. T. Scott Cobb, T. Scott Cobb, Jr. and Jeffrey Cobb own and are entitled to vote 3,731,697, 1,054,671, and 182,000 shares, respectively, or approximately 20% in the aggregate, of the shares of SCB common stock outstanding on the record date.

Solicitation of Proxies and Revocation of Proxies

        The costs and expenses of solicitation of the joint proxy statement/prospectus will be shared equally by CIBER and SCB. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of SCB, but such persons will not be specifically compensated for such services.

        You may revoke your proxy and change your vote before it is exercised in any of the following ways: (1) by voting again by telephone or on the Internet, because only your latest telephone or Internet vote will be counted; (2) by properly completing, signing, dating, and returning another proxy card with a later date; (3) if you are a registered shareholder, by voting in person at the meeting; (4) if you are a registered shareholder, by giving written notice of such revocation to the Secretary of SCB prior to or at the meeting; or (5) if you are a beneficial owner of shares held in "street name," by following the instructions given by the brokerage firm, bank or other nominee that holds your shares.

        Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to the Secretary of SCB before the polls are closed. All shares represented by timely, valid and unrevoked proxies will be voted at the special meeting in accordance with the specifications indicated thereon. If no specification is indicated on a proxy, the proxy will be voted in favor of each proposal.

        If you are a participant in the SCB Employee Stock Ownership Plan ("ESOP"), you may instruct First Bankers Trust, the trustee of the ESOP, to vote the shares of common stock held by the ESOP trustee and allocated to your ESOP account as of the record date. You may provide your voting instructions to the ESOP trustee either by telephone, on the Internet, or by properly completing, signing, dating, and returning the accompanying ESOP voting instruction form being sent to all ESOP participants. The ESOP trustee will vote the shares of common stock allocated to your ESOP account in accordance with your instructions, provided such instructions are not contrary to the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"), if they are received by              p.m. CST on                        , 2004. If your voting instructions are not received by such date, under the terms of the ESOP the ESOP trustee will vote the shares of common stock allocated to your ESOP account in accordance with the proper directions of SCB, provided such directions are not contrary to the requirements of ERISA.

How Proxies Will Be Voted

        Shares represented by a proxy will be voted at the special meeting as specified in the proxy. Properly executed proxies that do not contain voting instructions will be voted "FOR" approval of the Agreement and Plan of Merger. If you submit a proxy that indicates an abstention from voting, your shares will be counted for purposes of determining the existence of a quorum, but they will not be counted towards voting on the proposal. Broker non-votes will have the effect of a vote against the proposal to approve the Agreement and Plan of Merger and will not affect any other proposals presented to the shareholders.

        The proxies will be entitled to vote in their discretion on any other matters that may properly come before the meeting.

THE MERGER

Background of the Merger

        At the beginning of fiscal 2003, SCB was engaged in changing its business mix from being predominately staffing to predominately solutions. At the same time, it was changing its customer mix to comprise more government and less commercial entities. To accomplish these changes, SCB decided to engage in strategic acquisitions in fiscal 2003. During that year SCB acquired Remtech Services, Inc., and in its fiscal year 2004 acquired National Systems & Research Co. These acquisitions limited SCB's capital capacity by increasing SCB's leverage ratio.

        In February 2003, SCB retained Harris Nesbitt Gerard, formerly known as Gerard Klauer Mattison & Co., Inc., for the purpose of acting as its financial advisor in connection with a private placement of equity or debt securities of SCB. In addition, under the terms of its engagement by SCB, Harris Nesbitt could act as SCB's financial advisor in the event that its activities led to a sale, merger or consolidation involving the assets or capital stock of SCB, including a recapitalization. SCB selected Harris Nesbitt based primarily on Harris Nesbitt's reputation, expertise and contacts in the IT staffing and services industries, as well as contacts with potential private equity investors, and executed an engagement letter dated February 6, 2003.

        During the succeeding months, Harris Nesbitt contacted a number of potentially interested parties to determine their interest in an equity investment in SCB, and, in August 2003, two parties submitted conditional written term sheets with respect to an equity investment in SCB. One of the term sheets proposed a private equity placement of securities that would not have caused a change of control. The other proposal was for a management-led buyout of SCB with the support and capital provided by the private equity group. In addition, Harris Nesbitt was contacted by another investment bank on behalf of a client about the possible acquisition of all of the outstanding equity of SCB.

        In connection with the exploration and evaluation by SCB of its strategic alternatives, Harris Nesbitt explored market interest by contacting seven additional potential strategic partners on a no names basis. All parties were given a brief description of SCB and, if they chose to receive additional information, were asked to execute a confidentiality agreement. Of the seven additional strategic partners and the initial party that had previously contacted Harris Nesbitt through its investment bank, three parties in addition to the initial party whose investment bank contacted Harris Nesbitt as discussed above, for a total of four, chose to execute the confidentiality agreement and four declined. Harris Nesbitt disclosed the identity of SCB to the four who executed confidentiality agreements and provided them marketing information that was prepared in connection with the private placement of equity, and withheld this information from the other four parties. Two of the parties that were provided with additional information expressed interest in further exploring a transaction. Of the two preliminary expressions of interest received by SCB, one was determined to be inadequate based on the terms and conditions discussed, as well as concerns regarding financing. The other party, CIBER, expressed a willingness and ability to acquire all of the common stock of SCB at $2.15 per share.

        In early September 2003, representatives of Harris Nesbitt and Updata Capital, financial advisor to CIBER, negotiated the preliminary terms of a potential acquisition of SCB by CIBER. On September 5, 2003, T. Scott Cobb, SCB's President and Chief Executive Officer, met with Jack R. Blair, the Chairman of the board of directors of SCB, to discuss the proposed transaction and a proposed non-disclosure agreement with CIBER. Following that meeting and also on September 5, 2003, the members of SCB's board of directors were informed that CIBER was interested in conducting a due diligence investigation of SCB with a view to making an offer to acquire all of its outstanding shares of common stock. SCB and CIBER executed a nondisclosure agreement on September 5, and during the period September 8, 2003 through September 10, 2003, CIBER conducted extensive due diligence in New York City, including a review of information provided in response to a due diligence request and interviews with the senior management of SCB.

        On September 9, 2003, Faegre & Benson LLP, counsel to CIBER, circulated a draft merger agreement reflecting additional details of the transaction being proposed by CIBER. During the period September 12, 2003 through September 14, 2003, T. Scott Cobb and Mr. Blair, together with representatives from Burch, Porter & Johnson, PLLC, SCB's counsel, held meetings and telephone conferences to discuss CIBER's proposal in light of the market price of SCB's common stock. Also during this period, representatives of SCB and CIBER began preliminary discussions regarding certain specifics of the CIBER proposal. On September 12, 2003, SCB proposed to CIBER, among other changes, modifying the merger consideration to include at least 50% of the merger consideration in cash. On September 17, 2003, representatives of Harris Nesbitt and Burch, Porter & Johnson, PLLC, traveled to Denver to interview CIBER's management.

        On September 20, 2003, Harris Nesbitt delivered information to SCB's board of directors for discussion at the regularly scheduled meeting of the board on September 23, 2003, including information for the board to discuss and consider regarding strategic alternatives other than the CIBER proposal. On September 22, 2003, SCB's board met informally to discuss the CIBER proposal. At the SCB board meeting on September 23, 2003, Harris Nesbitt employees presented a review of their activities with management related to the potential private placement transaction, as well as their analysis and information related to the possible transaction with CIBER. The SCB board instructed the Governance Committee to act as a special committee to review the CIBER proposal and to engage a second investment banking firm to render an opinion as to the fairness of CIBER's offer. Commencing immediately after the SCB board meeting, the Governance Committee conducted a search for potential investment banking firms to render the second fairness opinion. During the period from September 23, 2003 to October 1, 2003, management of CIBER and SCB, together with their financial advisors, continued to hold periodic discussions and extensive negotiations regarding a potential transaction between the two companies.

        On October 1, 2003, the SCB board met telephonically to review the status of the discussions with CIBER. On October 3, 2003, the SCB Governance Committee met telephonically to discuss the CIBER proposal and the pricing adjustments being discussed. On October 5, 2003, the SCB Governance Committee met to select an investment banker and to review the final CIBER offer of $2.15 per share without pricing adjustments and not subject to change prior to closing. On October 7, 2003, on the recommendation of the SCB Governance Committee, SCB engaged FTN Financial Securities as the investment bank to give a fairness opinion in addition to the fairness opinion to be delivered by Harris Nesbitt. On October 15, 2003, SCB's board held a special meeting during which the CIBER proposal was further discussed. Representatives of FTN Financial Securities presented an analysis of the CIBER offer, and representatives of Burch, Porter and Johnson, PLLC reviewed the terms of the merger agreement then being discussed. The SCB board instructed its Chief Executive Officer to negotiate the terms of a definitive merger agreement based upon certain final parameters.

        During the week of October 20, 2003, CIBER and SCB, together with their respective counsel, completed negotiations of the Agreement and Plan of Merger, along with ancillary agreements and schedules. On the evening of October 24, 2003, representatives of FTN Financial Securities and Harris Nesbitt reviewed with the SCB board of directors their financial analyses of the consideration to be received in the merger and rendered to the SCB board of directors oral opinions, which opinions were confirmed by delivery of written opinions to the effect that, as of October 24, 2003 and based upon and subject to matters stated in the opinions, the consideration to be received in the merger by holders of SCB common stock was fair, from a financial point of view, to such holders of SCB common stock. SCB's board of directors also received a report from its counsel of the resolution of all outstanding issues regarding the Agreement and Plan of Merger. Based on the foregoing, SCB's board approved the transaction and authorized its Chief Executive Officer to enter into the Agreement and Plan of Merger. David Durham Chief Financial Officer of CIBER and Daphne, acting pursuant to authority granted to him by the board of directors of CIBER, approved and executed the Agreement and Plan of Merger.

        On December 9, 2003 a purported class action lawsuit was filed against SCB in the United States District Court for the Western District of Tennessee, alleging that the company's method of paying certain of its employees violated the Fair Labor Standards Act (FLSA). SCB engaged an independent consultant to review the matter. Based on this review, SCB negotiated with counsel for the purported class plaintiffs during the first two weeks of January 2004. On January 10, 2004, the SCB board met telephonically to review the status of the lawsuit and to discuss the impact that any settlement might have on the merger. On January 16, 2004, SCB entered into a settlement agreement providing for voluntary dismissal with prejudice of the lawsuit, in exchange for payment by SCB of a cash settlement amount to the purported class, together with fees and expenses of counsel to the plaintiffs, totaling no more than approximately $633,000 depending upon the level of participation in the settlement. This is an "opt-in" action in which class members do not participate unless they affirmatively opt-in. The agreement is subject to court approval.

        On January 19, 2004, based on the settlement agreement, CIBER proposed to SCB an amendment to the Agreement and Plan of Merger that would adjust the merger consideration to account for the diminution in SCB's value resulting from the FLSA litigation. The proposed amendment reduced the total merger consideration to $2.13 per share of SCB common stock and added the court's approval of the settlement agreement as an additional condition to closing the merger. On January 19, 2004, at a telephonic meeting of SCB's board of directors, representatives of FTN Financial Securities and Harris Nesbitt reviewed with the SCB board of directors their financial analyses of the consideration to be received in the merger and rendered to the SCB board of directors oral opinions, which opinions were confirmed by delivery of written opinions to the effect that, as of January 19, 2004 and based upon and subject to matters stated in the opinions, the consideration to be received in the merger by holders of SCB common stock was fair, from a financial point of view, to such holders of SCB common stock. At this telephonic meeting of SCB's board, the board approved the amendment to the Agreement and Plan of Merger proposed by CIBER, and the parties executed the amendment on January 20, 2004. Execution of the amendment resulted in the Agreement and Plan of Merger as it is now being presented to SCB's shareholders for approval.

CIBER's Reasons for the Merger

        CIBER believes that the merger will be beneficial due to the revenue that SCB's business will add to CIBER's existing operations, and due to the expanded presence in certain markets that SCB's existing client base offers to CIBER. In particular, SCB's public sector business will complement CIBER's existing state and federal government service offerings. CIBER expects that a combined CIBER and SCB will be able to compete more effectively for larger public sector contracts. CIBER has purposely and successfully grown its public sector business over the course of the last several years, and with the addition of SCB, CIBER estimates state, local and federal government business will represent approximately 35% of CIBER's annualized revenue. In addition, CIBER believes that the merger will provide an opportunity to realize operational efficiencies in the form of lower combined selling, general and administrative costs, primarily by reducing SCB's corporate administrative costs.

SCB's Reasons for the Merger

        SCB's board of directors has adopted the Agreement and Plan of Merger and has determined that the Agreement and Plan of Merger is fair to and in the best interests of SCB and its shareholders. In reaching its decision, SCB's board of directors consulted with SCB's management and with its own financial and legal advisors. In the course of reaching its decision, the board of directors considered a variety of factors, including the following:

  •
  historical information concerning SCB's business, prospects, financial performance and conditions, operations, management and competitive position;

  •
  the direct relationship between SCB's ability to achieve continued growth in its "core operation" revenues of government and commercial contracts to SCB's ability to achieve a greater "critical mass";

  •
  the need for a greater "critical mass" in the increased competitive environment for renewals of existing contracts and new contract awards;

  •
  the difficulty for SCB as an independent public company to obtain "critical mass" without which it will be at a competitive disadvantage to many of its competitors;

  •
  the difficulty with SCB's current resources to execute a strategy to achieve greater "critical mass";

  •
  the need for SCB to strengthen its management team if SCB were to obtain a greater "critical mass";

  •
  operational risks and challenges facing the IT services industry where the impact is greater on smaller independent IT services contractors, including among other issues; (i) pricing pressures due to extensive completion resulting from an oversupply of IT professionals, (ii) customers hiring employees from their vendors, (iii) customers changing the type of services they are buying; (iv) competitive pressures of renewing contracts from existing customers (such as SCB experienced with Kentucky), and (v) the emergence of off-shore competition;

  •
  the difficulty of SCB pursuing strategic financing as a small independent public company, including; (i) the dilution that would be experienced by SCB's stockholders if SCB raised additional capital through a placement of private equity, (ii) SCB's inability to pursue additional acquisitions without raising additional capital, and (iii) the risk of implementing an aggressive acquisition strategy even if additional capital were available;

  •
  the consideration of the board of directors of other strategic alternatives;

  •
  if CIBER common stock is issued in the merger, its analysis of the business, financial condition, earnings and future prospects of the combined company;

  •
  if CIBER common stock is issued in the merger, the due diligence review by SCB's management and financial and legal advisors of CIBER and its business and CIBER's historical stock performance;

  •
  if CIBER common stock is issued in the merger, the strength of CIBER's management team;

  •
  if CIBER common stock is issued in the merger, the greater "critical mass" of the combined company resulting in a more attractive stock and greater analyst coverage;

  •
  if CIBER common stock is issued in the merger, the increased ability of the combined company to identify and finance future acquisitions;

  •
  if CIBER common stock is issued in the merger, the opportunity of SCB's shareholders to participate in a larger company in the IT staffing and services industry, and as shareholders of the larger company, to benefit from future growth of the combined companies and thereby enhance the value of their stock;

  •
  if CIBER common stock is issued in the merger, the beneficial strategic aspects of the combined company, the complementary businesses of CIBER and SCB, and the belief of the board of directors that the two companies together will create a stronger company with an increased ability to create enhanced shareholder value;

  •
  the cash component of the merger consideration;

  •
  the belief that, after considering possible alternatives to the merger, the merger consideration was fair;

  •
  the fact that Tennessee law entitles SCB shareholders who do not vote in favor of the merger and who file a written demand with SCB to obtain the "fair value" of their shares, as determined by a court, if the merger is completed;

  •
  the financial presentation of Harris Nesbitt Gerard described below under "Opinion of SCB's Financial Advisors," and the oral opinions delivered October 24, 2003 and January 19, 2004 (and followed by written opinions dated October 27, 2003 and January 19, 2004) that, as of those dates and based upon and subject to the various assumptions, procedures followed, matters considered and limits of review as set forth in its opinion, the merger consideration to be received by holders of SCB common stock is fair, from a financial point of view;

  •
  the financial presentation of FTN Financial Securities Corp, described below under "Opinions of SCB's Financial Advisors," and the oral opinions delivered on October 24, 2003 and January 19, 2004 (and followed by written opinions as of the same dates), that, as of those dates and based upon and subject to the various assumptions, procedures followed, matters considered and limits of review as set forth in its opinion, the merger consideration to be received by holders of SCB common stock is fair, from a financial point of view;

  •
  the generally positive effect of the merger on SCB's employees and customers; and

  •
  the terms of the merger agreement including:

    •
    the no solicitation provisions and SCB's ability to engage in negotiations with, provide any confidential information or data to, and otherwise have certain discussions with, any person relating to an alternative acquisition proposal under certain circumstances;

    •
    provision related to outplacement services for executive employees and staff terminated as a result of the merger;

    •
    provisions placing limitations on the stock portion of the merger consideration, assuring that the total merger consideration is $2.13 per share;

    •
    the conditions to CIBER's obligations to effect the merger;

    •
    the definition of "material adverse effect"; and

    •
    the limited ability of CIBER to terminate the merger agreement.

        SCB's board of directors also considered potentially negative factors relating to the transaction, including:

    •
    the possibility that the merger might not be consummated and the effect of a public announcement of the merger on:

    •
    SCB's revenues and other operating results;

    •
    SCB's ability to attract and retain key management, marketing and technical personnel;

    •
    progress of certain development projects; and

    •
    customer relationships.

    •
    the risk that the potential benefits sought in the merger might not be realized;

    •
    the costs incurred in connection with the merger;

    •
    the terms of the merger agreement regarding SCB's right to consider and negotiate other acquisition proposals in certain circumstances, as well as the possible effects of the provisions in the merger agreement including the termination fee; and

    •
    various other risks associated with the merger and the business of SCB and the combined company described in the section of this joint proxy statement/prospectus entitled "Risk Factors" beginning on page S-27.

        This discussion of the material factors considered by the SCB board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the SCB board of directors.

Recommendation of the SCB Board of Directors

        In view of the wide variety of factors considered by the SCB board of directors in connection with its evaluation of the merger and the complexity of these matters, the SCB board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the SCB board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors. After taking into consideration all of the factors, the board determined that the merger was in the best interests of SCB and its shareholders and adopted the Agreement and Plan of Merger.

        In considering the recommendation of SCB's board of directors, you should be aware that some directors and executive officers of SCB have interests in the merger that are different from, and in addition to, the interests of SCB shareholders generally. These interests are discussed in more detail in the section entitled "Interests of Directors and Officers of SCB in the Merger."

Opinions of Financial Advisors

Opinion of Harris Nesbitt Gerard

        SCB retained Harris Nesbitt Gerard, formerly known as Gerard Klauer Mattison & Co., Inc. based on Harris Nesbitt's qualifications, experience and expertise in investment banking, particularly its experience and expertise in providing investment banking services to IT staffing and IT services companies. As part of Harris Nesbitt's investment banking business, it is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, divestitures, restructurings, recapitalizations, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        At the telephonic meeting of SCB's board of directors held on January 19, 2004, Harris Nesbitt rendered its oral opinion that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limits of review as set forth in its opinion, the consideration to be received by holders of SCB common stock in the merger was fair, from a financial point of view, to those shareholders. This oral opinion was followed by a written opinion.

        The full text of the written opinion of Harris Nesbitt, dated January 19, 2004, is attached as Annex C to this joint proxy/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Harris Nesbitt in rendering its opinion. We urge you to read the entire opinion carefully. Harris Nesbitt's opinion is directed to SCB's board of directors and addresses only the fairness of the consideration, from a financial point of view, to holders of SCB common stock as of the date of the opinion. Harris Nesbitt's opinion does not address any other aspect of the merger and does not constitute a recommendation to any holder of SCB common stock as to any matter relating to the merger. This summary is qualified in its entirety by reference to the full text of Harris Nesbitt's opinion.

        In connection with rendering its opinion, Harris Nesbitt:

  •
  Conducted a process of soliciting interest in a financing transaction for the purchase of equity or other securities of SCB;

  •
  Conducted a limited solicitation of interest from eight companies; four of which chose to execute confidentiality agreements and receive additional information, including the identity of SCB, and four of which chose not to execute confidentiality agreements after receiving the preliminary information;

  •
  Reviewed SCB's and CIBER's publicly-available financial information;

  •
  Reviewed financial and operating information furnished by SCB and CIBER;

  •
  Reviewed financial projections prepared by SCB's management and CIBER's management on their respective companies;

  •
  Conducted discussions with both SCB's and CIBER's senior management teams concerning their respective operations, financial condition and prospects;

  •
  Reviewed historical market prices and trading activity for SCB's and CIBER's shares and those of similar publicly-traded companies;

  •
  Compared SCB's and CIBER's financial performance with that of similar companies;

  •
  Compared the proposed financial terms of the merger with financial terms of other relevant mergers and acquisitions;

  •
  Reviewed a draft of the merger agreement and the first amendment to the merger agreement in substantially final form;

  •
  Performed discounted cash flow analyses on both SCB and CIBER; and

  •
  Reviewed other financial studies, performed other analyses and investigations and took into account other matters that Harris Nesbitt deemed appropriate.

        In its review and analysis and in formulating its opinion, Harris Nesbitt relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information publicly-available or provided to it. With respect to the financial forecasts, projections and other information provided to it, Harris Nesbitt assumed that those financial forecasts, projections and other information were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments at the time of both SCB's and CIBER's senior management teams of their respective company's future competitive, operating and regulatory environments and the related financial performance of SCB and CIBER. Harris Nesbitt expresses no opinion as to those financial forecasts, projections and other information, the reasonability of their preparation, the judgments made or the assumptions on which they were based.

        Harris Nesbitt has not made or been provided with an independent evaluation or appraisal of the assets or liabilities of SCB or CIBER. Harris Nesbitt has not reviewed the books and records of SCB or CIBER nor made a physical inspection of either of the companies properties or assets. Harris Nesbitt assumed that the merger would be consummated in accordance with the terms of the merger agreement, without modification or waiver of any material terms.

        In arriving at its opinion, Harris Nesbitt did not ascribe a specific range of values to SCB, but rather made its determination as to fairness, from a financial point of view, of the consideration to be received by the holders of SCB common stock in the merger on the basis of the financial and comparative analyses summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant method of financial and comparative analysis and the application of these methods to the particular circumstances. Consequently, a fairness opinion is not readily susceptible to summary description. Harris Nesbitt believes that its analyses must be considered as a whole and that considering any portions of those analyses and factors without considering all of them could create a misleading or incomplete view of the process underlying its opinion.

        The following is a summary of the material financial analyses performed by Harris Nesbitt in connection with the preparation of its opinion letter, dated as of January 19, 2004. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Harris Nesbitt, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Harris Nesbitt's financial analyses.

SCB Stock Price Trading History

        Harris Nesbitt calculated the trading history for SCB common stock over certain periods of time prior to the date of its fairness opinion, as set forth in the following table.

	Closing Share Price
As of January 19, 2004
	High	Low	Average
3 Month	$2.07	$1.85	$2.04
6 Month	2.80	1.65	2.01
1 Year	2.80	0.65	1.54
2 Year	2.80	0.55	1.14
3 Year	2.80	0.32	0.96
5 Year	9.88	0.23	1.98

        Harris Nesbitt noted that the consideration of $2.13 per share under the merger agreement generally exceeds, in many cases by a significant margin, the historical trading prices of the SCB common stock during these periods. Harris Nesbitt also noted that SCB's stock price performance over the last two years outperformed the S&P 500, Nasdaq and Dow Jones Industrial averages.

Implied Transaction Value

        Harris Nesbitt calculated an enterprise value for SCB of $88.3 million, based on the amount of consideration payable to the holders of SCB common stock in this transaction. The enterprise value was obtained by (i) multiplying the proposed per share merger consideration of $2.13 by the total number of SCB shares outstanding on a diluted basis, minus (ii) the amount of SCB's cash and cash equivalents as of October 31, 2003 of $1.0 million, plus (iii) SCB's debt as of October 31, 2003 of $32.0 million. Harris Nesbitt then calculated implied valuation multiples by dividing this enterprise value by SCB's revenue; earnings before interest and taxes ("EBIT"); and earnings before interest, taxes, depreciation and amortization ("EBITDA"), in the three cases for the twelve months ended October 31, 2003, for the twelve months ended December 31, 2003 (estimated) and for the twelve months ended December 31, 2004 (estimated). Harris Nesbitt also calculated implied valuation multiples by dividing the proposed per share merger consideration of $2.13 by SCB's diluted earnings per share for the twelve months ended October 31, 2003, for the twelve months ended December 31, 2003 (estimated) and for the twelve months ended December 31, 2004 (estimated). The financial information for the twelve months ended October 31, 2003, the twelve months ended December 31, 2003 (estimated), and the twelve months ended December 31, 2004 (estimated) are pro-forma for (i) the acquisitions of Remtech Services, Inc. ("RSI") and National Systems and Research Co. ("NSR")

so that each period reflects a full year of operations of both RSI and NSR, and (ii) the exclusion of extraordinary items. The following table presents those multiples:

	Enterprise Value/
							Share Price/ Diluted EPS
	Revenue		EBITDA		EBIT
Twelve months ended October 31, 2003	0.6	x	7.6	x	15.5	x	22.2	x
Twelve months ended December 31, 2003(1)	0.7	x	8.2	x	19.7	x	29.7	x
Twelve months ended December 31, 2004(1)	0.7	x	9.5	x	25.0	x	41.4	x

(1)
Based on SCB's management estimates.

        These implied valuation multiples were then utilized in the financial analyses described below.

Precedent M&A Transactions Valuation Analysis

        The precedent merger and acquisition transactions valuation analysis provides a benchmark based on the consideration paid in selected comparable merger and acquisition transactions. For this analysis, Harris Nesbitt compared financial statistics from publicly-available information for selected comparable IT services transactions to the relevant financial statistics for the proposed acquisition of SCB by CIBER. The selected comparable transactions were chosen because they involved companies in the business of providing IT services. The following table presents the selected transactions utilized in Harris Nesbitt's analysis:

Closing Date	Target	Acquiror
Pending	OAO Technology Solutions	Terrapin Partners
12/2/2003	Infopulse Electronic Commerce	Cognizant Technology Solutions
11/24/2003	Lockheed Martin (commercial IT business)	Affiliated Computer Services
11/13/2003	Atlantic Data Services	ADS Acquisition Company
10/28/2003	Apex Consulting Group	CGI Group
9/29/2003	FCG Management Services	First Consulting Group
9/16/2003	RWD Technologies	Research Park Acquisition
8/21/2003	Quintant Services	IGATE
8/13/2003	Extreme Logic	Hewlett-Packard
7/31/2003	Group of unnamed Malaysian Companies	TechTeam Global Inc.
7/31/2003	APAR Infotech	Ness Technologies
7/29/2003	Beacon Analytics	Answerthink
6/25/2003	AlphaNet Solutions	CIBER
6/19/2003	Predictive Systems	Internationals Network Services
5/23/2003	G.A. Sullivan	Avanade
5/15/2003	NerveWire	Wipro
5/6/2003	The Reference	Patni Computer Systems
2/26/2003	Universal Access Consulting	mindSHIFT Technologies
2/25/2003	COGNICASE	CGI Group
2/21/2003	Micrologic Business Systems	Pomeroy Computer Resources
2/19/2003	ECsoft Group	CIBER
2/12/2003	Paragon Solutions	First Consulting Group
1/30/2003	Cornerstone Project Management	CGI Group
1/22/2003	CKS Network Systems	CSK Corp.
1/22/2003	Serviceware Corp.	CSK Corp.
12/12/2002	PILLAR Technology Group	The Bartech Group
11/21/2002	Alliance Consulting	Safeguard Scientifics

11/1/2002	Global Solutions Group	Experts Incorporated
7/30/2002	Guardian iT	SunGard Data Systems
7/25/2002	Technisource	IntelliMark
6/12/2002	Stewart & Stewart Consulting	CGI Group
6/3/2002	Myriap	CGI Group
6/3/2002	Codigent Solutions Group	First Consulting Group
4/30/2002	Decision Consultants	CIBER
3/15/2002	SignalTree Solutions Holdings	Keane
12/11/2001	Renaissance Worldwide	Aquent
12/3/2001	Metro Information Services	Keane
10/15/2001	Metamor Industry Solutions	CIBER
10/4/2001	IT consulting practice of NetEffect Europe	OAO Technology Solutions
9/19/2001	Aris Corporation	CIBER
8/31/2001	Century Computer Consultants	CIBER
8/15/2001	Larochelle Gratton	CGI Group
8/7/2001	LoyalTech	CGI Group
2/26/2001	Planning Technologies	Red Hat

        Harris Nesbitt reviewed publicly-available information to determine the purchase prices and multiples in the comparable transactions. The following table summarizes the multiples of latest twelve months EBITDA and EBIT for the selected comparable transactions as compared to the proposed acquisition of SCB by CIBER:

Selected Comparable Transactions
	SCB(1)	Median Multiple	Mean Multiple
Latest Twelve Months EBITDA(2)	7.6x	6.2x	6.3x
Latest Twelve Months EBIT(2)	15.5x	11.0x	10.7x

(1)
Based on SCB's enterprise value calculated at $2.13 per share.

(2)
Based on SCB's financial results for the twelve months ended October 31, 2003.

        Harris Nesbitt noted that the proposed merger consideration of $2.13 per share exceeds the implied considerations determined by the above multiples and premiums.

        No transaction included in the comparable transactions analysis is identical to the acquisition of SCB by CIBER. Harris Nesbitt made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of SCB, such as the impact of competition on the business of SCB, industry growth and the absence of any material adverse changes in the financial condition and prospects of SCB, the IT services industry or the financial markets in general.

Selected Comparable Public Companies Analysis

        Harris Nesbitt compared selected financial information of SCB with publicly-available information of selected comparable public companies. The selected comparable companies were chosen because they are involved in the IT services and IT staffing industry and they demonstrate certain financial metrics, such as market capitalization, revenue, operating margins and sales and earnings growth that are similar to those of SCB. Specifically, the comparable companies considered by Harris Nesbitt were:

  •
  American Management Systems, Inc.

  •
  Keane, Inc.

  •
  CIBER, Inc.

  •
  Covansys Corp.

  •
  First Consulting Group, Inc.

  •
  RCM Technologies, Inc.

  •
  OAO Technology Solutions, Inc.

  •
  Tier Technologies, Inc.

  •
  TechTeam Global, Inc.

        For each of the selected comparable companies, Harris Nesbitt calculated and analyzed enterprise value multiples of financial criteria such as revenue, EBITDA and EBIT and equity value multiples of earnings. The following table presents the implied enterprise and equity value multiples of SCB compared to the selected comparable companies:

	Selected Comparable Companies(1)
	SCB		Median		Mean
Latest Twelve Months Revenue(2)	0.6	x	0.7	x	0.7	x
Twelve Months Ended December 31, 2003 Revenue	0.7	x	0.9	x	0.8	x
Twelve Months Ended December 31, 2004 Revenue	0.7	x	0.8	x	0.8	x
Latest Twelve Months EBITDA(2)	7.6	x	12.1	x	12.1	x
Twelve Months Ended December 31, 2003 EBITDA	8.2	x	11.0	x	11.3	x
Twelve Months Ended December 31, 2004 EBITDA	9.5	x	8.8	x	10.6	x
Latest Twelve Months EBIT(2)	15.5	x	16.8	x	18.8	x
Twelve Months Ended December 31, 2003 EBIT	19.7	x	17.8	x	18.1	x
Twelve Months Ended December 31, 2004 EBIT	25.0	x	12.9	x	14.6	x
Latest Twelve Months Price/ Earnings(2)	22.2	x	27.2	x	27.2	x
Twelve Months Ended December 31, 2003 Price/ Earnings	29.7	x	28.1	x	27.6	x
Twelve Months Ended December 31, 2004 Price/ Earnings	41.4	x	22.4	x	24.6	x

(1)
Based on SCB's implied transaction value calculated at $2.13 per share.

(2)
Based on SCB's financial results for the latest twelve months ended October 31, 2003.

        Harris Nesbitt noted that the consideration of $2.13 per share under the merger agreement is comparable to the range of implied considerations determined by the revenue multiples, the EBIT multiples, the EBITDA multiples and the earnings multiples.

        No company included in the peer group is identical to SCB. In selecting and evaluating the comparable companies, Harris Nesbitt made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters. Because of the inherent differences between the business, operations, financial condition and prospects of SCB and those of the selected comparable companies, Harris Nesbitt believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis.

Discounted Cash Flow Analysis

        The discounted cash flow analysis provides a net present value of the projected unlevered free cash flows of SCB for the fiscal years 2004 through 2008. Harris Nesbitt calculated the present value of the projected future equity value of SCB using internal financial planning data prepared by SCB's management for fiscal years 2004 through 2007 and calculated such cash flow for fiscal year 2008 based on historical growth rates and margins. Harris Nesbitt applied a range of discount rates of 14% to 18% and a range of exit multiples of 5.0x to 7.0x of estimated 2008 EBITDA. Both the discount rates and multiples were based on the comparable company cost of capital and trading ranges, respectively. This analysis calculated implied equity values ranging from $1.29 to $2.27 per share, and yielded the following results:

	Implied Aggregate Equity Value Per Share
	Assumed Exit Multiple of Estimated 2008 EBITDA
Discount Rates
	5.0x	6.0x	7.0x
14%	$1.61	$1.94	$2.27
16%	1.44	1.75	2.06
18%	1.29	1.58	1.87

        Harris Nesbitt noted that the consideration of $2.13 per share under the merger agreement is generally above the range of implied considerations from the equity values resulting from its discounted cash flow analysis.

        The preparation of a fairness opinion is a complex process and, consequently, a fairness opinion is not easily summarized. Harris Nesbitt believes that selecting any portion of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying its opinion. In addition, Harris Nesbitt may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of considerations resulting from any particular analysis described above should not be taken to be Harris Nesbitt's view of the actual value of SCB. In performing its analyses, Harris Nesbitt made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these matters are beyond the control of SCB and any estimates contained in Harris Nesbitt's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Harris Nesbitt conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the consideration to be received by holders of SCB common stock in the merger and its delivery of the fairness opinion to the SCB board of directors. These analyses do not purport to be appraisals or to reflect the prices at which SCB might actually be sold.

        The type and amount of consideration payable in the merger were determined through arm's-length negotiations between SCB and CIBER and were approved by SCB's board of directors. Harris Nesbitt provided advice to SCB during these negotiations. Harris Nesbitt did not, however, recommend any specific consideration to SCB or that any specific amount of consideration constituted the only appropriate consideration. In addition, Harris Nesbitt's opinion was one of several factors taken into consideration by SCB's board of directors in making its decision to approve the merger. Consequently, Harris Nesbitt's analysis as described above should not be viewed as determinative of the opinion of the board of directors with respect to the value of SCB or whether the board of directors would have been willing to agree to different merger consideration.

        In connection with Harris Nesbitt's engagement, SCB requested that Harris Nesbitt evaluate the fairness, from a financial point of view, to the holders of SCB common stock of the consideration provided for in the merger. Under the terms of an engagement letter, dated February 6, 2003 between SCB and Harris Nesbitt, SCB agreed to pay Harris Nesbitt a financial advisory fee in an amount equal to 1.5% of the enterprise value of SCB, approximately $1,325,000 in the event, and contingent upon consummation, of a sale transaction. In addition to the above described compensation, SCB agreed to reimburse Harris Nesbitt for all of its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Harris Nesbitt and its affiliates and their respective directors, officers, agents and employees against liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Harris Nesbitt's engagement. Harris Nesbitt and SCB believe those fees and expenses are customary for transactions such as the transaction described herein.

Opinion of FTN Financial Securities Corp

        The board of directors of SCB retained FTN Financial Securities Corp to render an opinion in connection with the proposed transaction between CIBER and SCB. On January 19, 2004, FTN Financial Securities delivered an oral opinion to the board of directors, followed by a written opinion as of the same date, that as of the date of such opinion, the merger consideration of $2.13 was fair, from a financial point of view, to SCB's shareholders.

        The full text of the FTN Financial Securities opinion is attached to this document as Annex D. The FTN Financial Securities opinion sets forth the assumptions made by FTN Financial Securities in arriving at its opinion as well as certain qualifications to the opinion of FTN Financial Securities. Furthermore, the FTN Financial Securities opinion describes the information reviewed and relied upon by FTN Financial Securities and briefly describes the qualifications of FTN Financial Securities to render an opinion as to the fairness, from a financial point of view, of the merger consideration to the Company's shareholders.

        Although FTN Financial Securities rendered its opinion and provided certain financial analyses to the board of directors, the opinion was only one of the many factors taken into consideration by the board of directors in making their recommendation to the SCB's shareholders. The decision to recommend and pursue the proposed transaction with CIBER is solely that of the board of directors of SCB.

        In preparing its opinion, FTN Financial Securities performed a variety of analyses, which are described below. In arriving at its opinion, FTN Financial Securities considered the results of all such analyses as a whole and did not attribute any particular weight to any specific analysis or factor. As such, consideration of only a portion of the analyses could create an incomplete view of the processes underlying the FTN Financial Securities opinion.

        In performing its analyses, FTN Financial Securities made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SCB. The analyses performed by FTN Financial Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of FTN Financial Securities' analysis of the fairness of the merger consideration to SCB's shareholders from a financial point of view and were provided to the board of directors in connection with the delivery of FTN Financial Securities' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. FTN Financial Securities used in its analyses various projections of results of operations prepared by the management of SCB. The projections are based on numerous variables and assumptions that are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

        The following paragraphs summarize the material quantitative analyses performed by FTN Financial Securities in arriving at the opinion delivered to the SCB board of directors.

Analysis of Certain Publicly-Traded Companies

        Using publicly-available information, FTN Financial Securities reviewed the stock prices, market multiples of revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and earnings before interest and taxes ("EBIT"), and certain other characteristics for certain companies in the information technology (IT) services industry, focusing on those companies of comparable size. None of these companies is identical to SCB. The companies included in this analysis were:

  Answerthink, Inc.,
  Edgewater Technology, Inc.,
  RCM Technologies, Inc.,
  Technology Solutions Company,
  TechTeam Global, Inc. and
  Tier Technologies, Inc.

        FTN Financial Securities noted that the value of SCB on a pro forma basis implied by the merger consideration was in line with or above the average and median multiples of revenues and EBIT for the preceding twelve months for the other publicly-traded companies.

	Average		Median		SCB
Market Multiple of:
Trailing 12 months revenues	0.8	x	0.7	x	0.6	x
Trailing 12 months EBITDA	8.7	x	8.7	x	6.4	x
Trailing 12 months EBIT	8.1	x	8.1	x	13.8	x

Analysis of Recent Acquisition Transactions

        Using publicly-available information, FTN Financial Securities reviewed the purchase prices and multiples paid in selected merger and acquisition transactions with an enterprise value of less than $250 million involving companies in the IT services industry. No company or transaction was identical to SCB. FTN Financial Securities examined transactions completed in 2003 and reviewed the relationship between the aggregate transaction value of the acquired company and the acquired company's revenues, EBITDA and EBIT, where such information was available. FTN Financial Securities noted that the value of SCB implied by the merger consideration was within the range of multiples of revenues, EBITDA and EBIT observed, and in the case of revenues and EBIT, was in line with or above the average and median multiples observed.

	Average		Median		Range	SCB
Aggregate Transaction Value to:
Trailing 12 months revenues	0.6	x	0.5	x	0.2x - 1.6x	0.6	x
Trailing 12 months EBITDA	8.1	x	5.9	x	4.1x - 19.1x	6.4	x
Trailing 12 months EBIT	11.1	x	9.7	x	5.7x - 23.3x	13.8	x

Analysis of Premiums Paid

        Using publicly-available information, FTN Financial Securities reviewed the premium or discount to the market price of the merger consideration with those observed in transactions (i) announced and completed since 2001, (ii) involving IT, consulting and related service businesses as the target, and (iii) with an enterprise value of between $10 million and $250 million. Given the trading activity for the common stock of SCB, FTN Financial Securities compared the premiums implied by the merger consideration over time frames ranging from one day to one year, noting that the premiums were within the ranges observed.

	One Day	One Week	One Month	One Year
Range	(13.6)% - 260.0%	(12.3)% - 239.6%	(36.7)% - 234.6%	(94.4)% - 786.1%
SCB	9.2%	18.3%	(2.3)%	255.0%

Analysis of Discounted Cash Flows

        Using four-year projections (three-year projections provided by SCB and a fourth year of projections extrapolated by FTN Financial Securities with guidance from SCB), FTN Financial Securities reviewed the estimated cash flows for SCB for the purpose of calculating a present value of the common stock of SCB. The cash flows, as well as a terminal value, were discounted to the net present value utilizing a variety of discount rates and terminal value EBITDA multiples. In making these calculations, FTN Financial Securities utilized (i) discount rates ranging from 14% to 16% (which were derived from SCB's theoretical cost of capital and a review of those companies included in the analysis of certain publicly-traded companies) and (ii) terminal value EBITDA multiples ranging from 5.4x to 7.4x. This analysis indicated a valuation range for the common stock of SCB of $1.52 per share to $2.45 per share. FTN Financial Securities noted that the merger consideration was at the high end of the range observed.

        FTN Financial Securities is a nationally recognized investment banking firm, which as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In connection with the proposed transaction, FTN Financial Securities has performed investment banking and financial advisory services for the board of directors of SCB for which it has received compensation. Specifically, FTN Financial Securities received a $25,000 retainer fee upon the signing of the engagement letter between SCB and FTN Financial Securities and a $150,000 fee upon the presentation of its financial analysis and the rendering of the opinion to the SCB board of directors. Additionally, within the last two years, FTN Financial Securities also received fees of $25,000 for advisory services in connection with an unrelated transaction. Pursuant to the engagement letter dated October 7, 2003, and an addendum dated January 19, 2004 to the engagement letter, SCB has also agreed to reimburse FTN Financial Securities for the expenses reasonably incurred by it in connection with its engagement, including reasonable counsel fees, and to indemnify FTN Financial Securities and its officers, directors, employees, agents and controlling persons against certain expenses, losses, claims, damages or liabilities in connection with its services, including those arising under federal securities laws.

        In the ordinary course of business, FTN Financial Securities or its affiliates may trade the equity securities of SCB for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

Shareholder Approval in Connection with the Merger

        In order for the merger to be completed, the Agreement and Plan of Merger must be approved by the holders of a majority of the outstanding shares of SCB common stock at SCB's special meeting. There is no vote required by CIBER's stockholders.

        Under the Agreement and Plan of Merger, the failure of the shareholders of SCB to give their approval for the merger will permit the termination of the Agreement and Plan of Merger and abandonment of the transaction.

Interests of Certain Officers and Directors of SCB in the Merger

        In considering the recommendation of SCB's board of directors in favor of approval and adoption of the Agreement and Plan of Merger, SCB shareholders should be aware that some of SCB's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of SCB shareholders generally. SCB's board of directors was aware of these interests when it considered and adopted the Agreement and Plan of Merger. The interests include the following:

Severance Agreements

  •
  T. Scott Cobb, President and Chief Executive Officer of SCB, has been offered a severance agreement whereby he would receive a sum equal to his base salary for the remaining term of his employment agreement, or approximately $1.57 million assuming a December 31, 2003 closing,, a payment of $50,000 to maintain health insurance together with health insurance benefits for Mr. Cobb's wife and daughter under the CIBER health plan, and payment of an amount equal to his target annual bonus, estimated at a $250,000 for the year ending April 30, 2004.

  •
  Jeffrey S. Cobb, Executive Vice-President and Chief Operating Officer, has been offered a severance agreement whereby he would receive a sum equal to two years of his base salary of $275,000 and a payment of $13,000 to maintain his health insurance.

  •
  Michael Boling, Executive Vice-President and Chief Financial Officer, has been offered a severance agreement whereby he would receive a sum equal to one year of his base salary of $300,000 plus maintenance, at CIBER's expense, of his health insurance benefits for a period of one year.

Acceleration of SCB Stock Options

        As a result of the merger, all unvested stock options issued under SCB's 1997 Stock Incentive Plan, and if so determined by SCB's board the stock options issued under SCB's 1995 Stock Incentive Plan, will become fully exercisable, including the following options held by officers and directors:

Name		In-the-Money Stock Options	Out-of-the-Money Stock Options
•	T. Scott Cobb—Director, President & Chief Executive Officer	30,000	—
•	James Harwood—Director	30,000	65,000
•	Robert G. McEniry—Director	30,000	30,000
•	Jack R. Blair—Chairman and Director	30,000	30,000
•	Walter Grant—Director	20,000	10,000
•	Robert Hunt—Director	20,000	10,000
•	Jim Rout—Director	20,000	10,000
•	Michael Boling—Executive Vice President & Chief Financial Officer	230,000	100,000
•	Jeffrey Cobb—Executive Vice President & Chief Operating Officer	230,000	290,300
•	Steven Howard Smith—Executive Vice President/State Government	30,000	260,300
•	Gordon Bateman—Executive Vice President and Secretary	—	190,300

Right to Receive Stock

        Mr. McEniry participates in SCB's Outside Directors Deferred Compensation Plan, which entitles him to receive, in lieu of director's fees, 47,649 shares of SCB common stock upon his departure from the board.

Voting and Option Agreement

        Under the terms of a Voting and Option Agreement entered into among CIBER and T. Scott Cobb, President and Chief Executive Officer and a director of SCB, T. Scott Cobb, Jr. and Jeffrey Cobb, Executive Vice President and Chief Operating Officer of SCB, these three individuals have agreed, subject to the terms and conditions set forth in the agreements, to vote their shares of SCB common stock for the adoption of the Agreement and Plan of Merger and against other transactions. In addition, T. Scott Cobb and Jeffrey Cobb granted CIBER an option for a period of no longer than one year, subject to the terms and conditions of the Voting and Option Agreement, to acquire their shares of SCB common stock for a price equal to the merger consideration under certain circumstances. T. Scott Cobb, T. Scott Cobb, Jr. and Jeffrey Cobb own and are entitled to vote 3,731,697, 1,054,671 and 182,000 shares, respectively, or approximately 20% in the aggregate, of the shares of SCB common stock outstanding on the record date.

Indemnification

        The merger agreement provides that all rights to indemnification existing in favor of the present and former directors and officers of SCB by reason of any written indemnification agreement will survive the merger and be observed by CIBER to the full extent permitted by Tennessee law. CIBER also agreed in the merger agreement to provide substantially the same level of officers' and directors' liability insurance coverage as SCB maintained prior to the merger, provided that CIBER is not obligated to pay any amount to establish or maintain such coverage that is greater than 150% of the annual premiums paid by SCB for its coverage.

Transfers Under Rule 144

        The issuance of CIBER common stock in connection with the merger will increase the number of shares of outstanding CIBER common stock, which could affect the Rule 144 volume limitations that apply to affiliates of the combined company and former affiliates of SCB. This increase in the number of shares of outstanding CIBER common stock may faciliate transfers of a greater amount of shares of CIBER common stock by affiliates than is currently permissible under Rule 144.

Material Federal Income Tax Consequences

        The following general discussion summarizes certain anticipated material United States federal income tax consequences of the merger generally applicable to holders of SCB common stock who exchange such stock in the merger. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), current and proposed Treasury regulations, and judicial and administrative decisions and rulings and addresses only such SCB shareholders who hold their SCB capital stock as a capital asset. This discussion does not address all of the United States federal income tax consequences that may be relevant to particular SCB shareholders in light of their individual circumstances or to SCB shareholders who are subject to special rules, such as (i) persons subject to the alternative minimum tax; (ii) persons who hold shares of SCB common stock through partnerships or other pass-through entities; (iii) financial institutions; (iv) tax-exempt organizations; (v) retirement plans; (vi) insurance companies (vii) dealers in securities or foreign currencies; (viii) persons who are not citizens or residents of the United States, or who are foreign corporations, foreign partnerships or foreign estates or trusts; (ix) persons who hold such shares as part of a straddle, a hedge against currency risk, or as part of a constructive sale or conversion transaction; or (x) persons who acquired their shares upon the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not address the tax consequences of the merger under state, local or foreign laws or the tax consequences of transactions effectuated before or after, or currently with, the merger.

Tax Consequences to SCB Shareholders

        For federal income tax purposes, the merger will be treated as a taxable sale by each SCB shareholder of his stock in SCB to, and a purchase of stock by, CIBER. The following federal income tax consequences will result:

  •
  Each SCB shareholder will recognize gain or loss upon the surrender of his or her shares in the merger in an amount equal to the difference, if any, between (i) the sum of the amount of cash received and the fair market value of the shares of CIBER common stock received (based upon the value of the CIBER common stock on the date of the merger), and (ii) the shareholder's adjusted tax basis in the SCB shares surrendered. In general, any gain or loss recognized will be a capital gain or loss and will be long-term capital gain or loss if the shares giving rise to the recognized gain or loss have been held for more than one year at the time of the merger. Long term capital gains recognized by shareholders who are natural persons are generally taxed at favorable rates relative to the rates imposed on ordinary income. Short-term capital gains (capital gains other than long-term capital gains) recognized by non-corporate taxpayers and generally all capital gains recognized by corporate taxpayers are taxable at the same tax rates as are imposed on ordinary income. The deductibility of capital losses is subject to limitations.

  •
  The tax basis of the CIBER common stock received by SCB shareholders in the merger will be equal to its fair market value on the date of the merger.

  •
  The tax holding period of the CIBER common stock received by SCB shareholders in the merger will begin on the day after the merger.

Tax Consequences to Dissenters

        A cash payment made to a shareholder of SCB who exercises dissenters' rights under the TBCA will be treated as a distribution in redemption of the shareholder's SCB common stock. Such redemption will be treated as a sale or exchange resulting in capital gain or loss to the shareholder if the redemption qualifies for such treatment under Section 302 of the Code. In such a case, the shareholder will recognize capital gain or loss in an amount equal to the difference between the cash received by the shareholder and the shareholder's adjusted tax basis in the SCB common stock that are redeemed.

        The determination of whether a redemption qualifies as a sale or exchange under Section 302 of the Code is made on a shareholder-by-shareholder basis. In general, a redemption will be treated as a sale or exchange with respect to a particular shareholder of SCB if the redemption of his, her, or its shares of SCB common stock (a) results in a "complete redemption" of the shareholder's interest in SCB, (b) is "substantially disproportionate" with respect to the shareholder, or (c) is not essentially equivalent to a dividend with respect to the shareholder.

Backup Withholding

        Under the Code, a payment to an SCB shareholder may be subject, under certain circumstances, to backup withholding at a 28% rate, unless such shareholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the shareholder's federal income tax liability, provided the required information is furnished to the IRS.

        To prevent backup withholding, each shareholder of SCB (including shareholders who exercise dissenting rights pursuant to the TBCA) must provide his, her, or its correct taxpayer identification number by completing a Form W-9, certifying that the taxpayer identification number provided is correct (or that the shareholder is awaiting a taxpayer identification number) and that (a) the shareholder is exempt from backup withholding, (b) the shareholder has not been notified by the IRS that the shareholder is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified the shareholder that the shareholder is no longer subject to backup withholding.

        The U.S. federal income tax consequences set forth above are for general information only and are not intended to constitute a complete description of all tax consequences relating to the merger and do not address transactions effectuated prior or subsequent to or concurrently with the merger, whether or not such transactions are in connection with the merger. You are urged to consult your own tax advisor to determine the particular tax consequences to you of the merger, including the applicability and effect of foreign, state, local and other tax laws.

Financing of Cash Portion of Merger Consideration

        As of September 30, 2003, CIBER had cash and cash equivalents of $19.7 million and working capital of $112.9 million. CIBER currently has in place a $60.0 million revolving line of credit with a financial institution, with $27.3 million outstanding borrowings under the line. On December 2, 2003, CIBER sold Convertible Senior Subordinated Debentures due 2023 in a Rule 144A offering through which it raised net proceeds of approximately $169 million. CIBER intends to use a portion of the net proceeds of that offering to finance the cash portion of the merger.

Regulatory Approvals

        Other than the approval by the New York Stock Exchange to list CIBER common stock on the New York Stock Exchange and expiration or termination of the waiting period under the HSR Act, no regulatory approvals are required in connection with the merger. CIBER and SCB both made the filings required under the HSR Act with the Department of Justice and the Federal Trade Commission on November 14, 2003 and the waiting period ended on December 15, 2003.

Shares Eligible for Future Sale and Affiliate Agreements

        Shareholders of SCB that were not affiliates of SCB prior to the closing of the merger and are not affiliates of CIBER will be eligible to sell their CIBER shares without restrictions upon receipt of the shares. Persons who were affiliates of SCB prior to the closing of the merger will be able to sell their shares subject only to the volume, manner of sale and notice provisions of Rules 144 and 145 under the Securities Act of 1933 and in accordance with affiliate agreements entered into with CIBER.

DESCRIPTION OF THE MERGER AGREEMENT

        We have attached a copy of the merger agreement as Annex A to this proxy statement/prospectus. Descriptions of the merger and the merger agreement, as amended, are qualified in their entirety by reference to the merger agreement.

General Description

        The merger agreement provides for the merger of SCB with Daphne Acquisition Corporation, a Tennessee corporation wholly owned by CIBER and formed solely for the purposes of effecting the merger. SCB will survive the merger as a wholly owned subsidiary of CIBER. The companies anticipate that the effective time of the merger will be within three business days following the special meeting of SCB shareholders, assuming the merger is approved at the special meeting and that all other closing conditions of the merger agreement are fulfilled or waived, but in any event, no later than March 1, 2004; however, SCB and CIBER may jointly agree on a different closing date and, in certain circumstances (as described below), the closing date may be automatically extended to March 15, 2004.

        The merger will become effective at the time specified in the articles of merger, which Daphne Acquisition Corporation will file with the State of Tennessee following the closing. The companies anticipate that the merger will become effective at the close of business on the closing date. The exact closing date and the exact time the merger will become effective depend upon satisfaction of numerous conditions, some of which are not under SCB's or CIBER's control.

        Upon consummation of the merger, SCB will be a wholly owned subsidiary of CIBER and will no longer be an independent public company. Accordingly, you will not have the opportunity to participate in SCB's earnings and growth after the merger other than as a stockholder of CIBER if CIBER pays a portion of the merger consideration with shares of its common stock, and you will no longer have any right to vote on corporate matters regarding SCB. Similarly, you will not face the risk of losses generated by SCB's operations or any decline in its value after the merger, except as a stockholder of CIBER if CIBER pays a portion of the merger consideration with shares of its common stock.

What SCB Shareholders Will Receive in the Merger

        Under the merger agreement, when the merger is consummated you will have the right to receive an aggregate of $2.13 for each share of SCB common stock you hold as of the effective time of the merger, unless you properly exercise your dissenters' rights under Sections 48-23-101 through 48-23-302 of the TBCA. CIBER will pay the purchase price for each share of SCB common stock by delivering at least $1.07 in cash, and the balance in shares of CIBER's common stock. CIBER has the right to decrease the percentage of the purchase price that it pays with shares of its common stock and increase the percentage it pays in cash, and could elect to pay the entire $2.13 in cash. For purposes of paying the stock portion of the merger consideration, CIBER's common stock will be valued at the average closing price per share of CIBER common stock on the New York Stock Exchange for the five trading days ended three days prior to the closing date, unless the average is greater than $11.00, in which case CIBER's common stock will be valued at $11.00 per share. If the average price of CIBER's common stock is less than $7.50 and CIBER does not agree to either pay all of the purchase price in cash or pay the stock portion of the purchase price based on such average price, SCB will have the right to terminate the merger agreement and not close the merger.

        CIBER will not issue fractional shares of its common stock in the merger. Instead, if any holder of SCB common stock would otherwise be entitled to receive a fraction of a share of CIBER common stock, CIBER will deposit with the exchange agent, and the exchange agent will pay to any such person, an amount of cash equal to the product of such fraction of a share of CIBER common stock, multiplied by the value of CIBER common stock to be used in determining the stock portion of the merger consideration.

Deposit of Merger Consideration with Exchange Agent

        UMB Bank, NA will act as the exchange agent in connection with the merger. At the effective time of the merger, CIBER will deposit with the exchange agent or instruct the exchange agent to reserve, for the benefit of SCB's shareholders, the aggregate cash and shares of CIBER common stock to be paid as merger consideration. CIBER has represented in the merger agreement that on or before December 31, 2003 it will have sufficient funds available to pay the cash portion of the merger consideration. Any portion of the merger consideration remaining undistributed by the exchange agent 180 days after the effective time of the merger will be returned to CIBER at such time. CIBER will thereafter remain obligated to distribute such portion of the merger consideration upon the proper surrender to CIBER of certificates representing shares of SCB's common stock.

Treatment of Options to Purchase SCB Common Stock

        Each outstanding option to purchase a share of SCB common stock will be converted in the merger into the right to receive the merger consideration minus the exercise price of the option, allocated among the cash and stock portions of the merger consideration.

        With respect to any outstanding and unexercised options to purchase SCB common stock that are not "in the money" and are held by persons who do not continue to serve as employees of SCB after the effective time of the merger, such stock options will be canceled as of the effective time of the merger. CIBER will convert the options to purchase SCB common stock that are not converted into the right to receive merger consideration into options to purchase shares of CIBER common stock. In addition, CIBER will make available a pool of non-statutory options to purchase 200,000 shares of CIBER common stock to certain employees of SCB. Such options will be granted at the effective time of the merger to such persons and in such amounts as agreed to by SCB and CIBER. CIBER will assume SCB's obligations under warrants to purchase SCB common stock.

Dissenters' Rights

        SCB shareholders who (i) give SCB a written notice of such shareholder's intent to dissent from the merger and to demand payment for the shareholder's shares, if the merger is effectuated, and (ii) do not vote in favor of the merger, have the right to dissent from the merger. Pursuant to Sections 48-23-101 et seq. of the TBCA, such dissenting shareholders are entitled to obtain payment of the "fair value" of their pre-merger SCB shares from SCB, if the merger is approved and the dissenting shareholders strictly comply with the requirements of the Tennessee statute.

Certain SCB Shareholders Have Agreed to Vote in Favor of the Merger and Have Granted CIBER a Stock Option

        As a condition to CIBER entering into the merger agreement, CIBER required that certain SCB shareholders, holding an aggregate of approximately 20% of SCB's outstanding common stock, enter into a Voting and Option Agreement with CIBER. Under the Voting and Option Agreement, each shareholder agreed to vote in favor of the merger and against any other merger, consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution and the like, and agreed to not solicit or facilitate any such other transaction. Certain of these shareholders, who hold stock representing approximately 16% of SCB's common stock, also granted CIBER an irrevocable option to purchase all shares of SCB common stock held by each such shareholder at a price of $2.15. CIBER may exercise the option for all, but not less than all, of the shares subject to the option. The shareholders who granted CIBER an option also granted to an officer of CIBER an irrevocable proxy to vote the shareholder's shares of SCB common stock in favor of the merger and against any transaction in the nature of a merger or sale of SCB. A copy of the Voting and Option Agreement is attached as Annex B attached to this proxy statement/prospectus.

SCB Has Agreed Not to Solicit Other Transactions

        SCB agreed in the merger agreement not to initiate, solicit, encourage or facilitate alternative transactions to the merger, or to negotiate with or provide any information to any person other than CIBER concerning an acquisition transaction, until the merger is completed or the merger agreement is terminated. However, SCB may take certain of these actions in the circumstances described below. SCB and its board of directors are permitted to the extent applicable, to:

  •
  comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an acquisition proposal; or to

  •
  engage in any discussions or negotiations with, or provide any information to, a third party in response to an unsolicited bona fide written acquisition proposal received from such third party, or an expression of interest believed by SCB's board of directors to be bona fide indicating a third party's desire to make an acquisition proposal on terms believed by SCB's board of directors to be financially superior to the merger, but only if:

  •
  SCB's board of directors determines, after consultation with its counsel, that doing so is appropriate to comply with its fiduciary duties under applicable law;

  •
  SCB's board of directors determines, after consultation with its financial advisors, concludes that the acquisition proposal, taking into account all material legal, financial, regulator and other aspects of such proposal and the third party making such proposal, could lead to a proposal reasonably believed by SCB's board of directors to be financially superior to the merger;

  •
  SCB obtains from the third party an executed confidentiality agreement prior to providing information to such party; and

  •
  SCB informs CIBER prior to taking any action with respect to such acquisition proposal or expression of interest of any actions it has determined to take with respect thereto.

        SCB agreed to cause its officers, directors and representatives to immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of the merger agreement with any parties conducted prior to such time with respect to any acquisition proposal. SCB also agreed to use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of these obligations. These restrictions, along with the Voting and Option Agreement described above under "Certain SCB Shareholders Have Agreed to Vote in Favor of the Merger and Have Granted CIBER a Stock Option," may deter other potential alternative acquisition proposals.

        SCB has agreed to promptly notify CIBER of any and all inquiries, proposals or offers received by, any such information requested from, or any discussions or negotiations sought to be initiated with, any of its representatives with regard to an acquisition proposal, indicating the name of the parties involved and the material terms and conditions of any inquiries, proposals or offers.

SCB Has Agreed to Pay CIBER a Termination Fee and Pay For CIBER's Transaction Expenses Upon the Occurrence of Certain Events

        If the merger agreement is terminated prior to the termination date as described below, SCB will be required in some circumstances to reimburse CIBER for its transaction expenses up to $500,000 and may be required to pay CIBER a termination fee of up to $2,500,000, less any expenses SCB previously reimbursed to CIBER.

        SCB must pay for CIBER's transaction expenses:

  •
  if a third party makes an acquisition proposal and the merger agreement is terminated:

  •
  by either CIBER or SCB if the merger is not approved by the SCB shareholders at the special meeting;

  •
  by either CIBER or SCB if SCB enters into an agreement for another transaction reasonably believed by SCB's board of directors to be financially superior to the merger;

  •
  by CIBER because SCB's board of directors withdraws or modifies its recommendation that the merger be approved by SCB's shareholders, or because SCB has not called the special shareholders meeting by January 31, 2004; or

  •
  the merger agreement is terminated by CIBER because one or more of SCB's representations is breached, other than breaches arising from a material adverse effect on SCB beyond SCB's control and not caused by SCB's negligence, recklessness, or willful conduct;

    if, within twelve months from the date of termination of the merger agreement SCB enters into an agreement with any third party with which SCB had discussions during the twelve months prior to termination of the merger agreement.

        SCB must pay CIBER a termination fee equal to $2,500,000 less any reimbursement of CIBER's expenses paid by SCB as described above:

  •
  if a third party makes an acquisition proposal and the merger agreement is terminated:

  •
  by either CIBER or SCB if the merger is voted down at SCB's shareholders meeting;

  •
  by either CIBER or SCB if SCB enters into an agreement for another transaction reasonably believed by SCB's board of directors to be financially superior to the merger;

  •
  by CIBER because SCB's board of directors withdraws or modifies its recommendation that the merger be approved by SCB's shareholders, or because SCB has not called the special shareholders meeting by January 31, 2004; or

  •
  the merger agreement is terminated by CIBER because one or more of SCB's representations is breached, other than breaches arising from a material adverse effect on SCB beyond SCB's control and not caused by SCB's negligence, recklessness, or willful conduct;

    and within twelve months SCB consummates a transaction regarding an acquisition proposal with any third party with which SCB had discussions during the twelve months prior to termination of the merger agreement.

Representations and Warranties

        SCB makes a number of representations and warranties in the merger agreement that relate to SCB, its business, affairs, financial condition and other matters. SCB's representations and warranties are generally subject to exceptions, which are set forth in a disclosure letter and to other qualifications, and include representations and warranties regarding:

  •
  corporate organization and similar corporate matters;

  •
  capital stock;

  •
  authorization, execution and enforceability of the merger agreement;

  •
  the accuracy of information contained in SCB's filings with the SEC;

  •
  the absence of certain material changes or events since April 30, 2003;

  •
  the absence of material litigation;

  •
  the lack of fees to any broker or financial advisor;

  •
  favorable SCB board recommendation, and fairness opinions from investment banks, related to the merger;

  •
  the SCB shareholder vote required to approved the merger;

  •
  absence of changes in benefits plans;

  •
  compliance with applicable laws;

  •
  environmental compliance matters;

  •
  the lack of undisclosed commitments under any contracts or debt instruments;

  •
  valid interests in all properties and assets held;

  •
  the right to use of all intellectual property necessary for the operation of its business;

  •
  the lack of collective bargaining or other labor union agreements;

  •
  certain employee matters;

  •
  validity of insurance policies;

  •
  the timely filing of all tax returns;

  •
  ERISA matters;

  •
  the truth of statements made by SCB in this proxy statement/prospectus;

  •
  the inapplicability of any state takeover statutes;

  •
  business relations with SCB's customers and suppliers;

  •
  SCB's bank accounts;

  •
  the lack of designated agents;

  •
  certain governments contracts matters; and

  •
  the lack of untrue statements or omissions of material facts in SCB's representations and warranties or in certificates provided by SCB in connection with the merger.

        Each of CIBER and Daphne Acquisition Corporation make a number of representations and warranties in the merger agreement that relate to it, its business, affairs, financial condition and other matters. These representations and warranties are generally subject to exceptions, which are set forth in a disclosure letter and to other qualifications, and include representations and warranties regarding:

  •
  corporate organization and similar corporate matters;

  •
  capital stock;

  •
  authorization, execution and enforceability of the merger agreement;

  •
  the accuracy of information contained in CIBER's filings with the SEC;

  •
  the absence of material litigation;

  •
  the truth of statements made by CIBER in this proxy statement/prospectus;

  •
  the lack of fees to any broker or financial advisor;

  •
  the lack of untrue statements or omissions of material facts in CIBER's representations and warranties or in certificates provided by CIBER in connection with the merger;

  •
  the sufficiency of funds or credit capacity to meets its obligations under the merger agreement;

  •
  CIBER's ownership of less than 5% of the issued and outstanding shares of SCB common stock; and

  •
  the absence of certain material changes or events since June 30, 2003.

Conditions to the Merger

        The obligations of CIBER and SCB to complete the merger are conditioned on the following:

  •
  approval and adoption of the merger agreement and of the transactions contemplated by the merger agreement by SCB's shareholders;

  •
  absence of any injunction, ruling, decree or similar action, or of any statue or regulation or similar order, that would make the transaction contemplated by the merger agreement illegal;

  •
  receipt of all necessary consents, approvals, declarations and authorizations from government authorities or third parties; and

  •
  absence of any litigation that would restrain or prohibit the consummation of the merger.

        SCB's obligation to complete the merger is subject to the following additional conditions:

  •
  CIBER's performance of or compliance with, in all material respects, its obligations and covenants contained in the merger agreement;

  •
  continued accuracy in all material respects of CIBER's representations and warranties contained in the merger agreement;

  •
  receipt by SCB of a certificate dated as of the date of closing of the merger signed by an executive officer of CIBER certifying as to CIBER's compliance with certain provisions of the merger agreement;

  •
  approval of the shares of CIBER common stock to be issued in the merger for trading on the New York Stock Exchange, subject to official notice of issuance;

  •
  receipt by SCB of an opinion letter from Faegre & Benson LLP, CIBER's counsel, as to certain matters relating to CIBER and the merger;

  •
  the absence of certain litigation related to the merger;

  •
  receipt of such other documents and instruments as may reasonably be required by SCB to consummate the merger;

        CIBER's obligation to complete the merger is conditioned on, among other things:

  •
  SCB's performance of or compliance with, in all material respects, its obligations and covenants contained in the merger agreement;

  •
  continued accuracy in all material respects of SCB's representations and warranties and covenants contained in the merger agreement;

  •
  receipt by CIBER of a certificate dated as of the date of closing of the merger signed by an executive officer of SCB certifying as to SCB's compliance with certain provisions of the merger agreement;

  •
  the absence of certain litigation;

  •
  approval by the United States District Court for the Western District of Tennessee of a settlement agreement, in form satisfactory to CIBER, relating to the litigation filed against SCB on December 9, 2003 alleging certain violations of the FLSA;

  •
  receipt by CIBER of executed severance agreements with certain of SCB's executive officers;

  •
  receipt by CIBER of an opinion letter from Burch, Porter and Johnson, PLLC, SCB's counsel, as to certain matters relating to SCB and the merger;

  •
  receipt by CIBER of the resignations of each of SCB's directors, effective as of the closing of the merger;

  •
  receipt by CIBER of cancellations, effective as of the closing of the merger, of certain powers of attorney granted by SCB;

  •
  receipt by CIBER of certifications from certain executive officers on behalf of SCB as to non-foreign status under the Internal Revenue Code;

  •
  the exercise by the holders of no more than 10% of SCB's common stock of dissenters rights under Tennessee law; and

  •
  receipt of such other documents and instruments as may reasonably be required by CIBER to consummate the merger.

Conduct of SCB's Business Pending the Merger

        The merger agreement requires that SCB conduct its business until the merger takes effect only in the ordinary course of business consistent with past practices, and to use reasonable best efforts to keeps its business intact in substantially the form it existed prior to signing the merger agreement. SCB may not, among other things:

  •
  sell, lease, transfer, mortgage or otherwise encumber, subject to any lien or otherwise dispose of any of its properties or assets, except in the ordinary course of its business;

  •
  change any provision of its charter, bylaws or similar governing documents;

  •
  split, combine or reclassify any outstanding shares of, or interests in, its capital stock;

  •
  redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock or any options, warrants or rights to acquire its capital stock;

  •
  sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that SCB may issue its common stock upon the valid exercise of options outstanding as of the date of the merger agreement pursuant to its stock plans);

  •
  modify the terms of any existing indebtedness or incur any indebtedness or issue any debt securities, except indebtedness incurred in the ordinary course of business;

  •
  assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or make any material loans or advances or capital contributions to, or investments in, any other person;

  •
  authorize, recommend or propose any change in its capitalization, or any release or relinquishment of any material contract right or effect or permit any of the foregoing;

  •
  adopt or establish any new employee benefit plan or amend in any material respect any employee benefit plan, or increase the compensation or fringe benefits of any employee or pay any benefit not consistent with any existing employee benefit plan except in a manner consistent with SCB's historical salary review procedures;

  •
  enter into or amend any employment, consulting, severance or indemnification agreement with any of its directors, officers or employees, or any collective bargaining agreement or other obligation to any labor organization or employee;

  •
  make any material tax election or settle or compromise any liability for taxes;

  •
  make or commit to make expenditures for capital assets, properties, or intellectual property that exceed $100,000 in the aggregate;

  •
  make any changes in its reporting for taxes or accounting procedures other than as required by generally accepted accounting principles or applicable law;

  •
  pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, SCB's most recent financial statements or incurred after the date of such financial statements in the ordinary course of business consistent with past practice; settle any litigation or other legal proceedings involving a payment of more than $100,000 in any one case by or to SCB, or waive the benefits of, or agree to modify in any manner, any noncompetition, confidentiality, standstill or similar agreement to which SCB is a party;

  •
  write off any accounts or notes receivable except in the ordinary course of business consistent with past practices;

  •
  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof for aggregate consideration of in excess of $200,000;

  •
  adopt any shareholder rights or similar plan or take any other action with the intention of, or which may reasonably be expected to have the effect of, damaging CIBER or SCB;

  •
  enter into, modify or authorize any contract, agreement, commitment or arrangement to do any of the foregoing; or

  •
  incur or pay legal, financial or accounting fees or expenses in connection with the merger in excess of $1,875,000.

Employee Matters

        To the extent SCB's employees are offered and accept continued employment with SCB following the merger, such employees shall be able to participate in plans in which similarly situated CIBER employees are eligible to participate, and shall receive credit for years of service with SCB for purposes of eligibility and vesting with respect to (i) CIBER's benefit plans, (ii) CIBER's vacation accrual and (iii) CIBER's stock plans.

        CIBER will continue sponsorship of SCB's 401(k) plan in its present form following the effective time of the merger until it is prepared to commence the process of merging SCB's plan into CIBER's plan. SCB's 401(k) plan will be frozen to new contributions in preparation for the merger of the plans as of the date SCB employees first participate in CIBER's 401(k) plan regardless of the date the 401(k) plans are merged. SCB's employees will be permitted to participate in CIBER's 401(k) plan as soon as practical after the effective time of the merger.

        CIBER will make available a pool of non-statutory stock options to purchase 200,000 shares of CIBER common stock to be granted to certain employees of SCB. Options to purchase those shares will be granted at the effective time of the merger, or as soon thereafter as practicable. The employees to receive the options at the closing of the merger will be determined by mutual agreement of CIBER and SCB prior to the effective time of the merger. The exercise price of options so granted will be the value of CIBER common stock used in determining the merger consideration. The options will vest ratably over a period of four years.

Exchange of SCB Stock Certificates for the Merger Consideration

        UMB Bank, NA will act as the exchange agent in connection with the merger. At the effective time of the merger, CIBER will deposit with the exchange agent or instruct the exchange agent to reserve, as applicable, in each case for the benefit of SCB shareholders, the cash and CIBER common stock to be paid as merger consideration.

        Promptly after the merger is completed, you will be mailed a transmittal letter from the exchange agent with instructions on how to surrender your SCB stock certificates in exchange for the merger consideration. You should carefully review these materials and deliver your stock certificates representing SCB common stock as instructed.

        You should not deliver your stock certificates to SCB, CIBER, or the exchange agent until you receive the transmittal letter with instructions from the exchange agent.

        After you surrender to the exchange agent your duly endorsed stock certificates and properly completed letter of transmittal, the exchange agent will mail to you one or more checks for the amount (without interest) to be paid as the cash portion of the merger consideration and any cash in lieu of fractional shares of CIBER common stock, and will deliver certificates for the number of shares of CIBER common stock to be delivered as the stock portion of the merger consideration. Neither the exchange agent nor CIBER is obligated to deliver the merger consideration to you until you properly surrender your certificates representing shares of SCB common stock.

        Any portion of the merger consideration remaining undistributed by the exchange agent 180 days after the effective time of the merger will be returned to CIBER at such time. CIBER will thereafter remain obligated to distribute such portion of the merger consideration upon the proper surrender to CIBER of certificates representing shares of SCB common stock.

        If your stock certificate has been lost, stolen or destroyed, the exchange agent will pay the merger consideration only upon your submission of an affidavit claiming the certificate to be lost, stolen or destroyed and the posting of a bond as indemnity against any claim that may be made with respect to the certificate.

        At the time the merger becomes effective, SCB's stock transfer books will be closed, and no transfer of shares of SCB common stock by any shareholder will be made or recognized. If certificates representing shares of SCB common stock are presented for transfer after the merger becomes effective, they will be canceled and exchanged, as applicable, for payment of the merger consideration.

Indemnification

        The merger agreement provides that all rights to indemnification existing in favor of the present and former directors and officers of SCB by reason of any written indemnification agreement and applicable will survive the merger and be observed by CIBER to the full extent permitted by Tennessee law. CIBER also agreed in the merger agreement to provide substantially the same level of officers' and directors' liability insurance coverage as SCB maintained prior to the merger, provided that CIBER is not obligated to pay any amount to establish or maintain such coverage that is greater than 150% of the annual premiums paid by SCB for its coverage.

Amendments

        The parties may amend the merger agreement by mutual written consent at any time prior to the merger. However, once SCB's shareholders have voted to approve and adopt the merger agreement, an amendment that requires further shareholder approval by law or by applicable stock exchange regulation cannot be made without further approval of SCB's shareholders.

Third Party Beneficiaries

        Except as described in "Indemnification" above, no person other than the named parties to the merger agreement has the right to enforce any provision of the merger agreement.

Terminating the Merger Agreement

        CIBER and SCB may terminate the merger agreement at any time by mutual consent authorized by the companies' respective boards of directors.

        Either CIBER or SCB may terminate the merger agreement for certain reasons, including the following:

  •
  the merger has not been completed by March 1, 2004 if the termination date is not extended, by March 15, 2004 if the termination date is extended, or by such other date as the parties may otherwise agree upon;

  •
  material breach by the other party of any of its representations and warranties contained in the merger agreement;

  •
  any government or regulatory action which prevents the consummation of the merger;

  •
  SCB's shareholders fail to approve and adopt the merger agreement at the special meeting; or

  •
  SCB enters into a binding written agreement concerning a transaction that is superior to the merger with CIBER and certain conditions are met.

CIBER may terminate the merger agreement if:

  •
  SCB's board of directors withdraws, changes or modifies their recommendation in an adverse manner;

  •
  SCB fails to call the special shareholders meeting by January 31, 2004; or

  •
  SCB materially breaches the merger agreement.

SCB may terminate the merger agreement if:

  •
  CIBER materially breaches the merger agreement; or

  •
  CIBER's average closing stock price over the five trading days ending three days prior to the closing is less than $7.50, and CIBER fails to agree in writing to either:

  •
  use the actual average price of CIBER's stock over such period in determining the stock portion of the merger consideration; or

  •
  pay all of the merger consideration in cash.

Upon a termination of the merger agreement, the merger and other transactions contemplated by the merger agreement will be abandoned without further action by any party and each party will bear its own expenses, except for damages that may result from a willful default by either party and except for the termination fee and the CIBER expenses described under "SCB Has Agreed to Pay CIBER a Termination Fee and Pay For CIBER's Transaction Expenses Upon the Occurrence of Certain Events."

Termination of SCB's Status As An Independent Publicly Held Company

        Upon the consummation of the merger, SCB will no longer be an independent publicly held company and its shares of common stock will no longer be publicly traded. At or following the closing, SCB will file with the SEC a Form 15 to terminate its obligation to file periodic and other reports under the Exchange Act.

SUMMARY OF RIGHTS OF DISSENTING SHAREHOLDERS OF SCB

        The following summary of dissenters' rights does not purport to be complete and is qualified in its entirety by reference to Sections 48-23-101 through 48-23-202 of the TBCA, a copy of which is attached as Annex E. Shareholders should carefully read Annex E and, if they wish to exercise their dissenters' rights, follow carefully the exact procedures set forth therein. The provisions of the TBCA dissenters' rights are technical and complex and any shareholder of SCB contemplating the exercise of such rights is urged to consult with his or her legal counsel before asserting or attempting to assert such rights.

        Under Chapter 23 of the TBCA, shareholders have the right to dissent from and demand payment of the fair value of their shares. A shareholder who wishes to assert dissenters' rights must comply strictly with the procedural and other requirements set forth in Chapter 23 of the TBCA.

        In order to properly exercise this right under Chapter 23, before the vote on the merger is taken at the meeting, (i) each dissenting shareholder must give the Company a written notice of his or her intent to dissent from the proposed merger and to demand payment for his or her shares if the merger is effectuated, and (ii) each dissenting shareholder must not vote in favor of the merger. The written notice must reasonably inform SCB of the shareholder's identity as well as the intention of such shareholder to demand payment for his or her shares. The notice must be delivered to SCB before the shareholder vote is taken at the special meeting on March 1, 2004. A shareholder's failure to deliver such notice to SCB before the shareholder vote is taken at the special meeting on March 1, 2004 will foreclose such shareholder's right to receive payment for his or her shares under Chapter 23. Any dissenting shareholder who fails to satisfy the foregoing requirements as they apply to his or her shares will not be entitled to payment for his or her shares and will be bound by the terms of the merger.

        For purpose of asserting dissenters' rights under Chapter 23, SCB's address is as follows:

    SCB Computer Technology, Inc.
    3800 Forest Hill-Irene Road, Suite 100
    Memphis, Tennessee 38125
    Attention: Corporate Secretary

        A beneficial owner of shares held in "street name" by a broker or other nominee must take such actions as may be necessary to ensure that a proper and timely notice of his or her intent to demand payment is made. The notice can be given by either the "street name" record holder or the beneficial owner of the shares, provided that certain procedural requirements set forth in Chapter 23 are satisfied.

        A shareholder who wishes to assert dissenters' rights under Chapter 23 of the TBCA must not vote in favor of the proposed merger. The shareholder either must mark the "against" or "abstain" box on the proxy card with respect to the merger or must not complete and return the proxy card or otherwise vote on the merger. If the shareholder marks the "FOR" box or does not indicate any vote on the proxy card, his or her shares will be voted in favor of the merger proposal. A shareholder's vote in favor of the merger proposal will foreclose such shareholder's right to receive payment for his or her shares under Chapter 23. a failure to vote against the proposal, however, will not constitute a waiver of the shareholder's right to receive payment. Further, a vote against the proposal will not be deemed to constitute a notice of the shareholder's intent to demand payment as required by Chapter 23.

        If the merger is approved by the requisite vote or consent of shareholders, SCB must deliver a written dissenters' notice within ten (10) days thereafter to each shareholder who has properly and timely asserted their dissenters' rights and satisfied the demand requirements. The dissenters' notice must (i) state where a demand for payment of fair value must be sent, (ii) state where and when certificates representing the dissenters' common stock must be deposited, (iii) include a form to be used by a dissenting shareholder to demand payment (iv) state the date by which the payment demand must be received by SCB, which date will not be fewer than one (1) and no more than two (2) months after the date the dissenters' notice is delivered and (v) be accompanied by a copy of Chapter 23 of the TBCA, if not previously sent to the dissenting shareholders.

        A shareholder receiving a dissenters' notice must, by the date set in the dissenters' notice, demand payment of the fair value of his or her common stock, certify that he or she acquired beneficial ownership of his or her shares before the date the merger was approved by the requisite vote of shareholders, and must deposit his or her share certificates in the manner and in accordance with the terms set forth in the dissenters' notice. A dissenting shareholder's failure to demand payment or deposit his or her stock certificates, each by the date set in the dissenters' notice, will foreclose such dissenting shareholder's right to receive payment for his or her shares under Chapter 23. A demand for payment filed by a shareholder may not be withdrawn unless SCB consents to the withdrawal.

        Upon receipt of a valid payment demand from a dissenting shareholder and upon compliance by such shareholder with the procedure for deposit of his or her share certificates, SCB must pay to such shareholder, as soon as the merger is effectuated or upon receipt of a payment demand (whichever is later), the amount SCB estimates to be the "fair value" of the shareholder's shares, plus accrued interest. As defined in Chapter 23 of the TBCA, the term "fair value" means the value of the dissenting shareholder's shares of common stock immediately before the effectuation of the merger, excluding any appreciation or depreciation in value in anticipation of the merger. Chapter 23 also provides that interest is paid from the effective date of the merger until the date of payment at the average auction rate paid on United States treasury bills with a maturity of six months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date. SCB's payment for the dissenting shareholder's shares must be accompanied by (1) certain financial statements of SCB, (2) a statement of the SCB's estimate of the fair value of the shares, (3) an explanation of how the interest was calculated, (4) a statement of the dissenting shareholder's right to demand payment for his or her shares based on the dissenting shareholder's estimate of the fair value of the shares, and (5) a copy of Chapter 23 if not previously sent to the dissenting shareholder.

        If a dissenting shareholder believes that the amount paid by SCB is less than the fair value of his or her shares or that the interest due is calculated incorrectly, or if SCB fails to make such payment within two (2) months after the date set for demanding payment, the dissenting shareholder may notify SCB in writing of the shareholder's own estimate of the fair value of his or her shares and the amount of interest due, and may demand payment of the dissenting shareholder's estimate less any payment previously received. A dissenting shareholder' s failure to make such demand for payment within one month after SCB made or offered payment for his or her shares will foreclose such dissenting shareholder's right to demand payment pursuant to this specific procedure under Chapter 23.

        If SCB and a dissenting shareholder cannot agree on the fair value of his or her shares within two (2) months after SCB receives the payment demand described above, SCB must commence a judicial proceeding and petition the court to determine the fair value of the shares and the accrued interest. The judicial proceeding must be commenced in a court of record having equity jurisdiction in Shelby County, Tennessee, the county where SCB's principal office is located. SCB must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. The court may appoint one or more person as appraisers to receive evidence and recommend a decision on the question of fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the fair value of his or her shares, plus accrued interest, exceeds the amount paid by

SCB. If SCB does not institute the proceeding within such two-month period, SCB shall pay each dissenting shareholder whose demand remains unsettled the amount demanded.

        Under the terms of the governing document for the ESOP, the participants in the ESOP are entitled to direct First Bankers Trust Company, the trustee of the ESOP, concerning the assertion of dissenters' rights attributable to the shares of common stock held by the ESOP and allocated to their respective accounts. In the absence of a direction to assert dissenters' rights on behalf of an ESOP participant, the ESOP trustee will not exercise dissenters' rights with respect to the participant's shares. An ESOP participant desiring to asset dissenters' rights with respect to the shares of common stock allocated to his or her account in the ESOP should follow the procedures set forth above for shareholders who own their shares directly, with the following exceptions: (1) a written demand for dissenters' rights must be directed to the ESOP trustee at the following address: First Bankers Trust Company, Trustee for SCB Computer Technology, Inc. ESOP, First Bankers Trust Company, 2321 Kochs Lane, P. O. Box 3566 Quincy, IL 62305-3566; and (2) the ESOP trustee must receive written directions from such ESOP participant no later than                         .

        Under Chapter 23 of the TBCA, the participants in the ESOP, in their capacity as beneficial shareholders of SCB, also are entitled to assert dissenters' rights with respect to the shares of common stock held by the ESOP and allocated to their respective accounts. An ESOP participant may assert dissenters' rights as to the shares of common stock held by the ESOP and allocated to his or her account only if the participant (1) submits to SCB the ESOP trustee's written consent to the dissent not later than the time that the participant assets his or her dissenters' rights, and (2) asserts dissenters' rights with respect to all the shares of common stock held by the ESOP and allocated to the participant's account.

COMPARISON OF SHAREHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

        CIBER is a corporation subject to the provisions of the Delaware General Corporation Law ("DGCL"). DAPHNE and SCB are corporations subject to the provisions of the Tennessee Business Corporation Act ("TBCA"). Shareholders of SCB, whose rights are governed by SCB's charter and bylaws and by the TBCA will, upon consummation of the merger and as of the effective date of the merger unless CIBER elects to pay all cash in the merger, become stockholders of CIBER, whose rights are governed by the certificate of incorporation and bylaws of CIBER and by the DGCL.

        The following is a summary of the material differences between the DGCL and the CIBER certificate of incorporation and bylaws, as compared to the TBCA and the SCB charter and bylaws. This summary does not purport to be a complete discussion of, and it is qualified in its entirety by reference to, the CIBER certificate of incorporation, the CIBER bylaws, the SCB charter, the SCB bylaws, the DGCL and the TBCA.

Authorized Capital Stock

CIBER

100,000,000 shares of common stock
5,000,000 shares of preferred stock

SCB

100,000,000 shares of common stock
1,000,000 shares of preferred stock

Size and Election of Board of Directors

        The certificate of incorporation of CIBER provides that the number of directors shall be fixed and increased or decreased as provided in the bylaws of CIBER. CIBER's bylaws include a provision stating that unless there are certain rights given to the holders of stock having a preference over the common stock, the number of directors shall be fixed by a resolution adopted by the board of directors but that the number of directors shall not be less than three and not greater than eleven. The size of the board is currently set at seven, and there are no vacancies. The directors are elected by the stockholders by a plurality of the votes of the shares present in person or by proxy at a stockholders' meeting and entitled to vote on the election of directors. Under the DGCL, stockholders do not have a right to cumulate their votes for directors, unless otherwise provided in a corporation's certificate of incorporation. The CIBER certificate of incorporation does not provide for cumulative voting.

        The charter and bylaws of SCB provide that the number of directors shall be no fewer than three and no more than nine. The exact number is established by board of directors' resolution. The number of directors is currently set at seven and there are currently seven sitting directors with no unfilled vacancies. The directors are elected by the shareholders by a plurality of the votes cast by the shares entitled to vote at a shareholders' meeting.

        Unless otherwise provided in a corporation's charter, shareholders do not have the right to cumulate their votes for directors under the TBCA. The SCB charter does not provide for cumulative voting.

Classes of Directors

        The CIBER certificate of incorporation and bylaws provide substantially identical classes and terms of directors as provided in the SCB charter and bylaws. These provisions include three classes of directors, who are elected to staggered three-year terms.

        The SCB charter and bylaws provide that the directors, other than those directors elected by the preferred shareholders, shall be divided into three classes of directors, as nearly equal in number as reasonably possible, with each class of directors being elected to a staggered three-year term. There are currently no directors elected by the preferred shareholders.

Qualifications of Directors

        Neither the certificate of incorporation nor the bylaws of CIBER contain any provisions related to the qualifications or requirements for a director.

        Neither the charter nor the bylaws of SCB contain any provisions related to the qualifications or requirements for a director.

Filling Vacancies on Board of Directors

        The certificate of incorporation and bylaws of CIBER state that a vacancy on the board of directors shall be filled solely by an affirmative vote of a majority of the remaining directors. The holders of any class of common stock having a preference over the common stock may have additional rights as established by the board of directors.

        The charter and bylaws of SCB permit either the board of directors or shareholders to fill a vacancy on the board of directors arising by any reason.

Removal of Directors

        Neither the certificate of incorporation nor the bylaws of CIBER contain any provisions related to the removal of a director. The DGCL provides that directors may be removed by a majority vote of the shares then entitled to vote at an election of directors.

        Pursuant to the SCB charter and the bylaws, any of the directors may be removed by either an affirmative vote of a majority of the shareholders or an affirmative vote of a majority of the directors.

Nomination of Directors for Election

        The CIBER bylaws include specific provisions regarding the procedures for nominating directors. The board of directors may nominate individuals to serve as directors. A stockholder of record may also nominate directors provided the stockholder satisfies advance notice provisions in CIBER's bylaws.

        The SCB bylaws contain specific provisions regarding the procedures for nominating directors. The board of directors, a committee appointed by the board of directors to make such nominations or a shareholder entitled to vote in the election may nominate individuals to serve as directors.

Conflict of Interest Transactions

        The DGCL generally permits transactions involving CIBER and an interested director of CIBER if (i) the material facts are disclosed and a majority of disinterested directors consents, (ii) the material facts are disclosed and a majority of shares entitled to vote thereon consents, or (iii) the transaction is fair to CIBER at the time it is authorized by the CIBER board of directors, a committee of the CIBER board of directors, or the CIBER stockholders.

        The TBCA generally permits transactions involving SCB and an interested director of SCB if (i) the material facts are disclosed and a majority of disinterested directors or a committee of the SCB board of directors consents, (ii) the material facts are disclosed and a majority of disinterested shares entitled to vote thereon consents or (iii) the transaction is fair to SCB. The TBCA prohibits loans to directors by SCB unless approved by a majority vote of disinterested shareholders or the SCB board of directors determines that the loan benefits SCB and either approves the specific loan or a general plan of loans by SCB.

Anti-Takeover Provisions

        Both the DGCL and TBCA contain business combination statutes that protect domestic corporations from hostile takeovers, and from actions following such a takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Delaware Law:

        CIBER is subject to the provisions of Section 203 of the DGCL. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions), the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. Neither CIBER's certificate of incorporation nor bylaws include a provision electing not to be governed by this law. These provisions may have the effect of delaying, deferring or preventing a change in control of CIBER without further action by its stockholders.

Tennessee Law:

Business Combination Act

        The Tennessee Business Combination Act, (Tenn. Code Annotated Section 48-103-201 et seq.) generally provides that a Tennessee corporation may not engage in a business combination with an "interested shareholder" for a period of five years after the point in time when a shareholder becomes an interested shareholder unless (i) the business combination, or the transaction by which the shareholder became an interested shareholder, is approved by the corporation's board of directors prior to the date that the shareholder became an interested shareholder or (ii) the transaction is exempt from the law. If neither of the foregoing conditions is met, the business combination may only take place after the fifth anniversary of the date the shareholder became an interested shareholder and additionally must either (1) satisfy defined fairness requirements or (2) be approved by the affirmative vote of two-thirds of a corporation's voting shares not owned by the interested shareholder.

        A corporation may enact a charter amendment or bylaw to remove itself entirely from the Tennessee Business Combination Act. SCB has not adopted a provision in its charter or bylaws removing SCB from coverage under the Tennessee Business Combination Act and, therefore, remains subject to such act. The SCB board of directors has approved the merger, and therefore this act does not apply to the merger.

Control Share Acquisitions

        The Tennessee Control Share Acquisition Act (Tenn. Code Annotated Section 48-103-301 et seq.) generally provides that, except as stated below, "control shares" will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third or a majority of all voting power in the election of the corporation's directors. However, voting rights will be restored to control shares by resolution approved by the affirmative votes of the holders of a majority of the corporation's voting stock, other than shares held by the owner of the control shares, officers of the corporation and directors of the corporation. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation's directors, then the corporation's other shareholders may require the corporation to redeem their shares at fair value. A corporation's charter must include an express provision electing the applicability of the Tennessee Control Share Acquisition Act to the corporation's stock. The Control Share Acquisition Act does not apply to SCB or the merger because the SCB charter does not contain a specific provision electing the application of the Control Share Acquisition Act.

Investor Protection Act

        The Tennessee Investor Protection Act (Tenn. Code Annotated Section 48-103-101 et seq., or "TIPA") provides that unless a Tennessee corporation's board of directors has recommended a takeover offer to shareholders and all terms of the offer have been disclosed to such shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a tender offer for any class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company, unless the offeror before making such purchase:

  (a)
  makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company;

  (a)
  makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities; and

  (a)
  files with the Tennessee Commissioner of Commerce and Insurance and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner.

        The offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offer must also provide for acceptance of securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer. TIPA does not apply to the merger.

        Except for CIBER's rights plan described below under "Shareholder Rights Plan," neither CIBER's nor SCB's organizational documents contain provisions regulating the respective company's relationships with shareholders owning a certain percentage of stock.

Approval of Merger

        Neither the certificate of incorporation nor the bylaws of CIBER contain any special provisions related to the approval of a merger or other business combinations. The DGCL requires that an agreement of merger or consolidation must be adopted by a corporation's board of directors and approved by a majority of the corporation's stockholders entitled to vote on the merger agreement. The approval requirements described in the "Anti-Takeover Provisions" above do not apply to the merger because the merger does not involve a "related person." In addition, the DGCL does not require the approval of the CIBER stockholders for this merger to be effectuated.

        Neither the charter nor the bylaws of SCB contain any special provisions related to the approval of a merger or other business combinations. The TBCA requires that a plan of merger must be adopted by a corporation's board of directors, unless a conflict of interest or other special circumstances exists, and approved by a majority of the corporation's shareholders entitled to vote on the plan. The approval requirements described in the "Anti-Takeover Provisions" above do not apply to the merger.

Shareholder Rights Plan

        In September 1998, CIBER paid a dividend of one preferred stock purchase right for each outstanding share of CIBER common stock. A right is also attached to all shares of CIBER common stock issued after the dividend date, including any shares of CIBER common stock issued in the merger. Each right entitles the registered holder to purchase one one-hundredth of a share of CIBER Series A Junior Preferred Stock, par value $0.01, at a purchase price of $250, subject to adjustment. The rights become exercisable ten business days following a public announcement that a person or group has acquired, or has commenced or intends to commence a tender offer for 15% or more of the company's outstanding common stock. In the event the rights become exercisable, each right will entitle its holder, other than the Acquiring Person (as defined in the Rights Agreement), to that number of shares of the company's common stock having a market value of two times the exercise price of the right. In the event the rights become exercisable because of a merger or certain other business combination, each right will entitle its holder to purchase common stock of the acquiring company having a market value of two times the exercise price of the right. If the rights are fully exercised, the shares issued would cause substantial dilution to the Acquiring Person or the shareholders of the acquiring company.

        SCB has no shareholder rights plan.

Shareholder Action by Written Consent

        The certificate of incorporation and bylaws of CIBER allow the stockholders to take action by written consent and without a meeting, as long as a consent in writing is signed by stockholders holding not less than two-thirds of the voting power of the outstanding stock entitled to vote.

        Both the charter and bylaws of SCB allow the shareholders to take action by written consent and without a meeting. TBCA Section 48-17-104 states that if all shareholders entitled to vote on the action consent to taking that action without a meeting, the affirmative vote of the number of shares that would be necessary to authorize or take such action at a meeting is the act of the shareholders.

Special Shareholder Meetings

        The CIBER certificate of incorporation and bylaws provide that a special meeting of the stockholders may only be called by the chairman of the board, the chief executive officer, the president and the executive vice president or the board of directors by a majority vote of the entire board of directors.

        TBCA Section 48-17-102 authorizes a special meeting of the shareholders to be called by the board of directors, any person authorized by the charter or bylaws or the holder of at least ten percent (10%) of the votes entitled to be cast, unless the charter of a corporation provides otherwise. The SCB bylaws allow a special meeting of the shareholders to be called by the board of directors or upon written demand by the holders of at least twenty-five percent (25%) of all the votes entitled to be cast.

Shareholder Meeting Notice

        The CIBER bylaws require that notice of each annual and special meeting (in which case the purpose of the meeting must be stated) must be given not less than ten (10) days and no more than sixty (60) days before the date of the meeting, except as otherwise required by statute or the certificate of incorporation. CIBER's certificate of incorporation does not include a specific provision regarding stockholder meeting notice.

        The SCB bylaws require that notice of each annual and special shareholders' meeting must be given not less than ten (10) days and no more than two (2) months before the date of the meeting.

Dividends

        CIBER's board of directors may authorize, and the corporation may make, distributions to its stockholders either from its surplus or net profits for the fiscal year in which the dividend is declared and/or the previous fiscal year, pursuant to the DGCL. "Surplus" generally means the excess of a corporation's net assets over its paid-in capital. The CIBER bylaws provide that the common stockholders are entitled, when declared by the CIBER board of directors in accordance with the provisions of the DGCL, to receive dividends, subject to the rights of the preferred stockholders.

        Pursuant to TBCA Section 48-16-401, the board of directors of a Tennessee corporation may authorize, and the corporation may pay dividends or make other distributions to its shareholders (including the repurchase of its shares) unless either of the following is true:

  (a)
  after the distribution the corporation would not be able to pay its debts as they become due in the usual course of business; or

  (a)
  the corporation's total assets after the distribution would be less than the sum of its total liabilities plus, unless the charter provides otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

        The bylaws of SCB authorize the board of directors to declare and the corporation to pay dividends on SCB's outstanding shares of capital stock in the manner and upon the terms and conditions provided by applicable law.

Dissenters' or Appraisal Rights

        Under DGCL Section 262, a stockholder of a corporation is generally entitled to receive payment of the fair value of his or her stock if the stockholder dissents from transactions including a proposed merger, share exchange, or sale of substantially all of the assets of the corporation. However, appraisal rights generally are not available to holders of shares, such as shares of CIBER common stock, that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., holders of shares where such shares are held by more than 2,000 holders or holders of shares where the approval of stockholders was not required, unless, in all circumstances, the consideration to be received in the transaction does not consist solely of shares of capital stock of the surviving corporation.

        Under TBCA Section 48-23-102, a shareholder of a corporation is generally entitled to receive payment of the fair value of his or her stock if the shareholder dissents from transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation. Dissenters' rights generally are available to holders of shares, such as shares of SCB common stock, which are considered over-the-counter bulletin board stocks. See "Summary of Rights of Dissenting Shareholders of SCB" beginning on page    .

Shareholders' Preemptive Rights

        DGCL Section 102(b)(3) states that stockholders do not have preemptive rights, unless otherwise provided in a corporation's charter. CIBER's certificate of incorporation does not include a provision granting preemptive rights to the stockholders.

        TBCA Section 48-16-301 states that shareholders of a corporation do not have preemptive rights, unless the charter of a corporation states otherwise. The charter of SCB states that the shareholders of SCB do not have preemptive rights.

Indemnification

        Under the DGCL, a corporation may indemnify an individual who is a party to a proceeding against liability incurred in the proceeding because he or she is or was a director or officer if that individual conducted himself or herself in good faith and that individual reasonably believed:

  (a)
  in connection with a proceeding by or in the right of the corporation, that the conduct was in the best interests of the corporation; and

  (a)
  in all other cases, that the conduct was in the best interests of the corporation; and, in the case of any criminal proceeding, that the individual had no reasonably cause to believe the conduct was unlawful.

        A corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation unless the court determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director or officer of the corporation against reasonably expenses incurred by the director or officer in connection with the proceeding. CIBER's certificate of incorporation and bylaws provide for indemnification of CIBER's directors and offices to the extent permitted by and in the manner provided by the laws of the state of Delaware.

        Under Tennessee law, a corporation may indemnify an individual who is a party to a proceeding against liability incurred in the proceeding because he or she was a director or officer if that individual conducted himself or herself in good faith and that individual reasonably believed:

  (a)
  in the case of conduct in his or her official capacity, that the conduct was in the best interests of the corporation;

  (a)
  in all other cases, that the conduct was at least not opposed to the best interests of the corporation; and

  (a)
  in the case of any criminal proceedings, that the individual had no reasonable cause to believe the conduct was unlawful.

        A corporation may not indemnify a director or officer (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct under Tennessee law or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. A corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with the proceeding.

        SCB's charter and bylaws provide for indemnification to the extent permitted by and in the manner provided by the laws of the state of Tennessee.

Amendment to Certification of Incorporation or Charter

        There are no provisions in CIBER's certificate of incorporation or bylaws regarding the amendment of CIBER's certificate of incorporation. The DGCL requires amendments to a corporation's certificate of incorporation to be approved by the board of directors and a majority of the outstanding stock entitled to vote on the proposed amendment.

        There are no provisions in SCB's charter or bylaws regarding the amendment of SCB's charter. The TBCA permits amendments to be made to a corporation's charter by either the board of directors separately or by the board of directors and the affirmative vote of shareholders holding a majority of outstanding shares of the corporation collectively.

Amendment of Bylaws

        Subject to the provisions of CIBER's certificate of incorporation and applicable law, CIBER's bylaws permit the amendment, alteration or repeal of the bylaws by a majority vote of the stockholders represented and entitled to vote at a meeting called for that purpose or by a majority vote of the board of directors present at any meeting.

        SCB's charter allows the bylaws of SCB to be amended, altered, modified or repealed by the board of directors, subject to the applicable provisions of the TBCA. SCB's bylaws stated that the bylaws may be amended, altered, repealed or modified by either a majority vote of the shareholders or a majority vote of the stock represented at any shareholders' meeting or by a majority vote of the board of directors.

CERTAIN LEGAL INFORMATION AND
ADDITIONAL INFORMATION FOR SHAREHOLDERS

Legal Matters

        Certain legal matters relating to the merger will be passed upon for SCB by Burch, Porter and Johnson PLLC, Memphis, Tennessee, and for CIBER by Faegre & Benson LLP, Denver, Colorado. The validity of the CIBER shares to be issued in the merger will be passed upon by Faegre & Benson LLP. The U.S. federal income tax consequences of the merger will be passed upon by Burch, Porter and Johnson PLLC and Faegre & Benson LLP.

Experts

        The consolidated financial statements of CIBER, Inc. and subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 included in CIBER's annual report on Form 10-K for the year ended December 31, 2002 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements and schedules of SCB Computer Technologies, Inc. included in Annex F and incorporated by reference in this joint proxy statement/prospectus have been audited by BDO Seidman LLP, independent certified accountants, to the extent and for the periods set forth in their reports appearing elsewhere and incorporated by reference, and which are attached and incorporated herein upon the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of National Systems & Research Co. & Subsidiaries included in Annex I and incorporated by reference in this joint proxy statement/prospectus have been audited by Stockman Kast Ryan & Co., L.L.P., independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere and incorporated herein by reference, and which is attached and incorporated herein upon such report given upon the authority of said firm as experts in accounting and auditing.

Shareholder Proposals

        If the merger is not completed, SCB will convene a 2004 annual meeting of shareholders. Shareholder proposals intended to be presented at SCB's 2004 annual meeting of shareholders must have been received by SCB (attention: Corporate Secretary) at it office located at 3800 Forest Hill-Irene Road, Suite 100, Memphis, Tennessee, 38125, not later than April 23, 2004, in order to be eligible for inclusion in SCB's proxy solicitation materials relating to that meeting. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal that does not meet all the requirements for such inclusion established by SCB's bylaws or the SEC's proxy rules.

        The SEC has implemented rules regarding the delivery of proxy statements to households, often referred to as "householding." These rules permit us to mail a single set of proxy materials to any household in which two or more different shareholders reside and are members of the same household or in which one shareholder has multiple accounts. We have been notified that certain intermediaries (i.e., brokers or banks) will household proxy materials for the special meeting. For voting purposes, a separate proxy card will be included for each account at the shared address.

Where You Can Find More Information

        SCB and CIBER file annual, quarterly and current reports, proxy statements and other information with the SEC. Their SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document CIBER or SCB files with the

SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 233 Broadway, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        In addition, for information additional regarding SCB please refer to SCB's Annual Report on Form 10-K for the year ended April 30, 2003, attached hereto as Annex F, its Definitive Proxy Statement, attached hereto as Annex G, and its Quarterly Report on Form 10-Q for the quarter ended October 31, 2003, attached hereto as Annex H and its Current Report on Form 8-K/A dated November 12, 2003, attached hereto as Annex I.

INFORMATION INCORPORATED BY REFERENCE

        This proxy statement/prospectus "incorporates by reference" certain business and financial information about CIBER and SCB, which means that each of the companies may disclose to you important information by referring you to another report or proxy statement or other information filed separately with the SEC or delivered with this proxy statement/ prospectus. The reports and any other information incorporated into this proxy statement/ prospectus by reference are superseded by information contained or incorporated by reference into this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the reports listed below, which CIBER has previously filed with the SEC (Commission File No. 0-23488). These documents contain information about CIBER and its financial condition, results of operations, and business that are important to you, and CIBER and SCB encourage you to read them carefully in connection with your review of this proxy statement/prospectus (except that information that is furnished to the SEC rather than filed is not incorporated by reference).

  •
  CIBER's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 27, 2003.

  •
  Each of CIBER's Quarterly Reports on Form 10-Q filed with the SEC since March 27, 2003.

  •
  Each of CIBER's Current Reports on Form 8-K filed with the SEC since March 27, 2003.

  •
  The description of CIBER's common stock contained in its Registration Statement on Form 8-A, filed with the SEC on September 14, 1998.

  •
  The description of the stock purchase rights contained in CIBER's Registration Statement on Form 8-A, filed with the SEC on February 25, 1994; and

  •
  All filings by CIBER pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date the SCB shareholder meeting is held.

        You may request a copy of these filings at no cost, by writing to or telephoning CIBER at the following address:

CIBER, Inc.
Mac J. Slingerlend
Chief Executive Officer
5251 DTC Parkway, Suite 1400
Greenwood Village, Colorado 80111
(303) 220-0100

        SCB "incorporates by reference" into this prospectus the information it files with the SEC, which means that SCB can disclose important information by referring to those documents. The information incorporated by reference is an important part of this prospectus. SCB incorporates by reference the documents listed below, and any filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement that contains this joint proxy statement/prospectus and the date of the shareholders' meeting (except that information that is furnished to the SEC rather than filed is not incorporated by reference):

  •
  SCB's Annual Report on Form 10-K for the year ended April 30, 2003, filed with the SEC on July 28, 2003;

  •
  Each of SCB's Quarterly Reports on Form 10-Q filed with the SEC since July 28, 3003;

  •
  Each of SCB's Current Reports on Form 8-K filed with the SEC since July 28, 2003;

  •
  All filings by SCB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date the SCB shareholder meeting is held;

        You may request a copy of these filings at no cost, by writing to or telephoning SCB at the following address:

SCB Computer Technology, Inc.
Attn: Secretary
3800 Forest Hill-Irene Rd.
Suite 100
Memphis, Tennessee 38125
(901) 754-6577

        You should rely only on the information contained in or incorporated by reference in this document. You should not rely on any prior filings by us relating to the merger that have not been incorporated by reference in this document. We have not authorized anyone to provide you with information that is different.

ANNEX A

Execution Version.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CIBER, INC.,

DAPHNE ACQUISITION CORPORATION

AND

SCB COMPUTER TECHNOLOGY, INC.

i

ii

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	—	Articles of Merger, Including Plan of Merger (Tennessee)
Exhibit B	—	Voting Agreement
Exhibit C	—	Contracts
Exhibit D	—	Charter of Surviving Corporation
Exhibit E	—	Employment Agreements
Exhibit F	—	Severance/Nonsolicitation Agreements
Schedule 1.1	—	Permitted Liens
Schedule 3.1	—	State Qualifications; Good Standing
Schedule 3.2(a)	—	SCB Outstanding Securities
Schedule 3.3	—	List of Conflicts (SCB)
Schedule 3.5	—	Absence of Certain Changes
Schedule 3.6	—	Litigation
Schedule 3.8	—	Subsidiaries
Schedule 3.10	—	Absence of Changes in Benefit Plans
Schedule 3.11	—	Compliance With Laws
Schedule 3.13	—	Contracts; Debt Instruments
Schedule 3.14	—	SCB Leases
Schedule 3.15	—	SCB Intellectual Property
Schedule 3.17(a)	—	Employee Matters
Schedule 3.17(b)	—	Consultants
Schedule 3.18	—	Insurance
Schedule 3.19	—	Taxes
Schedule 3.20	—	ERISA
Schedule 3.23	—	Business Relations
Schedule 3.24	—	Bank Accounts
Schedule 3.25	—	Agents
Schedule 3.26	—	DCAA Matters
Schedule 4.3	—	List of Conflicts (CIBER)
Schedule 5.6(a)	—	Individual Agreements
Schedule 5.6(e)	—	T. Scott Cobb Agreements

iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of October 24, 2003, by and among CIBER, INC., a Delaware corporation ("CIBER"), DAPHNE ACQUISITION CORPORATION, a Tennessee corporation and a wholly owned subsidiary of CIBER ("CIBER SUB"), and SCB COMPUTER TECHNOLOGY, INC., a Tennessee corporation ("SCB").

RECITALS

        1.     CIBER desires to acquire the business and properties of SCB by means of a taxable merger of CIBER SUB with and into SCB on the terms and conditions set forth herein and in the Articles of Merger attached hereto as Exhibit A;

        2.     The separate existence of CIBER SUB shall cease at the Effective Time (as defined herein) and SCB shall thereafter survive as a wholly owned subsidiary of CIBER; and

        3.     Concurrent with the execution and delivery of this Agreement, certain shareholders of SCB shall have executed and delivered to CIBER an agreement dated as of the date hereof, in substantially the form of Exhibit B (the "Voting Agreement") under which such shareholders, among other things, grant to CIBER the right to vote their shares of SCB common stock in favor of such merger and grant CIBER the option to purchase their shares for the Merger Consideration (as defined below).

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Definitions.

        As used in this Agreement, the following terms shall have the meanings set forth below:

        "Business Day" means any day on which banks are not required or authorized to close in the State of Colorado or the State of Tennessee.

        "CIBER Closing Stock Price" means the CIBER Stock Market Price; however, if the CIBER Stock Market Price is less than $7.50, then the CIBER Closing Stock Price shall be $7.50, and if the CIBER Stock Market Price is greater than $11.00, then the CIBER Closing Stock Price shall be $11.00.

        "CIBER Common Stock" means the common stock, $0.01 par value per share, of CIBER.

        "CIBER Material Adverse Effect" means an event, violation, inaccuracy, circumstance or other matter that had or would reasonably be expected by SCB to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations, financial performance or prospects of CIBER and its Subsidiaries, taken as a whole, and (ii) the ability of CIBER or CIBER SUB to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of their respective obligations under this Agreement; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a CIBER Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (1) changes in United States generally accepted accounting principles, (2) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, in each case having an effect on the industry in which CIBER or any of its Subsidiaries conduct their business, or (3) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby; or (b) any existing event, occurrence, or circumstance disclosed by CIBER in this Agreement or on any Schedule or Exhibit hereto.

        "CIBER Stock Market Price" means the average of the daily closing prices of a share of CIBER Common Stock on the New York Stock Exchange ("NYSE") for the five consecutive trading days ended three days prior to the Closing Date.

        "CIBER SEC Reports" means CIBER's annual report on Form 10-K for the year ended December 31, 2002, its proxy statement for the 2003 annual meeting of shareholders, and its quarterly report on Form 10-Q for the quarter ended June 30, 2003.

        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        "Contracts" means all of the right, title and interest of SCB and any of its Subsidiaries in and to all contracts, options, leases (whether of realty or personalty), maintenance, purchase orders, bids in process, commitments, licenses to use software, and other agreements under which SCB and any of its Subsidiaries has an obligation to pay a third party in excess of $100,000, including, but not limited to, the agreements identified in Exhibit C attached hereto (which exhibit identifies each Contract that is material to SCB or any of its Subsidiaries or that involves an amount in excess of $75,000 that requires the consent of a third party in order for SCB or any of its Subsidiaries, as a direct or indirect Subsidiary of CIBER, to fulfill such Contract).

        "Dissenting Shareholders" means the shareholders of SCB, if any, who have perfected their dissenters' rights in accordance with the TBCA.

        "Environmental Laws" means any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control regarding Hazardous Substances.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Form S-4 Registration Statement" means the registration statement (No. 333-102780) on Form S-4, as amended, filed by CIBER with the SEC on January 28, 2003 pursuant to which the Stock Consideration will be registered.

        "GAAP" means generally accepted accounting principles.

        "Governmental Entity" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality, domestic or foreign.

        "Hazardous Substance" means any toxic or hazardous materials, wastes or substances, defined as, or included in the definition of, "hazardous wastes," "hazardous materials" or "toxic substances" under any Environmental Law, including, but not limited to, asbestos, buried contaminants, regulated chemicals, flammable explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Indebtedness" means, with respect to any person, without duplication, (a) all obligations of such person for borrowed money or obligations with respect to deposits or advances of any kind to such person, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily or periodically paid (other than trade payables in the ordinary course), (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (f) all capitalized lease obligations of such person, (g) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (i) all letters of credit issued for the account of such person and (j) all guarantees and arrangements having the economic effect of a guarantee of such person of any Indebtedness of any other person.

        "Intellectual Property" means all (a) patents and patent rights, (b) trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, trade dress, logos, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) trade secrets and confidential information, including formulas, compositions, inventions (whether or not patentable), know-how, processes, techniques, research, designs, drawing specifications, plans, technical data and financial, marketing, and business information (including pricing information, business and marketing plans and customer and supplier lists and information) (e) other proprietary intellectual property rights and (f) computer programs, software documentation, data, training manuals and related materials.

        "Legal Order" shall mean any judgment, ruling, order, writ, injunction, or decree issued by a Government Entity or arbitrator.

        "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (or under the authority of the OTC Bulletin Board or New York Stock Exchange).

        "Lien" means any mortgage, pledge, claim, lien, charge, encumbrance, security interest or defect in title of any kind or nature other than Permitted Liens.

        "Option Exchange Ratio" equals $2.15 divided by the CIBER Closing Stock Price.

        "Pension Plan" means an "employee pension benefit plan" (as defined in Section 3(2) of ERISA).

        "Permitted Liens" means those Liens listed on Schedule 1.1.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Proxy Statement/Prospectus" shall mean the proxy statement/prospectus to be sent to SCB's shareholders in connection with the SCB Shareholders' Meeting.

        "Return" or "Returns" means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements with respect to Taxes, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any Taxing Authority.

        "SCB Common Stock" means the common stock, $0.01 par value per share, of SCB.

        "SCB Material Adverse Effect" means an event, violation, inaccuracy, circumstance or other matter that had or would reasonably be expected by CIBER to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations, financial performance or prospects of SCB and its Subsidiaries, taken as a whole, (ii) the ability of SCB to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement, and (iii) CIBER's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, an SCB Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (1) changes in United States generally accepted accounting principles, (2) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity, in each case having an effect on the industry in which SCB or any of its Subsidiaries conduct their business, or (3) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby; or (b) any existing event, occurrence, or circumstance disclosed by SCB in this Agreement or on any Schedule or Exhibit hereto.

        "SCB SEC Reports" means all forms, reports, schedules, registration statements, definitive proxy statements and other documents filed, or required to be filed, by SCB with the SEC since April 30, 2000.

        "SCB Stock Plans" means the SCB 1995 Stock Incentive Plan, as amended, the SCB 1997 Stock Incentive Plan, as amended, and the SCB Non-Management Directors' Stock Incentive Plan, as amended.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Subsidiary" means, as to any Person (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are, directly or indirectly, owned or controlled by such Person, (ii) any partnership of which such Person is, directly or indirectly, a general or managing partner, or (iii) any other entity that is directly or indirectly controlled by such Person.

        "Tax" or "Taxes" means all taxes, charges, fees, duties, levies or other assessments, however denominated, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, including, without limitation, income or profit, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, business license, user, transfer, fuel, environmental, excess profits, occupational, interest equalization, windfall profits, severance and employees' income withholding, workers' compensation, Pension Benefits Guaranty Corporation premiums, unemployment and Social Security taxes, and other obligations of the same or of a similar nature to any of the foregoing (all including any interest, penalties or additions to tax related thereto imposed by any taxing authority).

        "Taxing Authority" means any governmental or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

        "Welfare Plan" means an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

        Each of the following terms is defined in the section set forth opposite such term:

TERM	SECTION
2.5(d) Shares	2.5(b)
Acquisition Proposal	5.8
Benefit Plans	3.20(a)
Cash Consideration	2.5(b)(iii)
CIBER Stock Option	2.5(i)
Closing	2.2
Closing Date	2.2
Code	3.19(a)
Commonly Controlled Entity	3.20(a)
Covered Taxes	3.19(a)
Dissenting Share	2.5(b)
Effective Time	2.3
Employment Agreements	5.6(a)
Exchange Agent	2.7(a)
Exchange Fund	2.7(a)
Existing Policy	5.9(b)
Extended Termination Date	7.1(b)
Fixed Fee Contract	3.13(l)
FTN Financial Securities	3.7
Harris Nesbitt	3.7
Indemnified Persons	5.9(a)
Merger	2.1
Merger Consideration	2.5(b)
Properties	3.12(a)
Required SCB Shareholder Vote	3.9(b)
SCB Board	5.3(b)
SCB Board Recommendation	5.3(b)
SCB Final Closing Balance Sheet	5.2
SCB Pension Plan	3.20(e)
SCB Shareholders' Meeting	5.3(a)
SCB Stock	3.2(a)(i)
SCB Stock Option	2.5(f)
SCB Stock Certificate	2.5(e)
Severance/Nonsolicitation Agreements	5.6(a)
Shares	2.5(b)(ii)
Stock Consideration	2.5(b)(ii)
Stock Exchange Ratio	2.5(b)(ii)
Stock Percentage	2.5(b)(i)
Stock Portion	2.5(b)(i)
Superior Proposal	5.8
Surviving Corporation	2.1
TBCA	2.1
Triggering Event	7.2(b)(i)
Termination Date	7.1(b)
USRPHC	3.19(i)
Voting Agreement	Recitals

ARTICLE II
EXCHANGE

        Section 2.1    The Merger.     On and subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with the Tennessee Business Corporation Act (the "TBCA"), CIBER SUB will merge with and into SCB, the separate corporate existence of CIBER SUB shall cease and SCB shall thereafter continue as the surviving corporation (the "Surviving Corporation") in the merger (the "Merger").

        Section 2.2    The Closing.     Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Faegre & Benson LLP at 1700 Lincoln Street, Suite 3200, Denver, Colorado 80203 at 10:00 a.m. local time, within three Business Days following the day on which the conditions set forth in Article VI shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as CIBER and SCB may agree; but in any event no later than March 1, 2004. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

        Section 2.3    Effectiveness of Merger.     On the Closing Date, subject to the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Merger, (a) CIBER SUB and SCB shall execute and deliver the Articles of Merger, which certificate shall be substantially in the form attached hereto as Exhibit A, and file such Articles of Merger and, if required by law, this Agreement, with the Secretary of State of the State of Tennessee pursuant to Section 48-21-107 of the TBCA. The Merger shall become effective as of the filing of the Articles of Merger with the Secretary of State of the State of Tennessee or at such later date and time as may be specified in the Articles of Merger (the "Effective Time").

        Section 2.4    Effect of the Merger.

          (a)    General.    The Merger shall have the effect set forth in the TBCA. The Surviving Corporation shall, after the Effective Time, take all action (including executing and delivering any document) in its name and on its behalf in order to carry out and effectuate the transactions contemplated by this Agreement.

          (b)    Charter; Bylaws; Directors and Officers.    The charter of CIBER SUB, which is attached hereto as Exhibit D, shall be the charter of the Surviving Corporation until thereafter amended as provided therein and in accordance with the TBCA. The by-laws of CIBER SUB in effect immediately prior to the Effective Time shall become the by-laws of the Surviving Corporation until thereafter amended as provided therein and under the TBCA. The officers and directors of CIBER SUB immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's charter and by-laws and the TBCA.

        Section 2.5    Conversion and Exchange of Stock.     At the Effective Time, by virtue of the Merger, and without any action on the part of CIBER, CIBER SUB or SCB, or any holder of SCB Common Stock:

          (a)   Each share of common stock, $0.01 par value per share, of CIBER SUB outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of CIBER, be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

          (b)   Each share of SCB Common Stock issued and outstanding immediately prior to the Effective Time (other than any share of SCB Common Stock as to which any SCB Shareholder has properly exercised its dissenter's rights under the TBCA (a "Dissenting Share") and any share of

  SCB Common Stock that is subject to the provisions of Section 2.5(d) ("2.5(d) Shares")) shall be exchanged for Stock Consideration and Cash Consideration with an aggregate value of $2.15 (the "Merger Consideration") in accordance with the procedures set forth herein, as follows:

              (i)  At or prior to the Effective Time, CIBER shall elect by giving notice to SCB the percentage (the "Stock Percentage") of the Merger Consideration, if any, to be paid as Stock Consideration. The Stock Percentage shall not be greater than 50%. The product of (x) the Merger Consideration times (y) the Stock Percentage shall equal the "Stock Portion";

             (ii)  For each share of SCB Common Stock (other than Dissenting Shares and 2.5(d) Shares) the holder thereof shall have the right to receive a number of shares of CIBER Common Stock (the "Stock Consideration") obtained by dividing the Stock Portion by the CIBER Closing Stock Price (the "Stock Exchange Ratio"). The shares of CIBER Common Stock (if any) issuable to holders of SCB Common Stock shall be referred to herein as the "Shares"; and

            (iii)  For each share of SCB Common Stock (other than Dissenting Shares and 2.5(d) Shares), the holder thereof shall have the right to receive an amount equal to the Merger Consideration less the Stock Portion in cash (the "Cash Consideration").

          (c)    Dissenting Shares.    Each Dissenting Share shall not be converted as set forth in Section 2.5(b), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to the TBCA; provided, however, that each Dissenting Share in respect of which a claim for appraisal is irrevocably withdrawn after the Effective Time shall be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration.

          (d)   Each share of SCB Common Stock owned by SCB, CIBER, or CIBER SUB, or an SCB Subsidiary immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (e)   As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of the SCB Common Stock shall cease to be outstanding and shall be canceled and retired, and each holder thereof shall thereafter cease to have any rights with respect to such shares of the SCB Common Stock except the right to receive, without interest, the Merger Consideration in accordance with this Section 2.5 upon the surrender of a certificate representing such shares of the SCB Common Stock (each an "SCB Stock Certificate") or, with respect to a Dissenting Share, the right to receive such consideration per Dissenting Share may be determined pursuant to the TBCA.

          (f)    At the Effective Time, all options to purchase shares of SCB Common Stock (each, an "SCB Stock Option") then outstanding and unexercised shall cease to represent a right to acquire shares of SCB Common Stock. Each SCB Stock Option, to the extent it is vested and exercisable shall be converted into the right to receive, at the Effective Time, for each share covered by the SCB Stock Option, the Merger Consideration minus the exercise price of the SCB Stock Option, in the ratios provided by Sections 2.5(b)(ii) and (iii) (using the Merger Consideration minus the exercise price of the SCB Stock Option instead of Merger Consideration to compute the Stock Portion and the Cash Consideration).

          (g)   At the Effective Time, CIBER shall assume the SCB Stock Options not converted pursuant to Section 2(f) that are outstanding and unexercised at the Effective Time held by each individual who immediately after the Effective Time is employed by the Surviving Corporation, and convert such options into options to acquire shares of CIBER Common Stock (the "CIBER Stock Options"). From and after the Effective Time, (i) the number of shares of CIBER Common Stock purchasable upon exercise of each outstanding SCB Stock Option shall be equal to the product of

  (x) the number of shares of SCB Common Stock that were purchasable under that SCB Stock Option immediately prior to the Effective Time multiplied by (y) the Option Exchange Ratio (subject to adjustment as provided in this Agreement), and (ii) the exercise price per share of CIBER Common Stock under each SCB Stock Option shall be obtained by dividing (x) the exercise price per share of SCB Common Stock of each SCB Stock Option immediately prior to the Effective Time by (y) the Option Exchange Ratio (subject to adjustment as provided in this Agreement), and rounding up or down to the nearest cent.

          (h)   No fractional share of CIBER Common Stock will be issued by virtue of the Merger but, in lieu thereof, CIBER shall pay to the Exchange Agent an amount of cash sufficient for the Exchange Agent to pay each former holder of shares of SCB Common Stock who would otherwise be entitled to a fraction of a share of CIBER Common Stock (after aggregating all fractional shares of CIBER Common Stock to be received by such holder) an amount of cash (rounded to the nearest whole cent) equal to the product obtained by multiplying (x) such fraction of a share of CIBER Common Stock by (y) the CIBER Closing Stock Price.

          (i)    Prior to the Effective Time, CIBER shall reserve for issuance and make available for issuance in accordance with this Section 2.5 the number of shares of CIBER Common Stock necessary to satisfy CIBER's obligations under Section 2.5.

        Section 2.6    Closing of SCB's Transfer Books.     At the Effective Time, the stock transfer books of SCB shall be closed with respect to all shares of SCB Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of SCB Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid SCB Stock Certificate is presented to the Exchange Agent or to CIBER, such SCB Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.7.

        Section 2.7    Exchange of Certificates.

          (a)   Promptly after the Effective Time, CIBER shall deposit, or shall cause to be deposited with CIBER's Corporate Secretary or a third party selected by CIBER (the "Exchange Agent") (i) certificates representing the shares of CIBER Common Stock issuable pursuant to this Article II, and (ii) cash sufficient to pay the Cash Consideration and to make payments in lieu of fractional shares in accordance with Section 2.5(g). The shares of CIBER Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

          (b)   As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to the record holders of SCB Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as CIBER may reasonably specify (including a provision confirming that delivery of SCB Stock Certificates shall be effected, and risk of loss and title to SCB Stock Certificates shall pass, only upon delivery of such SCB Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of SCB Stock Certificates in exchange for certificates representing CIBER Common Stock and cash.

          Upon surrender of an SCB Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal, and such other documents as may be reasonably required by the Exchange Agent or CIBER, (1) the holder of such SCB Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of CIBER Common Stock constituting the Stock Consideration (together with cash in lieu of any fractional share of CIBER Common Stock) and the Cash Consideration that such holder has the right to receive pursuant to the provisions of Section 2.5, and (2) the SCB Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.7, each SCB Stock

  Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by Section 2.5. If any SCB Stock Certificate shall have been lost, stolen or destroyed, CIBER may, in its discretion and as a condition precedent to the issuance of any certificate representing CIBER Common Stock, require the owner of such lost, stolen or destroyed SCB Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as CIBER may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent or CIBER with respect to such SCB Stock Certificate.

          (c)   No dividends or other distributions declared or made with respect to CIBER Common Stock with a date after the Effective Time shall be paid to the holder of any unsurrendered SCB Stock Certificate with respect to the shares of CIBER Common Stock that such holder has the right to receive in the Merger until such holder surrenders such SCB Stock Certificate in accordance with this Section 2.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

          (d)   Any portion of the Exchange Fund that remains undistributed to holders of SCB Stock Certificates as of the date 180 days after the Effective Time shall become the general funds of CIBER.

          (e)   The Exchange Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of SCB Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (f)    Neither CIBER nor the Surviving Corporation shall be liable to any holder or former holder of SCB Common Stock or to any other Person with respect to any shares of CIBER Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

        Section 2.8    Adjustment of Stock Consideration.     If subsequent to the date of this Agreement but prior to the Closing Date, the outstanding shares of CIBER Common Stock or the SCB Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted.

        Section 2.9    Further Action.     If, at any time after the Effective Time, any further action is determined by CIBER to be necessary or desirable to carry out the purposes of this Agreement or to vest CIBER with full right, title and possession of and to all rights and property of SCB, the officers and directors of CIBER shall be fully authorized (in the name of CIBER, in the name of SCB or otherwise) to take such action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SCB

        Except as otherwise set forth in a schedule having the same number as a Section of this Article III, SCB hereby represents and warrants to CIBER as follows:

        Section 3.1    Organization.     SCB is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee and has the corporate power to own its property and to carry on its business as now being conducted. SCB and its Subsidiaries are duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by them or the character of the property owned, leased or used by them makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed would not have an SCB Material Adverse Effect. SCB has delivered to CIBER complete and correct copies of its charter and by-laws, as amended to the date of this Agreement and the charter and by-laws, or other applicable organizational documents, of each of SCB's Subsidiaries. Attached hereto as Schedule 3.1 is a complete list of those states in which SCB is qualified and/or licensed to do business.

        Section 3.2    Capital Stock of SCB.

          (a)   At the date hereof:

              (i)  SCB's authorized capital stock consists of 1,000,000 shares of preferred stock, no par value, none of which is outstanding, and 100,000,000 shares of SCB Common Stock, $0.01 par value per share, of which 25,302,454 are issued and outstanding and 699,800 are treasury shares (the "SCB Stock"); and

             (ii)  Except as set forth in Section 3.2(a) or on Schedule 3.2(a), there are not outstanding as of the date hereof (A) shares of stock or other securities of SCB, (B) securities of SCB convertible into or exchangeable for shares of stock or securities of SCB or (C) any options, warrants or other rights to acquire from SCB, or other obligation of SCB to issue, any stock, securities or securities convertible into or exchangeable for stock or securities of SCB.

          (b)   All outstanding shares of SCB Common Stock have been and, at or prior to the Effective Time, will be duly authorized and validly issued, fully paid and non-assessable.

        Section 3.3    Authority Relative to this Agreement; Non-Contravention.

          (a)   SCB has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by SCB, the performance by SCB of its obligations hereunder and the consummation by SCB of the transactions contemplated herein have been duly authorized by the board of directors of SCB, and no other corporate proceedings on the part of SCB other than the approval of SCB's shareholders are necessary to authorize the execution and delivery of this Agreement, the performance by SCB of its obligations hereunder and, except for the filing of the Articles of Merger and Plan of Merger with the Secretary of State of the State of Tennessee, the consummation by SCB of the transactions contemplated hereby. This Agreement has been duly executed and delivered by SCB and constitutes a valid and binding obligation of SCB, enforceable against SCB in accordance with its terms.

          (b)   Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement by SCB nor the consummation by SCB of the transactions contemplated herein nor compliance by SCB with any of the provisions hereof will (i) conflict with or result in any breach of the charter or by-laws of SCB, (ii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the assets or properties of SCB under, or result in the loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which SCB is a party or by which SCB or any of its properties or assets, may be bound, or any permit, concession, franchise or license applicable to it or its properties or assets or (iii) subject to compliance with the statutes and regulations referred to in subsection (c) below, conflict with or violate any Legal Order or Legal Requirement applicable to SCB or any of its properties or assets, other than any such event described in items (ii) or (iii) which would not reasonably be expected (x) to prevent the consummation of the transactions contemplated hereby or (y) to have an SCB Material Adverse Effect.

          (c)   Except for the filing of the Articles of Merger and Plan of Merger with the Secretary of State of the State of Tennessee and such filings as may be required by the Exchange Act and the HSR Act, no action by SCB or any governmental authority is necessary for SCB's execution and delivery of this Agreement or the consummation by SCB of the transactions contemplated hereby, except where the failure to obtain or take such action would not reasonably be expected (i) to prevent the consummation of the transactions contemplated hereby or (ii) to have an SCB Material Adverse Effect.

          (d)   No consents, approvals, orders, registrations, declarations, filings or authorizations are required on the part of SCB for or in connection with the execution and delivery of this Agreement or the performance by SCB of the transactions contemplated on its part hereby, except for any action contemplated by subsection (c) above, the approval of the Merger by the Required SCB Shareholder Vote or where the failure to obtain or take such action would not reasonably be expected (i) to prevent the consummation of the transactions contemplated hereby or (ii) to have an SCB Material Adverse Effect.

        Section 3.4    SEC Reports and Financial Statements.     SCB has filed with the SEC all SCB SEC Reports required to be filed by SCB with the SEC. As of their respective dates, the SCB SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such SCB SEC Reports and, except to the extent that information contained in any SCB SEC Report has been revised or superseded by a later SCB SEC Report filed and publicly available prior to the date of this Agreement, none of the SCB SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of SCB included in the SCB SEC Reports that are publicly available prior to the date of this Agreement, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of SCB and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SCB SEC Reports, neither SCB nor any of the SCB Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of SCB and its consolidated Subsidiaries or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have an SCB Material Adverse Effect. None of the SCB Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 12 or 15 of the Exchange Act.

        Section 3.5    Absence of Certain Changes.     Except as set forth in Schedule 3.5, since April 30, 2003: (i) SCB has conducted its business only in the ordinary course, and there has not been any change by SCB in accounting principles or methods except insofar as may be required by GAAP, (ii) there has not been any SCB Material Adverse Effect, and (iii) there has not been any action taken by SCB or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

        Section 3.6    Litigation.     Except as set forth in Schedule 3.6, there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the knowledge of SCB, threatened, to which SCB or any of its Subsidiaries is, or would be, a party or by which it is or would be affected which, considered individually or in the aggregate is reasonably likely (i) to have an SCB Material Adverse Effect, (ii) to impair the ability of SCB to perform its or their obligations under this Agreement or (iii) to prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any Legal Order outstanding against it having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

        Section 3.7    Brokers/Financial Advisors.     Except for Harris Nesbitt Gerrard ("Harris Nesbitt"), and other than FTN Financial Securities Corp ("FTN Financial Securities") engaged by the Board of SCB to deliver a fairness opinion, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SCB. Prior to the date of this Agreement, SCB has provided to CIBER a complete and correct copy of all agreements between SCB and Harris Nesbitt pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

        Section 3.8    Subsidiaries.     Except as set forth in Schedule 3.8, SCB has no Subsidiaries.

        Section 3.9    Board Recommendation; SCB Action; Requisite Vote of SCB's Shareholders.

          (a)   The board of directors of SCB has by resolutions duly adopted by unanimous vote at a meeting of such board duly called and held on October 24, 2003, determined that the Merger is fair to and in the best interests of SCB and its shareholders, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and recommended that the shareholders of SCB approve and adopt this Agreement and the Merger. In connection with such approval, SCB's board of directors has received from each of Harris Nesbitt and FTN Financial Securities an opinion to the effect that the consideration to be paid to the shareholders of SCB in the Merger is fair to the shareholders of SCB from a financial point of view, subject to the assumptions and qualifications in such opinions. A copy of each such opinion has been delivered to CIBER and such opinions have not been withdrawn or modified in any material respect. SCB has been authorized by Harris Nesbitt and FTN Financial Securities, respectively, to include such opinions in their entirety in the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to FTN Financial Securities and its counsel.

          (b)   The affirmative vote of a majority of the votes cast by shareholders of SCB at a meeting of the shareholders called for such purpose is required for approval and adoption of this Agreement and the Merger (the "Required SCB Shareholder Vote"), and no other vote of any holder of SCB's securities is required for the approval and adoption of this Agreement or the Merger.

        Section 3.10    Absence of Changes in Benefit Plans.     Except as set forth in Schedule 3.10, since April 30, 2003 there has not been any adoption or amendment by SCB of any Benefit Plan. Except as set forth in the financial statements described in Section 3.4 hereof and for those agreements set forth on Schedule 3.10, there exists no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between SCB and any current or former employee, officer or director of SCB who earns (or earned prior to termination) annual cash compensation in excess of $100,000. No Benefit Plan provides benefits to any person who is not a current employee, officer or director of SCB.

        Section 3.11    Compliance with Laws.     Neither SCB nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that are not, individually or in the aggregate, reasonably expected to result in an SCB Material Adverse Effect. Except as set forth in Schedule 3.11, SCB and its Subsidiaries have not received any written communication during the past two fiscal years from a Governmental Entity that alleges that it is not in compliance with any applicable Legal Requirement. Except for expenditures to maintain routine business licenses and Taxes not yet due and payable, neither SCB nor any of its Subsidiaries is required to make, and neither SCB nor any of its Subsidiaries has a reasonable expectation that it will be required to make, any expenditures to achieve or maintain compliance with applicable law. SCB and its Subsidiaries are in material compliance with all immigration and other laws relating to the employment or retention of persons who are not citizens of the United States. No investigation or review by any Governmental Entity with respect to the business of SCB or any of its Subsidiaries is pending, or to the best of SCB's knowledge, is threatened.

        Section 3.12    Environmental Matters.     SCB and its Subsidiaries have not placed or disposed of any Hazardous substances on, under, from or at any of SCB's or any of its Subsidiary's properties or any other properties presently or formerly owned or operated by SCB or any of its Subsidiaries (the "Properties") or any other properties, in violation of any applicable Environmental Laws, except for violations that would not, in all such cases, taken individually or in the aggregate, reasonably be expected to result in an SCB Material Adverse Effect, (y) any knowledge of the presence of any Hazardous Substances on, under or at any of the Properties or any other property but arising from the Properties, in violation of any applicable Environmental Laws, except for violations that would not, in all such cases taken individually or in the aggregate, reasonably be expected to result in an SCB Material Adverse Effect or otherwise materially adversely impact the business of SCB, or (z) received any written notice (A) during the preceding five fiscal years from a Governmental Entity that SCB or any of its Subsidiaries are in violation of, or has failed to obtain any necessary permit or authorization under, any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or in connection with a release or threatened release of Hazardous Substances at the Properties or any other properties, (C) requiring the response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties or (D) demanding payment by SCB or any of its Subsidiaries for response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties.

          (b)   No Environmental Law imposes any obligation upon SCB or any of its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of SCB's or any of its Subsidiaries' Properties under any Environmental Law.

        Section 3.13    Contracts; Debt Instruments.     Except as set forth in Schedule 3.10 or Schedule 3.13, neither SCB nor any of its Subsidiaries is a party to or bound by:

          (a)   any employment, severance or consulting agreement, contract or commitment with any executive officer or higher level employee or member of SCB's board of directors, other than those that are terminable by SCB or any of its Subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to SCB;

          (b)   any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c)   any material agreement of indemnification or any guaranty other than any agreement of indemnification entered into in the ordinary course of business;

          (d)   any agreement, contract or commitment containing any covenant limiting in any material respect the right of SCB or any of its Subsidiaries to engage in any line of business or to compete with any Person or granting any exclusive distribution rights;

          (e)   any agreement, contract or commitment that directly or indirectly prevents SCB or any of its Subsidiaries from providing services to or performing work for competitors of any customer of SCB or any of its Subsidiaries or any other similar restriction imposed on SCB or any of its Subsidiaries by a customer;

          (f)    any agreement, contract or commitment currently in force relating to the disposition or acquisition by SCB or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which SCB or any of its Subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than SCB's Subsidiaries;

          (g)   any customer, dealer, distributor, marketing or development agreement currently in force under which SCB or any of its Subsidiaries has continuing material obligations to provide any product, technology or service and that may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement entered into outside the ordinary course pursuant to which SCB or any of its Subsidiaries have continuing material obligations to develop any Intellectual Property that may not be canceled without penalty upon notice of ninety (90) days or less;

          (h)   any agreement, contract or commitment currently in force and entered into outside the ordinary course of business to provide source code to any third party for any product or technology that is material to SCB or any of its Subsidiaries;

          (i)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 individually;

          (j)    any material settlement or release agreement entered into within two (2) years prior to the date of this Agreement;

          (k)   any agreement entered into in the ordinary course of business providing for annualized revenue to SCB or any of its Subsidiaries of more than $500,000; or

          (l)    any written or oral contract for hire which obligates SCB or any of its Subsidiaries to work on a fixed-fee basis regardless of the number of hours actually spent on the project by the SCB or Subsidiary employees (a "Fixed Fee Contract"), and, to the best of SCB's knowledge, no Fixed-Fee Contract would reasonably be expected as of the Effective Time to cost SCB or any of its Subsidiaries more in expenses and wages payable to its employees than fees and revenues generated by the Fixed-Fee Contract except where the cost of completing such Fixed Fee Contracts, individually or in the aggregate, would not reasonably be expected to result in an SCB Material Adverse Effect.

        SCB and its Subsidiaries are not, nor to SCB's knowledge is any other party to a Contract, in breach, violation or default under, and neither SCB nor any of its Subsidiaries have received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any contract that is required to be disclosed on Schedule 3.10 and Schedule 3.13 above in such a manner as would permit any other party to cancel or terminate any such Contract, or would permit any other party to seek material damages or other remedies.

        Section 3.14    Properties.

          (a)   SCB and its Subsidiaries have good title to, or valid leasehold interests in, all of their properties and assets, except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business or except where the lack of good title or valid leasehold interests would not reasonably be expected to result in an SCB Material Adverse Effect. SCB and its Subsidiaries own no real property. All such assets and properties, other than assets and properties in which SCB or any of its Subsidiaries have leasehold interests, are free and clear of all Liens other than the Permitted Liens. The tangible personal property used by SCB or any of its Subsidiaries that has net book value, in the case of each item, of $10,000 or more is in good operating condition and repair, ordinary wear and tear excepted, and all personal property leased by SCB or any of its Subsidiaries is in the condition required of such property by the terms of the lease applicable thereto during the term of such lease and upon the expiration thereof, except for such variances in the condition thereof, as would not reasonably be expected to result in an SCB Material Adverse Effect.

          (b)   SCB and its Subsidiaries have complied with the terms of all leases to which any of them is a party and under which any of them is in occupancy, and all such leases are in full force and effect. Except as set forth on Schedule 3.14, SCB or an SCB Subsidiary enjoy peaceful and undisturbed possession under all such leases.

        Section 3.15    Intellectual Property

          (a)   Except as set forth on Schedule 3.15, SCB owns or has the right to use pursuant to a license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the business of SCB as presently conducted or as contemplated to be conducted. Each item of Intellectual Property owned or used by SCB immediately prior to the Closing hereunder will be owned or available for use by CIBER on identical terms and conditions immediately subsequent to the Effective Time. SCB has taken all appropriate action to maintain and protect each item of Intellectual Property that it owns or uses, except where the failure to do so would not reasonably be expected to result in an SCB Material Adverse Effect.

          (b)   Except as set forth on Schedule 3.15, or where no SCB Material Averse Effect would reasonably be expected to result, SCB has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties; SCB has not received any charge, complaint, claims, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that SCB must license or refrain from using any Intellectual Rights of any third party); and to the knowledge of SCB, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of SCB.

          (c)   Schedule 3.15 identifies each registration which has been issued to SCB with respect to any of its Intellectual Property, identifies each pending application for registration which SCB has made with respect to any of its Intellectual Property, and identifies each license, agreement or other permission which SCB has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). SCB has delivered to CIBER correct and complete copies of all such registrations, applications, licenses, agreements and permissions (as amended to date). Schedule 3.15 also identifies each trade name or unregistered trademark used by SCB in connection with its business. Except as set forth on Schedule 3.15 or where no SCB Material Adverse Effect would reasonably be expected to result, with respect to each item of Intellectual

  Property required to be identified in Schedule 3.15 and with respect to each item of copyrightable Intellectual Property (whether or not registration has been sought):

              (i)  SCB possesses all right, title and interest in and to the item, free and clear of any lien, license or other restriction;

             (ii)  the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

            (iii)  no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of SCB, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item;

            (iv)  SCB has never agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item;

             (v)  Schedule 3.15 identifies each item of Intellectual Property that any third party owns and that SCB uses pursuant to license, sublicense, agreement, or permission. SCB has delivered or made available to CIBER correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). Except as set forth on Schedule 3.15, with respect to each item of Intellectual Property required to be identified in Schedule 3.15, or where no SCB Material Adverse Effect would reasonably be expected to result;

            (vi)  the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

           (vii)  the license, sublicense, agreement, or permission will, immediately following the Effective Time continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms;

          (viii)  no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

            (ix)  no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

             (x)  with respect to each sublicense, the representations and warranties set forth in subsections (a) through (c) above are true and correct with respect to the underlying license;

            (xi)  the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

           (xii)  no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of SCB, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

          (xiii)  SCB has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

          (xiv)  no such licenses, agreements or permissions commit SCB to continued maintenance, support, improvement, upgrade or similar obligation of any of SCB's Intellectual Property which obligation cannot be terminated by SCB upon no greater than 90 days' notice.

        Section 3.16    Labor Matters.     There are no collective bargaining or other labor union agreements to which SCB or any of its Subsidiaries are a party or by which any of them are bound. Since April 30, 2003 neither SCB nor any of its Subsidiaries has been subject to any labor union organizing activity, or had any actual or, to SCB's knowledge, threatened employee strikes, work stoppages, slowdowns or lockouts.

        Section 3.17    Certain Employee Matters.

          (a)   Except as set forth on Schedule 3.17(a), all current and former (terminated within 12 months of the date hereof) members of management, key personnel and employee consultants of SCB and its Subsidiaries have executed and delivered to SCB a standard employment and confidentiality agreement substantially in the form attached hereto as Exhibit F. No employee, agent, consultant or contractor of SCB or any of its Subsidiaries who have contributed to or participated in the conception and development of proprietary rights of SCB or any of its Subsidiaries has asserted or threatened any claim against SCB or any of its Subsidiaries in connection with such person's involvement in the conception and development of the proprietary rights of SCB or any of its Subsidiaries and, to the knowledge of SCB, no such person has a reasonable basis for any such claim.

          (b)   Except as set forth on Schedule 3.17(b), all current and former (terminated within 12 months of the date hereof) consultants to SCB or any of its Subsidiaries who are independent contractors have (i) executed and delivered to SCB or any of its Subsidiaries a non-interference agreement restricting such person's right to solicit employees and contractors of SCB or any of its Subsidiaries and customers and clients and prospective customers and clients of SCB or any of its Subsidiaries during the term of such person's engagement and for at least six (6) months thereafter and (ii) been party to a "work for hire" arrangement or proprietary rights agreement with SCB or any of its Subsidiaries pursuant to which either (x) in accordance with applicable federal and state law, SCB or the applicable Subsidiary have been accorded full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (y) there has been conveyed to SCB or the applicable Subsidiary by appropriately executed instruments of assignment full, effective and exclusive ownership of all tangible and intangible property thereby arising.

        Section 3.18    Insurance.     Except as set forth on Schedule 3.18, all of the policies of fire, liability, product liability, worker's compensation, health and other forms of insurance presently in effect with respect to SCB's and its Subsidiaries' businesses are valid and outstanding policies and provide insurance coverage for the properties, assets and operations of SCB and its Subsidiaries, of the kinds, in the amounts and against the risks (i) required to comply, in all material respects, with Legal Requirements and (ii) as SCB deems to be adequate and as is customary for similar business organizations. No notice of cancellation or termination has been received with respect to any such policy. The activities and operations of SCB and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

        Section 3.19    Taxes.

          (a)   Except as set forth in Schedule 3.19, (i) SCB and its Subsidiaries have timely filed with the appropriate Taxing Authority all Returns required to be filed on or prior to the date hereof and each such Return was properly completed and correct in all material respects at the time of filing, (ii) all Taxes including Taxes, if any, for which no Returns are required to be filed of SCB and its Subsidiaries (the Taxes referred to in this Section being "Covered Taxes"), due and owing have been paid, except for Taxes not yet due and payable that are disclosed in the financial statements referred to in Section 3.4 and except when the failure to file Returns or pay Taxes would not reasonably be expected to have an SCB Material Adverse Effect, (iii) except with respect to SCB and its Subsidiaries, neither SCB nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code") that files a consolidated, unitary or combined return for federal, state, or foreign tax purposes and is not subject to any liability for the Taxes of any other person, including, without limitation, any liability arising from the application of U.S.

  Treasury Regulation Section 1.1502-6 or any analogous provisions of state, local or foreign law, and (iv) neither SCB nor any of its Subsidiaries is or ever has been a party to any Tax sharing agreement.

          (b)   SCB and its Subsidiaries have delivered or made available to CIBER (i) complete and correct copies of all Returns filed by SCB or any of its Subsidiaries for taxable periods ending after December 31, 1997, and for all other taxable periods for which the applicable statute of limitations has not yet run and (ii) complete and correct copies of all ruling requests, private letter rulings, revenue agent reports, information document requests and responses thereto, notices of proposed deficiencies, deficiency notices, applications for changes in method of accounting, protests, petitions, closing agreements, settlement agreements, and any similar documents submitted by, received by or agreed to by or on behalf of SCB or any of its Subsidiaries and relating to any Taxes for any period beginning after December 31, 1997.

          (c)   Except as set forth in Schedule 3.19 or as disclosed in the financial statements referred to in Section 3.4, no Liens for Taxes exist with respect to any of the assets or properties of SCB or any of its Subsidiaries, other than for Taxes not yet due and payable and other than for Liens that would not reasonably be expected to have an SCB Material Adverse Effect. Except as set forth in Schedule 3.19, the federal and state income Tax Returns of SCB and its Subsidiaries have not been examined by the Internal Revenue Service or equivalent state tax examiners and neither SCB or any of its Subsidiaries has agreed to extend the statute of limitations with respect to the relevant Tax Returns for all taxable periods through and including the taxable year ended on December 31, 1997. Except as set forth in Schedule 3.19, each deficiency resulting from any audit or examination relating to Covered Taxes by any Taxing Authority has been paid and no material issues were raised in writing by the relevant Taxing Authority during any such audit or examination that will apply to taxable periods other than the taxable period to which such audit or examination related. Except as set forth in Schedule 3.19, (i) no Returns with respect to Taxes of SCB and its Subsidiaries are currently under audit or examination by any Taxing Authority, (ii) no audit or examination relating to Covered Taxes is currently being conducted by any Taxing Authority, (iii) no Taxing Authority has given notice (either orally or in writing) that it will commence any such audit or examination and (iv) neither SCB nor any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Section 481 of the Code by reason of a change in accounting method.

          (d)   No person has made with respect to SCB or any of its Subsidiaries, or with respect to any property held by SCB or any of its Subsidiaries, any consent or election under Section 341(f) of the Code. Except as set forth in Schedule 3.19, no property of SCB or any of its Subsidiaries are "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (e)   Except as set forth in Schedule 3.19, there is no written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Covered Taxes and no power of attorney with respect to any Covered Taxes has been executed or filed with the Internal Revenue Service or any other Taxing Authority.

          (f)    Except as set forth on Schedule 3.19, no items of income attributable to transactions occurring on or before the close of the last preceding taxable year of SCB will be required to be included in taxable income by SCB or any of its Subsidiaries in a subsequent taxable year by reason of reporting income on the installment sales method of accounting, the cash method of accounting, the completed contract method of accounting or the percentage of completion-capitalized cost method of accounting.

          (g)   Except as set forth on Schedule 3.19, SCB and its Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

          (h)   Neither SCB nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (i)    Neither SCB nor any of its Subsidiaries are a U.S. real property holding corporation within the meaning of Code Section 897(c)(2) ("USRPHC"), and neither SCB nor any of its Subsidiaries has been a USRPHC for the preceding five years.

          (j)    The net operating loss carry forwards of SCB and its Subsidiaries are not limited by Code Section 382 except as a result of the transactions contemplated by this Agreement.

          (k)   To the best of SCB's knowledge, no claim has ever been made by any Tax Authority in a jurisdiction where SCB or any of its Subsidiaries does not file Returns that it is or may be subject to taxation by that jurisdiction.

          (l)    There is no contract, agreement, plan or arrangement to which SCB or any of its Subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, that, individually or collectively, should give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code (other than the temporary disallowance of a deduction under Section 404(a)(5) of the Code). There is no contract, agreement, plan or arrangement to which SCB or any of its Subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

        Section 3.20    ERISA.

          (a)   Schedule 3.20 contains a list and brief description of each Pension Plan, Welfare Plan and each other written plan, arrangement or policy relating to stock options, stock purchases, bonuses, compensation, deferred compensation, severance, fringe benefits or other employee benefits (other than the employment agreements listed on Schedule 3.13), in each case maintained or contributed to, or required to be maintained or contributed to, by SCB or any other person or entity that, together with SCB, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with SCB, a "Commonly Controlled Entity") for the benefit of any present or former officers, employees, agents, directors or independent contractors of SCB (all the foregoing being herein called "Benefit Plans"). SCB has delivered or made available to CIBER true, complete and correct copies of (i) each Benefit Plan, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by applicable law), (iii) the most recent summary plan description (or similar document) for each Benefit Plan for which such a summary plan description is required by applicable law or was otherwise provided to plan participants or beneficiaries and (iv) each trust agreement and insurance or annuity contract relating to any Benefit Plan. Each such Form 5500 and each such summary plan description (or similar document) was and is as of the date hereof true, complete and correct in all material respects, except for those forms and descriptions that would not reasonably be expected to have an SCB Material Adverse Effect.

          (b)   Except as set forth in Schedule 3.20, each Benefit Plan has been administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA and the Code. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that would reasonably be expected to cause an SCB Material Adverse Effect.

          (c)   None of the Benefit Plans (i) constitutes a "multiemployer plan," as defined in Section 3(37) of ERISA or (ii) has been or is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

          (d)   All contributions to, and benefit payments from, the Benefit Plans required to be made in accordance with the terms of the Benefit Plans have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from any trust qualified under Section 501(c) of the Code or any third-party insurance company, for any period ending before the Effective Time that are not yet, but will be, required to be made, will be properly accrued and reflected in financial statements of SCB referred to in Section 3.4 and the SCB Final Closing Balance Sheet.

          (e)   Each Benefit Plan that is a Pension Plan (hereinafter a "SCB Pension Plan") that is intended to be a tax-qualified plan has been the subject of a determination letter (or with respect to a prototype plan, is subject to an opinion letter) from the Internal Revenue Service to the effect that such SCB Pension Plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter (or opinion letter) has been revoked and revocation has not been threatened; no circumstances exist that would adversely affect the tax-qualification of such SCB Pension Plan except as set forth in Schedule 3.20; and such SCB Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that could be reasonably expected to materially adversely affect its qualification, materially increase its cost or require security under Section 307 of ERISA. SCB has delivered to CIBER a copy of the most recent determination letter (or opinion letter) received with respect to each SCB Pension Plan for which such a letter has been issued; a copy of any pending application for a determination letter and a list of all SCB Pension Plan amendments as to which a favorable determination letter has not yet been received.

          (f)    No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; no prohibited transaction has occurred that could subject SCB, any of its employees or a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to the tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA; and neither SCB nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject SCB or any trustee, administrator or other fiduciary to liability for breach of fiduciary duty under ERISA other than for prohibited transactions or liabilities that would not reasonably be expected to have an SCB Material Adverse Effect.

          (g)   The list of Welfare Plans in Schedule 3.20 discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each such Welfare Plan may be amended or terminated without SCB having an SCB Material Adverse Effect at any time after the Effective Time. SCB complies in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code.

          (h)   No compensation payable by SCB to any of its employees, officers or directors under any existing contract, Benefit Plan or other employment arrangement or understanding (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the Code.

          (i)    Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of SCB or any of its Subsidiaries or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(l) of the Code). Schedule 3.20 sets forth (i) the maximum amount, or the method of computing the maximum amount, that could be paid to each executive officer of SCB as a result of the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Benefit Plans currently in effect and (ii) the "base amount" (as such term is defined in Section 280G(b)(3) of the Code) for each such executive officer calculated as of the date of this Agreement.

        Section 3.21    Proxy Statement/ Prospectus.     None of the information supplied or to be supplied by SCB for inclusion or incorporation by reference in (i) the prospectus supplement to the Form S-4, as it may be amended from time to time, will at the time it is filed with the SEC under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus, as it may be amended from time to time, to be sent to the shareholders of SCB in connection with the meeting of SCB's shareholders to consider the adoption of this Agreement shall, on the date the Proxy Statement/Prospectus is first mailed to SCB's shareholders, at the time of the SCB Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the SCB Shareholders' Meeting which has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to SCB or any of its affiliates, officers or directors should be discovered by SCB which should be set forth in an amendment to the prospectus supplement to the Form S-4 or a supplement to the Proxy Statement/Prospectus, SCB shall promptly inform CIBER. Notwithstanding the foregoing, SCB makes no representation or warranty with respect to any information supplied by CIBER which is contained in any of the foregoing documents.

        Section 3.22    State Takeover Statutes.     The board of directors of SCB has approved the Merger, this Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, and the transactions contemplated hereby and thereby the provisions of Sections 48-103-101 through 48-103-505 of the TBCA to the extent, if any, such sections are applicable to the Merger, this Agreement, and the transactions contemplated hereby and thereby. To SCB's knowledge, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, or the transactions contemplated hereby and thereby.

        Section 3.23    Business Relations.     Except as set forth in Schedule 3.23, since April 30, 2003, neither SCB nor any of its Subsidiaries have received from any material customer or supplier of SCB or any of its Subsidiaries notice that such customer or supplier intends to change its business relationship with SCB or any of its Subsidiaries in any material respect after consummation of the transactions contemplated by this Agreement.

        Section 3.24    Bank Accounts.     Attached hereto as Schedule 3.24 is a list of all banks or other financial institutions with which SCB or any of its Subsidiaries have an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

        Section 3.25    Agents.     Except as set forth in Schedule 3.25, neither SCB nor any of its Subsidiaries have designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or to act or deal in connection therewith.

        Section 3.26    DCAA Matters.     Neither SCB nor any of its Subsidiaries has received any adverse ruling or has had an exception taken on any incurred cost submission or other filing with the Defense Contract Audit Agency except as set forth in Schedule 3.26.

        Section 3.27    Disclosure.     No representation or warranty by SCB contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of SCB to CIBER or its representatives in connection with, or pursuant to, this Agreement and the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CIBER AND CIBER SUB

        Except as otherwise set forth in a schedule having the same number as a section of this Article IV, CIBER and CIBER SUB hereby represent and warrant to SCB as follows:

        Section 4.1    Organization.     CIBER is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. CIBER SUB is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee.

        Section 4.2    Capitalization.

          (a)   At June 30, 2003:

              (i)  CIBER's authorized capital stock consists of (x) 100,000,000 shares of CIBER Common Stock, par value $.01 per share, of which 63,314,498 shares were issued and outstanding, and (y) 5,000,000 shares of preferred stock, $.01 par value per share, no shares of which are issued and outstanding.

             (ii)  There were outstanding stock options to purchase an aggregate of 7,430,040 shares of CIBER Common Stock.

          (b)   When issued in accordance with this Agreement and after consideration is received therefor, the Shares to be issued to SCB's shareholders pursuant to Section 2.5 will be duly authorized, validly issued, fully paid and non-assessable.

          (c)   All of the issued and outstanding shares of common stock, $0.01 par value per share, of CIBER SUB are owned by CIBER.

          (d)   CIBER SUB has been incorporated and organized solely for the purposes of the transactions contemplated by this Agreement and has not conducted any business.

        Section 4.3    Authority Relative to this Agreement; Non-Contravention.

          (a)   Each of CIBER and CIBER SUB has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by CIBER and CIBER SUB, the performance by each of them of their obligations hereunder and the consummation by CIBER and CIBER SUB of the transactions contemplated herein have been duly authorized by all requisite corporate action, and no other corporate proceedings on the part of CIBER or CIBER SUB are necessary to authorize the execution and delivery of this Agreement, the performance by CIBER and CIBER SUB of their obligations hereunder and the consummation by CIBER and CIBER SUB of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of CIBER and CIBER SUB and constitutes a valid and binding obligation of each of CIBER and CIBER SUB, enforceable against CIBER and CIBER SUB in accordance with its terms.

          (b)   Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement by CIBER or CIBER SUB, nor the consummation by CIBER or CIBER SUB of the transactions contemplated herein, nor compliance by CIBER or CIBER SUB with any of the provisions hereof will conflict with or result in any breach of the certificates of incorporation or by-laws of CIBER or CIBER SUB or, subject to compliance with the statutes and regulations referred to in subsection (c) below, conflict with or violate any judgment, ruling, order, writ, injunction, decree, law, statute, rule or regulation applicable to CIBER or any of its properties or assets, other than any such event that would not reasonably be expected (x) to prevent the consummation of the transactions contemplated hereby or (y) to have a CIBER Material Adverse Effect.

          (c)   Except for the filing of the Articles of Merger and Plan of Merger with the Secretary of State of the State of Tennessee and any such filings as may be required by the Exchange Act, NYSE rules and the HSR Act, no action by CIBER or CIBER SUB or any governmental authority is necessary for CIBER and CIBER SUB's execution and delivery of this Agreement or the consummation by CIBER and CIBER SUB of the transactions contemplated hereby, except where the failure to obtain or take such action would not reasonably be expected (i) to prevent the consummation of the transactions contemplated hereby or (ii) to have a CIBER Material Adverse Effect.

          (d)   Except as set forth in Schedule 4.3 and except for any action contemplated by subsection (c) above, no consents, approvals, orders, registrations, declarations, filings or authorizations are required on the part of CIBER or CIBER SUB for or in connection with the execution and delivery of this Agreement or the consummation by CIBER and CIBER SUB of the transactions contemplated hereby.

        Section 4.4    SEC Reports and Financial Statements.     CIBER has filed with the SEC all CIBER SEC Reports required to be filed by CIBER with the SEC. As of their respective dates, the CIBER SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such CIBER SEC Reports and, except to the extent that information contained in any CIBER SEC Report has been revised or superseded by a later CIBER SEC Report filed and publicly available prior to the date of this Agreement, none of the CIBER SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CIBER included in the CIBER SEC Reports that are publicly available prior to the date of this Agreement, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of CIBER and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the CIBER SEC Reports, neither CIBER nor any of the CIBER Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of CIBER and its consolidated Subsidiaries or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have a CIBER Material Adverse Effect. None of the CIBER Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 12 or 15 of the Exchange Act.

        Section 4.5    Litigation.     There is no action, suit, proceeding, claim, arbitration or investigation pending, or to CIBER's knowledge, threatened, against CIBER or any of its Subsidiaries which reasonably would be likely to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

        Section 4.6    Statements; Proxy Statement/Prospectus.     None of the information supplied or to be supplied by CIBER for inclusion or incorporation by reference in the SCB Proxy Statement shall, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time CIBER discovers that any information supplied or to be supplied by CIBER for inclusion in the Proxy Statement does not comply with this Section 4.6, CIBER shall promptly inform SCB. Notwithstanding the foregoing, CIBER makes no representation or warranty with respect to any information supplied by SCB or any of its representatives for inclusion in the Proxy Statement/Prospectus.

        Section 4.7    Brokers/Financial Advisors.     Except for the Updata Capital, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CIBER.

        Section 4.8    Disclosure.     No representation or warranty by CIBER contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of CIBER to SCB or its representatives in connection with, or pursuant to, this Agreement and the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

        Section 4.9    Source of Funds.     As of the earlier of (i) December 31, 2003 or (ii) the Closing Date, CIBER will have sufficient funds or credit capacity available to pay the Cash Consideration.

        Section 4.10    Shares Owned.     At the date hereof, CIBER owns, beneficially and of record, less than 5% of the issued and outstanding shares of SCB Common Stock.

        Section 4.11    Absence of Certain Changes.     Except as set forth in Schedule 4.11, since June 30, 2003: (i) CIBER has conducted its business only in the ordinary course, and there has not been any change by CIBER in accounting principles or methods except insofar as may be required by GAAP, and (ii) there has not been any CIBER Material Adverse Effect.

ARTICLE V
COVENANTS AND OTHER AGREEMENTS

        Section 5.1    Conduct of Business by SCB.     SCB covenants and agrees that, prior to the Effective Time, unless CIBER shall otherwise agree in writing or except in connection with the transactions contemplated by this Agreement:

          (a)   The business of SCB shall be conducted in the ordinary and usual course of business, consistent with past practices, and SCB shall use its reasonable best efforts to (i) maintain and preserve intact SCB's business organization, (ii) keep available the services of its officers and employees, and (iii) maintain beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with it.

          (b)   Without limiting the generality of the foregoing subsection (a), SCB shall not, directly or indirectly:

              (i)  sell, lease, transfer, mortgage or otherwise encumber, subject to any lien or otherwise dispose of any of its properties or assets except in the ordinary and usual course of business;

             (ii)  amend or propose to amend its charter or by-laws, reincorporate in any jurisdiction, dissolve, liquidate or merge with any entity (whether or not SCB is the survivor);

            (iii)  split, combine or reclassify any outstanding shares of, or interests in, its capital stock;

            (iv)  redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of capital stock of SCB or any options, warrants or rights to acquire capital stock of SCB, except the cashless exercise of warrants is permitted hereunder;

             (v)  sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security except that SCB may issue SCB Common Stock upon the valid exercise of SCB options or warrants outstanding as of the date of this Agreement pursuant to the SCB Stock Plans;

            (vi)  modify the terms of any existing Indebtedness or incur any Indebtedness or issue any debt securities, except Indebtedness incurred in the ordinary course of business;

           (vii)  assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or make any material loans or advances or capital contributions to, or investments in, any other person;

          (viii)  authorize, recommend or propose any change in its capitalization, or any release or relinquishment of any material contract right or effect or permit any of the foregoing;

            (ix)  adopt or establish any new employee benefit plan or amend in any material respect any employee benefit plan or, increase the compensation or fringe benefits of any employee or pay any benefit not consistent with any existing employee benefit plan except in the manner consistent with SCB's historical salary review procedures;

             (x)  enter into or amend any employment, consulting, severance or indemnification agreement with any director, officer or employee of SCB, or any collective bargaining agreement or other obligation to any labor organization or employee;

            (xi)  make any material tax election or settle or compromise any liability for Taxes;

           (xii)  make or commit to make expenditures for capital assets, properties, or intellectual property that exceed $100,000 in the aggregate;

          (xiii)  make any changes in its reporting for Taxes or accounting procedures other than as required by GAAP or applicable law;

          (xiv)  pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent SCB financial statements as disclosed on Schedule 3.4 that were provided to CIBER or incurred after the date of such financial statements in the ordinary course of business consistent with past practice; settle any litigation or other legal proceedings involving a payment of more than $100,000 in any one case by or to SCB; or waive the benefits of, or agree to modify in any manner, any noncompetition, confidentiality, standstill or similar agreement to which SCB is a party;

           (xv)  write off any accounts or notes receivable except in the ordinary course of business consistent with past practices;

          (xvi)  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof for aggregate consideration of in excess of $200,000;

         (xvii)  adopt any shareholder rights or similar plan or take any other action with the intention of, or which may reasonably be expected to have the effect of, damaging CIBER or SCB;

        (xviii)  enter into, modify or authorize any contract, agreement, commitment or arrangement to do any of the foregoing; or

          (xix)  incur or pay legal, financial or accounting fees or expenses in connection with the negotiation, execution or performance of this Agreement in excess of $1,825,000.

          (c)   SCB shall promptly advise CIBER orally and in writing of any change or event having, or which would reasonably be expected to have, an SCB Material Adverse Effect.

        Section 5.2    SCB Final Closing Balance Sheet.     SCB shall deliver to CIBER five Business Days prior to the Closing Date a pro forma consolidated balance sheet as of the Closing Date of SCB and its Subsidiaries prepared in accordance with GAAP consistent with past practice (the "SCB Final Closing Balance Sheet"). The SCB Final Closing Balance Sheet shall fairly estimate the financial position of SCB and its Subsidiaries immediately prior to the Merger in accordance with GAAP.

        Section 5.3    Proxy Material; Shareholder Meeting.

          (a)   SCB shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of SCB Common Stock to vote on a proposal to adopt this Agreement (the "SCB Shareholders' Meeting"). The SCB Shareholders' Meeting shall be held (on a date selected by SCB in consultation with CIBER) as promptly as practicable. SCB shall ensure that all proxies solicited in connection with the SCB Shareholders' Meeting are solicited in compliance with all applicable Legal Requirements.

          (b)   The Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of SCB (the "SCB Board") recommends that SCB's shareholders vote to adopt this Agreement at the SCB Shareholders' Meeting (the recommendation of the SCB Board that SCB's shareholders vote to adopt this Agreement being referred to as the "SCB Board Recommendation"). The SCB Board Recommendation shall not be withdrawn or modified in a manner adverse to CIBER, and no resolution by the SCB Board or any committee thereof to withdraw or modify the SCB Board Recommendation in a manner adverse to CIBER shall be adopted or proposed, except that nothing contained in this Section 5.3(b) shall prohibit the SCB Board or any committee thereof from taking any such action not otherwise in violation of this Agreement where the SCB Board determines, after consultation with its independent legal counsel, that applicable case law or fiduciary obligations require such action, in which case CIBER shall be given prompt notice of such determination.

          (c)   SCB's obligation to call, give notice of and hold the SCB Shareholders' Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal.

          (d)   Should the Proxy Statement/Prospectus be selected for review by the SEC, then each of SCB and CIBER shall have the right to participate in the review process by, without limitation, (i) receiving both written and oral SEC comments, (ii) participating in the drafting of comment responses, and (iii) approving the final response letter and any and all amendments to the Proxy Statement/Prospectus.

        Section 5.4    Access to Information.     SCB shall permit the officers, employees, agents and representatives of CIBER to have reasonable access to premises in which SCB and its Subsidiaries conduct their businesses and to all of SCB's books, records and personnel (including operational personnel with the position of Vice President or above), subject to such reasonable requirements as SCB may impose to coordinate such access and the times thereof. SCB will provide the officers, employees, agents and representatives of CIBER with such financial, operating and other data as requested.

        Section 5.5    Confidentiality.     CIBER, on the one hand, and SCB, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, including state and federal securities laws, rules and regulations, court process or pursuant to any listing agreement with any securities exchange or as respective counsel for such party shall deem appropriate. In the event the transactions contemplated herein are not consummated, CIBER, on the one hand, and SCB, on the other hand, shall hold all information provided to each by the other in strict confidence, and shall not disclose or disseminate such information to anyone other than its employees, lenders, investors and professional advisors (such as financial consultants, accountants and counsel) with a need to know or as required by law.

        Section 5.6    Employment Agreements and Employee Matters.

          (a) SCB shall use reasonable efforts to obtain and deliver executed employment agreements in substantially the form attached hereto as Exhibit E (the "Employment Agreements") from the individuals listed in Schedule 5.6(a) and executed Severance and Nonsolicitation Agreements in substantially the forms attached hereto as Exhibit F (the "Severance/Nonsolicitation Agreements") with the individual listed in Schedule 5.6(a). CIBER shall provide severance payments to the individuals set forth on Schedule 5.6(a) subject to those individuals executing severance agreements and, if referenced in Schedule 5.6(a) noncompetition/nonsolicitation agreements, acceptable to CIBER. With respect to other employees of SCB who are terminated in connection with the Merger, CIBER shall provide severance payments equal to one week's worth of base salary for every year of service to SCB up to a maximum payment of twelve weeks' worth of base salary.

          (b)   To the extent SCB's employees continue employment with SCB, such employees shall be able to participate in plans in which similarly situated CIBER employees are eligible to participate, and shall receive credit for years of service with SCB for purposes of eligibility and vesting with respect to (i) CIBER's benefit plans, (ii) CIBER's vacation accrual and (iii) CIBER's Stock Plans.

          (c)   CIBER shall continue sponsorship of SCB's 401(k) plan in its present form following the Effective Time until it is prepared to commence the process of merging SCB's plan into CIBER's plan. SCB's 401(k) plan shall be frozen to new contributions in preparation for the merger of the plans as of the date SCB's employees first participate in CIBER's 401(k) plan regardless of the date the 401(k) plans are merged. SCB employees shall be permitted to participate in CIBER's 401(k) plan as soon as practical after the Effective Time.

          (d)   CIBER will make available a pool of non-statutory stock options to purchase 200,000 shares of CIBER Common Stock to be granted to certain employees of SCB. Options to purchase such shares shall be granted at the Effective Time, or as soon thereafter as practicable, pursuant to agreements in customary form. The employees who shall receive such options at the Closing shall be determined by mutual agreement of CIBER and SCB prior to the Effective Time. The exercise price of options granted pursuant to this subsection will be the fair market value of the CIBER Closing Stock at the Effective Time. The options shall vest ratably over a period of four years.

          (e)   CIBER will make the payments to, and other provisions for, T. Scott Cobb as set forth on Schedule 5.6(e).

          (f)    CIBER will use reasonable efforts to offer unused space for a nine month period of time for outplacement services for terminated SCB employees, and will offer up to an aggregate of $95,000 for outplacement services for any such terminated SCB employees.

        Section 5.7    Health Insurance.     From the Effective Time, CIBER shall, or shall cause the Surviving Corporation to, provide group health plan coverage as defined in Section 5000(b)(1) of the Code. Such coverage shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods (only to the extent such limitations or waiting periods did not apply to the SCB Employees under the Employee Plans) under any group health plans of CIBER or the Surviving Corporation to be waived with respect to SCB's Employees and their eligible dependents and (ii) give each SCB Employee credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time, and (iii) comply with continuation of group coverage in accordance with COBRA and Section 4980B of the Code, and the Health Insurance Portability and Accounting Act with respect to each individual who was an employee of SCB or an eligible dependent of any such employee. The provisions of this Section 5.7 are in addition to any requirements applicable to any SCB employee or former employee pursuant to any written agreement between such employee or former employee and SCB.

        Section 5.8    Acquisition Proposals.     SCB agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, amalgamation, business combination, recapitalization, liquidation, dissolution, joint venture, partnership, alliance or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of SCB and its Subsidiaries, taken as a whole, having an aggregate value equal to 25% or more of the market capitalization of SCB, or any purchase or sale of, or tender or exchange offer for, 25% or more of the equity securities of SCB (being hereinafter referred to as an "Acquisition Proposal"). SCB further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, SCB and SCB's board of directors shall be permitted to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, with applicable case law, and with applicable fiduciary responsibilities. SCB shall notify CIBER promptly of any and all inquiries, proposals or offers received by, any such information requested from, or any discussions or negotiations sought to be initiated with, any of its representatives with regard to an Acquisition Proposal, indicating the name of the parties involved and the material terms and conditions of any inquiries, proposals or offers. Nothing in this Agreement shall prohibit the SCB Board from engaging in the activities described above with respect to any person who has submitted on an unsolicited basis to SCB (i) an Acquisition Proposal believed by the SCB Board in good faith to be bona fide or (ii) an expression of interest believed by the SCB Board in good faith to be bona fide indicating such person's desire to pursue the possibility of making an Acquisition Proposal on terms believed by the SCB Board to be financially superior to the Merger (a "Superior Proposal") and, in either such case:

          (a)   the SCB Board or any committee thereof, after consultation with its independent legal counsel, determines that taking such action is appropriate for such Board to comply with its fiduciary duties under applicable law;

          (b)   the SCB Board or any committee thereof, after consultation with its financial advisors, concludes in good faith that such Acquisition Proposal, taking into account, among other things, all material legal, financial, regulatory and other aspects of such proposal and the person making such proposal, could lead to a Superior Proposal;

          (c)   prior to providing any of the information described herein above, SCB obtains from such person an executed confidentiality agreement; and

          (d)   prior to taking any action with respect to any such Acquisition Proposal or expression of interest, SCB shall notify CIBER of any actions it has determined to take with respect to such Acquisition Proposal or expression of interest.

        SCB agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. SCB agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.8. Nothing in this Section 5.8 shall permit CIBER or SCB to terminate this Agreement (except as specifically provided in Article VII hereof).

        Section 5.9    Indemnification of Officers and Directors.

          (a) All rights to indemnification existing in favor of those Persons who are, or were, directors and officers of SCB at or prior to the date of this Agreement (the "Indemnified Persons") by reason of written indemnification agreement and applicable law shall survive the Merger and shall be observed by CIBER to the fullest extent permitted by Tennessee law.

          (b)   From and after the Effective Time, CIBER will establish or maintain one or more insurance policies or purchase tail coverage providing, in the aggregate, substantially similar coverage as the existing policy of directors' and officers' liability insurance maintained by SCB as of the date of this Agreement in the form disclosed by SCB to CIBER prior to the date of this Agreement (the "Existing Policy"); provided, however, that in no event shall CIBER be required to pay an amount to establish or maintain such coverage that is greater than 150% of the current annual premiums paid by SCB for the Existing Policy, and if the cost of such insurance exceeds such amount CIBER shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (c)   The rights of each Indemnified Person hereunder shall be in addition to, and not in limitation of, any rights such Indemnified Person may have under the Charter or By-Laws of SCB, any other indemnification arrangement, the TBCA or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Persons.

        Section 5.10    Filings; Other Action.     Subject to the terms and conditions herein provided, each of SCB and CIBER shall and shall cause any appropriate other party to: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from governmental or regulatory authorities of the United States and in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. CIBER shall use reasonable best efforts to cause the shares of CIBER Common Stock issued as Stock Consideration in the Merger to be approved for listing on the New York Stock Exchange subject to official notice of issuance, prior to the Effective Time.

        Section 5.11    Satisfaction of Conditions.     Subject to the terms and conditions of this Agreement, each of CIBER and SCB shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to satisfy the conditions to the other party's obligation to consummate this Agreement. The parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transaction contemplated hereby in accordance with this Agreement.

        Section 5.12    Application of Restrictions.     SCB shall take all necessary steps to avoid the application of the restrictions contained in Sections 48-103-101 through 48-103-505 of the TBCA.

        Section 5.13    Survival.     None of the representations and warranties made by SCB or CIBER in this Agreement shall survive the Closing.

        Section 5.14    Section 16b-3.     Prior to the Effective Time, CIBER and SCB shall take all such steps as may be required to cause any dispositions of capital stock of CIBER and SCB (including derivative securities thereof) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SCB to be exempt under Rule 16b-3 of the 1934 Act.

        Section 5.15    Affiliates.     Not less than 30 days prior to the Effective Time, SCB shall deliver to CIBER a letter identifying all persons who, in the opinion of SCB, may be deemed at the time this Agreement is submitted for approval by the shareholders of SCB, "affiliates" of SCB for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary to reflect any changes from the date thereof. SCB shall use reasonable best efforts to cause each person identified on such list delivered to CIBER not less than 15 days prior to the Effective Time, to execute a written agreement in customary form.

        Section 5.16    Expenses.     Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (a) the filing fee in connection with the HSR Act filing; (b) the filing fee in connection with the filing of the Proxy Statement/Prospectus with the SEC; and (c) the expenses incurred in connection with the printing and mailing the Proxy Statement/Prospectus shall be shared equally by CIBER and SCB.

        Section 5.17    CIBER Material Adverse Effect.     CIBER shall promptly advise SCB orally and in writing of any change or event having, or which would reasonably be expected to have, a CIBER Material Adverse Effect.

ARTICLE VI
CONDITIONS

        Section 6.1    Conditions to the Obligation of Each Party.     Unless waived in writing by the parties, the obligations of each of SCB, CIBER and CIBER SUB to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a)   This Agreement, and the consummation of the transactions contemplated by this Agreement shall have been approved and adopted by the requisite vote of the shareholders of SCB as required by the TBCA and SCB's charter and by-laws.

          (b)   No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect that would make the transactions contemplated by this Agreement, including the holding, directly or indirectly, by CIBER of any of the assets of SCB, illegal or otherwise prevent the consummation of the transactions contemplated by this Agreement.

          (c)   All waivers, consents, approvals and actions or non-actions of any Governmental Entity and of any other third party required to consummate the transactions contemplated by this Agreement shall have been obtained and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, except for such failures to obtain such waiver, consent, approval or action which would not (x) be reasonably likely to prevent the consummation of the transactions contemplated hereby or (y) have an SCB Material Adverse Effect or a CIBER Material Adverse Effect.

          (d)   The Form S-4 Registration Statement shall be effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

          (e)   The waiting period applicable to the consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated and, on the Closing Date, there shall not be in effect any voluntary agreement between CIBER and the Federal Trade Commission or the Department of Justice pursuant to which CIBER has agreed not to consummate the Merger for a period of time.

          (f)    There shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

        Section 6.2    Additional Conditions to the Obligations of SCB.     The obligations of SCB to effect the transactions contemplated by this Agreement are also subject to the fulfillment at or prior to the Closing Date of the following conditions, unless such conditions are waived in writing by SCB:

          (a)   CIBER and CIBER SUB shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed or complied with by it hereunder at or prior to the Closing Date.

          (b)   The representations and warranties of CIBER and CIBER SUB in this Agreement shall be (i) in the case of representations and warranties qualified by materiality or CIBER Material Adverse Effect or the like, true and correct as of the Closing Date, and (ii) in the case of representations and warranties not so qualified, true and correct in all material respects as of the

  Closing Date, with the same force and effect as if made on the Closing Date, other than such representations and warranties as are made as of another date.

          (c)   SCB shall have received a certificate signed by an executive officer of CIBER certifying to the matters set forth in Sections 6.2(a), (b), (d) and (f).

          (d)   The Shares shall have been approved for listing on the New York Stock Exchange subject to official notice of issuance.

          (e)   SCB shall have received an opinion of Faegre & Benson LLP, CIBER's counsel, dated as of the Closing Date and in a form reasonably acceptable to SCB.

          (f)    There shall not be pending any legal proceeding in which, in the reasonable judgment of SCB there is a reasonable possibility of an outcome that would have a Material Adverse Effect on SCB or on CIBER: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) seeking to compel CIBER or SCB, or any Subsidiary of CIBER or SCB, to separate any amounts payable or CIBER Shares deliverable to holders of record of SCB, or to separate amounts payable to employees of SCB, a result of the Merger or any of the other transactions contemplated by this Agreement.

          (g)   SCB shall have received such other documents and instruments as may reasonably be required by SCB to consummate the transactions contemplated by this Agreement.

        Section 6.3    Additional Conditions to the Obligations of CIBER and CIBER SUB.     The obligation of CIBER to effect the transactions contemplated by this Agreement are also subject to the fulfillment at or prior to the Closing Date of the following conditions, unless such conditions are waived in writing by CIBER:

          (a)   SCB shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

          (b)   The representations and warranties of SCB in this Agreement shall be (i) in the case of representations and warranties qualified by materiality or SCB Material Adverse Effect or the like, true and correct as of the Closing Date, and (ii) in the case of representations and warranties not so qualified, true and correct in all material respects as of the Closing Date, with the same force and effect as if made on the Closing Date, other than such representations and warranties as are made as of another date.

          (c)   CIBER shall have received a certificate signed by an executive officer of SCB, dated as of the Closing Date, certifying to the matters set forth in Sections 6.3(a), (b), (d) and (k), and a certificate signed by the secretary of SCB, dated as of the Closing Date, certifying the charter and by-laws of SCB and the resolutions of the SCB directors and the shareholders of SCB approving this Agreement and the transactions contemplated hereby.

          (d)   There shall not be pending any legal proceeding in which, in the reasonable judgment of CIBER, there is a reasonable possibility of an outcome that would have a Material Adverse Effect on SCB or on CIBER: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from CIBER or any of its Subsidiaries, or SCB any damages or other relief that may be material to CIBER; (c) seeking to prohibit or limit in any material respect CIBER's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of SCB; (d) which would affect adversely the right of CIBER, or of SCB, to own the assets or operate the business of SCB; or (e) seeking to compel CIBER or SCB, or any Subsidiary of CIBER or SCB, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.

          (e)   [Intentionally Omitted.]

          (f)    CIBER shall have received the executed Severance/Nonsolicitation Agreements specified in Section 5.6(a)

          (g)   CIBER shall have received the opinion of Burch, Porter & Johnson, SCB's counsel, dated as of the Closing Date and in a form reasonably acceptable to CIBER,

          (h)   CIBER shall have received, effective as of the Closing Date, the resignations of each director of SCB.

          (i)    CIBER shall have received, effective as of the Closing Date, copies of the cancelled powers of attorney listed in Schedule 3.25.

          (j)    The appropriate executive officers of SCB, on SCB's behalf, shall have delivered to CIBER a certificate of non-foreign status under Section 1445 of the Code.

          (k)   Holders of no more than 10% of the SCB Stock shall have exercised their right to dissent to the Merger in accordance with the TBCA.

          (l)    CIBER shall have received such other documents and instruments as may reasonably be required by CIBER to consummate the transactions contemplated by this Agreement.

ARTICLE VII
TERMINATION AND AMENDMENT

        Section 7.1    General.     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time notwithstanding approval thereof by the shareholders of SCB:

          (a)   By mutual written consent duly authorized by the boards of SCB and CIBER;

          (b)   By SCB or CIBER if the Closing shall not have occurred on or before March 1, 2004 (the "Termination Date" which term shall include the date of any extension under this Section 7.1(b)); provided, however, that if on March 1, 2004 the conditions to Closing set forth in Sections 6.1(c), 6.1(d) or 6.1(e) shall not have been fulfilled, but all other conditions to Closing shall or shall be capable of being fulfilled, then the Termination Date shall be automatically extended to March 15, 2004 (the "Extended Termination Date"); and provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur before such date;

          (c)   By SCB, if CIBER shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach of failure to perform (i) is incapable of being cured by CIBER prior to the Termination Date and (ii) renders the condition set forth in Section 6.2(a) or 6.2(b) incapable of being satisfied prior to the Termination Date;

          (d)   By CIBER, if SCB shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) is incapable of being cured by SCB prior to the Termination Date and (ii) renders the condition set forth in Section 6.3(a) or 6.3(b) incapable of being satisfied prior to the Termination Date;

          (e)   By SCB or CIBER, upon written notice to the other party, if a Governmental Entity of competent jurisdiction in the United States shall have issued an order, judgment, decision, opinion, decree or ruling or taken any other action, which the party seeking to terminate shall have used its reasonable best efforts to resist, resolve, annul, quash, or lift, as applicable, permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or action shall have become final and non-appealable;

          (f)    By CIBER if (i) the SCB Board shall have withdrawn or changed or modified the SCB Board Recommendation in a manner adverse to CIBER or (ii) for any reason, except for regulatory delays caused by the review of the Proxy Statement by the SEC, SCB fails to call the SCB Shareholders Meeting on or before January 31, 2004;

          (g)   By SCB or CIBER, if SCB Shareholder Approval shall not have been received at a duly held meeting of the shareholders of SCB called for such purpose (including any adjournment or postponement thereof); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if the failure to obtain such shareholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time;

          (h)   By SCB if the CIBER Stock Market Price is less than $7.50 and CIBER fails to agree in writing prior to the Closing Date either (A) to use the CIBER Stock Market Price rather than the CIBER Closing Stock Price in computing the Stock Exchange Ratio, or (B) to elect to set the Stock Percentage at zero; and

          (i)    By SCB or CIBER, if SCB enters into an agreement with respect to a Superior Proposal; provided that SCB shall only be entitled to terminate this Agreement pursuant to this Section 7.1(i) if SCB has complied in all material respects with all provisions of Section 5.8.

        Section 7.2    Obligations in Event of Termination.

          (a)   Except as set forth in Section 7.2(b), the event of any termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become wholly void and of no further force and effect (except with respect to Section 5.5, this Section 7.2 and Article VIII, which shall remain in full force and effect) and there shall be no liability on the part of SCB or CIBER.

          (b)   (i) In the event that (x) any person shall have made an Acquisition Proposal for SCB and thereafter this Agreement is terminated by SCB pursuant to Section 7.1(g) or Section 7.1(i) or by CIBER pursuant to Section 7.1(f), Section 7.1(g) or Section 7.1(i); or (y) this Agreement is terminated by CIBER pursuant to Section 7.1(d), excluding any termination based on an SCB Material Adverse Effect beyond the control of SCB and not caused in whole or in part by SCB's negligence, recklessness, or willful conduct, and within twelve months from the date of termination of this Agreement, SCB enters into an agreement for a transaction regarding an Acquisition Proposal with an entity with which it had discussions relating to any Acquisition Proposal at any time during the twelve month period immediately prior to the date of termination of this Agreement (any such termination and subsequent agreement by SCB, a "Triggering Event"), then SCB shall promptly, but in no event later than two days after signing such agreement, pay CIBER up to $500,000 for CIBER's expenses including, without limitation, legal, accounting and investment banking fees and expenses, relating to the negotiation and consummation of this Agreement and the transactions contemplated hereby, which amount shall be payable by wire transfer of same day funds.

             (ii)  In the event that a Triggering Event occurs, and within twelve months from the date of termination of this Agreement SCB consummates a transaction regarding an Acquisition Proposal with an entity with which it had discussions relating to any Acquisition Proposal at any time during the twelve month period immediately prior to the date of termination of this Agreement, then SCB shall promptly, but in no event later than two days after such closing, pay CIBER a fee in an amount equal to $2,500,000 less any payment made to CIBER pursuant to Section 7.2(b)(i), which amount shall be payable by wire transfer of same day funds.

            (iii)  SCB acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, CIBER would not enter into this Agreement.

        Section 7.3    Amendment.     This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of SCB and CIBER, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        Section 7.4    Extension; Waiver.     At any time prior to the Effective Time, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII
GENERAL PROVISIONS

        Section 8.1    Interpretation; Governing Law, Jurisdiction and Service of Process.     This Agreement shall be construed as though prepared by both parties hereto and shall be construed without regard to any presumption or other rule requiring construction against the party causing an agreement to be drafted. This Agreement shall be construed and governed by the laws of the State of Colorado (without giving effect to its principles of conflicts of laws), except as to the corporate law applicable to CIBER SUB, SCB and the Merger, as to which this Agreement shall be construed and governed by the laws of the State of Tennessee, and as to the corporate law applicable to CIBER, as to which this Agreement shall be construed and governed by of the State of Delaware. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against the applicable party in the courts of the State of Colorado or, if it has or can obtain jurisdiction, in the United States District Court for such state, and each party hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in this section may be served on any party anywhere in the world, and may also be served upon any party in the manner provided for giving notices to it or him in Section 8.3 below.

        Section 8.2    Binding Effect; Assignment.     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no party may assign his, her or its rights or obligations under this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

        Section 8.3    Notices.     All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, or first-class mail, certified or registered with return receipt requested, or by commercial overnight courier and shall be deemed to have been duly given upon hand delivery, delivery by commercial overnight courier to the address specified below, or deposit in the U.S. mail as provided above, addressed as follows:

    If to SCB:

    SCB Computer Technology, Inc.
    3800 Forrest Hill-Irene Road, Suite 100
    Memphis, TN 38125
    Attention:    T. Scott Cobb
    Telephone:  (901) 754-6577
    Facsimile:    (901) 754-9448

    With a copy to (which shall not constitute notice):

    Burch, Porter & Johnson
    130 North Court Avenue
    Memphis, TN 38103
    Attention:    Jay H. Lindy
    Telephone:  (901) 524-5000
    Facsimile:    (901) 524-5024

    If to CIBER:

    CIBER, Inc.
    5251 DTC Parkway, Suite 1400
    Greenwood Village, Colorado 80111
    Attention:    David Durham
    Telephone:  (303) 220-0100
    Facsimile:    (303) 267-3899

    with a copy to (which shall not constitute notice):

    Faegre & Benson LLP
    1700 Lincoln Street, Suite 3200
    Denver, CO 80203
    Attention:    Douglas R. Wright
    Telephone:  (303) 607-3500
    Facsimile:    (303) 607-3600

To such other address as to which notice is provided in accordance with this Section.

        Section 8.4    Severability.     Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

        Section 8.5    Third-Party Beneficiaries.     Each party hereto intends that this Agreement shall not benefit nor confer any rights or remedies on any person other than the parties hereto and their respective heirs, successors and legal representatives.

        Section 8.6    Further Assurances.     From time to time after the Closing Date, SCB shall execute all such instruments as CIBER shall reasonably request in order more effectively to consummate this transaction contemplated by this Agreement to CIBER. The parties shall also execute and deliver to the appropriate other party such other instruments as may be reasonably required in connection with the performance of this Agreement and each shall take all further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

        Section 8.7    Entire Agreement.     This Agreement represents the entire understanding between the parties with respect to the subject matter hereof and supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof.

        Section 8.8    Headings.     The section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

        Section 8.9    Counterparts.     This Agreement may be executed in one or more counterparts, in original or by facsimile, any of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

        Section 8.10    Waiver.     The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

CIBER, INC., a Delaware corporation
By:	/s/ David G. Durham
Name:	David G. Durham
Title:	Sr. Vice President/CFO
DAPHNE ACQUISITION CORPORATION, a Tennessee corporation
By:	/s/ David G. Durham
Name:	David G. Durham
Title:	Chief Financial Officer
SCB COMPUTER TECHNOLOGY, INC., a Tennessee corporation
By:	/s/ T. Scott Cobb
Name:	T. Scott Cobb
Title:	President and Chief Executive Officer

FIRST AMENDMENT TO MERGER AGREEMENT

        THIS FIRST AMENDMENT TO MERGER AGREEMENT (this "Amendment") is entered into as of January 20, 2004, by and among CIBER, Inc., a Delaware corporation ("CIBER"), Daphne Acquisition Corporation, a Tennessee corporation and a wholly owned subsidiary of CIBER ("CIBER SUB"), and SCB Computer Technology, Inc., a Tennessee corporation ("SCB").

RECITALS

        A.    CIBER, CIBER SUB and SCB are parties to that certain Agreement and Plan of Merger dated as of October 24, 2003 (the "Merger Agreement" or "Agreement"), concerning the proposed merger of CIBER SUB with and into SCB and matters related thereto.

        B.    The parties have agreed to amend certain terms of the Merger Agreement, including modifying the price CIBER will pay for each share of SCB Common Stock in the Merger and adding as a condition to the Closing that SCB shall settle certain litigation pending against SCB for a sum not to exceed $633,000, including all costs, expenses and attorney's fees to be paid to or on behalf of the plaintiffs in such litigation.

        C.    The parties desire to amend the Merger Agreement in accordance with the specific terms and conditions contained in the Merger Agreement and in this Amendment. Capitalized terms used in this Amendment without definition have the meanings given them in the Merger Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

        1.     The Merger Agreement is hereby specifically referred to and incorporated as a part of this Amendment. In all respects other than as specifically herein amended, the terms and conditions of the Merger Agreement shall continue in full force and effect. SCB hereby represents and warrants to CIBER and CIBER SUB that the representations contained in Article III of the Merger Agreement are true and correct as of the date hereof.

        2.     The definition of Option Exchange Ratio is hereby amended by deleting the amount $2.15 and inserting in its place $2.13.

        3.     Section 2.5(d) of the Merger Agreement is hereby amended by deleting the amount $2.15 from the phrase therein stating "shall be exchanged for Stock Consideration and Cash Consideration with an aggregate value of $2.15..." and inserting in its place $2.13, such that the phrase states "shall be exchanged for Stock Consideration and Cash Consideration with an aggregate value of $2.13..." For all purposes in or relating to the Merger Agreement, the Merger Consideration shall not exceed an aggregate value of $2.13 per share of SCB Common Stock.

        4.     The Merger Agreement is hereby further amended by deleting Section 5.1(b)(xix) in its entirety and inserting in lieu thereof the following:

          "(xix) incur or pay legal, financial or accounting fees or expenses in connection with the negotiation, execution or performance of this Agreement in excess of $1,875,000."

        5.     The Merger Agreement is hereby further amended by deleting Section 6.3(c) in its entirety and inserting in lieu thereof the following:

          "(c) CIBER shall have received a certificate signed by an executive officer of SCB, dated as of the Closing Date, certifying to the matters set forth in Sections 6.3(a), (b), (d), (e) and (k), and a certificate signed by the secretary of SCB, dated as of the Closing Date, certifying the charter and by-laws of SCB and the resolutions of the SCB directors and the shareholders of SCB approving this Agreement and the transactions contemplated hereby."

        6.     The Merger Agreement is hereby further amended by adding the following sentence at the end of Section 6.3(d):

          "Notwithstanding this condition to CIBER and CIBER SUB's obligation as stated in this Section 6.3(d), any legal proceeding in which claims are made that are solely related to the changes to the Merger Agreement set forth in this Amendment shall not affect the obligation of CIBER to effect the transactions contemplated by the Merger Agreement."

        7.     The Merger Agreement is hereby further amended by deleting Section 6.3(e) in its entirety and inserting in lieu thereof the following:

          "(e) The litigation entitled JENNIER LOGAN AND WILLIAM SCHOOK, on behalf of themselves and collectively for all similarly situated employees, vs. SCB COMPUTER TECHNOLOGY, INC., Docket No. 03-2925 MI V and any related proceedings ("Logan Litigation"), shall have been settled by the parties thereto for an amount not to exceed that which is set forth in a letter agreement dated January 16, 2004 between counsel for SCB and counsel for the plaintiff class in the Logan Litigation (the "January 16 Letter"), including attorney's fees for the plaintiff class; and a settlement agreement or substantially similar agreement pertaining thereto, in form and substance consistent with the January 16 Letter and reasonably satisfactory to CIBER, shall have been approved by order of The United States District Court for the Western District of Tennessee, Western Division, an executed copy of which order shall have been delivered to CIBER."

        8.     CIBER hereby approves, in accordance with Section 5.1(b)(xiv) of the Merger Agreement, the expenditures by SCB of the amounts set forth in the January 16 Letter.

        9.     CIBER, CIBER SUB and SCB hereby represent and warrant to each other that this Amendment has been duly authorized, executed and delivered by each such party and constitutes a valid and binding agreement of each such party enforceable against such party in accordance with its terms.

        10.   This Amendment may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts taken together shall constitute a single instrument.

*[Signature Page Follows]*

        IN WITNESS WHEREOF, the parties have caused this First Amendment to Merger Agreement to be executed as of the date set forth above.

CIBER, INC.
By:	/s/ DAVID G. DURHAM
Its:	Sr. Vice President/CFO
DAPHNE ACQUISITION CORPORATION
By:	/s/ DAVID G. DURHAM
Its:	Vice President
SCB COMPUTER TECHNOLOGY, INC.
By:	/s/ T. SCOTT COBB
Its:	President & CEO

ANNEX B

VOTING AND OPTION AGREEMENT
DATED AS OF OCTOBER 24, 2003
BETWEEN
CIBER, INC.
AND
T. SCOTT COBB
AND
T. SCOTT COBB, JR.
AND
JEFFREY COBB

VOTING AND OPTION AGREEMENT

        VOTING AND OPTION AGREEMENT, dated as of October 24, 2003, between CIBER, INC., a Delaware corporation ("CIBER"), and the persons listed on signature pages hereof (each, a "Shareholder" and, collectively, the "Shareholders").

RECITALS

        1.     Each Shareholder owns the number of shares of Common Stock, par value $0.01 per share (the "Common Stock"), of SCB Computer Technology, Inc., a Tennessee corporation (the "Company"), set forth opposite such Shareholder's name on Schedule A hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by any Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares");

        2.     Concurrently with the execution and delivery of this Agreement, CIBER, SCB Acquisition Corporation and the Company are entering into an Agreement and Plan of Merger (as the same may from time to time be modified, supplemented or restated, the "Merger Agreement") providing for the merger of SCB Acquisition Corporation with and into the Company (the "Merger") upon the terms and subject to the conditions set forth therein; and

        3.     As a condition and inducement to CIBER's willingness to enter into the Merger Agreement, the Shareholders desire to enter into this Agreement, pursuant to which the Shareholders are agreeing, among other things, to vote the Subject Shares in favor of the adoption of the Merger Agreement and grant CIBER the right to purchase the Subject Shares on the terms herein specified.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
REPRESENTATIONS AND WARRANTIES
OF EACH SHAREHOLDER

        Each Shareholder, severally and not jointly, represents and warrants to CIBER as follows:

        Section 1.1.    Authority.    Such Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder enforceable in accordance with its terms. If such Shareholder is married and the Subject Shares of such Shareholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding with respect to such Subject Shares, this Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder's spouse, enforceable against such spouse in accordance with its terms.

        Section 1.2.    No Conflicts; Required Filings and Consents.

        (a)   Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without due notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or to such Shareholder's property or assets.

        (b)   The execution and delivery of this Agreement by such Shareholder do not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined in the Merger Agreement), except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Shareholder of any of his obligations under this Agreement.

        Section 1.3.    The Subject Shares.    Such Shareholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth opposite such Shareholder's name on Schedule A hereto, free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim. Such Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Shareholder's name on Schedule A hereto. Such Shareholder has the sole right to vote, or to dispose, of such Subject Shares, and none of such Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. There are no agreements or arrangements of any kind, contingent or otherwise, obligating such Shareholder to sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate or otherwise dispose or encumber (each, a "Transfer"), or cause to be Transferred, any of the Subject Shares, and no Person (as defined in the Merger Agreement) has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

        Section 1.4.    Reliance by CIBER.    Such Shareholder understands and acknowledges that CIBER is entering into the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement and the representations, warranties, and agreements of such Shareholder herein.

        Section 1.5.    Litigation.    There is no action, proceeding or investigation pending or threatened against such Shareholder that questions the validity of this Agreement or any action taken or to be taken by such Shareholder in connection with this Agreement.

        Section 1.6.    Finder's Fees.    No broker, investment bank, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholders. The arrangements with Harris Nesbitt referred to in the Merger Agreement shall not be deemed to constitute arrangements made by or on behalf of the Shareholders.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF CIBER

        CIBER represents and warrants to each of the Shareholders as follows:

        Section 2.1.    Authority.    CIBER has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by CIBER and constitutes a valid and binding obligation of CIBER enforceable in accordance with its terms.

        Section 2.2.    No Conflicts; Required Filings and Consents.

        (a)   Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without due notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to CIBER or to CIBER's property or assets.

        (b)   The execution and delivery of this Agreement by CIBER does not, and the performance of this Agreement by CIBER will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined in the Merger Agreement), except for the filing by CIBER of a Form 13D and, in the event of a Triggering Event (as defined herein), a Form 3 with the Securities and Exchange Commission, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by CIBER of any of its obligations under this Agreement.

ARTICLE III
VOTING OF SUBJECT SHARES

        Section 3.1.    Agreement to Vote.    From the date hereof, and until the termination of this Agreement in accordance with Section 6.1, each Shareholder, severally and not jointly, agrees as follows:

        (a)   At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Shareholder shall vote (or cause to be voted) the Subject Shares in favor of the adoption by the Company of the Merger and the approval of the Merger Agreement and any actions required in furtherance thereof and each of the transactions contemplated by the Merger Agreement.

        (b)   At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, each Shareholder shall vote (or cause to be voted) its Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, and (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Subject Shares other than in connection with the transactions contemplated by the Merger. Each Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

        Section 3.2.    No Solicitation of Transactions.    Subject to the terms of Section 5.1, none of the Shareholders nor any of their affiliates shall, directly or indirectly, and each Shareholder shall instruct his agents, advisors and other representatives (including without limitation, any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or facilitate (including by way of furnishing information) any inquiries or proposals regarding any Acquisition Proposal (as defined in the Merger Agreement). Each Shareholder and each of his agents, advisors and other representatives shall immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than CIBER) conducted heretofore with respect to any of the foregoing. Each Shareholder shall promptly advise CIBER orally and in writing of (x) any proposal for an Acquisition Proposal or any request for information with respect to any proposal for an Acquisition Proposal received by such Shareholder or any of his agents, advisors or other representatives, the material terms and conditions of such proposal for an Acquisition Proposal or request and the identity of the person making such proposal for an Acquisition Proposal or request (and provide CIBER with copies of any written proposal for an Acquisition Proposal or amendments or supplements thereto) and (y) any changes in any such proposal for an Acquisition Proposal or request.

ARTICLE IV
ADDITIONAL AGREEMENTS

        Section 4.1.    No Disposition or Encumbrance of Subject Shares.    Except as provided in the next to the last sentence of this Section 4.1, each Shareholder agrees not to, directly or indirectly, (i) Transfer or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person, other than in accordance with the Merger Agreement or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement. Subject to the next to the last sentence of this Section 4.1, each Shareholder further agrees not to commit or agree to take any of the foregoing actions, provided, however, that this Agreement shall not prohibit T. Scott Cobb, Jr. from transferring any of the Subject Shares held by him in connection with margin arrangements, pledges, or other uses of such Subject Shares in the ordinary course of managing his investment portfolio. Notwithstanding the foregoing, each Shareholder shall have the right to Transfer its Subject Shares to a Permitted Transferee (as defined in this Section 4.1) of such Shareholder if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to CIBER, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement. "Permitted Transferee" means, with respect to any Shareholder, (A) any other Shareholder, (B)  a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Shareholder, (C) any trust, the trustees of which include only the Persons named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A) or (B), or (D) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the Persons named in clause (A) or (B).

        Section 4.2.    Disclosure.    Each of the Shareholders hereby permits CIBER to publish and disclose in all documents and schedules filed with or furnished to the SEC in connection with the Merger, such Shareholder's identity and ownership of the Subject Shares and the nature of such Shareholder's commitments, arrangements and understandings under this Agreement.

        Section 4.3.    Reasonable Efforts.    Each Shareholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, and to carry out the intent and purposes of this Agreement.

        Section 4.4.    Irrevocable Proxy.    Each Option Shareholder (as defined below) hereby constitutes and appoints David Durham with full power of substitution, as the proxy pursuant to the provisions of Section 48-17-203 of the Tennessee Business Corporation Act and attorney of such Option Shareholder, and hereby authorizes and empowers David Durham to represent, vote and otherwise act (by voting at any meeting of the shareholders of the Company, by written consent in lieu thereof or otherwise) with respect to the Option Shares (as defined below) owned or held by such Option Shareholder regarding the matters referred to in Sections 3.1(a) and (b) until the termination of this Agreement, to the same extent and with the same effect as such Option Shareholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to the immediately preceding sentence is coupled with an interest and shall be irrevocable. Each Option Shareholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Option Shares owned or held by such Option Shareholder regarding the matters referred to in Sections 3.1(a) and (b).

        Section 4.5.    Option.

        (a)   The Shareholders other than T. Scott Cobb Jr. (the "Option Shareholders") hereby grant to CIBER an irrevocable option (the "Option") to purchase that portion of the Subject Shares held by each Option Shareholder (the "Option Shares") at a price of $2.15 per share, subject to adjustment as provided in Section 4.5(c) (as adjusted, the "Option Price"). The Option shall be exercisable at any time after the occurrence of a Triggering Event (as defined in the Merger Agreement) and prior to the Option Termination Date (as defined herein).

        (b)   If CIBER elects to exercise the Option, CIBER shall notify the Option Shareholders of such election by delivering a written notice to that effect setting forth the date for the consummation of the purchase (such date being referred to as the "Option Closing Date"), which date shall be no earlier than ten (10) days after the Triggering Event or later than thirty (30) days after the date the notice is delivered. CIBER shall have the right to exercise the Option as to all, but not less than all, of the Option Shares. On the Option Closing Date, CIBER shall pay to each of the Option Shareholders an amount equal to the number of Option Shares being sold by such person multiplied by the Option Price. Such amount shall be paid by wire transfer of immediately available funds to such account or accounts of the selling Option Shareholders as such Option Shareholder shall designate to CIBER, not less than three (3) business days prior to the Option Closing Date. On the Option Closing Date, the Option Shareholders shall deliver to CIBER stock certificates representing all of the Option Shares, duly endorsed in blank or accompanied by duly executed instruments of transfer. Each Option

Shareholder shall deliver his Option Shares to CIBER free and clear of security interests, liens and rights of third parties.

        (c)   If the Company shall at any time subdivide or split its outstanding shares of Common Stock into a greater number of shares or declare any dividend on the Common Stock payable in shares of Common Stock, the Option Price in effect immediately prior to such subdivision, split, or dividend shall be proportionately decreased, and conversely, if the outstanding shares of Common Stock shall be combined into a smaller number, the Option Price in effect immediately prior to such combination shall be proportionately increased.

        (d)   The "Option Termination Date" shall mean the earlier of (i) the Effective Time (as defined in the Merger Agreement), or (ii) the closing of a transaction that causes the Triggering Event, but in no event not later than one year after the date of the Triggering Event.

        (e)   Upon the written request of CIBER, the Option Shareholders shall deliver the Option Shares to the Company and instruct the Company to place the following legend on each certificate representing the Option Shares and record corresponding stop transfer instructions to its transfer agent:

    THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A VOTING AND OPTION AGREEMENT DATED AS OF OCTOBER 24, 2003 BY AND AMONG CIBER, INC., T. SCOTT COBB, T. SCOTT COBB, JR. AND JEFFREY COBB. COPIES OF SUCH AGREEMENT ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

ARTICLE V

SHAREHOLDER CAPACITY

        Section 5.1.    Shareholder Capacity.    No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person's capacity as a director or officer. Each Shareholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Shareholder's Subject Shares and nothing herein shall limit, restrict or affect any actions taken by a Shareholder in its capacity as a director or officer of the Company to the extent specifically permitted by the Merger Agreement or following the termination of the Merger Agreement.

ARTICLE VI
TERMINATION

        Section 6.1.    Termination.    This Agreement, other than the provisions of Section 4.5, shall terminate upon the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms, except that a termination of this Agreement shall not relieve any party from liability for any breach hereof. The provisions of Section 4.5 shall terminate on the Option Termination Date.

ARTICLE VII
MISCELLANEOUS

        Section 7.1.    Additional Shares.    In the event any Shareholder becomes the legal or beneficial owner of any additional shares or other securities of the Company (the "Additional Securities"), any securities into which such shares or securities may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or securities, then the terms of this Agreement shall apply to such securities. Each Shareholder agrees not to purchase or in any other manner acquire any Additional Securities, except for the purchase or other acquisition pursuant to Section 4.1 of Common Stock that is held by another Shareholder as of the date hereof.

        Section 7.2.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to its principles or rules of conflicts of laws to the extent that such principles or rules would require or permit the application of the law of another jurisdiction.

        Section 7.3.    Jurisdiction.    Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the Courts of the State of Tennessee or any United States District Court located within the State of Tennessee (each, a "Tennessee Court"), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any Tennessee Court, and any claim that any such action or proceeding brought in any Tennessee Court has been brought in an inconvenient forum, and (iii) submits to the non-exclusive jurisdiction of Tennessee Courts in any suit, action or proceeding. Each of the parties agrees that a judgment in any suit, action or proceeding brought in a Tennessee Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

        Section 7.4.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES AGREES AND ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.

        Section 7.5.    Specific Performance.    Each Shareholder acknowledges and agrees that (i) the obligations and agreements of such Shareholder contained in this Agreement relate to special, unique and extraordinary matters, (ii) CIBER is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement, and (iii) a violation of any of the terms of such Shareholder's obligations or agreements will cause CIBER irreparable injury for which adequate remedies are not available at law. Therefore, each Shareholder agrees that CIBER shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Shareholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies CIBER may have.

        Section 7.6.    Amendment, Waivers, etc.    Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by CIBER and the Shareholders. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

        Section 7.7.    Assignment; No Third Party Beneficiaries.    This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided that (i) any Permitted Transferee acquiring any Subject Shares in accordance with Section 4.1 shall, on the terms provided in Section 4.1, become a "Shareholder", and (ii) CIBER may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of CIBER. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

        Section 7.8.    Expenses.    Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        Section 7.9.    Notices.    All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one (1) Business Day after being sent by overnight courier service or received by telecopy at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

(a)	if to CIBER to: CIBER, Inc. 5251 DTC Parkway, Suite 1400 Greenwood, Village, Colorado 80111 Attn: David Durham Facsimile: (303) 267-3899
(b)	if to T. Scott Cobb.
Facsimile:
(c)	if to T. Scott Cobb, Jr. to:
Facsimile:
(d)	if to Jeffrey Cobb a copy to:
Facsimile:

        Section 7.10.    Remedies.    No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 7.11.    Severability.    If any term or provision of this Agreement is held to be invalid, illegal, incapable of being enforced by any rule of law, or public policy, or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

        Section 7.12.    Integration.    This Agreement, including all exhibits and schedules attached hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede any and all prior understandings or agreements relating to the subject matter hereof and thereof.

        Section 7.13.    Section Headings.    The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        Section 7.14.    Further Assurances.    From time to time at the request of CIBER, and without further consideration, each Shareholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

        Section 7.15.    Stop Transfer.    Each of the Shareholders agrees that such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares, unless such transfer is made in compliance with this Agreement.

        Section 7.16.    Public Announcements.    CIBER, on the one hand, and each Shareholder, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, including state and federal securities laws, rules and regulations, court process or pursuant to any listing agreement with any securities exchange or as respective counsel for such party shall deem appropriate. In the event the transactions contemplated herein are not consummated, CIBER, on the one hand, and each Shareholder, on the other hand, shall hold all information provided to each by the other in strict confidence, and shall not disclose or disseminate such information to anyone other than its employees, lenders, investors and professional advisors (such as financial consultants, accountants and counsel) with a need to know or as required by law.

        Section 7.17.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        [Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

CIBER, INC.
By:	/s/ David G. Durham
Name:	David G. Durham
Title:	Sr. Vice President/CFO
/s/ T. Scott Cobb T. Scott Cobb
/s/ T. Scott Cobb, Jr. T. Scott Cobb, Jr.
/s/ Jeffrey Cobb Jeffrey Cobb

EXHIBIT A

Ownership of Subject Shares

Shareholder	Shares
T. Scott Cobb	3,731,697

T. Scott Cobb, Jr.	1,054,671

Jeffrey Cobb	182,000

ANNEX C

Harris Nesbitt Gerard
360 Madison Avenue
New York, NY 10017
212-885-4000
www.harrisnesbitt.com

         January 19, 2004

CONFIDENTIAL

Board of Directors
SCB Computer Technology, Inc.
3800 Forest Hill—Irene Road, Suite 100
Memphis, TN 38125

Gentlemen:

        SCB Computer Technology, Inc. (the "Company"), Ciber, Inc. (the "Acquiring Company") and Daphne Acquisition Corporation, a wholly-owned subsidiary of the Acquiring Company (the "Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of the Acquiring Company. In the Merger, each share of common stock of the Company ("Company Common Stock") shall be exchanged for consideration with a value of $2.13 per share (the "Merger Consideration"), payable in a combination of cash and shares of the Acquiring Company's common stock ("Acquiring Company Stock"). The Acquiring Company shall determine the percentage of Merger Consideration to paid in Acquiring Company Stock (the "Stock Percentage") at the effective time of the Merger, provided that the percentage of the Merger Consideration to be paid in Acquiring Company Stock shall not be greater than 50%. The stock portion of the Merger Consideration (the "Stock Portion") shall be determined by multiplying the Stock Percentage by the Merger Consideration. For each share of Company Common Stock, the holder thereof shall have the right to receive a number of shares of Acquiring Company Stock obtained by dividing the Stock Portion by the Closing Stock Price. The "Closing Stock Price" shall be the average of the daily closing prices of a share of the Acquiring Company's Stock on the New York Stock Exchange ("NYSE") for the five consecutive trading days ending three days prior to the Closing Date (the "Stock Market Price"); provided that if the Acquiring Company's Stock Market Price is less than $7.50, then the Closing Stock Price shall be $7.50, and if the Acquiring Company's Stock Market Price is greater than $11.00, then the Closing Stock Price shall be $11.00. In addition to the stock consideration, each holder of Company Common Stock shall have the right to receive in cash an amount equal to the Merger Consideration less the Stock Portion. Finally, the Company has the right to terminate the Agreement if the Acquiring Company's Stock Market Price is less than $7.50 and the Acquiring Company fails to agree in writing prior to the closing of the Merger either to use the Acquiring Company's actual Stock Market Price rather than the Closing Stock Price in computing the stock consideration or to elect to set the percentage of consideration to be paid in stock at zero.

        You have asked us whether or not, in our opinion, the proposed consideration to be received by the shareholders of the Company pursuant to the Merger is fair to the shareholders of the Company from a financial point of view.

        In arriving at the opinion set forth below, we have, among other things:

          (1)   Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended April 30, 2003 and the Company's Form 10-Q and the related unaudited financial information for the six months ended October 31, 2003;

          (2)   Reviewed the Acquiring Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 2002 and the Acquiring Company's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 2003;

          (3)   Reviewed certain financial and operating information relating to the business, earnings, cash flow, assets and prospects of the Company and the Acquiring Company, furnished to us by the Company and the Acquiring Company;

          (4)   Analyzed certain financial projections prepared by the management of the Company and the Acquiring Company;

          (5)   Conducted discussions with members of senior management of the Company and the Acquiring Company concerning their respective operations, financial condition and prospects;

          (6)   Reviewed the historical market prices and trading activity for shares of Company Common Stock and Acquiring Company Stock and compared them with that of certain publicly traded companies that we deemed to be reasonably similar to the Company and the Acquiring Company, respectively;

          (7)   Compared the financial performance of the Company and the Acquiring Company with that of certain companies that we deemed to be reasonably similar to the Company and the Acquiring Company, respectively;

          (8)   Compared the proposed financial terms of the transactions contemplated by the Agreement and the First Amendment to Merger Agreement ("First Amendment") with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

          (9)   Performed discounted cash flow analyses for both the Company and the Acquiring Company;

          (10) Reviewed a draft of the Agreement and the First Amendment in substantially final form;

          (11) Approached and conducted discussions with third parties to solicit indications of interest in a possible acquisition of the Company; and

          (12) Reviewed such other financial studies and performed such other analyses and investigations and took into account such other matters as we deemed appropriate.

        In preparing our opinion, we have relied on the accuracy and completeness of all information reviewed by us, and we have not independently verified such information or undertaken an independent valuation or appraisal of the assets of the Company or the Acquiring Company, nor have we been furnished with any such valuation or appraisal. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of senior management of the Company and the Acquiring Company of the future competitive, operating and regulatory environments and related financial performance of the Company. We express no opinion with respect to such projections or the assumptions on which they are based. Furthermore, we have not conducted a physical inspection of the properties or facilities of the Company or the Acquiring Company. We have assumed that the executed version of the Merger Agreement and First Amendment will not differ in any material respect from the last draft we have reviewed and that the Merger will be consummated on the terms set forth therein, without waiver or modification of any material terms. Our opinion is necessarily based on economic, market and other conditions and circumstances as they exist and can be evaluated on, and the information made available to us as of, the date hereof.

        This opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger. No opinion is expressed herein as to the price at which the securities to be issued in the Merger to the shareholders of the Company may trade at any time.

        It is understood that this letter is for the information of the Board of Directors only and, except for inclusion of this letter in its entirety in a proxy statement of the Company relating to the Merger, may not be used or quoted for any other purpose without our prior written consent.

        In rendering this opinion, we have not been engaged to act as an agent or fiduciary of the shareholders of the Company or any other third party. We have acted as financial advisor to the Company in connection with the transaction described in this letter and we will receive a fee for our services.

        On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the proposed consideration to be received by the shareholders of the Company pursuant to the Merger, taken as a whole, is fair to such shareholders from a financial point of view.

Very truly yours,
HARRIS NESBITT GERARD

By:	/s/ Susan H. Wolford Susan H. Wolford Managing Director

ANNEX D

[Letterhead of FTN Financial Securities Corp]

January 19, 2004

Board of Directors
SCB Computer Technology, Inc.
3800 Forest Hill-Irene Road
Suite 100
Memphis, TN 38125

Gentlemen:

        We understand that SCB Computer Technology, Inc. (the "Company") proposes to enter into an agreement with CIBER, Inc. ("CIBER") whereby CIBER will acquire all of the outstanding common stock of the Company. Per the proposed agreement and plan of merger (the "Agreement"), each share of Company common stock would be converted into the right to receive consideration of $2.13, with, at the election of CIBER, up to 50% in the form of CIBER stock and the remainder in cash (the "Merger Consideration," with the Agreement and Merger Consideration defined together as the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are more fully set forth in the Agreement.

        You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the Company's stockholders of the Merger Consideration to be received in connection with the Proposed Transaction. Our opinion does not address, specifically or otherwise, the Company's underlying business decision to engage in or effect the Proposed Transaction.

        FTN Financial Securities Corp ("FTN Financial Securities"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In consideration for rendering the opinion set forth in this letter, FTN Financial Securities will receive a fee and reimbursement of its expenses. No portion of our advisory fee is contingent upon consummation of the Proposed Transaction nor is it contingent upon any recommendation of the Board of Directors. In addition, the Company has agreed to indemnify FTN Financial Securities for certain liabilities arising out of its engagement, including the rendering of this opinion. In the ordinary course of business, we may trade the equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

        In connection with our opinion, we reviewed and considered, among other things:

  (i)
  an executed copy of the original Agreement dated October 24, 2003 outlining the Proposed Transaction;

  (ii)
  discussions with the Company's counsel regarding proposed modifications to the original Agreement relating to the Merger Consideration;

  (iii)
  certain publicly available information that we believe to be relevant to our analysis, including the Company's annual report on Form 10-K for the fiscal year ended April 30, 2003, the

    Company's quarterly report on Form 10-Q for the quarter ended July 31, 2003, and certain reports on material events filed on Form 8-K;

  (iv)
  certain other financial information, reports and other internal information that was provided to us by or on behalf of the Company and CIBER;

  (v)
  the historical trading price and volume of the Company's and CIBER's common stock;

  (vi)
  the trading multiples for certain other public companies deemed comparable to the Company;

  (vii)
  the transaction multiples of certain other merger and acquisition transactions deemed comparable to the Proposed Transaction;

  (viii)
  a comparison of the premium or discount of the Merger Consideration with the premium or discount to the market price of the transaction consideration of certain other merger and acquisition transactions deemed comparable to the Proposed Transaction; and

  (ix)
  certain other financial analyses relevant to our review of the Merger Consideration.

        In addition to the above, we held discussions with certain members of the management team of the Company concerning the historical and current operations of the Company as well as its financial condition and prospects. Furthermore, we conducted such other financial studies, analyses and investigations and reviewed such other information and factors as we deemed appropriate for purposes of this opinion.

        In rendering this opinion, we have relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information reviewed by us that was publicly available or furnished to us by or on behalf of the Company and CIBER, and, with respect to information provided to us by the Company, have further relied upon the assurances of management and representatives of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have assumed with your consent that the financial information that we examined and relied upon for the purpose of our analysis were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company. We express no opinion with respect to such financial information or the assumptions on which they were based. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor were we furnished with any such evaluations or appraisals. In addition, the Board of Directors has not authorized us to solicit, nor have we solicited, any offers or indications of interest from any third parties regarding a potential investment in or transaction involving the Company.

        It is our understanding that the Company's legal and financial advisors completed due diligence on CIBER, including conducting on-site discussions with members of senior management. It is our further understanding that no issues of concern were raised as a result of this due diligence. We have not been asked to undertake, nor have we undertaken, any actions to independently verify such due diligence investigation. As such, we make no representations about CIBER, its business operations, prospects, quality of earnings, financial and internal controls, or any other aspect of its business that could impact its future stock price or performance.

        Our opinion is based upon economic, market and other conditions as they exist and can be evaluated on the date hereof and does not address the fairness of the Merger Consideration as of any other date. Our opinion does not address the merits of the underlying decision by the Company to engage in the Proposed Transaction. The financial markets in general, and the markets for the securities of the Company in particular, are subject to volatility, and this opinion does not purport to address potential developments in the financial markets or the markets for the securities of the Company after the date hereof. FTN Financial Securities was not involved in the negotiation of the

Proposed Transaction, nor were we asked to consider any other strategic alternatives potentially available to the Company.

        It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with its consideration of the Proposed Transaction. This opinion does not constitute a recommendation as to any action the Board of Directors of the Company or any shareholder of the Company should take in connection with the Proposed Transaction or any aspect thereof. This opinion may not be reproduced, disseminated, quoted or referred to at any time without our prior written consent.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Company's stockholders.

Very truly yours,

FTN Financial Securities Corp

ANNEX E

Tennessee Code/TITLE 48 CORPORATIONS AND ASSOCIATIONS
CHAPTER 23 DISSENTERS' RIGHTS

PART 1 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

48-23-101. Chapter definitions.

        As used in this chapter, unless the context otherwise requires:

        (1)   "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

        (2)   "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

        (3)   "Dissenter" means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

        (4)   "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

        (5)   "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

        (6)   "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

        (7)   "Shareholder" means the record shareholder or the beneficial shareholder.

[Acts 1986, ch. 887, § 13.01.]

48-23-102. Right to dissent.

        (a)   A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (1)   Consummation of a plan of merger to which the corporation is a party:

            (A)  If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

            (B)  If the corporation is a subsidiary that is merged with its parent under § 48-21-105;

          (2)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3)   Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          (4)   An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

            (A)  Alters or abolishes a preferential right of the shares;

            (B)  Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

            (C)  Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

            (D)  Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

            (E)  Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under §48-16-104; or

          (5)   Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (b)   A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

        (c)   Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

[Acts 1986, ch. 887, § 13.02.]

48-23-103. Dissent by nominees and beneficial owners.

        (a)   A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.

        (b)   A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on the beneficial shareholder's behalf only if the beneficial shareholder:

          (1)   Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2)   Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

[Acts 1986, ch. 887, § 13.03.]

PART 2 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

48-23-201. Notice of dissenters' rights.

        (a)   If proposed corporate action creating dissenters' rights under § 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

        (b)   If corporate action creating dissenters' rights under § 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in § 48-23-203.

        (c)   A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

[Acts 1986, ch. 887, § 13.20.]

48-23-202. Notice of intent to demand payment.

        (a)   If proposed corporate action creating dissenters' rights under § 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must:

          (1)   Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

          (2)   Not vote the shareholder's shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by § 48-23-201.

        (b)   A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

[Acts 1986, ch. 887, § 13.21.]

48-23-203. Dissenters' notice.

        (a)   If proposed corporate action creating dissenters' rights under § 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of § 48-23-202.

        (b)   The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

          (1)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3)   Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person asserting dissenters' rights acquired beneficial ownership of the shares before that date;

          (4)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

          (5)   Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.

[Acts 1986, ch. 887, § 13.22.]

48-23-204. Duty to demand payment.

        (a)   A shareholder sent a dissenters' notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to § 48-23-203(b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

        (b)   The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

        (c)   A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

        (d)   A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

[Acts 1986, ch. 887, § 13.23.]

48-23-205. Share restrictions.

        (a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.

        (b)   The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

[Acts 1986, ch. 887, § 13.24.]

48-23-206. Payment.

        (a)   Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter's shares, plus accrued interest.

        (b)   The payment must be accompanied by:

          (1)   The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2)   A statement of the corporation's estimate of the fair value of the shares;

          (3)   An explanation of how the interest was calculated;

          (4)   A statement of the dissenter's right to demand payment under § 48-23-209; and

          (5)   A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203.

[Acts 1986, ch. 887, § 13.25.]

48-23-207. Failure to take action.

        (a)   If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b)   If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under § 48-23-203 and repeat the payment demand procedure.

[Acts 1986, ch. 887, § 13.26.]

48-23-208. After-acquired shares.

        (a)   A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

        (b)   To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under § 48-23-209.

[Acts 1986, ch. 887, § 13.27.]

48-23-209. Procedure if shareholder dissatisfied with payment or offer.

        (a)   A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under § 48-23-206), or reject the corporation's offer under § 48-23-208 and demand payment of the fair value of the dissenter's shares and interest due, if:

          (1)   The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (2)   The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or

          (3)   The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

        (b)   A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter's shares.

[Acts 1986, ch. 887, § 13.28.]

PART 3 JUDICIAL APPRAISAL OF SHARES

48-23-301. Court action.

        (a)   If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (b)   The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (c)   The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (e)   Each dissenter made a party to the proceeding is entitled to judgment:

          (1)   For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or

          (2)   For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.

[Acts 1986, ch. 887, § 13.30.]

48-23-302. Court costs and counsel fees.

        (a)   The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.

        (b)   The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

          (1)   The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

          (2)   Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        (c)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

[Acts 1986, ch. 887, § 13.31.]

ANNEX F

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

(Mark One)
☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED APRIL 30, 2003
or
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM TO

Commission file number 0-27694

SCB COMPUTER TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation or organization)	62-1201561 (IRS Employer Identification No.)
3800 Forest Hill-Irene Road, Suite 100, Memphis, Tennessee (Address of principal executive offices)	38125 (Zip code)

Registrant's telephone number, including area code:
 (901) 754-6577

Securities registered pursuant to Section 12(b) of the Act:
 None

Securities registered pursuant to Section 12(g) of the Act:
 Common Stock, par value $.01 per share

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.☐

        Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2). Yes ☐    No ☒

        The aggregate market value of the shares of common stock held by non-affiliates of the registrant, computed by reference to the closing price, as reported on the OTC Bulletin Board, as of June 30, 2003, was approximately $22,804,769.

        At July 11, 2003, there were 24,412,754 shares of common stock outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

        The information required by Part II of Form 10-K is incorporated herein by reference from the registrant's annual report to shareholders for the fiscal year ended April 30, 2003. The information required by Part III of Form 10-K, to the extent not set forth herein, is incorporated herein by reference from the registrant's definitive proxy statement for its 2003 annual meeting of shareholders, which will be filed with the Securities and Exchange Commission pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, within 120 days after the end of the registrant's fiscal year ended April 30, 2003.

SCB COMPUTER TECHNOLOGY, INC.
ANNUAL REPORT ON FORM 10-K

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

        This report contains forward-looking statements. All statements made in this report, other than statements of historical fact, are forward-looking statements. They usually include, without limitation, the words "believes", "anticipates", "expects", "estimates", "projects", "intends", "plans", "hopes", "future" and words of similar phrasing and meaning. Forward-looking statements reflect management's current assumptions, beliefs, and expectations and express management's views of future performance and trends.

        Forward-looking statements are subject to a number of risks and uncertainties, including those discussed below, that could cause actual results to differ materially from historical or anticipated results. These factors include, but are not limited to, the potential for the Company's business relationships with its significant customers to change or deteriorate; the potential early termination of the Company's IT service contracts without penalty; the potential for the Company's customers to reduce their IT services outsourcing for various reasons, including federal and state budgetary constraints; the Company's potential liability to its customers in connection with the provision of IT services; the Company's potential inability to attract, develop and retain qualified IT employees; the potential for customers to hire the Company's employees; potential changes in the utilization and productivity rates of the Company's IT employees; the Company's dependence on key management personnel; the types and mix of IT services that the Company performs during any particular period; potential changes in the Company's gross profit due to a variety of factors, including increased wage and benefit costs that are not offset by billed rate increases; the Company's potential inability to finance, sustain and manage growth; the Company's potential inability to develop or acquire additional IT service offerings; the Company's potential inability to effectively identify, integrate and manage acquired businesses, including Remtech Services, Inc.; the Company's increased leveraged position as a result of the Remtech Services, Inc. acquisition; the potential effects of competition; the potential outcome of possible litigation involving the Company; the Company's decision to focus on its core competencies of IT outsourcing, consulting and professional staffing; the Company's potential inability to complete the acquisition of National Systems and Research Co; the Company's potential inability to successfully integrate National Systems and Research Co. and potential deterioration in the condition of the U.S. economy and the IT services industry.

        The Company disclaims any intent and undertakes no obligation to publicly release any revision to or update of any forward-looking statement contained in this report to reflect events occurring or circumstances existing after the date hereof or otherwise.

PART I

ITEM 1. BUSINESS

General

        SCB Computer Technology, Inc. (the "Company") is a leading provider of information technology ("IT") management and technical services to the United States of America (U.S.) federal government, state and local government agencies and commercial enterprises. The Company's services consist of (1) consulting, which mainly entails the evaluation, design and re-engineering of computer systems, management, quality assurance and technical directions for IT projects, network planning and implementation, and functional expertise and training; (2) outsourcing, which usually involves system development and integration, maintenance, data center management, help desk and technical services; and (3) professional staffing, which includes providing skilled IT staff on an as-needed basis.

        The Company was founded as a partnership in 1976 and was incorporated under the laws of the State of Tennessee in 1984. The Company's principal executive offices are located at 3800 Forest Hill-Irene Road, Suite 100, Memphis, Tennessee 38125, and its telephone number at that address is (901) 754-6577. The Company also can be contacted via its website at http://www.scb.com.

Business Development

        In fiscal 2003, the Company's performance reflected the dramatic change in its strategic direction that began in fiscal 2001 and continued in fiscal 2002. In fiscal 2001, management re-evaluated the Company's strategic direction and concluded that while the acquisition and diversification strategy followed by the Company since fiscal 1997 had grown revenues at a robust rate, the Company's net income had declined over the same period. Accordingly, management changed the Company's business development strategy to focus on its historical core competencies of providing IT consulting, outsourcing, and professional staffing services (the "core operations"). A portion of that change in strategic direction included focusing on the Company's strengths with government customers and adding agencies of the U.S. federal government as customers. As a result of the change in strategic direction, beginning in fiscal 2001 and continuing through fiscal 2002, the Company disposed of several underperforming business units. These non-core business units were engaged in specialized policy consulting, computer hardware and specialty software sales, enterprise resource planning, and computer equipment leasing (the "non-core operations"). Beginning in fiscal 2003, the Company implemented a strategic acquisition plan focused on growing its core operations through acquiring companies with heavy concentrations in the government market, primarily the U.S. Federal government market. The Company completed its first acquisition under its plan with the purchase of Remtech Services, Inc. on February 6, 2003 as described below in Business Acquisitions. Subsequent to fiscal 2003, on May 28, 2003, the Company entered into a definitive agreement to acquire a second company, National Systems Research Co. This acquisition is expected to close by August 31, 2003 as described below in Business Acquisitions.

Business Acquisitions

        On February 4, 2003, the Company, Remtech Services, Inc. ("Remtech" or "RSI"), and the shareholders of Remtech (the "Shareholders"), entered into a Stock Purchase Agreement (the "Agreement"), pursuant to which the Company agreed to purchase and the Shareholders agreed to sell 100% of the outstanding common stock of Remtech. On February 6, 2003 (the "Closing Date"), the sale was completed. On the Closing Date, the Company acquired all of the outstanding stock of Remtech from the Shareholders. Subsequent to the Closing Date, the parties amended the agreement to have the acquisition effective as of February 1, 2003. Pursuant to the Agreement, the Company paid cash in the amount of $10,864,000 and issued unsecured, subordinated promissory notes in the aggregate amount of $1,800,000 to the Shareholders in consideration of the sale of all the outstanding shares of common stock of Remtech. The purchase price was determined by arms' length negotiation between the parties, taking into account the historical operating results and existing customer relationships of Remtech's business. The Company obtained financing for part of the cash consideration paid pursuant to the Agreement by (a) a term loan of approximately $7,700,000 and (b) borrowing approximately $3,000,000 under the Company's existing revolving loan. The Company funded the balance of the cash consideration from working capital. The borrowing base under the existing revolving loan was increased by approximately $3.7 million by virtue of adding Remtech's accounts receivable to the Company's borrowing base.

        Remtech is a provider of IT technology services to a diverse group of defense and civilian agencies of the federal government. Remtech provides full life-cycle IT services to assist in the design, development, operation and maintenance of its clients' information technology infrastructure. Remtech also provides professional support services in the areas of training, financial management, logistics and facilities management, which are often integrated with Remtech's IT service offerings.

        Subsequent to year end, on May 28, 2003, the Company entered into a definitive stock purchase agreement to acquire National Systems and Research Co. ("NSR"). The acquisition is expected to close by August 31, 2003 based upon the satisfactory completion of several closing conditions, including the resolution of certain legal matters involving NSR and finalization of the financing. NSR is a company that provides information technology support services primarily to the federal and state governments with annual 2002 revenues of approximately $28.3 million.

Services

        The Company provides information technology ("IT") professional services to its customers. These IT professional services are designed based upon the specific needs and requirements of the customer. Accordingly, the Company offers its customers a wide range of ("IT") professional services that typically are designed to evaluate all phases of customers' projects, from front-end needs assessment surveys to detailed design and implementation of appropriate systems. Provided below is a partial list of the IT professional services the Company offers its customer.

  •
  Performing an IT "wellness" test on a customer's existing IT systems to determine whether the overall management information systems ("MIS") function is performing to optimal management and technical specifications.

  •
  Assisting customers attain the return on investment they expected from the systems which the customers has implemented.

  •
  Developing an information systems plan ("ISP") that identifies a customer's strategic organizational objectives, recommends an IT infrastructure (either firm-wide or by business unit), and establishes a timeline and prioritizes tasks for accomplishing the ISP.

  •
  Forcasting a customer's expected returns or cost savings on a particular technology investment.

  •
  Creating IT project specifications that can be submitted for bids.

  •
  Implementing specific solutions selected by the customer.

  •
  Designing and developing a specific system for a customer.

  •
  Reengineering the customers processes to achieve the operational efficiencies designed into the application.

  •
  Designing and implementing hardware, networks, operating systems, and database infrastructures as well as integrating software applications with these infrastructures.

  •
  Networking and telecommunications solutions such as network services (LAN/WAN design and engineering), staffing of help desk centers, project management of larger network related projects, remote network monitoring and management, development and implementation of disaster recovery solutions, and training.

  •
  Managing a specific application or the entire information systems function for the customer.

        The Company delivers these IT services through three forms of projects: a) Consulting, b) Outsourcing/Facilities Management, and c) Professional Staffing. Each of these forms of project is discussed below. The most significant differences are 1) whether the Company assumes management and deliverable responsibility and 2) the length of the engagement.

  Consulting

        The objective of the Company's consulting services engagements is to use proven techniques to assist customers in evaluating and redesigning IT operations to achieve improvements in IT cost, quality and efficiency. The Company's consultants frequently employ state-of-the-art information engineering methodologies and processes to assist customers in migrating from centralized mainframe systems to open client/server and other network architectures.

        The Company's consulting services are delivered by professionals who are specialists in providing complete systems development lifecycle consulting and who have extensive experience working with relational database, networking, client/server, and related technologies. The Company's consultants also have the business acumen necessary to understand customers' IT systems' support needs.

        The Company's consulting service contracts are typically for short periods of time (three months to two years) and specify the discrete tasks to be performed and deliverable responsibility of the Company. The Company's consulting fees are negotiated on a case-by-case basis, depend on the size of the project and the skills required, and range from billing at hourly rates to fixed-price engagements.

  Outsourcing

        The Company believes that the outsourcing of IT systems management and operations is growing primarily because outsourcing often allows large organizations to add expertise and improve end-user service in their IT operations at a reduced cost. Because of the emerging hardware and software technologies and the demands by end-users for more memory, speed and flexibility, many large organizations have been forced to selectively deploy their IT assets and personnel. Many of the Company's customers have elected to focus their internal staffs on the emerging technologies and, therefore, have engaged the Company to maintain and enhance their legacy systems in connection with the development and operation of newer systems. The Company believes that these developments will increase the need to outsource IT services.

        The Company's outsourcing services are designed to support a wide range of legacy and client/server systems and include network design and management, systems support and maintenance, programming and application software development, client/server and other network maintenance, data center management, customer staff training, and help desk services. Under the general direction of the customer, the Company assumes full and ongoing management and technical responsibility for the installation or operation of a customer's systems on a long-term basis, both at the customer's business site and at the Company's sites. Outsourcing services sometimes involve substantial up-front expenditures to purchase equipment, hire personnel, and operate the IT systems on behalf of the customers.

        Outsourcing contracts tend to be for longer terms (three to nine years) and produce more revenue per contract than consulting or professional staffing contracts. Outsourcing contracts are expressed in terms of fixed prices for defined services or hourly rates. In general, the Company determines its prices based on the salaries and overhead costs of professionals assigned to a project plus a margin designed to cover other expenses and provide a profit. The Company also provides outsourcing services on a fixed-price basis to some customers when the Company has a well defined understanding of the services to be delivered or extensive knowledge of the customer's business.

  Professional Staffing

        The Company provides the services of highly skilled professional IT personnel at customers' facilities on an as-needed basis. These services are provided primarily to customers who desire the flexibility to supplement internal staff with people having particular skill sets or to eliminate the need to recruit, hire and train technical employees whose skills may not be needed between projects. The Company's objectives in providing professional staffing services include developing an understanding of the customer's business and IT systems needs and positioning the Company to provide consulting and outsourcing services if the need arises. Professional staffing engagements range from short-term discrete projects to long-term support arrangements.

        Professional staffing, outsourcing, and consulting accounted for the following percentages of core revenue for fiscal year 2003, 2002 and 2001:

	Years Ended April 30,
	2003	2002	2001
Professional staffing	66%	73%	73%
Outsourcing	23%	14%	15%
Consulting	11%	13%	12%

        As a result of the RSI acquisition, the Company's revenue mix shifted to more outsourcing and consulting during the fourth quarter of fiscal 2003 as professional staffing, outsourcing and consulting comprised 48%, 42% and 10%, respectively.

Markets and Customers

        Subsequent to divesting its non-core operations, the Company operates in one industry segment, providing IT services. Comparative segment revenues, profit and related financial information for fiscal years 2003, 2002 and 2001 are presented in the table captioned "Segment Information" in Note 15 to the Company's consolidated financial statements included in our 2003 Annual Report to Shareholders.

        The Company performs IT services for customers in three distinct markets: state and local governments, agencies of the Federal government of the United States of America ("U.S.") and commercial enterprises. In fiscal 2003, approximately 57% of the Company's revenue was attributable to state and local governments, compared to 58% and 48% in fiscal 2002 and 2001, respectively, while commercial enterprises accounted for 33% of the Company's revenue, a decrease from 42% and 52% in fiscal 2002 and 2001, respectively. The remaining 10% of fiscal 2003 revenue was derived from agencies of the Federal government as a result of the RSI acquisition. The Company believes that it is a leading provider of IT services to state and local governments in the U.S. Management believes this strong presence in the state and local government market creates a competitive advantage and market differentiator for the Company.

        The Company currently provides IT services for over 120 customers. The Company earns a significant portion of its revenue from relatively few customers. In fiscal 2003 and 2002, the Company's five largest revenue-generating customers accounted for 52% of its revenue. In fiscal 2003, the following customers accounted for 10% or more of the Company's revenue: State of Tennessee (16%), State of Kentucky (14%), and IBM (successor to Honeywell International Inc.) (11%). During the fourth quarter of fiscal 2003, the Company's five largest revenue-generating customers accounted for only 39.7% of its revenue with just the following two customers accounting for 10% or more of the total revenue: State of Tennessee (12%) and State of Kentucky (11%). A material decrease in services provided to any of the largest clients of the Company could have an adverse impact on the Company's financial condition and results of operations.

        Generally, the Company's contracts with its customers are, in accordance with industry practice, cancelable on short notice and without penalty (except with respect to the Company's larger outsourcing contracts), provide for monthly payment of fees, and establish other basic terms such as the hourly billing rates for each type of Company professional who performs work pursuant to the contract. Some contracts specifically define the services to be performed pursuant to the contract, while other contracts, particularly professional staffing contracts, merely establish the basic parameters of the work (i.e., the system to be evaluated, designed or maintained) and require that additional work orders be submitted for services to be performed. The Company is the exclusive service provider under certain contracts, while other contracts, particularly professional staffing contracts, specifically allow the customer to engage other vendors for the projects covered by the contract. The Company had orders at April 30, 2003 of approximately $188 million, in comparison to orders of approximately $19 million at April 30, 2002. Because the Company's clients can cancel or reduce the scope of their engagements on short notice, the Company does not believe that backlog is a reliable indication of future business. The backlog set forth above excludes any contracts and open work orders the Company has for their Professional Staffing business (which represents approximately 48% of revenue).

Marketing and Sales

        The Company markets its services through senior management and a sales staff of 19 people. The Company currently has personnel located at sales offices in 23 cities. Relationships with the Company's larger clients and key government personnel are maintained and fostered by at least one of the Company's executive officers. The Company believes that its senior management's hands-on involvement with major clients is a significant competitive advantage.

        Account managers are the primary revenue generators by marketing the Company's services and serve as the primary contacts in maintaining client relationships. Accordingly, account managers learn the basic aspects of a client's business in order to identify opportunities for providing additional IT services to the client. Account managers are paid a salary plus commissions based on the revenues associated with client relationships under their supervision. In general, account managers are not IT technicians. They are, however, supported by Company technical personnel in their marketing and sales efforts.

Personnel and Recruiting

        The Company's current headcount, including employees and independent subcontractors, is approximately 1,223 persons consisting of 1,131 technicians, 19 salespersons, 15 recruiters, 4 executive officers, and 54 other administrative personnel. Approximately 6% of the Company's headcount consists of independent subcontractors. The Company competes for personnel with in-house MIS departments and other IT services firms. In general, the Company seeks to hire professionals who have substantial experience either with an in-house MIS department or another IT services firm. The Company recruits worldwide by soliciting resumes generated by advertisements in trade journals and major city newspapers. Employee referrals are another major source of recruiting leads. In addition, the Company's web site on the Internet (www.scb.com) is used for recruiting. Most of the Company's recruiters have technical or IT sales backgrounds and understand the skill sets needed for the project for which they are recruiting.

Competition

        The IT services market is highly competitive and is not dominated by a single company or a small number of companies. The Company believes that its principal competitors, categorized according to the services performed, are as follows: (1) consulting—International Business Global Services ("IBM"), CACI International, Inc., Affiliated Computer Services, Inc., Tier Technologies, Inc., Accenture Ltd, Computer Horizons Corporation, CIBER, and Electronic Data Systems Corporation ("EDS"); (2) outsourcing—IBM, EDS, Perot Systems Corporation, Computer Sciences Corporation, Affiliated Computer Services, Inc., American Management Systems, Inc., BAE Systems, Lockheed Martin, Traywick, ManTech, PROSOFT, SAIC and Accenture Ltd; and (3) professional staffing—CIBER, SAIC, Keane, Inc., and Analysts International Corp.

        The Company believes that the principal competitive factors in the IT services industry are (1) responsiveness to clients' needs and speed in delivering IT solutions; (2) effectiveness of delivered solutions as measured through cost reductions and improvements in price/performance ratios; (3) output per employee as reflected in utilization rates; (4) quality of service; (5) price; and (6) technical expertise. The Company believes that it competes favorably with respect to these factors.

        The Company also competes for the hiring and retention of management and other professional personnel. See "Business—Personnel and Recruiting" in Part 1, Item 1 of this Form 10-K. In connection with professional staffing engagements, particularly in situations where the Company is one of a number of approved vendors, the Company competes to provide services based on the relative qualifications of its personnel.

Potential Liability to Customers

        Many of the Company's engagements involve projects that are critical to the operations of its customers' businesses and provide benefits that may be difficult to quantify. Any failure in a customer's system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. The Company attempts to contractually limit its liability for damages arising from negligent acts, errors, mistakes and omissions in rendering its IT services. The Company also maintains general liability insurance coverage, including coverage for errors or omissions. Although the Company believes that the insurance coverage is adequate in scope and amount, there can be no assurance that such coverage will continue to be available on acceptable terms or sufficient to cover one or more large claims. Furthermore, any litigation, regardless of its outcome, could result in substantial costs to the Company, diversion of management's attention from operations, and negative publicity, any of which could adversely affect the Company's results of operations and financial condition.

Executive Officers of The Registrant

        The table below sets forth information with respect to the business experience of the Company's executive officers during at least the past five years.

Name	Age	Position and Term
T. Scott Cobb	66	Mr. Cobb is a co-founder of the Company and has been its Chief Executive Officer and President since 2000. He previously served the as Chairman of the Board (1984-1999) and President (1984-1996). Mr. Cobb was a partner in Seltmann, Cobb & Bryant, the Company's predecessor, from its formation in 1976 to 1984. He is the father of Jeffrey S. Cobb.

Michael J. Boling	56
		Mr. Boling has been Executive Vice President of Finance and Administration and Chief Financial Officer of the Company since 2002 and its Treasurer since 2000. From 1999 to 2002 Mr. Boling was Executive Vice President of Finance and Chief Financial Officer. Prior to joining the Company, he was President and Chief Operating Officer of TBN of Tennessee, Inc. ("TBN"), a management company that provides information processing services to affiliated companies in the home health care business, from 1998 to 1999. Mr. Boling was a partner with PricewaterhouseCoopers LLP and its predecessor, Coopers & Lybrand LLP, from 1991 to 1998. He was an accountant with Ernst & Young LLP and its predecessor, Arthur Young & Company, from 1976 to 1991 and became a partner there in 1982.
Jeffrey S. Cobb	41
		Mr. Cobb has been Executive Vice President and Chief Operating Officer of the Company since 2002. He previously served the Company as Executive Vice President and Chief Operating Officer of Professional Services (1998-2002), Executive Vice President of Operations (1995-1998), Senior Vice President of Operations and Administration (1992-1995), Director of Projects (1990-1992), and Director of Recruiting (1989-1990). He is the son of T. Scott Cobb.
Steven H. Smith	48
		Mr. Smith has been Executive Vice President of State Government Services since 2001. He previously served the Company as Executive Vice President of National Sales (2000-2001), Senior Vice President of Marketing (1995-2000), Senior Vice President of Marketing and Recruiting (1990-1995), Vice President of Sales (1989-1990), and Sales Representative (1986-1989)

ITEM 2. PROPERTIES

        The Company leases its corporate headquarters building in Memphis, Tennessee, under a lease expiring in June 2009. The Company leases sales offices in Montgomery, Alabama; Phoenix, Arizona; Little Rock, Arkansas; Jacksonville, Florida; Baton Rouge, Louisiana; Frankfort, Kentucky; Indianapolis, Indiana; Jackson, Mississippi; Nashville, Tennessee; Dallas, Texas; Austin, Texas; Cary, North Carolina; Madison, Wisconsin; Columbia, South Carolina; Overland Park, Kansas, Jefferson City, Missouri; Roseville, Minnesota; Newport News, Virginia; Littleton, Colorado; Norfolk, Virginia; Catonsville, Maryland; and Irmo, South Carolina.

ITEM 3. LEGAL PROCEEDINGS

        The Company from time to time is subject to various claims and lawsuits arising out of its operations in the ordinary course of business. Management believes that the disposition of such claims and lawsuits will not have a material adverse effect on the Company's financial condition or results of operations.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        No matter was submitted to a vote of the Company's security holders during the fiscal quarter ended April 30, 2003.

PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

        The information set forth under the caption "Market for the Company's Common Stock" in the Company's 2003 annual report to shareholders (the "Annual Report") is incorporated herein by reference in response to this item.

ITEM 6. SELECTED FINANCIAL DATA

        The information set forth under the caption "Financial Highlights" in the Annual Report is incorporated herein by reference in response to this item.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The information set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report is incorporated herein by reference in response to this item.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        The information set forth under the caption "Quantitative and Qualitative Disclosures About Market Risk" in the Annual Report is incorporated herein by reference in response to this item.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

        The information set forth under the caption "Consolidated Financial Statements" in the Annual Report is incorporated herein by reference in response to this item. The supplementary data is set forth in Schedule II to this report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        Not applicable.

PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

        The information to be presented under the captions "Proposal 1—Election of Directors" and "Stock Ownership—Section 16(a) Beneficial Ownership Reporting Compliance" in the Company's definitive proxy statement for its 2003 annual meeting of shareholders (the "Proxy Statement") and the information set forth under the caption "Item 1. Business—Executive Officers of the Registrant" in this report are incorporated herein by reference in response to this item.

ITEM 11. EXECUTIVE COMPENSATION

        The information to be presented under the captions "Proposal 1—Election of Directors—How are directors compensated?" and "Executive Compensation" in the Proxy Statement is incorporated herein by reference in response to this item.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

        The information to be presented under the caption "Stock Ownership—How much common stock do the Company's management and its largest shareholders own?" in the Proxy Statement is incorporated herein by reference in response to this item.

Equity Compensation Plan Information

        The table below sets forth certain information concerning the Company's equity compensation plans as of the end of April 30, 2003:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by security holders	3,871,660	$2.67	727,323
Equity compensation plans not approved by security holders	630,000	0.65	—

Total	4,501,660	$2.39	727,323

        On December 15, 2000, in connection with the modification of its then existing credit facility, the Company granted to the lender a warrant to purchase 250,000 shares of common stock, at an exercise price of $0.31 per share, at any time during the three-year period beginning on January 1, 2001, and ending on January 1, 2004. On July 23, 2001, in connection with obtaining its currently existing credit facility, the Company granted to the lender and a debt placement agent warrants to purchase 80,000 shares and 220,000 shares, respectively, of common stock, at an exercise price of $1.00 per share, at any time during the three-year period beginning on July 23, 2001, and ending on July 23, 2004. In connection with obtaining a term loan to finance part of the purchase price of the Remtech Services, Inc., acquisition, the Company granted to the lender warrants to purchase 80,000 shares of common stock at an exercise price of $0.68 per share with an expiration date of July 23, 2007 and modified the 80,000 warrants previously issued to the lender on July 23, 2001 (referred to above), at origination of the credit facility. The modification decreased the exercise price from $1.00 to $0.68 and extended the expiration date to July 23, 2007.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The information to be presented under the caption "Certain Transactions" in the Proxy Statement is incorporated herein by reference in response to this item.

ITEM 14. CONTROLS AND PROCEDURES

        Within the 90 days prior to the date of the filing of this report, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including the Company's Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures, as defined in Exchange Act Rules 13a-14(c) and 15d-14(c). Based upon that evaluation, the Company's Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures are effective in enabling the Company to record, process, summarize and report information required to be disclosed in the Company's periodic filings with the Securities and Exchange Commission within the required time period. There have been no significant changes in the Company's internal controls or in other factors that could significantly affect internal controls subsequent to the date the Company carried out its evaluation.

PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a)
1.    Financial Statements

        The financial statements incorporated by reference herein are as follows:

        Consolidated Balance Sheets at April 30, 2003 and 2002

        Consolidated Statements of Operations for the Fiscal Years Ended April 30, 2003, 2002 and 2001

  Consolidated Statements of Shareholders' Equity for the Fiscal Years Ended April 30, 2003, 2002 and 2001

        Consolidated Statements of Cash Flows for the Fiscal Years Ended April 30, 2003, 2002 and 2001

        Notes to Consolidated Financial Statements

        Report of BDO Seidman, LLP, Independent Certified Public Accountants

  2.
  Financial Statement Schedules

        The financial statement schedule filed as part of this report is as follows:

        Schedule II—Valuation and Qualifying Accounts

        Report of BDO Seidman, LLP, Independent Certified Public Accountants

  3.
  Exhibits

        The exhibits listed in the Exhibit Index following the signature page hereof are filed as part of this report or are incorporated herein by reference.

(b)
Reports on Form 8-K

        The Company filed the following Current Reports on Form 8-K during the three-month period ending April 30, 2003.

i.
Current Report on Form 8-K filed with the SEC on February 7, 2003, announcing the agreement to purchase 100% of the common stock of Remtech Services, Inc. ("Remtech") by the Company.

ii.
Current Report on Form 8-K filed with the SEC on February 13, 2003, which attached and incorporated by reference the Company's press release announcing that the Company had entered into a non-binding letter of intent to acquire another government information technology professional services company.

iii.
Current Report on Form 8-K/A filed with the SEC on February 13, 2003, amended the Form 8-K dated February 7, 2003, and disclosed that the Remtech transaction had closed.

iv.
Current Report on Form 8-K filed with the SEC on February 21, 2003, which attached and incorporated by reference the Company's press release regarding financial results for its third quarter ending January 31, 2003.

v.
Current Report on Form 8-K/A filed with the SEC on April 3, 2003, which attached and incorporated by reference an amendment to the agreement between the Company and Remtech providing that the purchase and sale of Remtech common stock would be treated as effective on February 1, 2003.

vi.
Current Report on Form 8-K/A filed with the SEC on April 4, 2003, which provided financial statements, pro forma financial information and exhibits relating to the Remtech acquisition.

SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCB COMPUTER TECHNOLOGY, INC.
By:	/s/ T. SCOTT COBB T. Scott Cobb President and Chief Executive Officer

Date: July 28, 2003

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JACK R. BLAIR Jack R. Blair	Chairman of the Board	July 28, 2003
/s/ T. SCOTT COBB T. Scott Cobb	Director, President and Chief Executive Officer (Principal Executive Officer)	July 28, 2003
/s/ MICHAEL J. BOLING Michael J. Boling	Executive Vice President, Chief Financial Officer, and Treasurer (Principal Financial and Accounting Officer)	July 28, 2003
/s/ WALTER M. GRANT Walter M. Grant	Director	July 28, 2003
/s/ JAMES E. HARWOOD James E. Harwood	Director	July 28, 2003
/s/ ROBERT J. HUNT Robert J. Hunt	Director	July 28, 2003
/s/ ROBERT G. MCENIRY Robert G. McEniry	Director	July 28, 2003
/s/ JIM ROUT Jim Rout	Director	July 28, 2003

CERTIFICATIONS

Certification
pursuant to and in connection with the
Annual Report on Form 10-K
to be filed under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended

I, T. Scott Cobb, President and Chief Executive Officer, certify that:

        1.     I have reviewed this annual report on Form 10-K of SCB Computer Technology, Inc.;

        2.     Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

        3.     Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

        4.     The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

          a)    Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

          b)    Evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

          c)     Presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

        5.     The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

          a)    All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

          b)    Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

        6.     The registrant's other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: July 28, 2003

/s/ T. SCOTT COBB T. Scott Cobb President and Chief Executive Officer

Certification
pursuant to and in connection with the
Annual Report on Form 10-K
to be filed under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended

I, Michael J. Boling, Executive Vice President, Chief Financial Officer, and Treasurer certify that:

        1.     I have reviewed this annual report on Form 10-K of SCB Computer Technology, Inc.;

        2.     Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

        3.     Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

        4.     The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

          a)    Designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

          b)    Evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

          c)     Presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

        5.     The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

          a)    All significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

          b)    Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

        6.     The registrant's other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: July 28, 2003

/s/ MICHAEL J. BOLING Michael J. Boling Executive Vice President, Chief Financial Officer, and Treasurer

SCB COMPUTER TECHNOLOGY, INC.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

COL. A	COL. B	COL. C		COL. D	COL. E
		ADDITIONS
DESCRIPTION	BALANCE AT BEGINNING OF PERIOD	CHARGED TO COSTS AND EXPENSES	CHARGED TO OTHER ACCOUNTS	DEDUCTIONS	BALANCE AT END OF PERIOD
Fiscal Year Ended April 30, 2003
Reserves deducted in the balance sheet from the assets to which they apply Allowance for losses on:
Accounts Receivable—Trade	$165	$10	$—	$(15)	$160
Other Assets—Notes Receivable	354	(68)	—	—	286

	$519	$(58)	$—	$(15)	$446

Fiscal Year Ended April 30, 2002
Reserves deducted in the balance sheet from the assets to which they apply Allowance for losses on:
Accounts Receivable—Trade	$624	$(63)	$—	$(396)	$165
Other Assets—Notes Receivable	1,320	(90)	—	(876)	354

	$1,944	$(153)	$—	$(1,272)	$519

Fiscal Year Ended April 30, 2001
Reserves deducted in the balance sheet from the assets to which they apply Allowance for losses on:
Accounts Receivable—Trade	$1,519	$1,317	$—	$(2,212)	$624
Other Assets—Notes Receivable	1,000	320	—	—	1,320

	$2,519	$1,637	$—	$(2,212)	$1,944

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders
SCB Computer Technology, Inc.

        The audits referred to in our report dated June 18, 2003, relating to the consolidated financial statements of SCB Computer Technology, Inc., which is incorporated in Item 8 of the Form 10-K by reference to the annual report to shareholders for the year ended April 30, 2003, included the audit of the financial statement schedule listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based upon our audits.

        In our opinion, the financial statement schedule referred to above presents fairly, in all material respects, the information set forth therein.

/s/ BDO Seidman, LLP
Memphis, Tennessee June 18, 2003

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1	Asset Purchase Agreement dated as of April 29, 2000, among MAXIMUS, Inc., the Company, and Technology Management Resources, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company's current report on Form 8-K dated April 29, 2000). Schedules and exhibits have been omitted from this filing. The Company will furnish, as supplementary information, copies of the omitted materials to the SEC upon request.
2.2	Asset Purchase Agreement dated as of June 12, 2001, among Partners Resources Inc., the Company, Partners Capital Group, Charles A. Vermillion, Scott R. Meyer, and OneNeck IT Services, Corporation (incorporated herein by reference to Exhibit 2 to the Company's current report on Form 8-K dated June 20, 2001). Schedules and exhibits have been omitted from this filing. The Company will furnish, as supplementary information, copies of the omitted materials to the SEC upon request.
2.3	Purchase and Sale Agreement dated April 1, 2002, between Partners Capital Group and CTI Gateway, L.L.C. (incorporated herein by reference to Exhibit 2 to the Company's current report on Form 8-K dated April 1, 2002). Schedules and exhibits have been omitted from this filing. The Company will furnish, as supplementary information, copies of the omitted materials to the SEC upon request.
2.4	Stock Purchase Agreement dated as of February 4, 2003, by and among the Company, Remtech Services, Inc. ("Remtech"), and Douglas J. Lising and Michael Lebofsky, who are the shareholders of Remtech. Schedules and exhibits have been omitted from this filing. The Company will furnish, as supplementary information, a copy of the omitted material to the Securities and Exchange Commission upon request (incorporated herein by reference to Exhibit 2 to the Company's current report on Form 8-K dated February 7, 2003) as amended by that First Amendment to Stock Purchase Agreement dated as of March 28, 2003, by and among the Company, Remtech, and the Shareholders (incorporated herein by reference to Exhibit 2.1 to the Company's current report on Form 8-K dated April 3, 2003.
3.1	Amended and Restated Charter of the Company (incorporated herein by reference to Exhibit 3 to the Company's quarterly report on Form 10-Q for the fiscal quarter ended October 31, 1998), as amended by (1) Articles of Merger of SCB Software Services, Inc., a Tennessee corporation, with and into the Company, filed with the office of the Secretary of State for the State of Tennessee on June 28, 2001, (2) Articles of Merger of Proven Technology, Inc., a Tennessee corporation, with and into the Company, filed with the office of the Secretary of State for the State of Tennessee on June 28, 2001, (3) Articles of Amendment to Amended and Restated Charter of the Company, filed with the office of the Secretary of State for the State of Tennessee on September 21, 2001, (4) Articles of Merger of Technology Management Resources, Inc., a Tennessee corporation, with and into the Company, filed with the office of the Secretary of State for the State of Tennessee on July 10, 2002, (5) Articles of Merger of Delta Software Systems, Inc., a Tennessee corporation, with and into the Company filed with the office of the Secretary of State for the State of Tennessee on November 18, 2002, and (6) Articles of Merger of Partners Capital Group, a California corporation, with and into the Company, filed with the Secretary of State for the State of Tennessee on December 2, 2002. (Items (1), (2) and (3) are incorporated herein by reference to Exhibit 3.1 to the Company's quarterly report on Form 10-Q for the fiscal quarter ended October 31, 2001; Item (4) is incorporated herein by reference to Exhibit 3.1, the Company's annual report on Form 10-K for the year ended April 30, 2002; Items (5) and (6) are incorporated herein by reference to Exhibit 3.1 to the Company's quarterly report on Form 10-Q for the fiscal quarter ended October 31, 2002).

3.2	Amended and Restated Bylaws of the Company effective as of December 5, 2001 (incorporated herein by reference to Exhibit 3.2 to the Company's quarterly report on Form 10-Q for the fiscal quarter ended October 31, 2001).
4.1	Specimen certificate evidencing the Company's common stock (incorporated herein by reference to Exhibit 4.1 to the Company's registration statement on Form S-1 (Registration No. 33-80707)).
4.2	Article 7 of the Amended and Restated Charter of the Company, as amended (included in Exhibit 3.1 hereto, which is incorporated herein by reference to Exhibit 3 to the Company's quarterly report on Form 10-Q for the fiscal quarter ended October 31, 1998).
10.1*	Loan and Security Agreement dated as of July 23, 2001, among the Company, SCB Computer Technology of Alabama, Inc., Partners Resources Inc., and Foothill Capital Corporation, as agent and lender (incorporated herein by reference to Exhibit 10.1 to the Company's annual report on Form 10-K for the fiscal year ended April 30, 2001), as amended by First Amendment to Loan and Security Agreement dated as of March 27, 2002, among the parties (incorporated herein by reference to Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2002), as amended by Second Amendment to Loan and Security Agreement dated as of September 19, 2002, among the parties (incorporated herein by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2002, and as amended by Third Amendment to Loan and Security Agreement dated as of February 6, 2003, among the parties. Schedules and exhibits have been omitted from this filing. The Company will furnish, as supplementary information, copies of the omitted materials to the Commission upon request.
10.2+	SCB Computer Technology, Inc. 1995 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-1 (Registration No. 33-80707)).
10.3+	SCB Computer Technology, Inc. 1997 Stock Incentive Plan (incorporated herein by reference to Appendix A to the Company's definitive proxy statement dated September 25, 1998), as amended by (1) Amendment No. 1 to 1997 Stock Incentive Plan dated as of November 3, 1998, (2) Amendment No. 2 to 1997 Stock Incentive Plan dated as of December 14, 1999, and (3) Amendment No. 3 to 1997 Stock Incentive Plan dated as of August 7, 2000 (Items (1), (2) and (3) are incorporated herein by reference to the Company's annual report on Form 10-K for the fiscal year ended April 30, 2000).
10.4+	Employment Agreement with T. Scott Cobb dated November 1, 2002 (incorporated herein by reference to Exhibit 10.2 to the Company's quarterly report on Form 10-Q for the fiscal quarter ended October 31, 2002).
11	Computation of Earnings Per Share (included in Note 10 of the Notes to Consolidated Financial Statements in the Company's 2003 annual report to shareholders filed as Exhibit 13 hereto).
13*	Portions of the Company's 2003 annual report to shareholders that are expressly incorporated by reference herein.
21*	Subsidiaries of the Company.
23*	Consent of BDO Seidman, LLP.
99.1*	Certification by the Chief Executive Officer pursuant to 18 U.S.C., Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
99.2*	Certification by the Chief Financial Officer pursuant to 18 U.S.C., Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*
All or part of this exhibit is filed herewith.

+
This is a management contract or compensatory plan or arrangement.

EXHIBIT 10.1
EXECUTION VERSION

THIRD AMENDMENT
TO LOAN AND SECURITY AGREEMENT

        Third Amendment, dated as of February 6, 2003 (this "Amendment"), to the Loan and Security Agreement, dated as of July 23, 2001 (as previously amended, the "Loan Agreement"), by and among (i) the lenders identified on the signature pages hereof (such lenders, together with their respective successors and assigns, are hereinafter referred to individually as a "Lender" and collectively as the "Lenders"), (ii) FOOTHILL CAPITAL CORPORATION, a California corporation, as the arranger and administrative agent for the Lenders ("Agent"), and (iii) SCB COMPUTER TECHNOLOGY, INC., a Tennessee corporation ("Parent"), and each of Parent's Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are hereinafter referred to individually as a "Borrower", and individually and collectively, jointly and severally, as the "Borrowers").

        WHEREAS, Douglas J. Lising and Michael Lebofsky (each a "Remtech Seller" and collectively, the "Remtech Sellers"), Parent and Remtech Services, Inc., a Virginia corporation ("Remtech"), have entered into a Stock Purchase Agreement dated as of February 4, 2003 (the "Remtech Purchase Agreement"), pursuant to which the Remtech Sellers have agreed to sell to Parent, and Parent has agreed to purchase, all of the issued and outstanding stock of Remtech (the "Remtech Stock");

        WHEREAS, the Borrowers have requested the Lenders (i) to make an additional term loan to the Borrowers in the principal amount of $7,700,000 (the "Term Loan B"), the proceeds of which will be used to pay a portion of the purchase price of the Remtech Stock pursuant to the Remtech Purchase Agreement, and (ii) to make loans to Remtech from time to time for working capital and other lawful and permitted purposes; and

        WHEREAS, the Agent and the Lenders are willing to enter into this Amendment in order to (i) join Remtech as a Borrower to the Loan Agreement and join Remtech as a party to certain other Loan Documents, (ii) change references to the outstanding principal amount of the existing "Term Loan" in the Loan Agreement to "Term Loan A" (it being understood that such principal shall remain outstanding and that the interest rate thereon shall not be affected by the Third Amendment Effective Date), (iii) provide for the Term Loan B, (iv) consent to the purchase by Parent of the Remtech Stock pursuant to the Remtech Purchase Agreement and (v) amend certain other terms and conditions of the Loan Agreement, in each case subject to the terms and conditions set forth in this Amendment;

        NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

        1.     Definitions in Amendment. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Loan Agreement.

        2.     Definitions in the Loan Agreement. Section 1.1 of the Loan Agreement is hereby amended as follows:

          (a)   The definition of the term "Change of Control" is hereby amended by deleting subsection (c) thereof and by substituting therefor the following:

          "(c) any Borrower ceases to directly own and control 100% of the outstanding capital Stock of each of its Subsidiaries, except by virtue of a merger, consolidation, reorganization, recapitalization or reclassification of Stock permitted under Section 7.3."

          (b)   The definition of the term "Commitment" is hereby amended in its entirety to read as follows:

          "Commitment" means, with respect to each Lender, its Revolver Commitment, its Term Loan A Commitment, its Term Loan B Commitment, or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Term Loan A Commitments, their Term Loan B Commitments, or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1."

          (c)   The definition of "Disbursement Letter" is hereby amended in its entirety to read as follows:

          "Disbursement Letter" means an instructional letter executed and delivered by the Administrative Borrower to Agent regarding the extensions of credit to be made on the Closing Date and the Third Amendment Effective Date, the form and substance of which is satisfactory to Agent."

          (d)   Paragraph (i) of the definition of the term "Eligible Accounts" is hereby amended to read in its entirety as follows:

          "(i) Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 10% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage, provided, however, that for (i) Accounts with respect to which the Account Debtor is Federal Express Corporation or IBM Corporation, Accounts of such Person shall not be included to the extent that the total obligations owing by such Person to a Borrower exceed 20% of all Eligible Accounts; (ii) Accounts of a Borrower (other than Remtech) with respect to which the Account Debtor is the State of Tennessee or the State of Kentucky, Accounts of such Governmental Authority shall not be included to the extent that the total obligations owing by such Governmental Authority to a Borrower exceed 15% of all Eligible Accounts; and (iii) Accounts of Remtech with respect to which the Account Debtor is a state of the United States or the United States or any department, agency, or instrumentality of the United States (to the extent payment thereof is backed by the full faith and credit of the United States); provided further, that, with respect to all Accounts of an Account Debtor referred to in clauses (i), (ii) and (iii) of this subparagraph, Agent, in its Permitted Discretion, remains satisfied with the credit quality of such Account Debtor,"

          (e)   Paragraph (i) of the definition of the term "Eligible Unbilled Accounts" is hereby amended to read in its entirety as follows:

          "(i) Unbilled Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 10% of all Eligible Unbilled Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage, provided, however, that for (i) Unbilled Accounts with respect to which the Account Debtor is Federal Express Corporation or IBM Corporation, Unbilled Accounts of such Person shall not be included to the extent that the total obligations owing by such Person to a Borrower exceed 20% of all Eligible Unbilled Accounts; (ii) Unbilled Accounts of a Borrower (other than Remtech) with respect to which the Account Debtor is the State of Tennessee or the State of Kentucky, Unbilled Accounts of such Governmental Authority shall not be included to the extent that the total obligations owing by such Governmental Authority to a Borrower exceed 15% of all Eligible Unbilled Accounts; and (iii) Unbilled Accounts of Remtech with respect to which the Account Debtor is a state of the United States or the United States or any department, agency, or instrumentality of the United States; provided further, that, with respect to all Unbilled Accounts of an Account Debtor referred to in clauses (i), (ii) and (iii) of this subparagraph, Agent, in its Permitted Discretion, remains satisfied with the credit quality of such Account Debtor,"

          (f)    The definition of the term "Loan Documents" is hereby amended to read in its entirety as follows:

          "Loan Documents" means this Agreement, the Cash Management Agreements, the Control Agreements, the Disbursement Letters, the Due Diligence Letters, the Fee Letter, the Guaranty, the Letters of Credit, the Letter of Credit Applications, L/C Undertakings, the Remtech Post-Closing Agreement, the Contribution Agreement, the Officers' Certificates, the Stock Pledge Agreement, the Trademark Security Agreement, the Guarantor Security Agreement, the Intercompany Subordination Agreement, the Remtech Subordination Agreement, the UCC Filing Authorization Letters, the Warrants, the Registration Rights Agreement, the Intercreditor Agreement, any note or notes executed by a Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by any Borrower and the Lender Group in connection with this Agreement."

          (g)   The definition of the term "Material Contract" is hereby amended to read in its entirety as follows:

          "Material Contract" means each of (a) the Honeywell Contract, (b) the State of Tennessee Contract, (c) the State of Kentucky Contract, (d) the Federal Express Contract, and (e) the Remtech Purchase Agreement."

          (h)   The definition of the term "Maximum Term Loan Amount" is hereby deleted its entirety.

          (i)    The definition of the term "Pro Rata Share" is hereby amended to read in its entirety as follows:

          "Pro Rata Share" means:

          (a)   with respect to a Lender's obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitment being reduced to zero, the percentage obtained by dividing (y) such Lender's Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitment has been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate principal amount of such Lender's Advances by (z) the aggregate principal amount of all Advances,

          (b)   with respect to a Lender's obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, the percentage obtained by dividing (i) such Lender's Revolver Commitment, by (ii) the aggregate Revolver Commitments of all Lenders,

          (c)   with respect to a Lender's obligation to make the Term Loan A and receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan A, the percentage obtained by dividing (y) such Lender's Term Loan A Commitment, by (z) the aggregate amount of all Lenders' Term Loan A Commitments, and (ii) from and after the making of the Term Loan A, the percentage obtained by dividing (y) the principal amount of such Lender's portion of the Term Loan A Amount by (z) the Term Loan A Amount,

          (d)   with respect to a Lender's obligation to make the Term Loan B and receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan B, the percentage obtained by dividing (y) such Lender's Term Loan B Commitment, by (z) the aggregate amount of all Lenders' Term Loan B Commitments, and (ii) from and after the making of the

  Term Loan B, the percentage obtained by dividing (y) the principal amount of such Lender's portion of the Term Loan B Amount by (z) the Term Loan B Amount, and

          (e)   with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender's Revolver Commitment plus the unpaid principal amount of such Lender's portion of the Term Loan A Amount plus the unpaid principal amount of such Lender's portion of the Term Loan B Amount, by (ii) the aggregate amount of the Revolver Commitments of all Lenders plus the Term Loan A Amount plus the Term Loan B Amount; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share shall be the percentage obtained by dividing (y) the principal amount of such Lender's Advances plus the unpaid principal amount of such Lender's portion of the Term Loan A Amount plus the unpaid principal amount of such Lender's portion of the Term Loan B Amount by (z) the principal amount of all outstanding Advances plus the Term Loan A Amount plus the Term Loan B Amount."

          (j)    The definition of the term "Term Loan" is hereby amended in its entirety to read as follows:

          "Term Loan" means, collectively, the Term Loan A and the Term Loan B."

          (k)   The definition of the term "Term Loan Amount" is hereby deleted its entirety.

          (l)    The definition of the term "Term Loan Margin" is hereby deleted its entirety.

          (m)  The definition of "Term Loan Commitment" is hereby deleted in its entirety.

          (n)   The following definitions are hereby inserted, in appropriate alphabetical order:

          "Consolidated Net Interest Expense" means, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less the sum of interest income for such period, in each case, determined on a consolidated basis and in accordance with GAAP.

          "Fixed Charge Coverage Ratio" means, for any period with respect to the Parent and its Subsidiaries, the ratio of (a) EBITDA for such period, to (b) Fixed Charges.

          "Fixed Charges" means, for any period, the sum of (a) all principal of Indebtedness of the Parent and its Subsidiaries scheduled to be paid or prepaid during such period (including, without limitation, payments of Indebtedness owing to State Bank and to the Remtech Sellers, but not including prepayments or prepayments of Advances unless such prepayments are accompanied by a reduction of the Revolver Commitment), plus (b) Consolidated Net Interest Expense of such Person and its Subsidiaries for such period, plus (c) income taxes paid or payable by such Person and its Subsidiaries during such period, plus (d) cash dividends or distributions paid by the Parent and its Subsidiaries (other than, in the case of any Loan Party, dividends or distributions paid by a Loan Party to any other Loan Party) during such period, plus (e) capital expenditures made by the Parent and its Subsidiaries during such period.

          "Maximum Term Loan A Amount" means $10,000,000.

          "Maximum Term Loan B Amount" means $7,700,000.

          "Remtech" means Remtech Services, Inc., a Virginia corporation.

          "Remtech Post-Closing Agreement" means the letter agreement dated as of the Third Amendment Effective Date, by and among the Loan Parties, the Lenders and the Agent, with respect to certain post-closing obligations of the Loan Parties, as the same may be amended or otherwise modified from time to time.

          "Remtech Purchase Agreement" means the Stock Purchase Agreement dated as of February 4, 2003, by and among the Remtech Sellers, Parent and Remtech, pursuant to which the Remtech Sellers have agreed to sell to Parent, and Parent has agreed to purchase, all of the issued and outstanding stock of Remtech.

          "Remtech Purchase Documents" means the Remtech Purchase Agreement and all other agreements, instruments and other documents executed or delivered in connection with the Remtech Purchase Agreement.

          "Remtech Sellers" means Douglas J. Lising and Michael Lebofsky.

          "Remtech Subordination Agreement" means the Subordination Agreement dated February 6, 2003, made by Douglas J. Lising, Michael Lebofsky and the Parent, in favor of the Agent.

          "Term Loan A" has the meaning set forth in Section 2.2(a).

          "Term Loan A Amount" means, as of any date of determination, the outstanding principal amount of the Term Loan A.

          "Term Loan A Commitment" means, with respect to each Lender, its Term Loan A Commitment, and, with respect to all Lenders, their Term Loan A Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

          "Term Loan A Margin" means, for any day, 2.25%.

          "Term Loan B" has the meaning set forth in Section 2.2(b).

          "Term Loan B Amount" means, as of any date of determination, the outstanding principal amount of the Term Loan B.

          "Term Loan B Commitment" means, with respect to each Lender, its Term Loan B Commitment, and, with respect to all Lenders, their Term Loan B Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

          "Term Loan B Margin" means, as of the Third Amendment Effective Date, 2.75%; provided, however, that:

          (i)    if the Honeywell Contract is renewed for at least 36 months after the Third Amendment Effective Date and prior to May 1, 2003, on substantially the same substantive terms as the Honeywell Contract as in effect on the Closing Date, on and after the effective date of such renewal the Term Loan B Margin shall be 2.25%, and

          (ii)   if the Honeywell Contract is not renewed after the Third Amendment Effective Date and prior to May 1, 2003 for at least 36 months, on substantially the same substantive terms as the Honeywell Contract as in effect on the Closing Date, (A) on and after May 1, 2003, the Term Loan B Margin shall be 4%, and (B) if not more than five Business Days after the end of the fiscal year of Parent ending April 30, 2004, the Agent receives a certificate from the chief financial officer of the Parent, certifying that no Default or Event of Default has occurred and is continuing, and Excess Availability was at all times during such fiscal year greater than or equal to $4,000,000, the Term Loan B Margin shall be 3.25%.

          "Third Amendment" means the Third Amendment to the Loan and Security Agreement dated as of February 6, 2003, among Borrowers, Lenders and Agent.

          "Third Amendment Effective Date" means the date on which all of the conditions precedent to the effectiveness of the Third Amendment have been fulfilled or waived.

          "UCC Authorization Letter" means a letter duly executed by any Loan Party authorizing Agent to file appropriate UCC financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests purported to be created hereby or any other Loan Document."

        3.     Revolver Advances. Section 2.1(e) of the Loan Agreement is hereby deleted in its entirety.

        4.     Term Loans. Section 2.2 of the Loan Agreement is hereby amended in its entirety to read as follows:

          (a)   Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan A Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the "Term Loan A") to Borrowers in an amount equal to such Lender's Pro Rata Share of the Maximum Term Loan A Amount. It is understood and agreed that the principal of Term Loan A outstanding on the Third Amendment Effective Date shall remain outstanding and shall not be deemed to be repaid or refinanced on the Third Amendment Effective Date.

          (b)   Subject to the terms and conditions of this Agreement, on the Third Amendment Effective Date each Lender with a Term Loan B Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the "Term Loan B") to Borrowers in an amount equal to such Lender's Pro Rata Share of the Maximum Term Loan B Amount.

          (c)   The Term Loan A shall be repaid in equal monthly installments of $350,000 of principal, payable on the first day of each month, commencing on August 1, 2001, until the Term Loan A is repaid in full; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan A.

          (d)   The Term Loan B shall be repaid in equal monthly installments of $192,500.00 of principal, payable on the first day of each month, commencing on May 1, 2003, until the Term Loan B is repaid in full; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan B.

          (e)   Within ten (10) days of delivery to the Agent of each set of unaudited quarterly financial statements pursuant to Section 6.3(a), commencing with the delivery to the Agent of the financial statements for the fiscal quarter of the Parent ended July 31, 2001 or, if such financial statements are not delivered to the Agent on the date such statements are required to be delivered pursuant to Section 6.3(a), ten (10) days after the date such statements are required to be delivered to the Agent pursuant to Section 6.3(a), the Borrowers shall prepay the outstanding principal of the Term Loan in an amount equal to 50% of the Excess Cash Flow of the Borrowers for such fiscal quarter, such prepayments to be applied, first, against the remaining installments of principal of the Term Loan A in the inverse order of maturity until paid in full and, second, against the remaining installments of principal of the Term Loan B in the inverse order of maturity until paid in full. Each such prepayment of the Term Loan shall be accompanied by the payment of accrued interest to the date of such prepayment on the amount prepaid.

          (f)    If any audit by the Parent's independent accountants or any other subsequent event or events shall demonstrate that the Excess Cash Flow set forth in any quarterly financial statements was inaccurate and that as a result the Borrowers did not prepay the Term Loan by the appropriate amount, the Borrowers will pay to the Agent immediately on demand the excess of (i) the amount of principal that should have been prepaid with respect to such fiscal quarter, over (ii) the amount of principal that was prepaid with respect to such fiscal quarter.

          (g)   Within three Business Days after the Parent's receipt of a tax refund of approximately $1,500,000 from the United States Treasury, the Borrowers shall prepay the outstanding principal of the Term Loan in an amount equal to $1,000,000, such prepayment to be applied, first, against the remaining installments of principal of the Term Loan A in the inverse order of maturity until paid in full and, second, against the remaining installments of principal of the Term Loan B in the inverse order of maturity until paid in full. Each such prepayment of the Term Loan shall be accompanied by the payment of accrued interest to the date of such prepayment on the amount prepaid.

          (h)   No amount paid or prepaid with respect to the Term Loan may be reborrowed."

        5.     Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations. Section 2.6 of the Loan Agreement is hereby amended by amending clauses (a) and (c) in their entirety to read as follows:

          "(a) INTEREST RATES.    Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows: (i) if the relevant Obligation is the Term Loan A, at a per annum rate equal to the Base Rate plus the Term Loan A Margin, (ii) if the relevant Obligation is the Term Loan B, at a per annum rate equal to the Base Rate plus the Term Loan B Margin and (iii) otherwise, at a per annum rate equal to the Base Rate plus the Revolver Margin."

          "(c) DEFAULT RATE.    Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

          (i)    all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 4 percentage points above the sum of the Base Rate plus the Term Loan A Margin, and

          (ii)   the Letter of Credit fee provided for above shall be increased to 4 percentage points above the per annum rate otherwise applicable hereunder."

        6.     Fees. (a) Clause (i) of Section 2.11(c) of the Loan Agreement is hereby amended in its entirety to read as follows:

          "(i) a fee of $850 per day, per auditor, plus out-of-pocket expenses, for each financial audit of a Borrower performed by personnel employed by Agent,"

          (b)   A new subsection (d) is hereby added to Section 2.11 of the Loan Agreement, to read as follows:

          "(d) TERM LOAN B FEE.    On the Third Amendment Effective Date, the Borrowers shall pay to Agent a nonrefundable fee in the amount of 3% of the Term Loan B Amount as of such date."

        7.     Term. The first sentence of Section 3.4 of the Loan Agreement is hereby amended in its entirety to read as follows:

          "This Agreement shall become effective upon the execution and delivery hereof by Borrowers, Agent, and the Lenders and shall continue in full force and effect for a term ending on July 23, 2007 (the "Maturity Date")."

        8.     Remtech Cash Management. Article 6 of the Loan Agreement is hereby amended by adding new Sections 6.16 and 6.17 to the end of Article 6 to read as follows:

          "6.16 REMTECH CASH MANAGEMENT.    Within twenty-one (21) days of the Third Amendment Effective Date, cause Remtech to comply in all respects with all cash management provisions of this Agreement. Until such time as Remtech is in full compliance with all cash management provisions of this Agreement, Parent shall (i) cause all checks and other remittances collected by or on behalf of Remtech to be deposited on a daily basis into account number 4112946090 maintained by Remtech at Bank of America, N.A. (the "Remtech DDA") and (ii) report on a daily basis to Agent the amount of each such deposit into the Remtech DDA.

          6.17 HONEYWELL CONTRACT.    On or before April 30, 2003, (i) renew the Honeywell Contract on substantially the same substantive terms as the Honeywell Contract as in effect on the Closing Date, and (ii) provide the Agent with evidence reasonably satisfactory to the Agent of such renewal."

        9.     Indebtedness. Section 7.1 of the Loan Agreement is hereby amended by (a) deleting the word "and" at the end of clause (e) thereof, (b) deleting the period at the end of clause (f) thereof and substituting "; and" therefor, and (c) inserting a new clause (g) therein, to read as follows:

          "(g) subordinated Indebtedness owing to the Remtech Sellers in an aggregate principal amount not to exceed $1,800,000, which Indebtedness shall be subject to the Remtech Subordination Agreement."

        10.   Use of Proceeds. Section 7.17 of the Loan Agreement is hereby amended in its entirety to read as follows:

          "7.17 USE OF PROCEEDS.    Use the proceeds of the Advances and the Term Loan for any purpose other than (a) on the Closing Date, (i) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, (ii) to repay the Indebtedness owing to State Bank in an amount not in excess of $1,000,000 and (iii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, (b) on the Third Amendment Effective Date, (i) to pay a portion of the purchase price for the Remtech Stock pursuant to the Remtech Purchase Agreement, and (ii) to pay transactional fees, costs, and expenses incurred in connection with the Remtech Purchase Documents, and the transactions contemplated hereby and thereby, and (c) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes."

        11.   Fixed Charge Coverage Ratio. Section 7.20 of the Loan Agreement is hereby amended by adding a new subsection (c), to read in its entirety as follows:

          "(c) Fixed Charge Coverage Ratio. (i) Permit the Fixed Charge Coverage Ratio for any fiscal quarter of the Parent and its Subsidiaries set forth below to be less than the amount set forth opposite such fiscal quarter:

FISCAL QUARTER END	FIXED CHARGE COVERAGE RATIO
April 30, 2003	1.00 to 1
July 31, 2003	1.25 to 1
October 31, 2003	1.25 to 1
January 31, 2003	1.25 to 1
April 30, 2004	1.25 to 1

          (ii)   Permit the Fixed Charge Coverage Ratio for any fiscal quarter of the Parent and its Subsidiaries ending after April 30, 2004, to be less than 1.5 to 1 (it being understood and agreed that the Parent and the Agent intend to negotiate for a revised Fixed Charge Coverage Ratio promptly after receipt by the Agent pursuant to Section 6.3(c) of the Projections of Parent and its Subsidiaries for the fiscal year beginning on May 1, 2004, but that until the Parent and the Agent have entered into a written amendment to this provision, the requirement set forth in this clause (ii) will remain in full force and effect)."

        12.   Additional Negative Covenants. Article 7 of the Loan Agreement is hereby amended by adding new Sections 7.23 and 7.24 to the end of Article 7, to read as follows:

          "7.23 AMENDMENT TO REMTECH PURCHASE DOCUMENTS.    Amend, change, agree to any amendment or other change to, or waive any of its rights under, any Remtech Purchase Document.

          7.24 EXCESS AVAILABILITY.    Not permit Excess Availability to be less than $1,500,000 at any time."

        13.   Events of Default. Article 8 of the Loan Agreement is hereby amended by (a) deleting the period at the end of Section 8.14, (b) adding a semicolon at the end thereof and (c) adding new Sections 8.15 and 8.16 to the end thereof, to read as follows:

          "8.15 (i) any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries or by any officer, employee, agent or director of any Loan Party or any of its Subsidiaries, under or in connection with any Loan Document or any Remtech Purchase Document or under or in connection with any report, certificate, or other document delivered to Agent, any Lender, the Issuing Lender or any Remtech Seller pursuant to any Loan Document or any Remtech Purchase Document shall have been incorrect in any material respect when made or deemed made, or (ii) any representation or warranty made or deemed made by or on behalf of any Remtech Seller under or in connection with any Remtech Purchase Document or under or in connection with any report, certificate, or other document delivered to a Loan Party pursuant to any Remtech Purchase Document shall have been incorrect in any material respect when made or deemed made; or

          8.16 any breach, default, event of default or termination shall occur under any Remtech Purchase Document or other Material Contract (after giving effect to any applicable grace period, if any, contained in any such Remtech Purchase Document or other Material Contract) that gives any third party the right to terminate any such Remtech Purchase Document or other Material Contract or that otherwise could reasonably be expected to result in a Material Adverse Change."

        14.   Amendments and Waivers. Clause (j) of Section 15.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

          "(j) change the definition of Borrowing Base or the definitions of Eligible Accounts, Maximum Revolver Amount, Maximum Term Loan A Amount, Maximum Term Loan B Amount, Term Loan A Amount, Term Loan B Amount, or change Section 2.1(b); or"

        15.   Issuance of Equity Interests to Foothill. Section 18.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

          "18.1 AUTHORIZATION AND ISSUANCE OF WARRANTS.    Parent has authorized (a) the issuance of a common stock purchase warrant in the form of Exhibit W-1 hereto (such warrant, together with the rights to purchase Common Stock provided thereby and all warrants covering such stock issued upon transfer, division or combination of, or in substitution for, any thereof, being herein called the "Warrants") for issuance to Foothill pursuant to this Agreement, and (b) the issuance of such number of shares of Common Stock as shall be necessary to permit Parent to comply with its obligations to issue the shares of Common Stock issuable pursuant to the Warrants, which shall initially be an amount equal to 160,000 shares of the issued and outstanding shares of Common Stock. It is understood and agreed that the Warrants contain provisions affecting the number of shares of Common Stock that may be acquired, which provisions are set forth in the Warrants. Such Warrants will have an initial exercise price equal to the arithmetic average of the closing bid prices of the Common Stock on the ten trading days immediately preceding but not including the Third Amendment Effective Date, rounded downward to the penny. Parent has the requisite corporate power and authority to enter into and perform its obligations under the Warrants and the Registration Rights Agreement and to issue the Warrant Shares, in accordance with their terms. The Warrant Shares have been duly authorized and reserved for issuance upon exercise of the Warrants, and upon such exercise, will be validly issued, fully paid and non-assessable, free from all taxes, liens and charges with respect to the issue thereof, and will not be subject to preemptive rights or other similar rights of stockholders of Parent."

        16.   Schedules. Schedule C-1 to the Loan Agreement is hereby amended in its entirety to read as set forth in Annex I to this Amendment. Schedule 2.7(a) to the Loan Agreement is hereby amended in its entirety to read as set forth in Annex II to this Amendment. Schedule 5.4 to the Loan Agreement is hereby amended in its entirety as set forth on Annex III to this Amendment. Schedule 5.6 to the Loan Agreement is hereby amended in its entirety as set forth on Annex IV to this Amendment. Schedule 5.7(b) to the Loan Agreement is hereby amended in its entirety as set forth on Annex V to this Amendment. Schedule 5.7(c) to the Loan Agreement is hereby amended in its entirety as set forth on Annex VI to this Amendment. Schedule 5.17 to the Loan Agreement is hereby amended in its entirety as set forth on Annex VII to this Amendment.

        17.   Conditions Precedent. The effectiveness of this Amendment and any obligation of any Lender to make the Term Loan B are subject to the fulfillment, in a manner satisfactory to the Agent, of each of the following conditions precedent (the first date upon which all such conditions shall have been fulfilled or waived being herein called the "Third Amendment Effective Date"):

          (a)   Representations and Warranties; No Event of Default. The representations and warranties contained herein, in Section 5 of the Loan Agreement and in each other Loan Document and certificate or other writing delivered to the Agent or any Lender pursuant hereto on or prior to the Third Amendment Effective Date shall be correct in all material respects on and as of the Third Amendment Effective Date as though made on and as of such date, except to the extent that such representations and warranties (or any schedules related thereto) expressly relate solely to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such date); and no Default or Event of Default shall have occurred and be continuing on the Third Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

          (b)   Delivery of Documents. The Agent shall have received on or before the Third Amendment Effective Date the following, each in form and substance satisfactory to the Agent and, unless indicated otherwise, dated the Third Amendment Effective Date:

            (i)    counterparts of this Amendment which bear the signatures of each Borrower (including Remtech), the Agent and each Lender;

            (ii)   evidence of the filing of UCC financing statements naming Remtech as debtor and Remtech as secured party, reflecting the security interests granted by Remtech to Agent, for the benefit of the Lender Group, in all the assets and properties of Remtech;

            (iii)  results of UCC, judgment and UCC searches with respect to each Borrower (including, without limitation, Remtech), in such jurisdictions as Agent may reasonably require;

            (iv)  a Pledge Amendment (as defined in the Stock Pledge Agreement), duly executed by each party to the Stock Pledge Agreement, together with all Stock certificates (together with undated stock powers with respect thereto endorsed in blank) representing the Remtech Stock and any Pledged Debt pledged thereunder (duly endorsed in blank);

            (v)   (A) a certificate of the chief executive officer or the chief financial officer of Remtech, certifying that attached thereto are true, complete and correct copies of the Remtech Purchase Documents and (B) a copy of the opinion of counsel to the Remtech Sellers, which shall permit Agent and Lenders to rely thereon;

            (vi)  a copy of the resolutions of each Borrower (including Remtech) and each Guarantor, certified as of the Third Amendment Effective Date by an authorized officer thereof, authorizing (A) the borrowings contemplated by this Amendment by each Borrower (including Remtech) and the transactions contemplated by the Loan Documents to which such Person is or will be a party, and (B) the execution, delivery and performance by each such Person of this Amendment and the other Loan Documents to be executed and delivered pursuant hereto to which such Person is a party, and the performance of the Loan Agreement, as amended;

            (vii) a certificate of an authorized officer of each Borrower (including Remtech) and each Guarantor, certifying the names and true signatures of the representatives of such Person authorized to sign this Amendment and the other documents to be executed and delivered by such Person in connection herewith, together with evidence of the incumbency of such authorized officers;

            (viii) a certificate of the appropriate official(s) of the state of organization of Remtech, dated within 10 days of the Third Amendment Effective Date, certifying as to the subsistence and good standing of Remtech in such state;

            (ix)  the Remtech Post-Closing Agreement, duly executed by the Borrowers;

            (x)   certificates of an authorized officer of each Borrower (including Remtech) and each Guarantor (A) with respect to Remtech, certifying that attached thereto is a true, complete and correct copy of the charter of Remtech and (B) with respect to each other Borrower and each Guarantor, confirming that the charter of each such Person has not been amended or otherwise modified since the Closing Date and that the copy thereof previously delivered to Agent is true, correct and complete;

            (xi)  certificates of an authorized officer of each Borrower (including Remtech) and each Guarantor (A) with respect to Remtech, certifying that attached thereto is a true, complete and correct copy of the by-laws of Remtech and (B) with respect to each other Borrower and each Guarantor, confirming that the by-laws of each such Person have not been amended or otherwise modified since the Closing Date and that the copy thereof previously delivered to Agent is true, correct and complete;

            (xii) an opinion of Burch, Porter & Johnson PLLC, counsel to the Loan Parties, as to such matters as Agent may reasonably request;

            (xiii) [intentionally omitted];

            (xiv) a certificate of an authorized officer of the Parent certifying as to the matters set forth in subsection (a) of Section 17 hereto;

            (xv) each joinder, in the form attached as Exhibit A and Exhibit B to this Amendment, duly executed by Remtech;

            (xvi) a pay-off letter, duly executed by Bank of America, N.A., as successor to NationsBank, N.A., together with UCC termination statements and other documentation evidencing the termination by Bank of America, N.A. of its Liens on the assets of Remtech;

            (xvii) a collateral assignment of the Remtech Purchase Agreement, duly executed by Parent, in favor of Agent;

            (xviii) a Consent and Agreement, duly executed by the Remtech Sellers with respect to Parent's collateral assignment of the Remtech Purchase Agreement;

            (xix) the Remtech Subordination Agreement, duly executed by the Parent and the Remtech Sellers;

            (xx) the Amendment No. 1 to Warrants;

            (xxi) Amendment No. 1 to the Registration Rights Agreement;

            (xxii) a Disbursement Letter executed and delivered by Administrative Borrower regarding the extensions of credit to be made on the Third Amendment Effective Date;

            (xxiii) certificates of insurance with respect to Remtech, together with endorsements thereto, as required by Section 6.8 of the Loan Agreement, the form and substance of which shall be satisfactory to Agent;

            (xxiv) a certificate of an authorized officer of Remtech and Parent certifying that all conditions to the effectiveness of the purchase of the Remtech Stock, other than the payment of the purchase price, have been satisfied;

            (xxv) such other agreements, instruments, approvals, opinions and other documents as Agent may reasonably request from the Borrowers.

          (c)   UCC Searches. The Agent shall have received results of the UCC, tax and judgment lien searches with respect to Remtech and each Remtech Seller.

          (d)   Proceedings. All proceedings in connection with the transactions contemplated by this Amendment, and all documents incidental thereto, shall be satisfactory to the Agent and its counsel, and the Agent and such counsel shall have received from the Borrowers all such information and such counterpart originals or certified copies of documents, and such other agreements, instruments, approvals, opinions and other documents, as the Agent or such counsel may reasonably request.

          (e)   Consummation of Acquisition. Concurrently with the making of the Term Loan B, (i) Parent shall have purchased pursuant to the Remtech Purchase Agreement (no provision of which shall have been amended or otherwise modified or waived without the prior written consent of Agent) all of the Remtech Stock, free and clear of all Liens, other than Permitted Liens, (ii) the proceeds of the Term Loan B shall have been applied by Parent to pay a portion of the purchase price for the Remtech Stock and to pay other costs relating to the acquisition of the Remtech Stock, and (iii) each of the Remtech Sellers, the Parent and Remtech shall have fully performed all of the obligations to be performed by such Person on or prior to the Third Amendment Effective Date under the Remtech Purchase Agreement and the other Remtech Purchase Documents.

          (f)    Lender Group Expenses. Borrowers shall have paid to Agent and each Lender, in immediately available funds, an amount equal to all Lender Group Expenses which were incurred by such Person in connection with the preparation, execution and delivery of this Amendment and the other related agreements, instruments and documents.

          (g)   Required Availability. Borrowers shall have Excess Availability of not less than $4,000,000 after giving effect to the Term Loan B, the payment of all consideration which is due and payable by Parent under the Remtech Purchase Agreement and the payment of all fees, costs and expenses in connection with the Remtech Purchase Agreement and this Amendment.

          (h)   Term Loan B Fee. The Borrowers shall have paid to the Agent, for the benefit of the Lender Group, in immediately available funds, a fully earned fee equal to $231,000.

        18.   Representations and Warranties. Each Borrower (including Remtech) hereby represents and warrants to the Agent and the Lenders as follows:

          (a)   Each Borrower (including Remtech) (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and (ii) has all requisite corporate power, authority and legal right to execute, deliver and perform this Amendment and the other agreements instruments and documents required to be delivered by it pursuant to Section 17 hereof (together with this Amendment, collectively the "Third Amendment Documents") and the Remtech Purchase Documents to which it is a party, and to perform the Loan Agreement, as amended hereby.

          (b)   The execution, delivery and performance by the Borrowers (including Remtech) of this Amendment and the other Third Amendment Documents and Purchase Documents to which it is a party and the performance by the Borrowers of the Loan Agreement as amended hereby (i) have been duly authorized by all necessary corporate action, (ii) do not and will not violate or create a default under any Borrower's charter or by-laws, any applicable law or any contractual restriction binding on or otherwise affecting any Borrower or any Borrower's properties, and (iii) except as provided in the Loan Documents, do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any Borrower's property.

          (c)   No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body is required in connection with the due execution, delivery and performance by any Borrower (including Remtech) of this Amendment, any other Third Amendment Document or any Purchase Document or the performance by any Borrower of the Loan Agreement, as amended hereby.

          (d)   Each of this Amendment, the other Third Amendment Documents, the Purchase Documents and the Loan Agreement, as amended hereby, constitutes the legal, valid and binding obligations of each Borrower (including Remtech) that is a party thereto, enforceable against each Borrower in accordance with their terms.

          (e)   The representations and warranties contained in Section 5 of the Loan Agreement are true and correct on and as of the Third Amendment Effective Date as though made on and as of the Third Amendment Effective Date (except to the extent such representations and warranties expressly relate to an earlier date), and no Event of Default has occurred and is continuing on and as of the Third Amendment Effective Date.

          (f)    Each of this Amendment, the Loan Agreement, as amended hereby, and each other Loan Document to which each Borrower is a party is a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

          (g)   The Parent has delivered to Agent a true, complete and correct copy of the Remtech Purchase Agreement, including all schedules and exhibits thereto, and all other Remtech Purchase Documents. The Remtech Purchase Documents set forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby. The Remtech Purchase Documents are the legal, valid and binding obligations of Parent and Remtech, and to the best knowledge of Parent and Remtech, each of the Remtech Sellers party thereto, enforceable against Parent and Remtech, and to the best knowledge of Parent and Remtech, each of the Remtech Sellers party thereto, in accordance with their terms.

          (h)   All conditions precedent to the purchase of the Remtech Stock by Parent have been fulfilled or (with the written consent of Agent) waived, the Remtech Purchase Documents have not been amended or otherwise modified, and there has been no breach of any term or condition of the Remtech Purchase Documents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for such acquisition, other than such as have been or will be obtained on or prior to the Third Amendment Effective Date. As of the Third Amendment Effective Date, Parent has acquired pursuant to the Remtech Purchase Documents, and has become the owner of all of the Remtech Stock, free and clear of any Lien other than Permitted Liens.

          (i)    Remtech DDAs. Other than the Remtech DDA, Remtech does not maintain any checking or other demand deposit accounts or any other bank accounts.

        19.   Joinder of Remtech. (a) Loan Agreement. Remtech hereby agrees to become a Borrower under the Loan Agreement as if it were a signatory thereto on the Closing Date, and Remtech shall comply with and be subject to all of the terms, conditions, covenants, agreements and obligations set forth in the Loan Agreement. Remtech agrees that each reference to a "Borrower" or the "Borrowers" in the Loan Agreement shall include Remtech. Remtech acknowledges that is has received a copy of the Loan Agreement and the other Loan Documents. In furtherance of the terms and provisions of Section 4 of the Loan Agreement, Remtech hereby grants to Agent, for the benefit of the Lender Group, a continuing lien on and security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Remtech and the other Borrowers of each of their covenants and duties under the Loan Documents. The Agent's Liens in and to the Personal Property Collateral of Remtech shall attach to all of its Personal Property Collateral without further act on the part of Agent or Remtech. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, neither Remtech nor any other Borrower has any authority, express or implied, to dispose of any item or portion of the Collateral.

          (b)   Contribution Agreement. By its execution of this Amendment, Remtech hereby (i) confirms that the representations and warranties contained in Section 4 of the Contribution Agreement are true and correct as to it as of the Third Amendment Effective Date, (ii) agrees that from and after the Third Amendment Effective Date it shall be an Obligor under the Contribution Agreement as if it were a signatory thereto and shall be bound by all of the provisions thereof, and (iii) agrees that it shall comply with and be subject to all the terms, conditions, covenants, agreements and obligations set forth therein. Remtech hereby agrees that each reference to an "Obligor" or the "Obligors" in the Contribution Agreement shall include Remtech. Remtech acknowledges that it has received a copy of the Contribution Agreement and that it has read and understands the terms thereof. To evidence the foregoing provisions of this paragraph (b), Remtech shall execute the joinder amendment attached hereto as Exhibit A and deliver the same to Agent on the Third Amendment Effective Date.

          (c)   Intercompany Subordination Agreement. By its execution of this Amendment, Remtech hereby (i) agrees that from and after the Third Amendment Effective Date it shall be an Obligor under the Intercompany Subordination Agreement as if it were a signatory thereto and shall be bound by all of the provisions thereof, and (ii) agrees that it shall comply with and be subject to all the terms, conditions, covenants, agreements and obligations set forth therein. Remtech hereby agrees that each reference to an "Obligor" or the "Obligors" in the Intercompany Subordination

  Agreement shall include Remtech. Remtech acknowledges that it has received a copy of the Intercompany Subordination Agreement and that it has read and understands the terms thereof. To evidence the foregoing provisions of this paragraph (c), Remtech shall execute the joinder amendment attached hereto as Exhibit B and deliver the same to Agent on the Third Amendment Effective Date.

        20.   Consent to Remtech Acquisition.

          (a)   Pursuant to the request of Parent and in accordance with Section 15.1 of the Loan Agreement, the Lenders hereby consent to, and waive any Event of Default that would otherwise arise under Section 7.13 of the Loan Agreement by reason of, the acquisition by the Parent of the issued and outstanding Stock of Remtech pursuant to the Remtech Purchase Agreement, effective as of the Third Amendment Effective Date.

          (b)   The consents and waivers set forth herein are limited to the transactions expressly described herein. The consent and waiver set forth herein shall be effective only in the specific instances and for the specific purposes set forth herein and do not allow any other or further departure from the terms and conditions of the Loan Agreement and other Loan Documents, which terms shall continue in full force and effect. Without limiting the generality of the foregoing, it is understood and agreed that nothing in this Amendment shall be deemed a waiver of any other Event of Default or Default, whether known or unknown by any Lender or any Agent and whether now existing or hereafter arising.

        21.   Miscellaneous.

          (a)   Continued Effectiveness of the Loan Agreement. Except as otherwise expressly provided herein, the Loan Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Third Amendment Effective Date (i) all references in the Loan Agreement to "this Agreement", "hereto", "hereof", "hereunder" or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Amendment, and (ii) all references in the other Loan Documents to which any Borrower is a party to the "Loan Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Amendment. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of Agent or any Lender under the Loan Agreement or any other Loan Document, nor constitute an amendment of any provision of the Loan Agreement or any other Loan Document.

          (b)   Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

          (c)   Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

          (d)   Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

          (e)   Costs and Expenses. The Borrowers jointly and severally agree to pay on demand all reasonable fees, costs and expenses of Agent and each Lender in connection with the preparation, execution and delivery of this Amendment and the other related agreements, instruments and documents.

          (f)    Amendment as Loan Document. Each Borrower hereby acknowledges and agrees that this Amendment constitutes a "Loan Document" under the Loan Agreement. Accordingly, it shall be an Event of Default under the Loan Agreement (i) if any representation or warranty made by a Borrower under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made or (ii) if Borrowers fail to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Amendment.

          (g)   Collateral. It is understood and agreed that all Collateral (as such term is amended pursuant to this Amendment) shall secure the Obligations under the Loan Documents. In addition, each Borrower confirms and agrees that to the extent that any Loan Document purports to assign or pledge to the Agent (on behalf of the Lenders), or to grant to the Agent (on behalf of the Lenders) a Lien on any Collateral as security for the Obligations of such Borrower from time to time existing in respect of the Loan Agreement and the Loan Documents, such pledge, assignment and/or grant of a Lien is hereby ratified and confirmed in all respects.

          (h)   Waiver of Jury Trial. EACH BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BORROWERS:
SCB COMPUTER TECHNOLOGY, INC., a Tennessee corporation
By:	/s/ MICHAEL J. BOLING
Title: Executive Vice President—Finance & Administration
SCB COMPUTER TECHNOLOGY OF ALABAMA, INC., an Alabama corporation
By:	/s/ MICHAEL J. BOLING
Title: Executive Vice President—Finance & Administration
PARTNERS RESOURCES INC., an Arizona corporation
By:	/s/ MICHAEL J. BOLING
Title: Executive Vice President—Finance & Administration
REMTECH SERVICES, INC., a Virginia corporation
By:	/s/ MICHAEL J. BOLING
Title: Executive Vice President—Finance & Administration
AGENT AND LENDER:
FOOTHILL CAPITAL CORPORATION, a California corporation, as Agent and as a Lender
By:	/s/ DAVID J. SANCHEZ, SR.
Title: Vice President

ANNEX I

SCHEDULE C-1
COMMITMENTS

ON CLOSING DATE

LENDER	REVOLVER COMMITMENT	TERM LOAN A COMMITMENT	TERM LOAN B COMMITMENT	TOTAL COMMITMENT
Foothill Capital Corporation	$17,500,000	$10,000,000	NA	$27,500,000

All Lenders	$17,500,000	$10,000,000	NA	$27,500,000

ON AND AFTER THIRD AMENDMENT EFFECTIVE DATE

LENDER	REVOLVER COMMITMENT	TERM LOAN A COMMITMENT	TERM LOAN B COMMITMENT	TOTAL COMMITMENT
Foothill Capital Corporation	$17,500,000	$1,485,000	$7,700,000	$26,685,000

All Lenders	$17,500,000	$1,485,000	$7,700,000	$26,685,000

EXHIBIT A

JOINDER TO CONTRIBUTION AGREEMENT

        Reference is hereby made to the Contribution Agreement, dated as of July 23, 2001 (as amended or otherwise modified from time to time, the "Agreement"), among SCB Computer Technology, Inc., a Tennessee corporation (the "Parent"), and each of Parent's subsidiaries party thereto, to which this Joinder is attached. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement when used herein. The undersigned hereby (i) confirms that the representations and warranties contained in Section 4 of the Agreement are true and correct as to it as of the date set forth below (the "Third Amendment Effective Date"), (ii) agrees that from and after the Third Amendment Effective Date it shall be an Obligor under the Agreement as if it were a signatory thereto and shall be bound by all of the provisions thereof, and (iii) agrees that it shall comply with and be subject to all the terms, conditions, covenants, agreements and obligations set forth therein. The undersigned hereby agrees that each reference to an "Obligor" or the "Obligors" in the Agreement shall include the undersigned.

Date: February 6, 2003
REMTECH SERVICES, INC., a Virginia corporation
	By:	/s/ MICHAEL J. BOLING
Title: Executive Vice President—Finance & Administration

EXHIBIT B

JOINDER TO INTERCOMPANY SUBORDINATION AGREEMENT

        Reference is hereby made to the Intercompany Subordination Agreement dated as of July 23, 2001 (as amended or otherwise modified from time to time, the "Agreement"), among SCB Computer Technology, Inc., a Tennessee corporation (the "Parent"), each of Parent's subsidiaries party thereto, and Foothill Capital Corporation, as agent for the lenders referred to therein, to which this Joinder is attached. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement when used herein. The undersigned hereby (i) agrees that from and after the date set forth below it shall be an Obligor under the Agreement as if it were a signatory thereto and shall be bound by all of the provisions thereof, and (ii) agrees that it shall comply with and be subject to all the terms, conditions, covenants, agreements and obligations set forth therein. The undersigned hereby agrees that each reference to an "Obligor" or the "Obligors" in the Agreement shall include the undersigned.

Date: February 6, 2003
REMTECH SERVICES, INC., a Virginia corporation
	By:	/s/ MICHAEL J. BOLING
Title: Executive Vice President—Finance & Administration

EXHIBIT 13

FINANCIAL HIGHLIGHTS

        The following selected financial information is derived from the consolidated financial statements of the Company. The selected financial information should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company's year ends on April 30 of each year.

CONSOLIDATED INCOME STATEMENT DATA FOR YEARS ENDED APRIL 30,
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	2003(a)	2002(a)	2001(a)	2000(a)	1999(a)
Revenue	$90,547	$105,102	$132,094	$160,812	$153,261
Cost of services	68,475	77,974	94,373	121,772	110,223

Gross profit	22,072	27,128	37,721	39,040	43,038
Selling, general and administrative expenses	18,032	22,783	36,247	45,751	30,991
Impairment and other charges(b)	—	—	42,927	2,631	6,650

Income (loss) from operations	4,040	4,345	(41,453)	(9,342)	5,397
Other income (expenses), net	(570)	(1,334)	(3,620)	(3,921)	(3,455)

Income (loss) before income taxes	3,470	3,011	(45,073)	(13,263)	1,942
Provision (benefit) for income taxes	665	(1,684)	(10,949)	(4,923)	869

Net income (loss)	$2,805	$4,695	$(34,124)	$(8,340)	$1,073

Net income (loss) per share—basic	$0.11	$0.19	$(1.36)	$(0.34)	$0.04

Net income (loss) per share—diluted	$0.11	$0.19	$(1.36)	$(0.34)	$0.04

Weighted average number of common shares—basic	24,647	24,985	25,045	24,763	24,683

Weighted average number of common shares—diluted	24,949	25,167	25,045	24,763	24,921

CONSOLIDATED BALANCE SHEET DATA AS OF APRIL 30,
(IN THOUSANDS)

	2003	2002	2001	2000	1999
Working capital (deficit)	$4,545	$5,615	$6,417	$(16,573)	$17,699
Total assets	53,235	41,377	66,614	137,231	143,631
Long-term debt and non-recourse debt	21,882	14,578	41,294	71,463	61,918
Total shareholders' equity	20,532	18,115	13,420	47,072	54,554

(a)
See Note 2 to the consolidated financial statements for a discussion of the Company's recent acquisitions and divestitures.

(b)
See Note 12 to the consolidated financial statements for a discussion of the impairment and other charges.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        This annual report contains forward-looking statements. All statements other than statements of historical fact made in this annual report are forward-looking statements. Forward-looking statements reflect management's current assumptions, beliefs, and expectations and are subject to risks and uncertainties, including those discussed below and in the section of the Company's annual report on Form 10-K entitled "Business—Forward-Looking Statements," that could cause actual results to differ materially from historical or anticipated results. The following information should be read in conjunction with the Company's consolidated financial statements, including the notes thereto.

OVERVIEW

        The Company's performance in fiscal 2003 reflects the dramatic change in its strategic direction that occurred in fiscal 2001 and 2002. The Company's growth from fiscal 1997 through fiscal 2000 was driven largely through acquisitions, diversification, and attempts at cross-selling services. In fiscal 2001, the Company began to focus its operational, capital, and management resources on its core competencies of providing information technology ("IT") outsourcing, consulting, and professional staffing services (the "core operations"). In fiscal 2003, the Company's revenue from core operations, on which the Company's management intends to focus its future efforts, was $90.5 million. Professional staffing, outsourcing, and consulting accounted for 66%, 23%, and 11%, respectively, of the Company's revenue from core operations in fiscal 2003. As a result of the RSI acquisition, the Company's revenue mix shifted to more outsourcing and consulting during the fourth quarter of fiscal 2003 as professional staffing, outsourcing and consulting comprised 48%, 42% and 10%, respectively.

        The Company is implementing a strategy of expanding the Company's business in the government consulting sector into Federal contracting. This has produced both benefits and risks to the Company. Management believes that the success of the strategy is demonstrated by increased shareholder value and further definition of the Company as a market leader in the area of government information technology consulting and solutions. This has produced a much greater concentration of the business of the Company in the government consulting sector, and increased the Company's reliance on contracts cancelable on short notice with federal, state and local government customers which are subject to budgetary restraints. Because a portion of this strategy utilized acquisitions, the Company's long term debt level under its current facility has increased from $12,087,000 in 2002 to $13,527,000 in 2003. Each of these and other risks presented are discussed in the remainder of this section. Management is aggressively managing each of these areas. As an example, a senior member of Company Management is assigned to each large customer of the Company in order to give personal attention to management of the relationship. Management believes that its aggressive management of these and other risks will enable the Company to realize the full value attainable from its government contracting strategy.

        Beginning in fiscal 2001 and continuing through fiscal 2002, the Company disposed of several under-performing business units. These non-core business units were engaged in specialized policy consulting, computer hardware and specialty software sales, enterprise resource planning, and computer equipment leasing (the "non-core operations"). The Company sold its Technology Management Resources, Proven Technology, and Global Services business units in fiscal 2001 and its Enterprise Resource Planning, Delta Software, and Partners Capital Group business units in fiscal 2002. The Company completed the last sale of its non-core operations on April 1, 2002. The disposition of the non-core operations accounts for 28% of the 44% decrease in the Company's revenue from $160.8 million in fiscal 2000 to $90.5 million in fiscal 2003. The remaining decrease is due to decreases in average headcount of billable employees, the general decline in the information technology market recently, employees hired by clients, increased competition for state and local government proposals, and a slight shift in commercial customers outsourcing services to offshore countries

        Beginning in fiscal 2003, the Company implemented a strategic acquisition plan focused on growing its core operations through acquiring companies with heavy concentrations in the government market, primarily the U.S. Federal government market. The Company completed its first acquisition under its plan with the purchase of Remtech Services, Inc. on February 6, 2003 as described in Business Acquisitions below. Subsequent to fiscal 2003, on May 28, 2003, the Company entered into a definitive agreement to acquire a second company, National Systems Research Co. This acquisition is expected to close by August 31, 2003 as described below in Business Acquisitions.

        The Company performs IT services for customers in three distinct markets: state and local governments, agencies of the Federal government of the United States of America ("U.S.") and commercial enterprises. In fiscal 2003, approximately 57% of the Company's revenue was attributable to state and local governments, compared to 58% and 48% in fiscal 2002 and 2001, respectively, while commercial enterprises accounted for 33% of the Company's revenue, a decrease from 42% and 52% in fiscal 2002 and 2001, respectively. The remaining 10% of fiscal 2003 revenue was derived from agencies of the Federal government as a result of the RSI acquisition (as discussed in Business Acquisitions below). During the fourth quarter of fiscal year 2003, 44% of the Company's revenue was attributable to state and local governments, 32% from the Federal government and 24% from commercial customers. This shift in the fourth quarter was principally due to the RSI acquisition (as discussed in Business Acquisitions below).

	Years Ended April 30,
MARKETS
	2003	2002	2001
State & Local Government	57%	58%	48%
Federal Government	10%	—	—
Commercial enterprises	33%	42%	52%

        The Company believes that it is a leading provider of IT services to state and local governments in the U.S. and this strong presence in that market creates a competitive advantage and market differentiator for the Company.

        The Company currently provides IT services for over 120 clients. In both fiscal 2003 and 2002, the Company's top five revenue-generating clients accounted for approximately 52% of the Company's revenue, an increase from 44% in fiscal 2001. During the fourth quarter of fiscal 2003, the same top five clients only accounted for 40% of the Company's fourth quarter revenue due to the acquisition of RSI. Although the Company from time to time has substantial accounts receivable from its top five clients, the Company has not experienced any significant payment problems from these clients. A material decrease in services provided to any of the largest clients of the Company could have an adverse impact on the Company's financial condition and results of operations.

        The Company's fiscal year extends from May 1 through the following April 30. The Company generally recognizes revenue as services are performed. The Company's third fiscal quarter ending January 31, in which the number of holidays and vacation days reduces employees' billable hours, generally produces lower revenue and profitability in comparison to the other three fiscal quarters.

RESULTS OF OPERATIONS

COMPARISON OF FISCAL 2003 TO FISCAL 2002

        REVENUE AND INCOME FROM OPERATIONS.    The Company's revenue decreased 13.8% to $90.5 million in fiscal 2003 from $105.1 million in fiscal 2002. Revenue from core operations decreased 8.7% to $90.5 million in fiscal 2003 from $99.1 million in fiscal 2002 due primarily to a decrease in average headcount of billable employees. Revenue from non-core operations decreased $6.0 million in fiscal 2003 due to the sale of certain non-core businesses in connection with the Company's shift in strategic direction. The Company's revenue in fiscal 2003 was increased $9.0 million from fiscal 2002 due to the acquisition of RSI.

        The Company's average billable headcount in core operations decreased 18.7% to 602 in fiscal 2003 excluding the employees added as a result of the RSI acquisition from 741 in fiscal 2002. This decrease was attributable to the general decline in the information technology market, employees hired by clients, increased competition for state and local government proposals, and a slight shift in commercial customers outsourcing services to offshore countries. The RSI acquisition added 587 billable employees as of February 6, 2003. The Company's average hourly billing rate for the operations excluding RSI increased 2.2% to $70.23 in fiscal 2003 from $68.73 in fiscal 2002.

        The Company's income from operations increased from 4.1% of revenue in fiscal 2002 to 4.5% of revenue in fiscal 2003 mainly due to several cost reduction measures instituted during the latter part of fiscal 2002 and continuing through fiscal 2003. These measures included salary and benefit reductions, downsizing facilities and reducing other general field overhead costs. These reductions were offset by increases in healthcare benefits for employees. Average direct cost per billable hour increased 3.7% in fiscal 2003. One of the most significant components to this increase was the 20% increased cost of group health insurance claims for employees.

        CORPORATE EXPENSES.    The Company's corporate expenses decreased 25.6% to $8.3 million in fiscal 2003 from $11.2 million in fiscal 2002. The decrease in corporate expenses was due in part to the recognition of a $250,000 collection of an insurance claim for legal fees previously expensed by the Company, management's cost-reduction efforts, which primarily focused on salaries and travel-related expenses, and reduced professional fees. The decrease in corporate expenses was 21.4% excluding the $250,000 insurance claim received in fiscal 2003 and excluding $959,000 in unusual professional fees expensed in fiscal 2002.

        INTEREST EXPENSE.    The Company's interest expense decreased 36.8% to $1.2 million in fiscal 2003 from $1.9 million in fiscal 2002 due primarily to the reduction of the Company's bank debt and a general decline in interest rates. Interest expense in the fourth quarter of fiscal 2003 of $415,000 was higher than the previous three quarters of fiscal 2003 due to the acquisition of RSI.

        TAX RATE.    The Company's effective tax rate for fiscal 2003 was 19.2%, compared to an effective tax benefit of 55.9% for fiscal 2002. The change is mainly due to a $0.7 million and a $2.5 million reduction in the deferred tax asset valuation allowance in fiscal 2003 and 2002, respectively (see Note 9 to the Company's consolidated financial statements). The deferred tax asset valuation allowance was based on management's calculations of estimated probable future taxable income over the next several years after considering available federal and state income tax loss carryforwards of $4.3 million.

COMPARISON OF FISCAL 2002 TO FISCAL 2001

        REVENUE AND INCOME FROM OPERATIONS.    The Company's revenue decreased 20.4% to $105.1 million in fiscal 2002 from $132.1 million in fiscal 2001. Revenue from core operations decreased 1.8% to $99.1 million in fiscal 2002 from $100.9 million in fiscal 2001 due primarily to a slight decrease in average headcount. Revenue from non-core operations decreased 80.8% to

$6.0 million in fiscal 2002 from $31.2 million in fiscal 2001 due to the sale of certain non-core businesses in connection with the Company's shift in strategic direction.

        The Company's average billable headcount in core operations decreased 6.0% to 741 billable employees in fiscal 2002 from 788 billable employees in fiscal 2001. The Company's average hourly billing rate for these operations increased 4.6% to $62.15 in fiscal 2002 from $59.42 in fiscal 2001.

        Over the fiscal years ending April 30, 2002 and 2001, the Company has reported certain unusual items that have significantly affected the comparability of its financial results. These items include professional fees relating to the Company's now settled SEC investigation, gains from the sales of non-core operations, and impairment and other charges. The Company believes that the exclusion of these unusual items presents a clearer picture of the financial performance of the Company during fiscal 2002 and 2001.

        The following table summarizes the components of the Company's income from operations (in thousands) in fiscal 2002, 2001 and 2000. The professional fees for the SEC investigation have been isolated from corporate expenses, the impairment and other charges have been reclassified from income from core operations and income (loss) from non-core operations, and each item is shown separately in order to provide a more comparable presentation.

	Years Ended April 30,
	2002	2001	2000
Income from core operations	$15,274	$15,325	$4,883
Income (loss) from non-core operations	263	(1,559)	2,652
Corporate expenses	(10,233)	(11,633)	(13,550)
Professional fees for SEC investigation	(959)	(659)	—
Impairment and other charges	—	(42,927)	(3,480)

Income (loss) from operations as reported	$4,345	$(41,453)	$(9,495)

        The following table shows the impact of the professional fees for the SEC investigation, the gains from the sales of non-core operations, and the impairment and other charges on the Company's operating income (in thousands) in fiscal 2002, 2001 and 2000:

	Years Ended April 30,
	2002	2001	2000
Income (loss) from operations as reported	$4,345	$(41,453)	$(9,495)
Add: Professional fees for SEC investigation	959	659	—
Impairment and other charges	—	42,927	3,480
Less: Gain on sales of non-core operations	(505)	(1,366)	—

Adjusted income (loss) from operations	$4,799	$767	$(6,015)

        As shown in the table, excluding these unusual items, the Company's adjusted net income increased to $2.1 million in fiscal 2002 from a loss of $1.7 million in fiscal 2001.

        CORPORATE EXPENSES.    The Company's corporate expenses decreased 15.6% to $11.4 million in fiscal 2002 from $13.5 million in fiscal 2001 due to management's cost reduction efforts which primarily focused on salaries and travel-related expenses.

        INTEREST EXPENSE.    The Company's interest expense decreased 62.7% to $1.9 million in fiscal 2002 from $5.1 million in fiscal 2001 due primarily to the reduction of the Company's bank debt and a general decline in interest rates.

        TAX RATE.    The Company's effective tax benefit for fiscal 2002 was 55.9%, compared to an effective tax benefit of 24.3% for fiscal 2001. The change is mainly due to a $2.5 million reduction in the valuation reserve (see Note 9 to the consolidated financial statements). The deferred tax asset valuation allowance was based on management's calculations of estimated probable future taxable income over the next several years after considering available federal and state income tax loss carryforwards of $5.7 million.

RELIANCE UPON SIGNIFICANT CUSTOMERS

        The Company earns a significant portion of its revenue from relatively few customers. In both fiscal 2003 and 2002, the Company's five largest revenue-generating customers accounted for 52% of its revenue, an increase from 44% in fiscal 2001. In fiscal 2003, the following customers each accounted for 10% or more of the Company's revenue: State of Tennessee (16%), State of Kentucky (14%), and IBM (successor to Honeywell International Inc.) (11%). During the fourth quarter of fiscal 2003, the Company's five largest revenue-generating customers accounted for only 39.7% of its revenue with just the following two customers accounting for 10% or more of the total revenue: State of Tennessee (12%) and State of Kentucky (11%)

        Generally, the Company's contracts with its top ten clients, in accordance with industry practice, are cancelable on short notice and without penalty (except with respect to the Company's larger outsourcing contracts), provide for monthly payment of fees, and establish other basic terms such as the hourly billing rates for each type of Company professional who performs work pursuant to the contract. Some contracts specifically define the services to be performed pursuant to the contract, while other contracts, particularly professional staffing contracts, merely establish the basic parameters of the work (i.e., the system to be evaluated, designed or maintained) and require that additional work orders be submitted for services to be performed. The Company is the exclusive service provider under certain contracts, while other contracts, particularly professional staffing contracts, specifically allow the client to engage other vendors for the projects covered by the contract.

LIQUIDITY AND CAPITAL RESOURCES

        DEBT.    On July 23, 2001, the Company refinanced its debt by obtaining a five-year, $27.5 million credit facility (the "credit facility") that consists of a $17.5 million revolving loan (the "revolving loan") and a $10.0 million term loan ("term loan A"). In connection with this refinancing, the Company refinanced an existing loan with a different financial institution into a three-year, $4.0 million term loan ("term loan B"). The credit facility is secured by substantially all the Company's assets and contains various financial and other covenants. The Company was in compliance with these loan covenants at April 30, 2003.

        The interest rate on borrowings under the revolving loan is prime plus a margin of 1.0%. At April 30, 2003, the effective annual interest rate under the revolving loan was 5.25%. At April 30, 2003, approximately $6.3 million was outstanding on the revolving loan. The amount available for borrowing under the revolving loan is limited to 85% of billed accounts receivable plus 70% of unbilled accounts receivable. At April 30, 2003, approximately $4.3 million was available for borrowing under the revolving loan. Term loan A was paid in full as of April 30, 2003.

        The interest rate on borrowings under term loan B is prime plus a margin of 2.0%. At April 30, 2003, the effective annual interest rate under term loan B was 6.25%. The Company is amortizing term loan B at the rate of $70,000 of principal plus accrued interest per month. At April 30, 2003 approximately $1.1 million was outstanding under term loan B.

        On February 6, 2003, the Company amended the credit facility to allow for an additional $7.7 million term loan ("term loan C") to be used to finance part of the purchase price of RSI acquisition. See Business Acquisitions below and Note 2 to the Company's consolidated financial statements. The interest rate on borrowings under term loan C is prime plus a margin of 2.75%. At April 30, 2003, the effective annual interest rate under term loan C was 7.0%. Due to the Company meeting certain requirements contained in the credit facility, the margin on term loan C will be 2.25% for the majority of fiscal 2004. The Company is amortizing the term loan C at the rate of $192,500 of principal plus accrued interest per month for forty months.

        In April 2003, the Company purchased approximately $7.3 million of computer equipment to be used on one of its outsourcing projects. This equipment was financed by the vendor until the Company finalized its long-term financing with a financial institution. Subsequent to year end, on June 15, 2003, the Company entered into a forty-month term loan ("term loan D") which was used to pay the computer equipment vendor. This liability has been reflected as a note payable in the Company's April 30, 2003 financial statements. Term loan D bears interest at a fixed rate of 4.625% and is secured by the computer equipment purchased with the proceeds of the loan.

        At April 30, 2003, the Company had $21,864 outstanding under a promissory note with a software vendor that bears interest at 11.0% and is due in fiscal 2004. The loan is secured by computer software.

        In connection with obtaining term loan C, the Company granted to the lender warrants to purchase 80,000 shares of common stock at an exercise price of $0.68 per share with an expiration date of July 23, 2007 and modified 80,000 warrants issued to the lender at origination of the credit facility. The modification decreased the exercise price from $1.00 to $0.68 and extended to the expiration date to July 23, 2007. At April 30, 2003 Company has outstanding warrants to purchase 250,000 shares of common stock, at an exercise price of $0.31 per share, which expire on January 1, 2004; 220,000 shares at an exercise price of $1.00, which expire on July 23, 2004 and 160,000 shares at an exercise price of $0.68, which expire on July 23, 2007.

        The following is a summary of long-term debt at April 30, 2003 (in thousands):

Revolving loan	$6,277
Term loan A	—
Term loan B	1,067
Term loan C	7,250
Term loan D	5,759
Notes payable to former RSI shareholders	1,508
Other term notes	21

$21,882

        OPERATING CASH FLOW.    In addition to the above credit facilities, the Company funds its operations from cash generated by operations. The Company's operating activities provided net cash of approximately $14.0 million, $9.9 million and $15.9 million for fiscal years 2003, 2002, and 2001, respectively. The primary reason for the increase from fiscal 2002 to 2003 was $2.7 million in income tax refunds received during fiscal 2003.

        CAPITAL EXPENDITURES.    The Company's capital expenditures primarily relate to computer equipment purchases for use by the Company's professionals and on outsourcing projects. Capital expenditures increased to $7.7 million in fiscal 2003 from $0.3 million in fiscal 2002 due to the purchase of $7.3 million of computer equipment required to be used on one outsourcing contract, which was extended during fiscal 2003. The Company does not expect to incur substantial capital expenditures in fiscal 2004 except to the extent required for new or revised outsourcing engagements.

        DISPOSITIONS OF NON-CORE OPERATIONS.    The Company began disposing of its non-core operations in fiscal 2001 and completed the process in fiscal 2002.

        On May 2, 2000, the Company sold substantially all the assets of its Technology Management Resources business unit, which was engaged in specialized policy consulting, for $9.7 million in cash plus the assumption of certain related liabilities. The Company used $8.9 million of the sale proceeds to reduce its debt and $0.8 million for working capital.

        On November 30, 2000, the Company sold substantially all the assets of its Proven Technology business unit, which was engaged in computer hardware sales, for 50,000 shares of the Company's common stock plus the assumption of certain related liabilities.

        On November 30, 2000, the Company sold substantially all the assets of its Global Services business unit, which was engaged in computer hardware sales, for 10,000 shares of the Company's common stock.

        On June 20, 2001, the Company sold substantially all the assets of its Enterprise Resource Planning business unit for $9.1 million in cash plus the assumption of certain related liabilities. The Company used $8.5 million of the sale proceeds to reduce its debt and $0.6 million for working capital and to pay expenses related to the transaction.

        On February 28, 2002, the Company sold substantially all the assets of its Delta Software business unit, which was engaged in specialty software sales, for the assumption of certain related liabilities.

        On April 1, 2002, the Company sold certain assets relating to its Partners Capital Group business unit, which was engaged in computer equipment leasing, for $60,000 in cash plus the assumption of certain related liabilities, including $4.6 million of non-recourse debt.

        BUSINESS ACQUISITIONS.    On February 4, 2003, the Company, Remtech Services, Inc. ("Remtech" or "RSI"), and the shareholders of Remtech, (the "Shareholders"), entered into a Stock Purchase Agreement (the "Agreement") pursuant to which the Company agreed to purchase and the Shareholders agreed to sell 100% of the outstanding common stock of Remtech. On February 6, 2003 (the "Closing Date"), the sale was completed. On the Closing Date, the Company acquired all of the outstanding stock of Remtech from the Shareholders. Pursuant to the Agreement, the Company paid cash in the amount of $10,864,000 and issued unsecured, subordinated promissory notes in the amount of $1,800,000 to the Shareholders in consideration of the sale of all the outstanding shares of common stock of Remtech (the "Shares"). The purchase price was determined by arms' length negotiation between the parties, taking into account the historical operating results and existing customer relationships of Remtech's business. The Company obtained financing for part of the cash consideration paid pursuant to the Agreement by (a) a term loan of approximately $7.7 million and (b) borrowing approximately $3.0 million under the Company's existing revolving loan agreement. The Company funded the balance of the cash consideration from working capital. The borrowing base under the existing revolving loan was increased by approximately $3.7 million by virtue of adding Remtech's accounts receivable to the Company's borrowing base.

        Subsequent to year end, on May 28, 2003, the Company entered into a definitive stock purchase agreement to acquire National Systems Research Company ("NSR"). The acquisition is expected to close by August 31, 2003 based upon the satisfactory completion of several closing conditions including the resolution of certain legal matters and finalization of the financing.

        WORKING CAPITAL.    At April 30, 2003, the Company had working capital of $4.5 million (including $1.1 million in cash and cash equivalents), a 19.0% decrease from $5.6 million at April 30, 2002. The decrease in working capital was primarily due to the Company's large current income tax refunds receivable recorded as a current asset at April 30, 2002. These refunds were received in fiscal 2003 and used to reduce long term debt.

        The Company generated net cash from operating activities of $14.0 million and $9.9 million in fiscal 2003 and 2002, respectively. The increase in net cash provided by operating activities was mainly attributable to income tax refunds received in fiscal 2003.

        STOCK REPURCHASE PROGRAM.    On September 10, 2002, the Company's board of directors approved a stock repurchase program that authorizes the Company to repurchase up to $3.0 million of common stock. The stock repurchase program authorizes the Company to repurchase shares of its common stock from time to time in the open market and through privately negotiated transactions. The Company will base its decisions to repurchase shares on the prevailing market conditions, the availability of cash to fund the repurchases, and other relevant factors. All repurchases will be conducted in accordance with applicable laws, rules and regulations and the limitations imposed under the Company's credit facility. Repurchased shares of common stock will be added to the Company's treasury shares and will be available for future corporate uses. The Company may discontinue the stock repurchase program at any time.

        Under its loan agreement, the Company can repurchase shares with a total cost up to 50% of the prior quarter's "excess cash flow" as defined in the loan agreement, provided that the Company's excess availability under the loan agreement exceeds $4.0 million after the repurchase.

        During the year ended April 30, 2003, the Company purchased 689,800 shares of its common stock for a combined cost of approximately $482,000. The cost of the shares purchased was recorded as treasury stock, which reduces the amount of total shareholders' equity.

        FUTURE LIQUIDITY REQUIREMENTS.    Although it is difficult to predict the Company's future liquidity requirements, the Company believes that its current cash and cash equivalents, anticipated cash flows from operations, and available borrowings under its credit facility will be sufficient for the foreseeable future to fund the Company's working capital requirements and operations, make required payments of principal and interest on its debt, and permit future capital expenditures.

        As discussed under "Stock Repurchase Program," the Company will potentially repurchase shares of its common stock from time to time in the open market and through privately negotiated transactions based on the prevailing market conditions, the availability of cash to fund the repurchases, and other relevant factors. At the beginning of each quarter, based upon the prior quarter's financial performance, the Company will assess its ability to repurchase shares. Based upon current information, the Company cannot repurchase more than $571,000 in common stock during the first quarter ended July 31, 2003.

        As discussed under "Acquisitions", since the end of fiscal 2003 the Company has signed a stock purchase agreement and intends on financing the acquisition through the existing credit facility and seller notes once certain conditions to closing are resolved.

        CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS.    The Company does not utilize off balance sheet financing other than operating lease arrangements for office premises and equipment. The following table summarizes all commitments of the Company under contractual obligations at April 30, 2003 (in thousands):

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations
Long-term debt	$21,882	$5,907	$15,975	$—	$—
Operating leases	5,514	1,565	2,067	1,159	723

Total cash obligations	$27,396	$7,472	$18,042	$1,159	$723

        The following table summarizes all other commercial commitments of the Company at April 30, 2003 (in thousands):

	Amount of Commitment Expiration per Period
	Total Amount Committed	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Other Commercial Commitments
Revolving loan*	$17,500	$—	$17,500	$—	$—

Total commercial commitments	$17,500	$—	$17,500	$—	$—

*
Advances under the revolving loan are limited to a predetermined calculation based on the amount of billed and unbilled accounts receivable. The outstanding amount under the revolving loan cannot exceed $17,500,000. At April 30, 2003, there was $6,277,000 outstanding on the revolving loan which is included in long-term debt in the contractual obligations table above.

CRITICAL ACCOUNTING POLICIES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        A "critical accounting policy" is one, which is both important to the understanding of the financial condition and results of operations of the Company and requires management's most difficult, subjective or complex judgments often requiring the need to make estimates about the effect of matters that are inherently uncertain. The Company's accounting policies that fit this definition include the following:

        REVENUE RECOGNITION.    The Company recognizes revenue as professional services are performed. The Company is compensated for its services on either a time and materials, fixed fee per month, cost-plus-fee or fixed fee per project basis.

        Generally, the Company's contracts with its top ten clients, in accordance with industry practice, are cancelable on short notice and without penalty (except with respect to the Company's larger outsourcing contracts), provide for monthly payment of fees, and establish other basic terms such as the hourly billing rates for each type of Company professional who performs work pursuant to the contract. Some contracts specifically define the services to be performed pursuant to the contract, while other contracts, particularly professional staffing contracts, merely establish the basic parameters of the work (i.e., the system to be evaluated, designed or maintained) and require that additional work orders be submitted for services to be performed. The Company is the exclusive service provider under certain contracts, while other contracts, particularly professional staffing contracts, specifically allow the client to engage other vendors for the projects covered by the contract.

        The majority of the Company's revenue, approximately 83%, is billed on a time and materials basis. Some time and materials contracts contain a cap on the number of hours to be worked, in which case the hours are monitored to help prevent exceeding the cap.

        Approximately 2% of the Company's revenue is performed on a fixed fee per project basis. In instances where the Company accepts an engagement on a fixed fee per project basis, the Company records revenue on a percentage of completion basis based upon performance milestones. The Company's agreement with the client calls for the billing of fees at specified increments not directly related to the timing of costs incurred. The Company records deferred revenue for payments received from certain customers on service contracts prior to the performance of services required under the service contract. Estimated losses are recorded when identified.

        Approximately 15% of the Company's revenue is performed on a cost-plus basis. Revenue on cost-plus-fee contracts is recognized to the extent of costs incurred plus a proportionate amount of the fee earned. Revenue on time-and-material contracts is recognized to the extent of billable rates times hours delivered plus expenses incurred.

        Revenue from maintenance support services is nonrefundable and is generally recognized on a straight-line basis over the term of the service agreement. Provisions for estimated losses on uncompleted contracts are recorded in the period such losses are determined.

        The Company's U.S. Government contracts (approximately 32% of total revenue in the fourth quarter of fiscal 2003) are subject to subsequent government audit of direct and indirect costs. The majority of such audits have been completed through December 2000. Management does not anticipate any material adjustment to the consolidated financial statements in subsequent periods for audits not yet completed.

        INCOME TAXES.    The Company accounts for income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. The deferred tax asset valuation allowance is based primarily on management's calculations of estimated probable future taxable income over the next several years. Management considers income taxes to be one of the Company's significant accounting policies because of the estimates and judgment required in predicting probable future taxable income.

        NEW ACCOUNTING PRONOUNCEMENTS.    In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" effective for fiscal years beginning after June 15, 2002. SFAS 143 requires that a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company does not expect the future adoption of SFAS 143 to have a material effect on its financial position or results of operations.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS 145 rescinds SFAS 4, "Reporting Gains and Losses from Extinguishment of Debt," which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. As a result, the criteria in Accounting Principles Board Opinion No. 30 will now be used to classify those gains and losses. SFAS 145 amends SFAS No. 13, "Accounting for Leases," to require that certain lease modifications that have economic effects similar to sales-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. The provisions of SFAS 145 are effective for financial statements for fiscal years beginning after May 15, 2002. The adoption of SFAS 145 is not expected to have a material effect on the Company's financial position or results of operations.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities ("FIN 46"). FIN 46 clarifies the application of Accounting Research Bulletin No. 51,

"Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is applicable immediately for variable interest entities created after January 31, 2003. For variable interest entities created prior to January 31, 2003, the provisions of FIN 46 are applicable no later than July 1, 2003. The Company does not expect this interpretation to have a material effect on its financial position or results of operations.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" that amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. With certain exceptions, SFAS 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designed after June 30, 2003.

        In May 2003 the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," that improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150 requires that three instruments be classified as liabilities in the statement of financial position. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the Company's quarter beginning August 1, 2003. The Company does not believe adoption of this statement will have a material effect on the Company's financial position or results of operations.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The statement nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The statement changes the measurement and timing of recognition for exit costs, including restructuring charges. The Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. A fundamental conclusion reached by the Board in this Statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. The Statement is effective for any such activities initiated after December 31, 2002. It has no effect on charges recorded for exit activities begun prior to this date. The adoption of this statement is not anticipated to have a material effect on the Company's financial position or results of operations.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. FIN 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for the Company's fiscal 2003 financial statements. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 is not expected to have a material effect on the Company's financial position or results of operations.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosures—an amendment of FASB Statement No. 123." SFAS 148 amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS 148 is not expected to have a material effect on financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        The Company's primary market risks include fluctuations in interest rates and variability in interest rate spread relationships (i.e., prime or LIBOR spreads). Substantially all of the Company's $21.9 million in outstanding debt at April 30, 2003, relates to credit facilities with commercial lending institutions. Interest on the outstanding balance is charged based on a variable rate related to the prime rate. The rate is incremented for margins in the form of fluctuations in interest rates. The effect of a hypothetical one percentage point increase across all maturities of variable rate debt would result in a decrease of $219,000 in pre-tax net income assuming no further changes in the amount of borrowings subject to variable rate interest from the amounts outstanding at April 30, 2003. The Company does not trade in derivative financial instruments.

SCB COMPUTER TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)

	April 30,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$1,112	$354
Accounts receivable, net of allowance for doubtful accounts of $160 in 2003 and $165 in 2002 (Note 3)	15,969	14,412
Prepaid expenses and other current assets	1,590	1,874
Refundable income taxes	574	3,088
Deferred income taxes (Note 9)	2,028	1,106

Total current assets	21,273	20,834
Fixed assets, net (Note 4)	11,811	9,129
Other long-term assets:
Goodwill (Note 5)	5,150	—
Other intangible assets, net of accumulated amortization (Note 5)	4,770	—
Deferred income taxes—long-term (Note 9)	8,991	10,253
Other	1,310	1,161

	20,151	11,414

TOTAL ASSETS	$53,235	$41,377

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,161	$1,578
Deferred revenue	1,296	1,066
Accrued expenses	7,364	5,990
Current portion of long-term debt (Note 6)	5,907	6,585

Total current liabilities	16,728	15,219
Other long-term liability	—	50
Long-term debt (Note 6)	15,975	7,993

Total liabilities	32,703	23,262
Commitments and contingencies (Notes 7, 8 and 13)
Shareholders' equity (Note 2):
Preferred stock, no par value—authorized 1,000 shares, none issued	—	—
Common stock, $.01 par value—100,000 shares authorized; 25,025 shares issued; 700 Treasury shares	250	250
Treasury stock	(482)	(5)
Additional paid-in capital	40,807	40,713
Retained earnings (deficit)	(20,038)	(22,843)

Total shareholders' equity	20,532	18,115

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$53,235	$41,377

See accompanying notes to consolidated financial statements.

SCB COMPUTER TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share)

	Years Ended April 30,
	2003	2002	2001
Revenue	$90,547	$105,102	$132,094
Cost of services	68,475	77,974	94,373

Gross profit	22,072	27,128	37,721
Selling, general and administrative expenses	18,032	22,783	36,247
Impairment and other charges (Note 12)	—	—	42,927

Income (loss) from operations	4,040	4,345	(41,453)
Other income (expenses):
Interest income	355	62	86
Interest expense	(1,223)	(1,899)	(5,054)
Other income (Note 2)	298	503	1,348

Income (loss) before income taxes	3,470	3,011	(45,073)
Income tax expense (benefit) (Note 9)	665	(1,684)	(10,949)

Net Income (loss)	$2,805	$4,695	$(34,124)

Net income (loss) per share—basic (Note 10)	$0.11	$0.19	$(1.36)

Net income (loss) per share—diluted (Note 10)	$0.11	$0.19	$(1.36)

Weighted average number of common shares—basic	24,647	24,975	25,045

Weighted average number of common shares—diluted	24,949	25,157	25,045

See accompanying notes to consolidated financial statements.

SCB COMPUTER TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands)

	Number of Shares	Common Stock	Treasury	Additional Paid-In Capital	Retained Earnings (Deficit)	Total Shareholders' Equity Shares
Balance at April 30, 2000	25,045	$250	$—	$40,236	$6,586	$47,072
Retirement of shares of common stock	(50)	—	—	(23)	—	(23)
Purchase of treasury shares of common stock	—	—	(5)	—	—	(5)
Issuance of common stock warrants	—	—	—	500	—	500
Net loss	—	—	—	—	(34,124)	(34,124)

Balance at April 30, 2001	24,975	250	(5)	40,713	(27,538)	13,420
Net income	—	—	—	—	4,695	4,695

Balance at April 30, 2002	24,975	250	(5)	40,713	(22,843)	18,115
Purchase of treasury shares of common stock	—	—	(482)	—	—	(482)
Issuance of common stock in connection with the exercise of employee stock options	30	—	—	14	—	14
Issuance of common stock warrants	—	—	—	80	—	80
Net income	—	—	—	—	2,805	2,805

Balance at April 30, 2003	25,025	$250	$(487)	$40,807	$(20,038)	$20,532

See accompanying notes to consolidated financial statements.

SCB COMPUTER TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended April 30,
	2003	2002	2001
Operating Activities:
Net income (loss)	$2,805	$4,695	$(34,124)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment and other charges	—	—	42,927
Provision (recovery) for bad debts	(58)	(153)	1,637
Depreciation	5,138	8,422	10,248
Amortization	290	184	2,688
Deferred income tax expense (benefit)	582	1,148	(10,949)
Gain on sale of assets	—	(505)	(1,366)
Change in operating assets and liabilities, net of acquisitions/divestitures of businesses:
Accounts receivable	2,518	2,775	3,722
Prepaid expenses and other assets	194	(2,337)	2,435
Inventory	—	—	122
Refundable income taxes	2,599	(1,244)	6,127
Accounts payable—trade	239	722	(3,637)
Accrued expenses and other liabilities	(280)	(3,828)	(3,892)

Net cash provided by operating activities	14,027	9,879	15,938

Investing Activities:
Purchases of fixed assets	(7,685)	(334)	(2,103)
Payments received from leasing activities	—	2,251	6,068
Purchases of businesses, net of cash acquired of $1,095	(12,409)	—	—
Proceeds from sale of businesses, net of liabilities paid	—	10,144	9,028

Net cash provided by (used in) investing activities	(20,094)	12,061	12,993

Financing Activities:
Payments on short-term debt	—	—	(9,541)
Borrowings on short-term debt	—	—	2,500
Borrowings on long-term debt	18,561	21,174	—
Payments on long-term debt	(10,578)	(45,375)	(12,421)
Net borrowings (repayments) under line of credit	(690)	7,209	—
Purchases of common stock for treasury	(482)	—	—
Options exercised	14	—	—
Payments on non-recourse debt	—	(5,169)	(10,707)

Net cash provided by (used in) financing activities	6,825	(22,161)	(30,169)

Net increase (decrease) in cash and cash equivalents	758	(221)	(1,238)
Cash and cash equivalents at beginning of year	354	575	1,813

Cash and cash equivalents at end of year	$1,112	$354	$575

Supplemental disclosures of cash flow information:
Interest paid	$837	$1,635	$3,553
Income taxes paid	194	428	—
Non-recourse debt assumed by purchaser of business unit (Note 2)	—	4,556	—
Current liabilities assumed by purchaser of business unit (Note 2)	—	316	—

See accompanying notes to consolidated financial statements.

SCB COMPUTER TECHNOLOGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        PRINCIPLES OF CONSOLIDATION.    The accompanying consolidated financial statements include the accounts of SCB Computer Technology, Inc., and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

        GENERAL.    SCB Computer Technology, Inc. (the "Company"), was incorporated on May 11, 1984, in the State of Tennessee. The Company is an information technology company, which primarily provides management and technical services mainly to state and local governments, agencies of the Federal government of the United States of Amercica and commercial enterprises.

        USE OF ESTIMATES.    The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        CASH AND CASH EQUIVALENTS.    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

        FIXED ASSETS.    All fixed assets are carried at cost. Depreciation, which includes the amortization of assets recorded under capital leases, is computed using the straight-line basis over the estimated useful lives of the various fixed assets. The range of estimated useful lives for computing depreciation on fixed assets is 3-10 years.

        CAPITALIZED SOFTWARE COSTS.    Costs incurred internally in creating a computer software product to be sold or licensed are charged to expense when incurred as research and development until technological feasibility has been established for the product. Technological feasibility is established upon completion of a detailed program design or, in its absence, completion of a working model. Thereafter, all such software development costs are capitalized and subsequently reported at the lower of unamortized cost or estimated net realizable value. Capitalized costs are amortized based on current and future revenue for each product with annual minimum amortization equal to the straight-line amortization over the remaining estimated economic life of the product, which ranges from three to five years.

        GOODWILL.    The Financial Accounting Standards Board ("FASB") recently issued Statements of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 eliminates the pooling method of accounting for all business combinations initiated after June 30, 2001. SFAS No. 142 requires that goodwill no longer be amortized against earnings, but instead reviewed periodically for impairment, with any identified impairments treated as a cumulative effect of a change in accounting principle. The Company elected to adopt SFAS No. 142 effective May 1, 2002, and as a result, amortization of goodwill was discontinued. A reconciliation of previously reported net income and earnings per share with the amounts adjusted for the exclusion of goodwill amortization net of related income tax effects follows (in thousands).

	Years Ended April 30,
	2003	2002	2001
Reported net income (loss)	$2,805	$4,695	$(34,124)
Goodwill amortization, net of tax	—	—	1,626

Adjusted net income	2,805	4,695	(32,498)
Reported basic net income (loss) per share	$0.11	$0.19	$(1.36)

Goodwill amortization, net of tax	—	—	0.06
Adjusted basic net income (loss) per share	$0.11	$0.11	$1.30

Reported diluted net income (loss) per share	$0.11	$0.11	$(1.36)

Goodwill amortization, net of tax	—	—	0.06
Adjusted diluted net income (loss) per share	$0.11	$0.11	$(1.30)

        INTANGIBLE ASSETS.    Intangible assets resulted from the Company's acquisition of RSI. The intangible assets identified during the Company's valuation of RSI's assets at acquisition date include purchased customer contracts and non-compete agreements.

        ASSET IMPAIRMENT.    Long-lived assets consist of tangible assets such as property and equipment and identifiable intangible assets. The Company monitors events and changes in circumstances that could indicate that the carrying amount of long-lived assets may not be recoverable. These events or changes in circumstances may include, among others, a significant decrease in cash flow, a significant decrease in earnings, or a significant adverse change in legal factors. When events or changes in circumstances are present that indicate that the carrying amount of long-lived assets may not be recoverable, the Company assesses the recoverability of the assets by determining whether the carrying value of the assets will be recovered through undiscounted expected future cash flows after related interest charges. If the Company determines that the carrying values of specific long-lived assets are not recoverable, the Company would record a charge to reduce the carrying value of such assets to their fair values.

        REVENUE RECOGNITION.    The Company recognizes revenue as professional services are performed. The Company is compensated for its services on either a time and materials, fixed fee per month, cost-plus-fee or fixed fee per project basis.

        Generally, the Company's contracts with its top ten clients, in accordance with industry practice, are cancelable on short notice and without penalty (except with respect to the Company's larger outsourcing contracts), provide for monthly payment of fees, and establish other basic terms such as the hourly billing rates for each type of Company professional who performs work pursuant to the contract. Some contracts specifically define the services to be performed pursuant to the contract, while other contracts, particularly professional staffing contracts, merely establish the basic parameters of the work (i.e., the system to be evaluated, designed or maintained) and require that additional work orders be submitted for services to be performed. The Company is the exclusive service provider under certain contracts, while other contracts, particularly professional staffing contracts, specifically allow the client to engage other vendors for the projects covered by the contract.

        The majority of the Company's revenue, approximately 83%, is billed on a time and materials basis. Some time and materials contracts contain a cap on the number of hours to be worked, in which case the hours are monitored to help prevent exceeding the cap.

        Less than 2% of the Company's revenue is performed on a fixed fee per project basis. In instances where the Company accepts an engagement on a fixed fee per project basis, the Company records revenue on a percentage of completion basis based upon performance milestones. The Company's agreements typically call for the billing of fees at specified increments not directly related to the timing of costs incurred. The Company records deferred revenue for payments received from certain customers on service contracts prior to the performance of services required under the service contract. Estimated losses are recorded when identified.

        Approximately 15% of the Company's revenue is performed on a cost-plus-fee basis. Revenue on cost-plus-fee contracts is recognized to the extent of costs incurred plus a proportionate amount of the fee earned. Revenue on time-and-material contracts is recognized to the extent of billable rates times hours delivered plus expenses incurred.

        Revenue from maintenance support services is nonrefundable and is generally recognized on a straight-line basis over the term of the service agreement. Provisions for estimated losses on uncompleted contracts are recorded in the period such losses are determined.

        The Company's U.S. Government contracts (approximately 32% of total revenue in the fourth quarter of fiscal 2003) are subject to subsequent government audit of direct and indirect costs. The majority of such audits have been completed through December 2000. Management does not anticipate any material adjustment to the consolidated financial statements in subsequent periods for audits not yet completed.

        LEASES.    The Company leased equipment to customers prior to the sale of Partners Capital business unit on April 1, 2002. Leases meeting the criteria for capitalization in accordance with Statement of Financial Accounting Standards ("SFAS") No. 13, Accounting for Leases, are classified as direct financing leases. For direct financing leases, the sum of the minimum lease payments and the unguaranteed residual value is recorded as the gross investment in the lease. The difference between the gross investment and the cost of the leased property is recorded as unearned income. Income is recognized over the life of the lease using the interest method.

        Leases not meeting the criteria for capitalization are classified as operating leases. For operating leases, lease payments are recognized as rental revenue on a straight-line basis over the life of the lease. Depreciation expense on equipment under operating leases is recorded over the lease term. The amount subject to depreciation is the total cost of the leased asset less the unguaranteed residual value at the end of the lease.

        Amendments, extensions, and terminations of leases are accounted for in accordance with SFAS 13.

        INDIRECT LEASING COSTS.    Indirect costs incurred in connection with leasing transactions, such as commissions and certain salaries, are capitalized and amortized over the lease period.

        DETERMINATION OF GROSS RESIDUAL INTERESTS.    The unguaranteed gross residual interests of equipment accounted for as direct financing and operating leases are determined by assessing the technical and economic life of the equipment in relation to the length of the lease. The estimated gross residual interests are periodically reassessed to account for potential fluctuations in residual values. Reassessment procedures include obtaining independent appraisals, evaluating new technological developments, and comparing remaining estimated residual interests with residual values of leases that terminated during the current period. If there are indications that gross residual interests are impaired, the Company's policy is to write the amounts down to estimated net realizable value.

        INCOME TAXES.    The Company accounts for income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        STOCK-BASED COMPENSATION.    The Company grants stock options for a fixed number of shares to employees and directors with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly recognizes no compensation expense for the stock option grants. In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, a valuation using the fair-value-based accounting method has been made for stock options and accordingly pro forma net income and earnings per share are shown below For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except earnings per share):

	Years Ended April 30,
	2003	2002	2001
Net income (loss):
As reported	$2,805	$4,695	$(34,124)
Add: Stock-based employee compensation expense included in net income, net of related tax expense	—	—	—
Deduct: Stock-based employee compensation determinedunder fair value based method for all awards, net of related tax benefit	228	407	668
Pro forma—for SFAS 123	$2,577	$4,288	$(34,792)
Net income (loss) per share:
As reported—basic	$0.11	$0.19	$(1.36)
As reported—diluted	$0.11	$0.19	$(1.36)
Pro forma—for SFAS 123—basic	$0.10	$0.17	$(1.39)
Pro forma—for SFAS 123—diluted	$0.10	$0.17	$(1.39)

        CONCENTRATIONS OF CREDIT RISK.    Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company evaluates the credit worthiness of its potential customers' financial positions and monitors accounts on a periodic basis, but typically does not require collateral related to accounts receivable. The Company has not historically experienced significant losses related to accounts receivable from individual customers or groups of customers in a particular industry or geographic area. The foregoing concentrations expose the Company to a greater degree of risk of loss than would be the case with greater diversification.

        FAIR VALUE OF FINANCIAL INSTRUMENTS.    At April 30, 2003 and 2002, the carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates its fair values of these instruments due to their short-term nature. Debt at April 30, 2003 and 2002 approximates the fair value as these instruments primarily bear interest at variable rates.

        NEW ACCOUNTING PRONOUNCEMENTS.    In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" effective for fiscal years beginning after June 15, 2002. SFAS 143 requires that a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company does not expect the future adoption of SFAS 143 to have a material effect on its financial position or results of operations.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS 145 rescinds SFAS 4, "Reporting Gains and Losses from Extinguishment of Debt," which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. As a result, the criteria in Accounting Principles Board Opinion No. 30 will now be used to classify those gains and losses. SFAS 145 amends SFAS No. 13, "Accounting for Leases," to require that certain lease modifications that have economic effects similar to sales-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. The provisions of SFAS 145 are effective for financial statements for fiscal years beginning after May 15, 2002. The adoption of SFAS 145 is not expected to have a material effect on the Company's financial position or results of operations.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities ("FIN 46"). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is applicable immediately for variable interest entities created after January 31, 2003. For variable interest entities created prior to January 31, 2003, the provisions of FIN 46 are applicable no later than July 1, 2003. The Company does not expect this interpretation to have a material effect on its financial position or results of operations.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" that amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. With certain exceptions, SFAS 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designed after June 30, 2003.

        In May 2003 the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," that improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150 requires that three instruments be classified as liabilities in the statement of financial position. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the Company's quarter beginning August 1, 2003. The Company does not believe adoption of this statement will have a material effect on the Company's financial position or results of operations.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The statement nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The statement changes the measurement and timing of recognition for exit costs, including restructuring charges. The Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. A fundamental conclusion reached by the Board in this Statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. The Statement is effective for any such activities initiated after December 31, 2002. It has no effect on charges recorded for exit activities begun prior to this date. The adoption of this statement is not anticipated to have a material effect on the Company's financial position or results of operations.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. FIN 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for the Company's fiscal 2003 financial statements. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 is not expected to have a material effect on the Company's financial position or results of operations.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosures—an amendment of FASB Statement No. 123." SFAS 148 amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS 148 is not expected to have a material effect on financial position or results of operations.

2.     BUSINESS ACQUISITIONS AND DISPOSITIONS

        On February 4, 2003, the Company, Remtech Services, Inc. ("Remtech" or "RSI"), and the shareholders of Remtech, (the "Shareholders"), entered into a Stock Purchase Agreement (the "Agreement") pursuant to which the Company agreed to purchase and the Shareholders agreed to sell 100% of the outstanding common stock of Remtech. On February 6, 2003 (the "Closing Date"), the sale was completed. On the Closing Date, the Company acquired all of the outstanding stock of Remtech from the Shareholders. Pursuant to the Agreement, the Company paid cash in the amount of $10,864,000 and issued an unsecured, subordinated promissory notes in the amount of $1,800,000 to the Shareholders in consideration of the sale of all the outstanding shares of common stock of Remtech (the "Shares"). The purchase price was determined by arms' length negotiation between the parties, taking into account the historical operating results and existing customer relationships of Remtech's business. The Company obtained financing for part of the cash consideration paid pursuant to the Agreement by (a) a term loan of approximately $7,700,000 and (b) borrowing approximately $3,000,000 under the Company's existing revolving loan. The Company funded the balance of the cash consideration from working capital. The borrowing base under the existing revolving loan was increased by approximately $3.7 million by virtue of adding Remtech's accounts receivable to the Company's borrowing base. The Company also granted non-qualified stock options to purchase shares of its common stock to several key Remtech employees through the Company's stock option plans.

        The acquired business provides information technology support services primarily to the federal government, which was one of the primary reasons for the acquisition. As part of this acquisition, 602 employees joined SCB. Approximately $5.1 million of the purchase consideration has been allocated to goodwill, based upon the excess of the purchase price over the $3.4 million estimated fair value of net tangible assets and the $5.0 million assigned to identifiable intangible assets acquired. The Company is amortizing these intangible assets over a period of three to six years with 5.9 years being the weighted average amortization period. RSI contributed revenue of $9.0 million for the period from November 1,

2001 to June 30, 2002. The following condensed balance sheet discloses the amount assigned to each major assets and liabilities of RSI at the acquisition date (in thousands):

Assets
Cash	$1,095
Accounts receivable, net of allowance for doubtful accounts of $42	4,017
Prepaid expenses and other current assets	42
Fixed assets	133
Deferred income taxes, net	327
Identifiable intangible assets	4,990
Goodwill	5,088

Total Assets	15,692

Liabilities
Accounts payable	$344
Accrued expenses	1,832
Debt	12
Total Liabilities	2,188

Net assets allocated	$13,504

Pro Forma Information (unaudited)

        The following unaudited pro forma combined condensed statements of operations set forth the consolidated results of operations of the Company for the years ended April 30, 2003 and 2002 as if the above-mentioned acquisition had occurred at the beginning of both the year of acquisition and the year prior to the acquisition. This unaudited pro forma information does not purport to be indicative of the actual financial position or the results that would actually have occurred if the combinations had been in effect for the years ended April 30 (in thousands):

	April 30,
	2003	2002
Revenue	$112,664	$133,274
Net Income	2,927	4,866
Diluted net income per share	0.12	0.19

        The following is a summary of the Company's acquisitions completed during the years ended April 30, 2003, 2002 and 2001:

Date	Party	Transaction	Consideration
February 1, 2003	Remtech Services, Inc.	Stock purchase	$13,164,000 consisting of $10,864,000 in cash, $1,800,000 in notes payable to the former RSI owners and $500,000 in future payments under the former owners covenant not to compete agreements. The Company also paid $340,000 in professional fees related to the acquisition.

        The following is a summary of the Company's dispositions completed during the years ended April 30, 2003, 2002 and 2001:

Date	Business Unit	Transaction	Consideration
May 2, 2000	Technology Management Resources business unit	Asset sale	$10,000,000 in cash
November 30, 2000	Proven Technology business unit	Asset sale	$23,000 consisting of 50,000 shares of the Company's common stock, plus assumption of liabilities
November 30, 2000	Global Services business unit	Asset sale	$5,000 consisting of 10,000 shares of the Company's common stock
June 20, 2001	Enterprise Resource Planning business unit	Asset sale	$9,144,000 in cash, plus assumption of liabilities
February 28, 2002	Delta Software business unit	Asset sale	Assumption of liabilities
April 1, 2002	Partners Capital business unit	Asset sale	$60,000 in cash, plus assumption of liabilities, including $4.6 million of non-recourse debt

        As a result of the above dispositions, the Company realized gains on the sale of assets of $505,000 and $1,366,000 in fiscal 2002 and 2001, respectively. Since all non-core operations have been disposed, the Company did not have any non-core operations in fiscal 2003. The summarized operating results of the disposed business units are presented in Note 15 as the Company's non-core operations.

        The Company acquired Partners Resources, Inc. ("PRI") as of June 30, 1997. In May 1999, the Company paid $7.1 million and issued 1,580,582 shares of common stock to the former shareholders of PRI in full settlement of the remaining earnout provisions.

        At April 30, 2003, the Company has no remaining earnout or other contingent payment obligations to any of the sellers or buyers in the above transactions.

3.     ACCOUNTS RECEIVABLE

        Accounts receivable includes unbilled receivables of approximately $2,234,000 and $1,179,000 at April 30, 2003 and 2002, respectively. Such amounts are the result of services performed and revenue recognized in advance of contractual billings to customers. Substantially all of the unbilled receivables are expected to be collected within one year.

        The Company earns a significant portion of its revenue from relatively few customers. The Company's five largest revenue-generating customers accounted for 52%, 52%, and 44% of its revenue for the years ended April 30, 2003, 2002, and 2001, respectively. The following customers accounted for 10% or more of the Company's revenue in fiscal 2003: State of Tennessee (16%), State of Kentucky (14%), and IBM (successor to Honeywell International, Inc.) (11%). At April 30, 2003 and 2002, the Company's accounts receivable from the five largest revenue-generating customers were approximately $6,316,000 and $7,807,000, respectively.

4.     FIXED ASSETS

        Fixed assets consisted of the following at April 30, 2003 and 2002 (in thousands):

	April 30,
	2003	2002
Furniture, fixtures and equipment	$37,059	$29,513
Accumulated depreciation	(25,248)	(20,384)

	$11,811	$9,129

5.     INTANGIBLE ASSETS

        Intangible assets resulted from the Company's acquisition of RSI. The intangible assets identified during the Company's valuation of RSI's assets at the date of acquisition include purchased customer contracts and non-compete agreements. These intangible assets are being amortized over 3 to 6 years with 5.9 years being the weighted average amortization period. No residual value has been assigned to these identifiable intangible assets. Amortization expense was $290,000 for the year ended April 30, 2003. Amortization expense for all of the Company's intangible assets including goodwill is deductible for Federal income tax purposes using the straight-line method over a fifteen-year amortization period. Intangible assets consisted of the following at April 30, 2003 and 2002 (in thousands):

	April 30,
	2003	2002
Goodwill	$5,150	$—
Accumulated amortization	—	—

	$5,150	$—

Covenant not to compete agreements	$500	$—
Accumulated amortization	(42)	—

	$458	$—

Purchased customer contracts	$4,490	$—
Accumulated amortization	(248)	—

	$4,242	$—

        Future estimated aggregate amortization for all identifiable intangible assets subject to amortization as of April 30, 2003 are as follows (in thousands):

Years Ending April 30,
2004	$1,144
2005	1,077
2006	932
2007	670
2008	491
Thereafter	387

$4,700

6.     LONG-TERM DEBT

        On July 23, 2001, the Company refinanced its debt by obtaining a five-year, $27.5 million credit facility (the "credit facility") that consists of a $17.5 million revolving loan (the "revolving loan") and a $10.0 million term loan ("term loan A"). In connection with this refinancing, the Company refinanced an existing loan with a different financial institution into a three-year, $4.0 million term loan ("term loan B"). The credit facility is secured by substantially all the Company's assets and contains various financial and other covenants. The Company was in compliance with these loan covenants at April 30, 2003.

        The interest rate on borrowings under the revolving loan is prime plus a margin of 1.0%. At April 30, 2003, the effective annual interest rate under the revolving loan was 5.25%. At April 30, 2003, approximately $6,277,000 million was outstanding on the revolving loan. The amount available for borrowing under the revolving loan is limited to 85% of billed accounts receivable plus 70% of unbilled accounts receivable. At April 30, 2003, approximately $4.3 million was available for borrowing under the revolving loan. Term loan A was paid in full as of April 30, 2003.

        The interest rate on borrowings under term loan B is prime plus a margin of 2.0%. At April 30, 2003, the effective annual interest rate under the secondary term loan was 6.25%. The Company is amortizing the term loan B at the rate of $70,000 of principal plus accrued interest per month. Because the Company achieved certain financial results during fiscal 2002, the primary lender advanced the Company $1.0 million to repay part of term loan B. At April 30, 2003, approximately $1,067,000 was outstanding on term loan B.

        On February 6, 2003, the Company amended the credit facility to allow for an additional $7,700,000 term loan ("term loan C") to be used to finance part of the purchase price of the RSI acquisition. See Note 2. The interest rate on borrowings under term loan C is prime plus a margin of 2.75%. At April 30, 2003, the effective annual interest rate under term loan C was 7.0%. Due to the Company meeting certain requirements contained in the credit facility, the margin on term loan C will be 2.25% for the majority of fiscal 2004. The Company is amortizing the term loan C at the rate of $192,500 of principal plus accrued interest per month for forty months.

        In April 2003, the Company purchased approximately $6.5 million of computer equipment to be used on one of its outsourcing projects. The vendor financed this equipment until the Company finalized its long-term financing with a financial institution. Subsequent to year-end, on June 15, 2003, the Company entered into a forty-month term loan ("term loan D") and used the proceeds to pay the computer equipment vendor. This liability has been reflected as a note payable in the Company's April 30, 2003 financial statements. Term loan D bears interest at a fixed rate of 4.625% and is secured by the computer equipment purchased with the proceeds of the loan.

        At April 30, 2003, the Company had $21,864 outstanding under a promissory note with a software vendor that bears interest at 11.0% and is due in fiscal 2004. The loan is secured by computer software.

        Long-term debt consisted of the following at April 30, 2003 and 2002 (in thousands):

	April 30,
	2003	2002
Revolving loan	$6,277	$5,587
Term loan A	—	6,500
Term loan B	1,067	2,407
Term loan C	7,250	—
Term loan D	5,759	—
Notes payable to former RSI shareholders	1,508	—
Other term notes	21	84

	21,882	14,578
Less: current portion	(5,907)	(6,585)

	$15,975	$7,993

        Future maturities related to long-term debt as of April 30, 2003 are as follows (in thousands):

Years Ending April 30,
2004	$5,907
2005	4,767
2006	4,323
2007	6,885
2008	—
Thereafter	—

$21,882

        In connection with obtaining a term loan to finance part of the purchase price of the RSI acquisition, the Company granted to the lender warrants to purchase 80,000 shares of common stock at an exercise price of $0.68 per share with an expiration date of July 23, 2007 and modified 80,000 warrants issued to the lender at origination of the credit facility. The modification decreased the exercise price from $1.00 to $0.68 and extended the expiration date to July 23, 2007. At April 30, 2003 the Company has outstanding warrants to purchase 250,000 shares of common stock, at an exercise price of $0.31 per share, which expire on January 1, 2004; 220,000 shares at an exercise price of $1.00, which expire on July 23, 2004 and 160,000 shares at an exercise price of $0.68, which expire on July 23, 2007.

7.     PROFIT-SHARING PLAN

        The Company maintains the SCB Computer Technology, Inc., KSOP for the benefit of its eligible employees. The KSOP is a tax-qualified profit-sharing plan under Section 401(k) of the Internal Revenue Code of 1986, as amended. A participant in the KSOP may elect to reduce his or her compensation by an amount that the Company will contribute to a trust under the KSOP on behalf of the participant. The Company, at the discretion of its board of directors, may match a percentage of a participant's contribution based on his or her length of service with the Company. The Company's matching contributions to the KSOP on behalf of all participants were $245,615, $275,894, and $634,380 in the years ended April 30, 2003, 2002, and 2001, respectively. The KSOP also contains provisions pursuant to which certain participants' account balances under the Company's predecessor employee stock ownership plan (the "ESOP") are maintained in the KSOP. The ESOP accounts are invested primarily in the Company's common stock. The Company did not make any contributions to the ESOP accounts maintained in the KSOP in the years ended April 30, 2003, 2002, and 2001. The Company paid administrative expenses associated with the KSOP of approximately $63,000, $36,000, and $23,000 in the years ended April 30, 2003, 2002, and 2001, respectively.

        Effective May 1, 2003, the Company made several changes to the KSOP. First the KSOP was amended to divide the plan into its component elements which resulted in the creation of the SCB Computer Technology, Inc. ESOP and the SCB Computer Technology, Inc. 401(k) Plan. The ESOP now holds all employee stock accounts and the 401(k) plan holds all other plan assets. Second, the 401(k) plan was amended to merge the 401(k) plans formerly sponsored by RSI into the Company's 401(k) plan.

8.     LEASES

        Total rent expense for the years ended April 30, 2003, 2002, and 2001 was $2,521,322, $1,772,339, and $2,398,667, respectively. The Company leases certain office facilities and vehicles under non-cancelable operating lease agreements, which expire at various dates. Total future annual lease requirements are as follows (in thousands):

Years Ending April 30,
2004	$1,565
2005	1,411
2006	656
2007	581
2008	578
Thereafter	723

$5,514

9.     FEDERAL AND STATE INCOME TAXES

        The significant components of the provision for income taxes are as follows (in thousands):

	Years Ended April 30,
	2003	2002	2001
Federal:
Current	$—	$(2,832)	$—
Deferred	487	1,404	(9,286)

	487	(1,428)	(9,286)

State:
Current	83	—	—
Deferred	95	(256)	(1,663)

	178	(256)	(1,663)

Total expense (benefit)	$665	$(1,684)	$(10,949)

        The deferred tax assets and liabilities are comprised of the following (in thousands):

	Years Ended April 30,
	2003	2002
Deferred tax assets:
Goodwill impairment	$8,308	$9,160
Accrued liabilities	794	901
Net operating loss carryforward	1,690	2,256
Alternative minimum tax credits	502	502
Allowance for doubtful accounts	176	205

Total deferred tax assets	11,469	13,024
Less valuation allowance	—	(705)

Net deferred tax assets	11,469	12,319
Deferred tax liabilities:
Leasing activities	—	—
Accumulated depreciation	449	960

Total deferred tax liabilities	449	960

Net deferred income taxes	11,020	11,359
Less: Amount classified as current	(2,028)	(1,106)

Deferred income taxes—long term	$8,991	$10,253

        The deferred tax asset valuation allowance was based on management's calculations of estimated probable future taxable income over the next several years after considering available federal and state income tax loss carryforwards of $4.3 million.

        The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense is as follows (in thousands):

	Years Ended April 30,
	2003		2002		2001
	Amount	Percent	Amount	Percent	Amount	Percent
Tax at U.S. federal statutory rates	$1,180	34.0%	$1,024	34.0%	$(15,325)	(34.0)%
State income taxes, net of federal tax benefit	230	6.6	(169)	(5.6)	(1,098)	(2.4)
Change in deferred tax valuation allowance	(705)	(20.3)	(2,513)	(83.5)	3,218	7.1
Non-deductible goodwill impairment	—	—	—	—	1,193	2.6
Other, net	(40)	(1.1)	(26)	(0.9)	1,063	2.4

	$665	19.2%	$(1,684)	(55.9)%	$(10,949)	(24.3)%

        At April 30, 2003, the Company had federal and state income tax loss carryforwards for tax return purposes of $4.3 million. The loss carryforwards expire in various amounts through 2017.

        Due to tax legislation enacted during fiscal 2002, the Company received $1.5 million of additional income tax refunds from net operating loss carrybacks in fiscal 2002. The Company received another $0.7 million of such tax refunds in May 2002 and anticipates receiving an additional $0.2 million during the balance of fiscal 2003.

10.   EARNINGS PER SHARE

        The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amounts):

	Years Ended April 30,
	2003	2002	2001
Numerator:
Net income (loss)	$2,805	$4,695	$(34,124)

Denominator:
Denominator for basic earnings per share—weighted average shares	24,647	24,975	25,045
Effect of diluted securities:
Employee stock options and outstanding warrants	302	182	—

Denominator for diluted earnings per share—adjusted weighted average and assumed conversions	24,949	25,157	25,045
Basic earnings (loss) per share	$0.11	$0.19	$(1.36)

Diluted earnings (loss) per share	$0.11	$0.19	$(1.36)

        Options to purchase 2.2 million and 2.4 million shares of common stock at April 30, 2003 and 2002, respectivley, were excluded from the computation of diluted earnings per share because their effect would have been anti-dilutive.

11.   STOCK INCENTIVE PLAN

        The Company maintains two stock incentive plans for the benefit of the officers, other key employees, and outside directors of and consultants to the Company and its subsidiaries. The Company is authorized to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, and other stock-based awards under the stock incentive plans. To date, the Company has granted only non-qualified stock options to purchase shares of its common stock. Generally, the exercise price of the options is equal to the market value of the underlying shares of common stock on the date of grant, the options become exercisable within one to four years from the date of grant, and the options expire ten years from the date of grant. The Company is allowed to issue a total of 4,800,000 shares of common stock pursuant to the stock incentive plans. At April 30, 2003, there were outstanding options to purchase an aggregate of 3,871,660 shares of common stock and a total of 727,323 options available for future awards to be granted under the stock incentive plans. The following amounts reflect the effect of all stock dividends and splits declared through April 30, 2003.

        A summary of the options outstanding at April 30, 2003, follows (in thousands, except weighted average exercise price):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.45 - $2.72	1,869	9.39	$0.71	353	$0.53
$2.88 - 3.63	577	6.73	$2.92	577	$2.92
$3.75 - 5.50	1,164	3.51	$4.38	1,164	$4.38
$5.88 - 11.56	262	4.45	$8.53	261	$8.54

$0.45 - $11.56	3,872	6.89	$2.67	2,354	$3.90

        The following is a summary of the option transactions for fiscal 2003, 2002 and 2001 (in thousands, except weighted average exercise price):

	Years Ended April 30,
	2003		2002		2001
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at May 1	2,614	$4.09	2,621	$4.84	3,283	$5.24
Granted	1,518	$0.75	350	$0.49	40	$0.68
Exercised	(30)	$0.45	—	$—	—	$—
Canceled	(230)	$6.69	(357)	$5.81	(702)	$6.14

Outstanding at April 30	3,872	$2.67	2,614	$4.09	2,621	$4.84

Exercisable at fiscal year end	2,354	$3.90	2,454	$4.19	2,244	$5.06
Weighted average fair value of options granted during fiscal year		$0.75		$0.49		$0.31

        The exercise prices of the options outstanding at April 30, 2003, ranged from $0.45 to $11.56 per share. The weighted average remaining contractual life of those options is approximately six years.

        The Company has elected to follow APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options, because as discussed below, the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion 25, the Company recognizes no compensation expense upon the grant of the options, because the exercise price of the options equals the market price of the underlying stock on the date of grant.

        Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its options under the fair value method of that Statement. The fair value for the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for fiscal 2003, 2002, and 2001, respectively: risk-free interest rates of 4.50 percent, 5.00 percent and 6.00 percent; no dividend yield; volatility factors of the expected market price of the Company's common stock of .866, .959 and .490: and a weighted average expected life of the option of five years. Using the Black-Scholes option valuation model, the weighted average value of options granted during the years ended April 30, 2003, 2002, and 2001, were $0.49, $0.32 and $0.31 per option, respectively.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its options.

12.   IMPAIRMENT AND OTHER CHARGES

        During the second quarter of fiscal 2001, the Company began an evaluation of its operations, including the strategic direction of the Company. For over twenty years, the Company's primary focus was providing clients with IT consulting, outsourcing and professional staffing services (the "core operations"). Approximately five years ago, the Company initiated an acquisition program in an effort to become a provider of diversified IT services such as specialized policy consulting, computer hardware and specialty software sales, enterprise resource planning, and computer equipment leasing (the "non-core operations"). The evaluation included assessing the carrying value of long-lived assets (including goodwill and unguaranteed lease residuals), space needs in several locations, certain employment-related matters, and the disposition of the non-core operations. The evaluation, which was completed in the fourth quarter of fiscal 2001, indicated that the Company should focus its resources on the core operations and de-emphasize the non-core operations.

        As a result of this evaluation, the Company recorded the following impairment and other charges in the year ended April 30, 2001, of which approximately $2.6 million represented cash payments (in thousands):

	Core	Non-Core	Total
Impairment charges:
Goodwill—Partners Resources, Inc.	$26,894	$—	$26,894
Goodwill—Partners Capital Group	—	3,510	3,510
Unguaranteed lease residuals	—	7,302	7,302
Leasehold improvements	824	—	824
Equipment	—	308	308
Other charges:
Severance and other employee benefits	2,237	—	2,237
Lease cancellation, buyout, and abandonments	384	—	384
Abandoned software	514	—	514
Loss on disposal of Global Services (Note 2)	—	783	783
Loss on disposal of Proven Technology (Note 2)	—	171	171

Total impairment and other charges	$30,853	$12,074	$42,927

        The components of the change in this accrual associated with these charges for fiscal 2003, 2002 and 2001 are as follows (in thousands):

Fiscal Year	Beginning Accrual	Expense Provision	Cash Payments	Reversals	Ending Accrual
2003	$259	—	$259	—	$—
2002	$1,069	—	810	—	$259
2001	$—	1,909	551	289	$1,069

13.   LITIGATION AND LEGAL PROCEEDINGS

        The Company is from time to time involved in various claims and litigation incidental to its business. The Company is not currently involved in any litigation.

14.   RELATED PARTY TRANSACTIONS

        On July 16, 2001, the Company agreed to lend up to $192,000 to T. Scott Cobb, the President and Chief Executive Officer and a director of the Company (the "first loan"). The proceeds of the first loan were to be used by Mr. Cobb to repay his personal indebtedness to a commercial bank. The first loan bears interest at prime and originally had a maturity date of April 30, 2002. On January 18, 2002, the Company and Mr. Cobb modified the first loan by increasing the maximum available principal amount to $313,755 and extending the maturity date to August 31, 2002, subject to the requirement that Mr. Cobb prepay the first loan in certain circumstances. On August 28, 2002, the Company extended the maturity date of the first loan for two months to October 31, 2002, in order to provide Mr. Cobb with sufficient time to repay the first loan in its entirety. On October 31, 2002, Mr. Cobb repaid $300,000 of the principal balance on the first loan to the Company. At October 31, 2002, the outstanding principal balance of the first loan was $11,480 and the interest accrued thereunder was $13,739. On November 6, 2002, Mr. Cobb repaid in full the principal and accrued interest on the first loan.

        On February 15, 2002, the Company agreed to lend an additional $500,000 to Mr. Cobb (the "second loan"). The second loan incurred interest at prime, had a maturity date of January 31, 2003, and was secured by a pledge by Mr. Cobb to the Company of 1,503,691 shares of the Company's common stock owned by Mr. Cobb. The proceeds of the second loan were to be used by Mr. Cobb to repay his personal indebtedness to a commercial bank. On June 14, 2002, Mr. Cobb repaid the $500,000 principal balance of the second loan to the Company. At October 31, 2002, the interest accrued under the second loan was $7,851. On November 6, 2002, Mr. Cobb repaid in full the accrued interest on the second loan.

        In fiscal 2003, the Company paid IT Resources Solutions.net, Inc. ("ITRS"), a minority owned business, $73,500 for marketing management services in the northeastern United States, $26,506 for the lease of office and storage facilities in New York, and $28,432 for contract labor used on the Company's projects. The Company received $70,390 in revenue for employees working under sub-contractual agreements on ITRS projects. Kenneth J. Cobb, the son of T. Scott Cobb, is a shareholder of ITRS.

15.   SEGMENT INFORMATION

        Beginning with the second quarter of fiscal 2001, the Company operated within two business segments as a result of the strategic business decisions discussed in Note 13. The two business segments are (1) core operations, which consist of IT outsourcing, consulting, and professional staffing services, and (2) non-core operations, which consist of specialized policy consulting, computer hardware and specialty software sales, enterprise resource planning, and computer equipment leasing. Accordingly, the Company is presenting the following summarized financial information concerning the Company's operating segments at April 30, 2003, 2002, and 2001, and for each of the fiscal years then ended (in thousands):

	Years Ended April 30,
	2003	2002	2001(a)
Revenue:
Core operations	$90,547	$99,136	$100,911
Non-core operations	—	5,966	31,183
Corporate	—	—	—

	$90,547	$105,102	$132,094

Income (loss) from operations:
Core operations	$12,368	$15,274	$15,325
Non-core operations	—	263	(1,559)
Corporate	(8,328)	(11,192)	(12,292)

	$4,040	$4,345	$1,474

Total assets:
Core operations	$35,577	$21,144	$30,723
Non-core operations	—	—	17,962
Corporate	17,578	20,233	17,929

	$53,155	$41,377	$66,614

Expenditures for long-lived assets:
Core operations	$7,608	$170	$388
Non-core operations	—	—	1,294
Corporate	77	164	421

	$7,685	$334	$2,103

Depreciation and amortization:
Core operations	$4,827	$4,528	$6,669
Non-core operations	—	3,197	4,400
Corporate	601	881	1,867

	$5,428	$8,606	$12,936

(a)
Fiscal 2001 income from operations excludes impairment and other charges of $42.9 million.

        The non-core operations consist of the business units that were disposed of from May 2000 to April 2002 as described in Note 2.

        Since all non-core operations were disposed of prior to May 1, 2002, the Company did not have any non-core operations during fiscal 2003.

        The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. There are no inter-segment sales. Long-term assets consist of intangible assets and fixed assets. Corporate services, consisting of general and administrative services, are provided to the segments from a centralized location. In addition, substantially all the sales and recruiting workforce are contained in the core operations segment.

16.   UNAUDITED CONSOLIDATED RESULTS OF OPERATIONS BY QUARTER

        The Company's unaudited consolidated results of operations for each quarter in fiscal 2002 and 2001 are set forth in the tables below (in thousands, except earnings per share).

	Quarters Ended
	July 31, 2002	October 31, 2002	January 31, 2003	April 30, 2003
Revenue	$21,796	$21,548	$19,137	$28,066
Cost of services	16,359	16,102	14,538	21,476

Gross profit	5,437	5,446	4,599	6,590
Selling, general and administrative expenses	4,725	4,177	3,759	5,371

Income from operations	712	1,269	840	1,219
Other income (expenses)	(175)	(229)	(126)	(40)

Income before taxes	537	1,040	714	1,179
Income tax expense (benefit) (Note 10)(a)	212	411	282	(240)

Net income	$325	$629	$432	$1,419

Net income per share—basic	$0.01	$0.03	$0.02	$0.06

Net income per share—diluted	$0.01	$0.03	$0.02	$0.06

Weighted average number of common shares (basic)	24,985	24,741	24,474	24,390

Adjusted weighted average number of common shares (diluted)	25,228	24,979	24,724	24,785

	Quarters Ended
	July 31, 2001	October 31, 2001	January 31, 2002	April 30, 2002
Revenue	$28,626	$27,693	$24,647	$24,136
Cost of services	20,989	20,529	18,515	17,941

Gross profit	7,637	7,164	6,132	6,195
Selling, general and administrative expenses	6,429	5,741	5,227	5,387

Income from operations	1,208	1,423	905	808
Other income (expenses)	(165)	(590)	(332)	(246)

Income before taxes	1,043	833	573	562
Income tax expense (benefit) (Note 10)(b)	412	329	226	(2,651)

Net income	$631	$504	$347	$3,213

Net income per share—basic	$0.03	$0.02	$0.01	$0.13

Net income per share—diluted	$0.03	$0.02	$0.01	$0.13

Weighted average number of common shares (basic)	24,985	24,985	24,985	24,985

Adjusted weighted average number of common shares (diluted)	25,072	25,190	25,187	25,226

(a)
Income tax expense was reduced in the fourth quarter of fiscal 2003 by $705,000 as a result of a decrease in the Company's deferred tax asset valuation allowance. See Note 9.

(b)
Due to federal tax legislation enacted during the fourth quarter of fiscal 2002, the Company then received $1.5 million of additional income tax refunds from net operating loss carrybacks in that same period. The Company received another $0.7 million of such tax refunds in May 2002 and anticipates receiving an additional $0.2 million during the balance of fiscal 2003. Due to the impact of this new tax legislation and management's assessment of the impact of profitability for fiscal 2002, the deferred tax valuation allowance was reduced. These factors combined to create a $2,874,000 income tax benefit in the fourth quarter of fiscal 2002.

17.   SUBSEQUENT EVENTS

        On May 28, 2003, the Company entered into a definitive agreement to acquire National Systems Research Company ("NSR"). The acquisition is expected to close by August 31, 2003 based upon the satisfactory completion of several closing conditions including the resolution of certain legal matters and finalization of the financing.

        In April 2003, the Company purchased approximately $7.3 million of computer equipment to be used on one of its outsourcing projects. This equipment was financed by the vendor until the Company finalized its financing with a financial institution. Subsequent to year end, on June 15, 2003, the Company entered into a forty month term loan ("term loan D") which was used to pay the computer equipment vendor. See Note 6.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders SCB Computer Technology, Inc.

        We have audited the accompanying consolidated balance sheets of SCB Computer Technology, Inc. (the "Company") as of April 30, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for the three years in the period ended April 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SCB Computer Technology, Inc., at April 30, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended April 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

Memphis, Tennessee
June 18, 2003

/s/ BDO SEIDMAN, LLP

MARKET FOR THE COMPANY'S COMMON STOCK

        The Company's common stock currently is traded in the over-the-counter market and has been quoted on the OTC Bulletin Board under the ticker symbol "SCBI" since September 21, 2000.

        The following table sets forth the high and low sales prices per share of the Company's common stock during each quarter in fiscal 2003 and 2002 as reported by the OTC Bulletin Board for the respective periods in which such organizations quoted the public trading of the common stock:

	Stock Price
	High	Low
Fourth quarter	$1.00	$0.65
Third quarter	0.84	0.55
Second quarter	0.86	0.60
First quarter	1.00	0.70
Fiscal year ended April 30, 2002:
Fourth quarter	$1.03	$0.68
Third quarter	0.80	0.60
Second quarter	1.00	0.54
First quarter	0.63	0.30

        At June 18, 2003, there were 216 record holders of common stock and an estimated 2,884 beneficial owners of common stock.

        The Company did not pay any cash dividends on its common stock during fiscal 2003 and 2002. The payment of cash dividends in the future will be at the discretion of the board of directors of the Company and will depend on the Company's earnings, financial condition, capital needs, and other factors deemed pertinent by the board of directors, including the limitations on the payment of dividends under state law and the Company's credit arrangements. It is the current intention of the board of directors not to pay cash dividends and to retain any earnings to finance the operation and expansion of the Company's business.

EXHIBIT 21

SUBSIDIARIES OF SCB COMPUTER TECHNOLOGY, INC.

        Partners Resources Inc., an Arizona corporation

        SCB Computer Technology of Alabama, Inc. an Alabama corporation

        Remtech Services, Inc., a Virginia corporation

        Delta Software Systems, Inc., a Tennessee Corporation, merged with and into SCB Computer Technology, Inc. (the "Company") on November 18, 2002.

        Partners Capital Group, a California corporation, merged with and into the Company on December 2, 2002

EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

SCB Computer Technology, Inc.
Memphis, Tennessee

        We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-1590, Form S-8 No. 333-36971, Form S-8 No. 333-68343 and Form S-8 No. 333-76118), of our report dated June 18, 2003, relating to the consolidated financial statements and schedule of SCB Computer Technology, Inc., incorporated by reference and/or appearing in the Company's Annual Report on Form 10-K for the year ended April 30, 2003.

Memphis, Tennessee July 22, 2003
/s/ BDO SEIDMAN, LLP

Exhibit 99.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

        In connection with the Annual Report of SCB Computer Technology, Inc. (the "Company") on Form 10-K for the period ending April 30, 2002 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, T. Scott Cobb, President and Chief Executive Officer of the Company, certify pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to ss. 906 of the Sarbanes-Oxley Act of 2002, that:

          (1)   The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          (2)   The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

July 28, 2003
By:	/s/ T. SCOTT COBB T. Scott Cobb President and Chief Executive Officer

Exhibit 99.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

        In connection with the Annual Report of SCB Computer Technology, Inc. (the "Company") on Form 10-K for the period ending April 30, 2003 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Michael J. Boling, Executive Vice President, Chief Financial Officer, and Treasurer of the Company, certify pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to ss. 906 of the Sarbanes-Oxley Act of 2002, that:

          (1)   The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          (2)   The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

July 28, 2002
By:	/s/ MICHAEL J. BOLING Michael J. Boling Executive Vice President, Chief Financial Officer, and Treasurer

ANNEX G

3800 Forest Hill-Irene Road, Suite 100, Memphis, TN 38125(800) 221-1640(901) 754-6577 Fax (901) 754-8463

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 23, 2003

To our Shareholders:

        The 2003 Annual Meeting of Shareholders of SCB Computer Technology, Inc. (the "Company") will be held at the Company's office located at 3800 Forest Hill-Irene Road, Suite 100, Memphis, Tennessee, on September 23, 2003, beginning at 10:00 a.m. (local time). At the meeting, the Company's shareholders will vote on the following proposals to:

  1.
  Elect three Class II directors of the Company to serve on the Board of Directors for a term expiring at the 2006 annual meeting of shareholders or until their successors are duly elected and qualified; and

  2.
  Ratify the appointment of BDO Seidman, LLP as the Company's independent accountants for the fiscal year ending April 30, 2004.

        Shareholders also will transact any other business that properly comes before the meeting.

        YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSALS.

        Only shareholders of record at the close of business on August 15, 2003, are entitled to receive notice of, and to vote at, the meeting and any postponement or adjournment thereof. A list of such shareholders will be available for inspection by any shareholder at the Company's office located at 3800 Forest Hill-Irene Road, Suite 100, Memphis, Tennessee, during ordinary business hours beginning August 25, 2003, and continuing through the meeting.

        YOUR VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE OR ON THE INTERNET OR COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES OR CANADA. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

                      By Order of the Board of Directors,

                      Gordon L. Bateman
                       Secretary

August 22, 2003

INFORMATION ABOUT THE MEETING
What is the purpose of the meeting?
Who is entitled to vote?
Am I entitled to vote if my shares are held in "street name"?
How many shares must be present to hold the meeting?
What happens if a quorum is not present at the meeting?
How do I vote my shares?
How will the shares allocated to my ESOP account be voted?
Can I change my vote after I submit my proxy?
Who will count the votes?
How does the Board of Directors recommend that I vote on the proposals?
What happens if I do not specify how my shares are to be voted?
Will any other business be conducted at the meeting?
How many votes are required for action to be taken on each proposal?
How will abstentions be treated?
How will broker non-votes be treated?
STOCK OWNERSHIP
How much common stock does the Company's management and its largest shareholders own?
Section 16(a) Beneficial Ownership Reporting Compliance
PROPOSAL 1—ELECTION OF DIRECTORS
General
Class II Director—Nominees for Election—Term Expiring at 2006 Annual Meeting of Shareholders
Class III Directors—Term Expiring at 2004 Annual Meeting of Shareholders
Class I Directors—Term Expiring at 2005 Annual Meeting of Shareholders
Board of Directors' Recommendation
How does the Board of Directors operate?
Audit Committee Report
How often did the Board of Directors and its committees meet in fiscal 2003?
How are directors nominated?
How are directors compensated?
Compensation Committee Interlocks and Insider Participation
PROPOSAL 2—RATIFICATION OF INDEPENDENT ACCOUNTANTS
EXECUTIVE COMPENSATION
Compensation Committee Report on Executive Compensation
Summary Compensation Table
Stock Option Grants in Fiscal 2003
Stock Option Exercises and Values for Fiscal 2003
Employment Agreement
Comparison of Total Shareholder Returns
CERTAIN TRANSACTIONS
OTHER MATTERS
ADDITIONAL INFORMATION
Solicitation of Proxies
Shareholder Proposals for 2004 Annual Meeting of Shareholders
Appendix A—Audit Committee Charter

3800 Forest Hill-Irene Road, Suite 100, Memphis, TN 38125(800) 221-1640(901) 754-6577 Fax (901) 754-8463

PROXY STATEMENT
FOR
2003 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 23, 2003

        This Proxy Statement is being furnished in connection with the solicitation of proxies by SCB Computer Technology, Inc. (the "Company"), on behalf of its Board of Directors, for use at the 2003 Annual Meeting of Shareholders and any postponement or adjournment thereof. The meeting will be held at the Company's office located at 3800 Forest Hill-Irene Road, Suite 100, Memphis, Tennessee, on September 23, 2003, beginning at 10:00 a.m. (local time).

        At the meeting, the Company's shareholders will be asked to vote on proposals to (1) elect three Class II directors of the Company to serve on the Board of Directors for a term expiring at the 2006 annual meeting of shareholders, and (2) ratify the appointment of BDO Seidman, LLP as the Company's independent accountants for the fiscal year ending April 30, 2004. The proposals are set forth in the accompanying Notice of 2003 Annual Meeting of Shareholders and are described in more detail in this Proxy Statement. Shareholders also will transact any other business, not known or determined at the time of this proxy solicitation that properly comes before the meeting, although the Board of Directors knows of no such other business to be presented.

        By submitting your proxy either by voting by telephone or on the Internet or by executing and returning the enclosed proxy card, you will authorize the proxy holders—T. Scott Cobb, the Company's President and Chief Executive Officer; Michael J. Boling, the Company's Executive Vice President, Chief Financial Officer and Treasurer; and Gordon L. Bateman, the Company's Executive Vice President and Secretary—to represent you and vote your shares of the Company's common stock on these proposals at the meeting in accordance with your instructions. These persons also will have discretionary authority to vote your shares on any other business that properly comes before the meeting. They also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any postponement or adjournment of the meeting.

        The Company's 2003 Annual Report to Shareholders (the "Annual Report"), which includes the Company's financial statements, accompanies this Proxy Statement. Although the Annual Report is being distributed with this Proxy Statement, it does not constitute a part of the proxy solicitation materials and is not incorporated herein by reference.

        This Proxy Statement and the accompanying materials are first being sent or given to the Company's shareholders on or about August 22, 2003.

        YOUR VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE OR ON THE INTERNET OR COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

INFORMATION ABOUT THE MEETING

What is the purpose of the meeting?

        At the meeting, the Company's shareholders will vote on the following proposals to:

  1.
  Elect three Class II directors of the Company to serve on the Board of Directors for a term expiring at the 2006 annual meeting of shareholders; and

  2.
  Ratify the appointment of BDO Seidman, LLP as the Company's independent accountants for the fiscal year ending April 30, 2004.

        In addition, the Company's management will report on the performance of the Company during fiscal 2003 and will respond to appropriate questions from shareholders.

Who is entitled to vote?

        The record date for the meeting is August 15, 2003. Only shareholders of record at the close of business on August 15, 2003, are entitled to receive notice of the meeting and to vote the shares of the Company's common stock that they held on that date at the meeting. Each outstanding share of common stock entitles its holder to one vote on each matter voted on at the meeting. At the close of business on the record date, there were 24,412,754 outstanding shares of common stock.

Am I entitled to vote if my shares are held in "street name"?

        If you are the beneficial owner of shares held in "street name" by a brokerage firm, bank or other nominee, such entity, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your nominee, it will nevertheless be entitled to vote your shares on certain "discretionary" items (such as Proposals 1 and 2), but will not be permitted to vote your shares on certain "non-discretionary" items. In the case of non-discretionary items, any shares not voted by your nominee will be considered "broker non-votes."

How many shares must be present to hold the meeting?

        A quorum must be present at the meeting in order for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company's common stock outstanding on the record date will constitute a quorum. Abstentions and broker non-votes will be included in the calculation of the number of shares considered present at the meeting for the purpose of determining whether there is a quorum.

What happens if a quorum is not present at the meeting?

        If a quorum is not present at the scheduled time of the meeting, the chair of the meeting or the holders of a majority of the shares present at the meeting, in person or by proxy, may adjourn the meeting to another place, date, or time until a quorum is present. The place, date, and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given.

How do I vote my shares?

        If you are a registered shareholder, you may vote by telephone or on the Internet.    If you are a registered shareholder (i.e., your shares are held in your own name), you may vote by telephone or on the Internet by following the instructions included on the proxy card. You do not need to return your proxy card if you vote by telephone or on the Internet.

        If you are a beneficial owner of shares held in "street name," you may be eligible to provide voting instructions to your nominee by telephone or on the Internet.    If you are a beneficial owner of shares held in "street name" (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you may be eligible to provide voting instructions to your nominee by telephone or on the Internet. A large number of brokerage firms and banks participate in a program provided through ADP Investor Communications Services ("ADP") that offers telephone and Internet voting options. If your shares are held in "street name" by a brokerage firm or bank that participates in the ADP program, you may provide voting instructions to your nominee by telephone or on the Internet by following the instructions set forth on the voting form provided to you. You do not need to return your proxy card if you provide voting instructions to your nominee by telephone or on the Internet.

        If you are a participant, you may provide voting instructions to the trustee by telephone or on the Internet.    If your shares are held in the Company's Employee Stock Ownership Plan ("ESOP"), you may provide voting instructions to the ESOP trustee by telephone or on the Internet by following the instructions included on the ESOP voting instruction form. You do not need to return your ESOP voting instruction form if you provide voting instructions to the ESOP trustee by telephone or on the Internet.

        You may vote or provide voting instructions by mail.    If you are a registered shareholder, you may vote by properly completing, signing, dating, and returning the accompanying proxy card. If you are a beneficial owner of shares held in "street name," you may provide voting instructions to the brokerage firm, bank, or other nominee that holds your shares by properly completing, signing, dating, and returning the voting instruction form provided to you by your nominee. If you are a participant in the Company's ESOP, you may provide voting instructions to the ESOP trustee by properly completing, signing, dating, and returning the accompanying ESOP voting instruction form. The enclosed postage-paid envelope requires no additional postage if it is mailed in the United States or Canada.

        You may vote in person at the meeting.    If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. In addition, the Company will pass out written ballots to registered shareholders who wish to vote in person at the meeting. If you are a beneficial owner of shares held in "street name" and wish to vote at the meeting, you will need to obtain a proxy form from the brokerage firm, bank or other nominee that holds your shares.

How will the shares allocated to my ESOP account be voted?

        If you are a participant in the Company's ESOP, you may instruct First Bankers Trust, the trustee of the ESOP, to vote the shares of common stock held by the ESOP trustee and allocated to your ESOP account as of the record date. You may provide your voting instructions to the ESOP trustee either by telephone, on the Internet, or by properly completing, signing, dating, and returning the accompanying ESOP voting instruction form being sent to all ESOP participants. The ESOP trustee will vote the shares of common stock allocated to your ESOP account in accordance with your instructions if they are received by September 18, 2003. If your voting instructions are not received by such date, the ESOP trustee will vote the shares of common stock allocated to your ESOP account in the same proportion that it votes the shares for which timely instructions were received from the other ESOP participants.

Can I change my vote after I submit my proxy?

        Yes, you may revoke your proxy and change your vote at any time before the polls close at the meeting in any of the following ways: (1) by voting again by telephone or on the Internet, because only your latest telephone or Internet vote will be counted; (2) by properly completing, signing, dating, and returning another proxy card with a later date; (3) if you are a registered shareholder, by voting in person at the meeting; (4) if you are a registered shareholder, by giving written notice of such revocation to the Secretary of the Company prior to or at the meeting; or (5) if you are a beneficial owner of shares held in "street name," by following the instructions given by the brokerage firm, bank or other nominee that holds your shares. Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to the Secretary of the Company before the polls are closed.

Who will count the votes?

        Mellon Investor Services LLC, the transfer agent for the Company's common stock, will tabulate and certify the shareholder votes submitted by proxy. A representative of Mellon Investor Services LLC will serve as the inspector of election at the meeting.

How does the Board of Directors recommend that I vote on the proposals?

        Your Board of Directors recommends that you vote:

          1.     FOR the election of the nominees named in this Proxy Statement as Class II directors of the Company to serve on the Board of Directors for a term expiring at the 2006 annual meeting of shareholders; and

          2.     FOR the ratification of the appointment of BDO Seidman, LLP as the Company's independent accountants for the fiscal year ending April 30, 2004.

What happens if I do not specify how my shares are to be voted?

        If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR each of the proposals.

Will any other business be conducted at the meeting?

        As of the date of this Proxy Statement, the Board of Directors knows of no business that will be presented at the meeting other than the proposals described herein. If any other proposal properly comes before the shareholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required for action to be taken on each proposal?

        Election of Directors.    The three nominees that receive a plurality of the votes cast at the meeting will be elected as Class II directors of the Company to serve on the Board of Directors for a term expiring at the 2006 annual meeting of shareholders. This means that the three nominees with the highest numbers of votes will be elected as Class II directors. If you vote to "Withhold Authority" with respect to the election of the director nominees, your shares will not be voted with respect to the person indicated, although they will be counted for the purpose of determining whether there is a quorum at the meeting.

        Ratification of Appointment of Independent Accountants.    The appointment of BDO Seidman, LLP as the Company's independent accountants for the fiscal year ending April 30, 2004, will be ratified if the votes cast at the meeting favoring the ratification of such appointment exceed the votes cast opposing it.

How will abstentions be treated?

        Shareholders have the option of abstaining from voting on Proposal 2 (ratification of the appointment of the independent accountants), but not on Proposal 1 (election of directors). If you abstain from voting on Proposal 2, your shares will be counted for the purpose of determining whether there is a quorum at the meeting, but they will not be included as shares voted on the proposal for the purpose of determining the outcome of the vote. With respect to Proposal 1, because the directors are elected by a plurality of the votes cast at the meeting, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option on Proposal 1.

How will broker non-votes be treated?

        A "broker non-vote" occurs when a brokerage firm, bank or other nominee does not vote the shares that it holds in street name on behalf of a beneficial owner, because the beneficial owner has not provided voting instructions to the nominee with respect to a non-discretionary item. Neither of the proposals scheduled to be acted upon by the shareholders at the meeting is a non-discretionary item on which a nominee will not have discretion to vote in the absence of voting instructions from the beneficial owner. Instead, Proposal 1 (election of directors) and Proposal 2 (ratification of the appointment of the independent accountants) are discretionary items on which a nominee will have discretion to vote even without voting instructions from the beneficial owner. Therefore, there will not be any broker non-votes at the meeting.

STOCK OWNERSHIP

How much common stock does the Company's management and its largest shareholders own?

        The following table provides information about the beneficial ownership of the Company's common stock as of June 30, 2003, by each director of the Company, each person nominated to become a director of the Company, each executive officer of the Company named in the Summary Compensation Table in this Proxy Statement, all directors and executive officers of the Company as a group, and each person known to management of the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock. A person's beneficial ownership of common stock is determined in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"). Except as indicated herein and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all the shares of common stock beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1-4)	Percentage of Shares Outstanding(5)
Directors, Director Nominees, and Executive Officers:
Jack R. Blair	129,000	*
T. Scott Cobb	3,761,697	14.7%
Walter M. Grant	4,000	*
James E. Harwood	105,000	*
Robert J. Hunt	20,000	*
Robert G. McEniry	107,649	*
Jim Rout	—	—
Gordon L. Bateman	355,694	1.4
Michael J. Boling	361,200	1.4
Jeffrey S. Cobb	552,362	2.2
Steven H. Smith	298,534	1.2
All directors, director nominees, and executive officers as a group (11 persons)	5,695,136	22.3
Other Shareholders:
Ben C. Bryant, Jr 3440 Pinebrake Memphis, Tennessee 38125	4,772,733	19.6
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	1,900,000	7.8
Royce & Associates, Inc. 1414 Avenue of the Americas New York, New York 10019	1,204,100	5.0

*
Less than 1% of the outstanding shares of common stock.

(1)
The shares of common stock shown in the table include the following numbers of shares that are beneficially owned by the indicated persons but for which such beneficial ownership is disclaimed: T. Scott Cobb—3,869 shares held by Mr. Cobb as custodian for his daughter, 908,668 shares held by his wife, and 139,347 shares held by his wife as custodian for their daughter; Mr. Boling—1,000 shares held by his wife, and 200 shares held by Mr. Boling as custodian for his sons; Mr. Bateman—20,000 shares held by his wife; and all directors, director nominees, and executive officers as a group—1,073,084 shares.

(2)
The shares of common stock shown in the table include the following numbers of shares held in the trust created pursuant to the Company's ESOP that were allocated to the accounts of the indicated persons as of June 30, 2003: Jeffrey S. Cobb—5,034 shares; Mr. Smith—8,234 shares; Mr. Bateman—72,238 shares; and all directors, director nominees, and executive officers as a group—85,506 shares.

(3)
The shares of common stock shown in the table include 47,649 shares that are to be issued to Mr. McEniry upon the termination of his service as a director pursuant to the Company's stock incentive plan for non-management directors.

(4)
The shares of common stock shown in the table include the following numbers of shares that the indicated persons have the right to acquire as of June 30, 2003, or within 60 days thereafter (i.e., August 29, 2003) upon the exercise of stock options granted by the Company under its stock incentive plans: Mr. Blair—40,000 shares; T. Scott Cobb—30,000; Mr. Harwood—75,000 shares; Mr. McEniry—40,000 shares; Mr. Boling—180,000 shares; Jeffrey S. Cobb—370,300 shares; Mr. Smith—290,300 shares; Mr. Bateman—190,300 shares; and all directors, director nominees, and executive officers as a group—1,215,900 shares. At June 30, 2003, only 23% of such stock options, representing the right to purchase a total of 280,000 shares of common stock, were considered to be "in-the-money"—i.e., the exercise price of the stock option was less than the fair market value of the underlying shares of common stock.

(5)
The percentage of outstanding shares of common stock beneficially owned by each person is calculated based on the 24,325,524 outstanding shares of common stock as of June 30, 2003, plus the shares of common stock that the person has the right to acquire as of such date or within 60 days thereafter (i.e., August 29, 2003).

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's directors and executive officers and the beneficial owners of more than 10% of the outstanding shares of the Company's common stock (the "Reporting Persons") file initial reports of, and subsequent reports of changes in, beneficial ownership of the common stock with the Securities and Exchange Commission (the "SEC"). The Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports filed with the SEC. Based solely on the Company's review of the copies of such reports and written representations from certain Reporting Persons furnished to the Company, the Company believes that the Reporting Persons complied with all applicable Section 16(a) filing requirements during fiscal 2003, except that a Form 4 was not timely filed reflecting the acquisition on December 31, 2002 of the right to 12,661 shares that are to be issued to Robert G. McEniry upon the termination of his service as director pursuant to the Company's stock incentive plan for non-management directors. The Form 4 filing for this acquisition was made on January 7, 2003.

PROPOSAL 1—ELECTION OF DIRECTORS

General

        The Board of Directors is divided into three classes of directors whose terms expire in successive years. The term of the Class II directors will expire at this meeting. The current Class II directors are Jack R. Blair, Walter M. Grant and Robert J. Hunt. The term of the Class III directors will expire at the Company's 2004 annual meeting of shareholders. The current Class III directors are T. Scott Cobb and Robert G McEniry. The term of the Class I directors will expire at the 2005 annual meeting of shareholders. The current Class I directors are James E. Harwood and Jim Rout. Each succeeding term of a Class I, Class II, or Class III director will expire at the Company's third annual meeting of shareholders held after his or her election. In each case, the director will hold office until his or her successor is elected and qualified, subject to the director's prior death, resignation, retirement, disqualification, or removal from office.

Class II Director—Nominees for Election—Term Expiring at 2006 Annual Meeting of Shareholders

        The Board of Directors has nominated Jack R. Blair, Walter M. Grant and Robert J. Hunt to be elected at this meeting to serve as the Class II directors of the Company for a term expiring at the 2006 annual meeting of shareholders. All the nominees are incumbent directors, with Mr. Blair having served as a director since 1999 and as the Company's Chairman of the Board since 2000; and Mr. Grant and Mr. Hunt having served since November 2002. Information concerning the Class II director nominees is set forth below.

        Jack R. Blair.    Mr. Blair, age 61, has been a director of the Company since 1999 and its non-executive Chairman of the Board since 2000. He was a director from 1989 to 1998, and a Group President from 1987 to 1998, of Smith & Nephew plc, a global medical device manufacturer. Mr. Blair was President of Richards Medical Company, which Smith & Nephew plc acquired in 1986, from 1982 to 1987. He is a director and the non-executive chairman of the board of dj Orthopedics, Inc., a manufacturer of orthopedic products and accessories; a director of NuVasive, Inc., a manufacturer of minimally invasive spinal orthopedic equipment; and a director of Bulab Holdings, Inc., the parent company of Buckman Laboratories, a producer of specialty industrial chemicals.

        Walter M. Grant.    Mr. Grant, age 58, has been a director of the Company since November 2002. Mr. Grant has more than thirty-two (32) years of legal and business experience in a variety of industries. From 1996 to 2002, he served as Senior Vice President, General Counsel and Secretary of Bruno's Supermarkets, Inc. and its predecessor, Bruno's Inc., which operates supermarkets in the southeastern United States. Mr. Grant served as Senior Vice President, General Counsel and Secretary of The Actava Group, Inc. (formerly named Fuqua Industries, Inc.), a diversified consumer products company, from 1993 to 1996. He was Senior Vice President and General Counsel for the North American operations for Smith & Nephew plc, a global medical device manufacturer from 1991 to 1993. Mr. Grant was Vice President, General Counsel and Secretary of Contel Corporation, a telecommunications company from 1983 to 1991. He was also a partner in Alston & Bird, an Atlanta law firm.

        Robert J. Hunt.    Mr. Hunt, age 54, has been a director of the Company since November 2002. Mr. Hunt served as Executive Vice President and Chief Financial Officer of AutoZone, Inc., a retail auto parts company, from 1994 to 2002, and served as a director of AutoZone, Inc. from 1997 to 2001. He served as Executive Vice President, Chief Financial Officer and a director of The Price Company, a warehouse club operator from 1991 to 1993. Mr. Hunt served as Executive Vice President and Chief Financial Officer of Malone & Hyde, Inc. from 1988 to 1991, and its Vice President and Controller from 1984 to 1988. Prior to 1984, Mr. Hunt held a variety of financial and accounting positions with

PepsiCo, Inc. and Price Waterhouse & Co. He is a member of GHE, LLC, an investment management firm, and a Trustee of The Academy Place Foundation. Mr. Hunt is also a certified public accountant.

        Each nominee has consented to serve on the Board of Directors. If any nominee were to become unavailable to serve as a director, the Board of Directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors.

Class III Directors—Term Expiring at 2004 Annual Meeting of Shareholders

        The following persons currently serve as Class III directors of the Company for a term expiring at the 2004 annual meeting of shareholders:

        T. Scott Cobb.    Mr. Cobb, age 66, is a co-founder of the Company and has been a director and the President and Chief Executive Officer since 2000. He previously served the Company as a director and Chairman of the Board from 1984 to 1999 and President from 1984 to 1996. Mr. Cobb was a partner in Seltmann, Cobb & Bryant, the Company's predecessor, from its formation in 1976 to 1984. He is the father of Jeffrey S. Cobb, an Executive Vice President and the Chief Operating Officer of the Company.

        Robert G. McEniry.    Mr. McEniry, age 62, has been a director of the Company since 1999. Since 1996, he has been Chairman of the Board and Chief Executive Officer of nexAir LLC, a distributor of atmospheric and industrial gases, safety and welding equipment, specialized medical equipment, and industrial supplies. He was President of Standard Welders Supply Company, a predecessor of nexAir LLC, from 1971 to 1996, and held various sales and management positions there beginning in 1963.

Class I Directors—Term Expiring at 2005 Annual Meeting of Shareholders

        The following persons currently serve as a Class I directors of the Company for a term expiring at the 2005 annual meeting of shareholders:

        James E. Harwood.    Mr. Harwood, age 67, has been a director of the Company since 1996. He has been President of Sterling Equities, Inc., an investment services firm, since 1990. Mr. Harwood held several executive positions with Schering-Plough Corporation, a pharmaceutical and health care products company, from 1980 to 1990. He also is a director of Union Planters Corporation, a bank holding company.

        Jim Rout.    Mr. Rout, age 61, has been a director of the Company since 2002. He has been President of Jack Morris Auto Glass since September 2002. Mr. Rout was the Mayor of Shelby County, Tennessee, which includes the City of Memphis, from 1994 to 2002. His term in office as Mayor ended in 2002, and he chose not to seek re-election. Mr. Rout was a member of the Shelby County Board of Commissioners from 1978 to 1994. He was the founder and President of Behavioral Health Group, Inc., a provider of psychiatric case management services to large employers, from 1988 to 1994. Mr. Rout also was the President of Jim Rout & Associates, a sales and management training and business development consulting firm, from 1981 to 1994. Mr. Rout is a director of Civitas Bank Group, a bank holding company, and BankTennessee.

Board of Directors' Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE CLASS II DIRECTOR NOMINEES LISTED ABOVE. All proxies solicited on behalf of the Board of Directors will be voted FOR the election of such Class II director nominees unless the shareholders instruct otherwise in their proxies.

How does the Board of Directors operate?

        The Board of Directors has established a policy of holding meetings on a regular quarterly basis and on other occasions when required by special circumstances. The Board of Directors delegates certain of its functions to three Committees, the Audit, Compensation and Corporate Governance Committees, which are described below.

        Audit Committee.    The Audit Committee is composed of three independent directors who are appointed by the Board of Directors. The current members of the Audit Committee are Robert G. McEniry, Jim Rout, and Robert J. Hunt (chairman). Each member of the Audit Committee is independent under the applicable listing standards of the National Association of Securities Dealers. The Audit Committee operates under a written charter adopted by the Board of Directors in fiscal 2003. The principal function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities and duties to the Company's shareholders and other constituencies relating to the quality and integrity of the Company's accounting and financial reporting practices. Among other things, the Audit Committee is authorized to recommend to the Board of Directors the retention or discharge of the Company's independent accountants; review and approve the engagement of the independent accountants, including the scope and extent of audit procedures and the fees to be paid for the audit; review, in consultation with the independent accountants, the audit results and the proposed opinion letter or audit report and any related management letter; review and approve the audited financial statements of the Company; consult with the independent accountants and management of the Company on the adequacy of internal accounting controls; review the independence of the independent accountants; review and approve the engagement of accounting firms for non-audit services; oversee the internal audit function to ensure proper recording of accounting and financial information, the Company's compliance with applicable regulatory requirements, and the ethical conduct of its affairs; and direct and supervise investigations into matters within the scope of its duties and responsibilities.

        Compensation Committee.    The Compensation Committee is composed of three non-employee directors who are appointed by the Board of Directors. The current members of the Compensation Committee are James E. Harwood, Walter M. Grant, and Jim Rout (chairman). Each member of the Compensation Committee is a non-employee director as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The principal function of the Compensation Committee is to assist the Board of Directors in addressing the compensation of the Company's directors, executive officers, and other employees. Among other things, the Compensation Committee is authorized to review and approve the Company's compensation policies and programs; review the performance of the Chief Executive Officer on an annual basis; and review and approve the salaries, bonus awards, and grants of stock options and other incentive compensation for the Chief Executive Officer and other executive officers.

        Corporate Governance Committee.    On June 19, 2003, the Board of Directors established a Corporate Governance Committee. The Corporate Governance Committee is composed of four non-employee directors who are appointed by the Board of Directors. The current members of the Corporate Governance Committee are James E. Harwood, Robert J. Hunt, Robert G. McEniry, and Walter M. Grant (chairman). The principal function of the Corporate Governance Committee is to assist the board in identifying qualified individuals to become board members, in determining the composition of the Board and its committees, in monitoring a process to assess board effectiveness, and in developing and implementing the company's corporate governance principles. The Corporate Governance Committee will consider director nominees recommended by shareholders. Shareholders wishing to recommend director nominees for consideration by the Committee may do so by writing to the Secretary of the company in a timely manner, providing the nominee's name, biographical data and qualifications.

Audit Committee Report

        Management is responsible for the Company's internal accounting and financial controls and the financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes and to report its findings to the Board of Directors.

        In this context, the Audit Committee has met and held discussions, separately and jointly, with management and the Company's independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements as of and for the fiscal year ended April 30, 2003, were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants.

        The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        In connection with the standards for independence of the Company's independent accountants promulgated by the Securities and Exchange Commission, the Audit Committee considered in advance of the provision of any non-audit services by the Company's independent accountants whether the provision of such services is compatible with maintaining the independence of the Company's independent accountants.

        The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, issued by the Independence Standards Board, and has discussed with the independent accountants their independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements as of and for the fiscal year ended April 30, 2003, be included in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2003, for filing with the Securities and Exchange Commission. In addition, the Audit Committee has selected and the Board of Directors has ratified, subject to shareholder approval, the selection of BDO Seidman, LLP as the Company's independent accountants for the fiscal year ending April 30, 2004.

                      Submitted by the Audit Committee
                              of the Board of Directors of
                              SCB Computer Technology, Inc.

                      Robert G. McEniry
                      Jim Rout
                      Robert J. Hunt (chairman)

How often did the Board of Directors and its committees meet in fiscal 2003?

        The Board of Directors met eight times during fiscal 2003. The Audit Committee met three times in fiscal 2003. The Compensation Committee met four times during fiscal 2003. Each director attended more than 75% of the total number of meetings of the Board of Directors and its committees on which he served in fiscal 2003.

How are directors nominated?

        Pursuant to the Company's bylaws, nominations for election as a director of the Company may be made by the Board of Directors, a nominating committee appointed by the Board of Directors, or any shareholder entitled to vote for the election of directors. On June 19, 2003, the Board of Directors established a Corporate Governance Committee to assist the board in identifying qualified individuals to become board members. Shareholder nominations for election to the Board of Directors must be made by written notice delivered to the Secretary of the Company in a timely manner and must identify the nominee by name and provide pertinent information concerning his or her background and experience.

How are directors compensated?

        The Company compensates its non-employee directors for their service in such capacity. Directors who are also employees of the Company are not separately compensated for their service as directors. All directors are reimbursed for their actual out-of-pocket expenses incurred in attending meetings.

        The non-employee directors, other than Jack R. Blair (see below), receive compensation from the Company consisting of (1) an annual cash retainer of $20,000; (2) a cash fee of $1,000 for each meeting of the Board of Directors or any of its committees attended by a director or committee member, with an additional cash fee of $1,000 to be paid to the chairman of the meeting due to the additional responsibilities attendant to such position; (3) upon initial election as a director, a grant of stock options to purchase 20,000 shares of common stock at an exercise price equal to the fair market value on the effective date of grant; and (4) upon re-election as a director, a grant of stock options to purchase 10,000 shares of common stock at an exercise price equal to the fair market value on the effective date of grant. The non-management directors may elect on an annual basis to participate in the Non-Management Directors' Stock Incentive Plan (the "Plan") which provides that the non-management director may be awarded shares of common stock in lieu of a percentage of the cash amount of director fees earned by the director during the fiscal year. The number of shares of common stock to be awarded is calculated at the end of each calendar quarter by dividing the dollar amount of director fees earned by each participant during that calendar quarter by the last reported sale price of the common stock on such date. The shares of common stock to be awarded by the director pursuant to this Plan are not issued until a director's service on the Board of Directors terminates. The principal goals of this compensation program are to enhance the equity and incentive elements of the Company's non-employee director compensation through reliance on stock option grants, to reward such directors for taking on extra responsibilities such as service on a committee, and to make the total compensation package an effective tool for the recruitment and retention of qualified, talented non-employee directors.

        The Company paid a monthly fee of $8,000 to Jack R. Blair as compensation for his service as the non-executive Chairman of the Board of the Company from May 1, 2002 to October 31, 2002. Mr. Blair did not receive the annual retainer or meeting attendance fees, but did receive the stock option grants that were provided to other non-employee directors. As of November 1, 2002, the Company pays a monthly fee of $5,000 and a cash fee of $1,000 for each attended meeting of the Board of Directors to Jack R. Blair as compensation for his service as the non-executive Chairman of the Board of the Company. Mr. Blair does not receive the annual retainer, but he does receive the stock option grants, that are provided to other non-employee directors of the Company. The Company also reimburses Mr. Blair for all necessary, reasonable, and documented expenses that he incurs in serving as the non-executive Chairman of the Board.

Compensation Committee Interlocks and Insider Participation

        James E. Harwood, Jim Rout, Robert G. McEniry, Walter M. Grant, and George Cates (former director) served as members of the Compensation Committee of the Board of Directors during fiscal 2003. None of such persons is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no executive officer of the Company served during fiscal 2003 as a director or a member of the compensation committee of any entity that had an executive officer serving as a director of the Company or a member of the Compensation Committee of the Board of Directors.

PROPOSAL 2—RATIFICATION OF INDEPENDENT ACCOUNTANTS

        BDO Seidman, LLP audited the financial statements of the Company for fiscal 2003 and has served as the Company's independent accountants since fiscal 2000. The Board of Directors has selected BDO Seidman, LLP as the Company's independent accountants for the fiscal year ending April 30, 2004, based on the recommendation of the Audit Committee and subject to shareholder ratification.

        In addition to retaining BDO Seidman, LLP to audit the Company's consolidated financial statements for the fiscal year ending April 30, 2003, the Company retained BDO Seidman, LLP to provide various consulting and other services in the fiscal year ending April 30, 2003, and expects to continue to do so in the future. The following table presents fees for professional services rendered by BDO Seidman, LLP for the audit of the Company's annual financial statements and review of financial statements included in the Company's quarterly reports on Form 10-Q ("Audit Fees") for fiscal years ending April 30, 2002 and April 30, 2003, and fees billed for other services rendered by BDO Seidman, LLP.

	2002	2003
Audit Fees	$178,000	$200,000
Audit Related Fees(1)(2)	20,000	65,000
Tax Fees(2)(3)	66,000	90,000
All Other Fees(2)	0	0

	$264,000	$355,000

(1)
Audit related fees consisted principally of the audit of the Company's benefit plan and consultation regarding acquisitions and internal control matters.

(2)
The Audit Committee has determined that the provision of all non-audit services performed for the Company by BDO Seidman, LLP is compatible with maintaining that firm's independence.

(3)
Tax fees consisted primarily of tax return preparation, state tax matters and tax advisory services.

        Representatives of BDO Seidman, LLP are expected to be present at the meeting. They will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from the Company's shareholders.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING APRIL 30, 2004. All proxies solicited on behalf of the independent accountants will be voted FOR the ratification of the appointment of the independent accountants unless the shareholders instruct otherwise in their proxies. If the shareholders do not ratify the appointment, the matter will be considered by the Audit Committee and the Board of Directors.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

        Overview.    The Compensation Committee of the Board of Directors (the "Committee") administers the Company's executive compensation program. The Committee is composed of three non-employee directors, Walter M. Grant, James E. Harwood, and Jim Rout (Chairman). The Committee is responsible for making decisions with respect to the compensation of the Company's executive officers, including the Chief Executive Officer. In making decisions regarding executive compensation, the Committee has attempted to implement a policy that serves the financial interests of the Company's shareholders while providing appropriate incentives to its executive officers.

        Compensation Philosophy.    The Company's executive compensation program is designed to attract and retain high caliber executives and motivate them to achieve superior performance for the benefit of the Company's shareholders. The Committee believes that a significant portion of executive officers' compensation potential on an annual basis should be at risk based on the Company's performance. If the Company's performance does not meet the criteria established by the Committee, incentive compensation will be adjusted accordingly.

        Compensation Program.    The compensation for executive officers of the Company generally consists of a base salary, an annual incentive bonus, and long-term incentive compensation in the form of nonqualified stock options granted under the Company's stock incentive plans. The total direct compensation (i.e., base salary, annual incentive bonus, and long-term incentive compensation) paid to the Company's executive officers is intended to be competitive with the total direct compensation paid to executive officers in similar positions at companies primarily in the information technology services industry with revenues similar to those of the Company. These components of executive compensation are discussed more fully below.

        Base Salary.    The Committee determines the base salaries of the Chief Executive Officer and all other executive officers of the Company. In setting the base salaries, the Committee obtains relevant compensation data from comparable companies in the information technology services industry. Salaries are reviewed annually, and increases are based primarily on merit according to each executive officer's achievement of performance objectives. The base salary of T. Scott Cobb, Chief Executive Officer, is paid pursuant to the terms of an Employment Agreement ("Agreement") dated November 1, 2002 between the Company and Mr. Cobb. The material terms of the Agreement are described below in the section titled "Compensation of Chief Executive Officer".

        Annual Incentive Bonus.    The Company maintained an annual incentive bonus plan for its executive officers with respect to their performance in fiscal 2003. The plan provided for the discretionary payment by the Company of an annual incentive bonus of up to 50% of an executive officer's base salary in the event that the Company achieved a specific financial performance goal for the fiscal year as established by the Committee. Although the Company did not achieve the financial performance goal, the Committee considered a variety of factors in evaluating the payment of discretionary bonuses to its executive officers, including the contributions of the executive officers to the development and implementation of strategic plans and goals for the Company resulting in profitability and increased shareholder value. Based on its assessment of the executives' activities and accomplishments and the Company's performance during the period covered by the bonus consideration, the Committee recommended and the Company paid annual incentive bonuses to its executive officers in amounts equal to approximately 30% of their respective annual base salaries.

        Long-Term Incentive Compensation.    In fiscal 2003, the Company provided its executive officers with long-term incentive compensation in the form of nonqualified stock options granted under the Company's stock incentive plans. Two executive officers, Michael J. Boling and Jeffrey S. Cobb, each received stock options to purchase 200,000 shares of common stock at an exercise price of $0.70 per share, which was the closing sale price of the common stock on the grant date, August 28, 2002. The stock options vest and become exercisable over four years, one-fourth on each anniversary date beginning August 28, 2003, one year after the grant date, and have a term of ten years. The Committee believes that the grant of stock options to the executive officers as long-term incentive compensation benefits the Company by aligning the interests of the executive officers with those of the Company and its shareholders.

        Compensation of Chief Executive Officer.    T. Scott Cobb was the President and Chief Executive Officer of the Company during fiscal 2003. The Company paid Mr. Cobb a base salary of $422,917 in fiscal 2003. His base salary was $350,000 from May 1 through May 31, 2002, and was increased to $400,000 from June 1 through October 31 2002. On November 1, 2002, the Company entered into an Employment Agreement ("Agreement") with Mr. Cobb that provides for his employment through September 30, 2006. Pursuant to the terms of that Agreement, Mr. Cobb's base salary was increased to $450,000. Mr. Cobb also was eligible to receive an annual incentive bonus of up to 50% of his base salary in the event that the Company achieved a specific financial performance goal for fiscal 2003 that was established by the Committee. Although the Company did not achieve the financial performance goal, the Committee, in consideration of the activities and accomplishments of the Chief Executive Officer in relation to the strategic plans and goals of the Company, recommended and the Company paid an annual incentive bonus of $135,000 for fiscal 2003 to Mr. Cobb, which represented 30% of his base salary of $450,000 at the end of fiscal 2003. In determining the value of the bonus, the Committee considered Mr. Cobb's leadership in the achievement of certain operating performance goals, including the completion of eight consecutive quarters of profitable operations and the increase in shareholder value, as well as accomplishments in relation to strategic goals of the Company, including a major change in strategic direction focusing on the government sector; the renewal of several major customers' contracts; and the acquisition of Remtech Services, Inc. The Committee considers the total compensation received by Mr. Cobb for fiscal 2003 to be reasonable and appropriate.

        Loans to Chief Executive Officer.    On November 6, 2002, Mr. Cobb repaid in full the principal and accrued interest on two loans that were extended by the Company in fiscal 2002. On July 16, 2001, the Company agreed to loan up to $192,000 to Mr. Cobb, and on January 18, 2002, the Company increased the maximum loan amount to $313,755. On February 15, 2002, the Company also agreed to loan $500,000 to Mr. Cobb. On October 31, 2002, Mr. Cobb repaid $300,000 of the principal balance on the first loan to the Company and, on November 6, 2002, repaid in full the principal and accrued interest on the first loan. Mr. Cobb repaid the $500,000 principal amount of the second loan on June 14, 2002 and, on November 6, 2002, repaid in full the accrued interest on the second loan. The material terms of the loans are described under the caption "Certain Transactions" in this Proxy Statement. Mr. Cobb used the proceeds of the loans to repay his personal indebtedness to a commercial bank. In authorizing the Company to make the loans, the Board of Directors (with Mr. Cobb abstaining) determined that the loans would benefit the Company by helping to alleviate personal financial pressures on Mr. Cobb that otherwise might cause him to be distracted from his management and operational duties and responsibilities as the President and Chief Executive Officer of the Company.

                      Submitted by the Compensation Committee
                              of the Board of Directors of
                              SCB Computer Technology, Inc.

                      Walter M. Grant
                      James E. Harwood
                      Jim Rout (Chairman)

Summary Compensation Table

        The table below sets forth summary compensation information for each of the last three fiscal years with respect to the Company's Chief Executive Officer in fiscal 2003 (T. Scott Cobb) and the four executive officers of the Company for fiscal 2003 who were serving in such capacities on April 30, 2003 (Michael J. Boling, Jeffrey S. Cobb, Steven H. Smith and Gordon L. Bateman), and who are the four other most highly compensated executive officers of the Company for fiscal 2003.

	Annual Compensation						Long-Term Compensation Awards
Name and Principal Positions	Fiscal Year	Salary(1)		Bonus		Other Annual Compensation(2)	Shares of Common Stock Underlying Stock Options	All Other Compensation
T. Scott Cobb President and Chief Executive Officer	2003 2002 2001	$422,917 340,560 300,000		$135,000 175,875 150,000	(3)	$16,250 9,000 9,000	— 30,000 —	$75,392 101,252 7,955	(4) (4) (4)
Michael J. Boling Executive Vice President, Chief Financial Officer, and Treasurer	2003 2002 2001	299,583 290,000 290,000		90,000 167,392 145,000	(5)	16,250 9,000 9,000	200,000 30,000 —	20,586 14,729 1,750	(6) (6) (6)
Jeffrey S. Cobb Executive Vice President and Chief Operating Officer	2003 2002 2001	251,042 250,000 250,000	(7)	82,500 147,292 125,000	(8)	16,456 9,048 8,682	200,000 30,000 —	16,001 2,086 3,301	(9) (9) (9)
Steven H. Smith Executive Vice President—State Government Services	2003 2002 2001	250,000 250,000 250,000		86,002 77,710 14,017	(10)	— 9,182 9,764	— 30,000 —	12,488 52,370 3,750	(11) (11) (11)
Gordon L. Bateman Executive Vice President and Secretary	2003 2002 2001	150,000 193,750 225,000		60,000 79,501 112,500	(12)	9,000 9,000 9,000	— — —	524 471 1,096	(13) (13) (13)

(1)
The salary figures shown in the table include amounts deferred by the employees under the Company's deferred compensation plans.

(2)
Each executive officer's other annual compensation for fiscal 2003 consisted of an automobile allowance or automobile lease.

(3)
T. Scott Cobb received $135,000 as an annual incentive bonus for fiscal 2003.

(4)
T. Scott Cobb's other compensation consisted of payments for accrued vacation of $70,471 for 2003 and $94,352 for 2002; payments for excess group life insurance of $4,921, 3,244, and $1,980 for 2003, 2002 and 2001 respectively; payments of Company matching contributions under a deferred compensation plan of $3,656 for 2002 and $4,517 for 2001; and $1,458 for reimbursement of group short-term disability insurance premiums for 2001.

(5)
Mr. Boling received $90,000 as an annual incentive bonus for fiscal 2003.

(6)
Mr. Boling's other compensation consisted of payments for accrued vacation of $14,423 for 2003 and $12,548 for 2002; payments of Company matching contributions under a deferred compensation plan of $4,617, $1,058, and $1,088 for 2003, 2002, and 2001, respectively; and payments for excess group life insurance of $1,546, $1,123, and $662 for 2003, 2002, and 2001, respectively.

(7)
The annual base salary for Jeffrey S. Cobb was $275,000 for fiscal 2003. However, in light of operational cost cutting measures, Mr. Cobb, as Chief Operating Officer, elected to forego 20% of his base salary from November 1, 2002 to April 1, 2003.

(8)
Jeffrey S. Cobb received $82,500 as an annual incentive bonus for fiscal 2003.

(9)
Jeffrey S. Cobb's other compensation consisted of payments for accrued vacation of $13,221 for 2003; payments of Company matching contributions under a deferred compensation plan of $2,450, $1,785, and $3,085 for 2003, 2002, and 2001, respectively; and payments for excess group life insurance of $330, $301, and $216 for 2003, 2002 and 2001, respectively.

(10)
Mr. Smith received $86,002, $77,710, and $14,017 in account management commissions for fiscal 2003, 2002, and 2001, respectively.

(11)
Mr. Smith's other compensation consisted of payments for accrued vacation of $12,019 for 2003 and $48,076 for 2002; payments for excess group life insurance of $469 for 2003 and $544 for 2002, and payments of Company matching contributions under a deferred compensation plan of $3,750 for each of 2002 and 2001.

(12)
Mr. Bateman received $60,000 as an annual incentive bonus for fiscal 2003 based on attainment of specific administrative and financial goals established by management relating to his responsibilities as Executive Vice President of Administration.

(13)
Mr. Bateman's other compensation consisted of payments for excess group life insurance of $524, $471, and $483 for 2003, 2002, and 2001, respectively, and payments of Company matching contributions under a deferred compensation plan of $613 for 2001.

Stock Option Grants in Fiscal 2003

        The table below sets forth information concerning the stock options grants in fiscal 2003 to the executive officers named in the Summary Compensation Table and the potential realizable value of such stock options at assumed annual rates of stock price appreciation for the ten-year terms.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	No. of Shares of Common Stock Underlying Options Granted in Fiscal 2003	Percentage of All Stock Options Granted to Employees in Fiscal 2003
Name			Exercise Price Per Share(1)	Expiration Date(2)
					5%	10%
T. Scott Cobb	0	—	—	—	—	—
Michael J. Boling	200,000	13.2	.70	08/28/2012	44,023	111,562
Jeffrey S. Cobb	200,000	13.2	.70	08/28/2012	44,023	111,562
Steven H. Smith	0	—	—	—	—	—
Gordon L. Bateman	0	—	—	—	—	—

(1)
The exercise price per share of each stock option granted to the named executive officers is equal to the fair market value of the common stock on the date of grant.

(2)
The stock options granted to the named executive officers were granted under the Company's 1997 and 1995 Stock Incentive Plans, as amended (the "Stock Incentive Plans"). The Compensation Committee, which administers the Stock Incentive Plans and the Company's other incentive plans, has general authority to accelerate, extend, or otherwise modify the benefits under the stock options in certain circumstances within overall plan and other limitations. The Compensation Committee has no present intention to exercise that authority with respect to these stock options.

(3)
In accordance with the SEC's rules, these dollar figures represent hypothetical gains that could be achieved for the respective stock options if they were exercised at the end of the option term. The gains are based on assumed annual rates of stock price appreciation of 5% and 10% compounded annually from the date that the respective stock options were granted to their expiration date. They do not reflect the Company's estimates or projections of future prices of the common stock. The gains are net of the stock option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. The actual gains, if any, realized upon stock option exercises will depend upon the future performance of the common stock, the executive's continued employment with the Company, and the dates on which the stock options are exercised. The hypothetical gains shown in the table might not be achieved.

Stock Option Exercises and Values for Fiscal 2003

        None of the executive officers named in the Summary Compensation Table exercised any stock options in fiscal 2003. The table below sets forth information concerning the number and value of their unexercised options at April 30, 2003.

			Number of Shares Underlying Unexercised Stock Options at April 30, 2003		Value of Unexercised In-the-Money Stock Options at April 30, 2003*
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
T. Scott Cobb	0	0	30,000	—	$15,300	$—
Michael J. Boling	0	0	130,000	200,000	15,300	52,000
Jeffrey S. Cobb	0	0	320,300	200,000	15,300	52,000
Steven H. Smith	0	0	290,300	—	15,300	—
Gordon L. Bateman	0	0	190,300	—	—	—

*
In accordance with the SEC's rules, an option is "in-the-money" if the fair market value of the underlying security exceeds the exercise price of the option. In the table, the values of the unexercised in-the-money stock options are calculated by multiplying the number of underlying shares of the Company's common stock by the difference between the fair market value of the shares and the exercise prices of the stock options. For the purposes of the table, the fair market value of the Company's common stock on April 30, 2003, is deemed to have been $0.96, which is the closing sale price of the common stock reported for transactions effected on the OTC Bulletin Board on such date.

Employment Agreement

        On November 1, 2002, the Company entered into an Employment Agreement ("Agreement") with T. Scott Cobb that provides for his employment as the President and Chief Executive Officer of the Company through September 30, 2006. The Agreement provides that Mr. Cobb will receive a base salary of $450,000 during the first year, $500,000 during the second year, $550,000 during the third year, and $600,000 during the fourth year of the employment period. In addition, Mr. Cobb is eligible to receive an annual bonus and any other bonus pursuant to any bonus, profit sharing, or other incentive plan approved by the Board of Directors or the Compensation Committee. The Agreement provides that the employment period will be automatically extended for additional one year periods unless either party gives written notice to the contrary at least 30 days prior to the third anniversary date, (i.e., October 1, 2005) or any anniversary thereafter. If Mr. Cobb's employment is terminated by reason of death, disability, or cause, the Company will have no obligation for compensation after the termination date other than the obligations accrued under the Agreement at the termination date.

Comparison of Total Shareholder Returns

        The graph below compares the cumulative total shareholder returns for the period from April 30, 1998, to April 30, 2003, for the Company's common stock, the CRSP Index for the Nasdaq Stock Market—U.S. Companies (the "Nasdaq U.S. Companies Index"), and the CRSP Index for Nasdaq Computer and Data Processing Stocks (the "Nasdaq Computer and Data Processing Index"). The graph assumes that $100 was invested on April 30, 1998, in the Company's common stock, the Nasdaq U.S. Companies Index, and the Nasdaq Computer and Data Processing Index, and that all dividends were reinvested. Total returns for the two Nasdaq indices are weighted based on the market capitalization of the companies included therein. Historic stock price performance is not indicative of future stock price performance. The Company does not make or endorse any prediction as to future stock price performance.

Cumulative Total Shareholder Returns
Based on Reinvestment of $100 Beginning on April 30, 1998

	4/30/98	4/30/99	4/30/00	4/30/01	4/30/02	4/30/03
SCB Computer Technology, Inc.	$100	$56	$24	$4	$8	$8
Nasdaq U.S. Companies Index	100	137	208	114	91	80
Nasdaq Computer and Data Processing Index	100	153	223	122	85	79

Source: Center for Research in Security Prices, University of Chicago Graduate School of Business

CERTAIN TRANSACTIONS

        On July 16, 2001, the Company agreed to lend up to $192,000 to T. Scott Cobb, the President and Chief Executive Officer and a director of the Company (the "first loan"). The proceeds of the first loan were to be used by Mr. Cobb to repay his personal indebtedness to a commercial bank. The first loan bears interest at prime and originally had a maturity date of April 30, 2002. On January 18, 2002, the Company and Mr. Cobb modified the first loan by increasing the maximum available principal amount to $313,755 and extending the maturity date to August 31, 2002, subject to the requirement that Mr. Cobb prepay the first loan in certain circumstances. On August 28, 2002, the Company extended the maturity date of the first loan for two months to October 31, 2002, in order to provide Mr. Cobb with sufficient time to repay the first loan in its entirety. On October 31, 2002, Mr. Cobb repaid $300,000 of the principal balance on the first loan to the Company. At October 31, 2002, the outstanding principal balance of the first loan was $11,480 and the interest accrued thereunder was $13,739. On November 6, 2002, Mr. Cobb repaid in full the principal and accrued interest on the first loan.

        On February 15, 2002, the Company agreed to lend an additional $500,000 to Mr. Cobb (the "second loan"). The second loan incurred interest at prime, had a maturity date of January 31, 2003, and was secured by a pledge by Mr. Cobb to the Company of 1,503,691 shares of the Company's common stock owned by Mr. Cobb. The proceeds of the second loan were to be used by Mr. Cobb to repay his personal indebtedness to a commercial bank. On June 14, 2002, Mr. Cobb repaid the $500,000 principal balance of the second loan to the Company. At October 31, 2002, the interest accrued under the second loan was $7,851. On November 6, 2002, Mr. Cobb repaid in full the accrued interest on the second loan.

        In fiscal 2003, the Company paid IT Resources Solutions.net, Inc. ("ITRS"), a minority owned business, $73,500 for marketing management services in the northeastern United States, $26,506 for the lease of office and storage facilities in New York, and $28,432 for contract labor used on the Company's projects. The Company received $70,390 in revenue for employees working under sub-contractual agreements on ITRS projects. Kenneth J. Cobb, the son of T. Scott Cobb, is a shareholder of ITRS.

OTHER MATTERS

        As of the date of this Proxy Statement, the Board of Directors knows of no business that will be presented at the meeting other than the proposals described herein. If any other proposal properly comes before the shareholders for a vote at the meeting, however, the proxy holders will vote the shares of common stock represented by proxies that are submitted to the Company in accordance with their best judgment.

ADDITIONAL INFORMATION

Solicitation of Proxies

        The Company will bear the cost of preparing and mailing this Proxy Statement and soliciting proxies. The Company has retained Mellon Investor Services LLC to provide services relating to the solicitation of proxies for the meeting. The Company has agreed to pay to Mellon Investor Services LLC a fee of $5,500 and to reimburse it for certain out-of-pocket expenses incurred in providing such services. Directors, officers, and other employees of the Company also may solicit proxies without any additional compensation. The solicitations will be made through the mail and may also be made in person or by telephone, facsimile, or other electronic means. The Company requests that brokerage firms, banks, and other nominees forward the proxy solicitation materials to the beneficial owners of the shares of common stock held of record by such nominees and will reimburse them for their reasonable forwarding expenses.

Shareholder Proposals for 2004 Annual Meeting of Shareholders

        Shareholders interested in presenting a proposal for consideration at the Company's 2004 annual meeting of shareholders must follow the procedures prescribed in the Company's bylaws and the proxy rules of the SEC. The Company's bylaws and the SEC's Rule 14a-8 under the Securities Exchange Act of 1934, as amended, require that shareholder proposals that are intended to be presented at the Company's 2004 annual meeting of shareholders must be received by the Company (attention: Corporate Secretary) at its office located at 3800 Forest Hill-Irene Road, Suite 100, Memphis, Tennessee 38125, not later than April 23, 2004, in order to be eligible for inclusion in the Company's proxy solicitation materials relating to the meeting. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal that does not meet all the requirements for such inclusion established by the Company's bylaws or the SEC's proxy rules.

                      By Order of the Board of Directors,

                      Gordon L. Bateman
                       Secretary

Memphis, Tennessee
August 22, 2003

APPENDIX A

SCB COMPUTER TECHNOLOGY, INC.
AUDIT COMMITTEE CHARTER

        The purpose of the Audit Committee of the Board of Directors of SCB Computer Technology, Inc. ("SCB" or the "Company") is to assist the Board of Directors by (I) overseeing the Company's financial reporting process, (II) overseeing the Company's system of internal control, (III) overseeing the audit process and selection and performance of the Company's independent accountants, (IV) overseeing the Company's process for monitoring compliance with laws and regulations and the Code of Conduct, (V) retaining legal counsel and other professional advisors, and (VI) acting as a qualified legal compliance committee, as such is defined in applicable SEC regulation. A critical element to achieve this mission is an environment and "tone at the top" that encourages open, candid and frequent communications among the Audit Committee, management and the independent accountants.

Composition and Qualifications

        The Audit Committee is appointed by the Board of Directors and will consist of at least three members, all of which shall be independent. The members of the Audit Committee shall meet the independence, experience, and other requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), the rules and regulations of the Securities and Exchange Commission (the "Commission), and any national securities or automated quotation system on which the Company's securities are listed or traded. At least one member of the Audit Committee shall be a"financial expert," as defined by the Commission.

Authority and Responsibilities

        The Audit Committee has authority to conduct or authorize investigations into any matter within its scope of responsibility. The Audit Committee is empowered to and will carry out the following responsibilities.

        I.     Financial Reporting Process. The Audit Committee will perform the following tasks relating to the financial statement and reporting process.

    •
    Annual and quarterly tasks

    •
    Discuss with management the Company's major financial risks and exposures and the actions taken by management to monitor and control such risks and exposures.

    •
    Review the disclosures required to be made by the Company's CEO and CFO during thecertification process for the annual and quarterly reports.

    •
    Annual Audited Financial Statements and Annual Report on Form 10-K

    •
    Inquire of Company management and the independent accountant regarding significant accounting and financial reporting issues, including complex or unusual transactions, off balance sheet transactions and highly judgmental areas.

    •
    Review and discuss with management and the independent accountant the annual audited financial statements, and consider whether they are complete, consistent with information known to the Audit Committee members and reflect appropriate accounting principles.

    •
    Review and discuss with management and the independent accountant the other sections of the annual report, including management's discussion and analysis.

G-A-1

      •
      Read and discuss with management the annual earnings press release.

      •
      Reach a determination to recommend to the full Board that audited financial statements be included in the annual report filed with the SEC.

    •
    Interim Financial Statements and Periodic Reports on Form 10-Q

    •
    Review and discuss with management and the independent accountant the quarterly unaudited financial statements and consider whether the financial statements are consistent with information known to the Audit Committee members. The review and discussion should include management's discussion and analysis and other sections of the quarterly report.

    •
    Review and discuss with management the quarterly earnings press release. The Audit Committee may delegate the authority for approval of the quarterly earnings release to one or more members, provided the members approval is presented to the full committee at the next scheduled meeting.

        II.    System of Internal Control. The Audit Committee will perform the following tasks relating to the system of internal control.

    •
    Understand the scope of the independent accountant's review of the internal control during the annual audit, and obtain reports on significant findings and recommendations, together with management's responses.

    •
    Review findings of the periodic evaluations by the CEO and CFO of the Company's system for internal control. Determine if the CEO and CFO will make required certifications (in accordance with regulatory guidelines) in the Company's periodic and annual reports with respect to the Company's internal controls.

        III.  Audit Process and Independent Accountants. The Audit Committee will have the following direct authority over the independent accountants.

    •
    Appoint the registered public accounting firm employed by the Company, subject to shareholder approval.

    •
    Oversee the work of the independent accountant.

    •
    Approve in advance the fees for audit and permitted non-audit services to be provided by the independent accountants.

    •
    Approve in advance any audit or permitted non-audit services to be provided by the independent accountants. The Audit Committee may delegate authority to one or more members for the pre-approvals of audit and permitted non-audit services, provided the member's pre-approval is presented to the full committee at the next scheduled meeting.

    •
    Resolve any disagreements between management and the independent accountant regarding financial reporting.

    •
    Discharge any independent accountant engaged to perform audit or permitted non-audit services to the Company.

        The Audit Committee will perform the following tasks relating to the oversight of the independent accountants.

    •
    Review the independent accountants' proposed audit scope, approach and staffing.

    •
    Understand the nature and extent of independent accountant involvement in the interim financial statements.

G-A-2

    •
    Discuss with the independent accountant the results of the audit, including any difficulties encountered during the course of the audit.

    •
    Review with the independent accountant all matters required to be communicated to the Audit Committee under generally accepted auditing standards, the Exchange Act and the Commission's rules, including a discussion of material written communications between the independent accountant and management and any schedule of unadjusted differences.

    •
    Review the performance of the independent accountants, and exercise final approval on the appointment or discharge of the independent accountants.

    •
    Monitor the independent accountants' process for required rotation of the lead audit partner.

    •
    Adopt a policy regarding the Company making employment offers to any personnel of the independent accountant.

    •
    Review and obtain a written statement from the independent accountants delineating relationships between themselves and the Company and any other matters that might reasonably be expected to affect their independence, including non-audit services. This written statement will be submitted to the Audit Committee at the beginning of the annual financial audit and resubmitted, including any changes, when the final independent accountants' report is submitted to the Audit Committee.

    •
    Receive timely reports from the independent accountants concerning the Company's critical accounting policies and practices, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of alternative disclosures and treatments and the treatment preferred by the independent accountants and all other material written communications between the independent accountants and management.

        IV.   Compliance and the Company's Code of Conduct. The Audit Committee will complete, at least annually, the following tasks relating to the Company's process for monitoring compliance with laws and regulations and with the Code of Conduct.

    •
    Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of any investigation and follow-up (including disciplinary action) of any instances of noncompliance.

    •
    Review the findings of any investigation by regulatory agencies, and any independent accountant observations.

    •
    Review the process for communicating the Code of Conduct to Company personnel, and for monitoring compliance therewith.

    •
    Approve any waivers of the Company's Code of Conduct.

    •
    Obtain regular updates from management and Company legal counsel regarding compliance matters.

    •
    Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

        V.     Independent Legal Counsel and other Advisors. The Audit Committee is authorized to retain legal counsel and other advisors to investigate any matters that might arise or to provide advice on matters that could effect the Company's financial statements.

G-A-3

        VI.  Qualified Legal Compliance Committee. The Audit Committee is authorized to adopt written procedures for the confidential receipt, retention, and consideration of any report of evidence of a material violation of an applicable United States federal or state securities law, a material breach of fiduciary duty arising under United States federal or state law, or a similar material violation of any United States federal or state law. In such regard, the Audit Committee has the authority and responsibility:

    •
    To inform the chief executive officer of any report of evidence of a material violation of federal or state securities law;

    •
    To determine whether an investigation is necessary regarding any report of evidence of a material violation by the Company, its officers, directors, employees or agents, and if an investigation is necessary or appropriate, to:

    •
    Notify the full board of directors;

    •
    Initiate an investigation; and

    •
    Retain such additional expert personnel as the committee deems necessary; and

    •
    At the conclusion of any such investigation, to:

    •
    Recommend that the Company implement an appropriate response to evidence of a material violation; and

    •
    Inform the chief executive officer and the board of directors of the results of any such investigation and the appropriate remedial measures to be adopted.

  The Audit Committee is further authorized, upon a majority vote by the members of the Audit Committee, to take all other appropriate action, including notifying the Securities and Exchange Commission, in the event that the Company fails in any material respect to implement an appropriate response that the Audit Committee has recommended the Company take.

        VII. Other Matters. The Audit Committee will perform the following additional tasks.

    •
    Approve any related party transactions.

    •
    Perform other activities related to this charter as requested by the Board of Directors of the Company.

    •
    Institute and oversee special investigations as needed.

    •
    If the Company institutes an internal audit function, provide oversight.

    •
    Review and assess the adequacy of the committee charter annually, requesting board approval for proposed changes, and ensure appropriate disclosure as may be required by law or the Commission.

    •
    Confirm that all responsibilities outlined in this charter have been carried out.

Meeting and Reporting

        The Audit Committee will meet at least four times per fiscal year with authority to convene additional meetings, as circumstances require. The Committee will invite members of management, the independent accountants, and others (including legal counsel as required by the circumstances) to attend meetings. The Audit Committee will hold private meetings with the independent accountants and will periodically convene in executive session.

G-A-4

        The Audit Committee will have the following reporting responsibilities.

    •
    Regularly report to the Board of Directors about committee activities, issues and related recommendations.

    •
    Provide an open avenue of communication between the independent accountants and the Board of Directors.

    •
    Report annually to the shareholders, describing the committee's composition, responsibilities and how they were discharged, and any other information required by applicable rules and regulations, including approval of non-audit services.

    •
    Every three years publish this charter in the Company's proxy statement for its annual meeting.

    •
    Review any other reports on Company issues that relate to committee responsibilities.

Scope Limitation

        This Audit Committee Charter establishes the authority and responsibilities of the Audit Committee. While the Audit Committee has the above authority and responsibilities, it is the responsibility of management to determine that the financial statements and related footnotes are complete and accurate in accordance with generally accepted accounting principles and it is the independent accountants' responsibility to plan and conduct the independent audit.

G-A-5

ANNEX H

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED OCTOBER 31, 2003
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM TO

Commission File No. 0-27694

SCB COMPUTER TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in its Charter)

Tennessee	62-1201561
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
3800 Forest Hill-Irene Road, Suite 100 Memphis, Tennessee 38125 (Address of Principal Executive Offices)
901-754-6577 (Registrant's Telephone Number, Including Area Code)
Not Applicable (Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

        Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

        Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

        At December 9, 2003, there were 25,302,454 shares of common stock outstanding.

SCB COMPUTER TECHNOLOGY, INC.

QUARTERLY REPORT ON FORM 10-Q

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

        This report contains forward-looking statements. All statements made in this report, other than statements of historical fact, are forward-looking statements. They usually include, without limitation, the words "believes", "anticipates", "expects", "estimates", "projects", "intends", "plans", "hopes", "future" and words of similar phrasing and meaning. Forward-looking statements reflect management's current assumptions, beliefs, and expectations and express management's views of future performance and trends.

        Forward-looking statements are subject to a number of risks and uncertainties, including those discussed below, that could cause actual results to differ materially from historical or anticipated results. These factors include, but are not limited to, the potential for the Company's business relationships with its significant customers to change or deteriorate; the potential early termination of the Company's IT service contracts without penalty; the potential for the Company's customers to reduce their IT services outsourcing for various reasons, including federal and state budgetary constraints; the Company's potential liability to its customers in connection with the provision of IT services; the Company's potential inability to attract, develop and retain qualified IT employees; the potential for customers to hire the Company's employees; potential changes in the utilization and productivity rates of the Company's IT employees; the Company's dependence on key management personnel; the types and mix of IT services that the Company performs during any particular period; potential changes in the Company's gross profit due to a variety of factors, including increased wage and benefit costs that are not offset by billed rate increases; the Company's potential inability to finance, sustain and manage growth; the Company's potential inability to develop or acquire additional IT service offerings; the Company's potential inability to effectively identify, integrate and manage acquired businesses, including Remtech Services, Inc. and National Systems & Research Co.; the Company's increased leveraged position as a result of the Remtech Services, Inc. and National Systems & Research Co. acquisitions; the potential effects of competition; the potential outcome of possible litigation involving the Company; the potential effects of governmental audits of direct and indirect costs for the Company's U.S. Federal government contracts; the Company's decision to focus on its core competencies of IT outsourcing, consulting and professional staffing; potential deterioration in the condition of the U.S. economy and the IT services industry; and the receipt of regulatory and shareholder approvals required for the proposed merger with CIBER, Inc., as well as the timing of the anticipated completion and possible conditions of the planned merger and their consequences.

        The Company disclaims any intent and undertakes no obligation to publicly release any revision to or update of any forward-looking statement contained in this report to reflect events occurring or circumstances existing after the date hereof or otherwise.

PART I—FINANCIAL INFORMATION

Item 1.    Financial Statements

SCB COMPUTER TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	October 31, 2003	April 30, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,008	$1,112
Accounts receivable, net of allowance of $372 and $160, respectively	23,061	15,969
Refundable income taxes	77	574
Deferred income taxes	2,320	2,028
Prepaid expenses and other current assets	1,778	1,590

Total current assets	28,244	21,273
Fixed assets:
Furniture, fixtures and equipment	36,630	37,059
Accumulated depreciation	(26,553)	(25,248)

Net	10,077	11,811
Goodwill	10,554	5,150
Other intangible assets, net of accumulated amortization of $968 and $290, respectively	6,882	4,700
Deferred income taxes—long-term	8,831	8,991
Other long-term assets	1,031	1,310

Total assets	$65,619	$53,235

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,507	$2,161
Accrued expenses	8,727	7,364
Current portion of long-term debt	7,959	5,907
Deferred revenue	1,031	1,296

Total current liabilities	19,224	16,728
Long-term debt	24,071	15,975
Accrued loss on interest rate swap	20	—

Total liabilities	43,315	32,703
Commitments and contingencies
Shareholders equity:
Common stock, $0.01 par, 100,000 shares authorized; 26,002 and 25,025 issued; 700 Treasury shares	260	250
Treasury stock, at cost	(487)	(487)
Additional paid-in capital	42,500	40,807
Retained earnings (deficit)	(19,957)	(20,038)
Accumulated other comprehensive loss	(12)	—

Total shareholders' equity	22,304	20,532

Total liabilities and shareholders' equity	$65,619	$53,235

See accompanying notes to condensed consolidated financial statements (unaudited).

SCB COMPUTER TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for earnings per share)
(unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2003	2002	2003	2002
Revenue	$31,812	$21,548	$60,394	$43,344
Cost of services	24,405	16,102	45,852	32,461

Gross profit	7,407	5,446	14,542	10,883
Selling, general and administrative expenses	6,499	4,177	11,717	8,902

Income from operations	908	1,269	2,825	1,981
Net interest expense	406	261	827	549
Other income	50	32	121	145
Loss on extinguishment of debt	1,985	—	1,985	—

Income (loss) before income taxes	(1,433)	1,040	134	1,577
Income tax expense (benefit)	(566)	411	53	623

Net income (loss)	$(867)	$629	$81	$954

Net income (loss) per share—basic	$(0.03)	$0.03	$0.00	$0.04

Net income (loss) per share—diluted	$(0.03)	$0.03	$0.00	$0.04

Weighted average number of common shares—basic	25,074	24,741	24,753	24,845

Weighted average number of common shares—diluted	25,074	24,979	25,593	25,118

See accompanying notes to condensed consolidated financial statements (unaudited).

SCB COMPUTER TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands, unaudited)

	Number of Shares	Common Stock	Treasury Shares	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total Shareholders' Equity
Balance at April 30, 2003	25,025	$250	$(487)	$40,807	$(20,038)	$—	$20,532
Issuance of common stock in connection with the acquisition of NSR	882	9	—	1,691	—	—	1,700
Issuance of common stock in connection with the exercise of employee stock options	8	—	—	3	—	—	3
Issuance of common stock in connection with the exercise of warrants	87	1	—	(1)	—	—	—
Loss on interest rate swap, net of taxes	—	—	—	—	—	(12)	(12)
Net income for the six months ended October 31, 2003	—	—	—	—	81	—	81

Balance at October 31, 2003	26,002	$260	$(487)	$42,500	$(19,957)	$(12)	$22,304

See accompanying notes to condensed consolidated financial statements (unaudited).

SCB COMPUTER TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended October 31,
	2003	2002
Operating Activities
Net income	$81	$954
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (recovery) for bad debts	38	(439)
Depreciation and amortization	2,686	2,570
Deferred income taxes	5	623
Extinguishment of debt, net of cash prepayment penalty of $746	1,239	—
Changes in operating assets and liabilities:
Accounts receivable	(740)	2,717
Refundable income taxes	505	751
Prepaid expenses and other assets	805	947
Accounts payable	(818)	(465)
Accrued expenses and other liabilities	(716)	(1,190)

Net cash provided by operating activities	3,085	6,468

Investing Activities
Purchases of businesses, net of $937 cash acquired	(13,145)	—
Purchases of fixed assets	(192)	(164)

Net cash used in investing activities	(13,337)	(164)

Financing Activities
Borrowings on long-term debt	31,306	14
Purchases of common stock for treasury	—	(340)
Payments on long-term debt	(21,297)	(3,202)
Net borrowings (repayments) under revolving loan	139	(2,346)

Net cash provided by (used in) financing activities	10,148	(5,874)

Net increase (decrease) in cash and cash equivalents	(104)	430
Cash and cash equivalents at beginning of period	1,112	354

Cash and cash equivalents at end of period	$1,008	$784

Supplemental Disclosures of Cash Flow
Interest paid	$476	$591
Income taxes paid	$71	$45
Supplemental Disclosures of Non-cash Investing and Financing Activities
Common stock issued in NSR acquisition	$1,700	$—
Notes payable issued in NSR acquisition	$5,100	$—

See accompanying notes to condensed consolidated financial statements (unaudited).

SCB COMPUTER TECHNOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.     BASIS OF PRESENTATION

        The accompanying unaudited condensed consolidated financial statements of SCB Computer Technology, Inc. (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments (which consist of normal recurring adjustments) considered necessary for the fair presentation of the financial position of the Company as of October 31, 2003, and the results of operations and cash flows for the three-month and six-month periods ended October 31, 2003 and October 31, 2002. Operating results for the period ended October 31, 2003, are not necessarily indicative of the results that may be expected for the fiscal year ending April 30, 2004. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the fiscal year ended April 30, 2003, filed with the Securities and Exchange Commission.

2.     EARNINGS PER SHARE

        The following table sets forth the computation of basic and diluted earnings per share (in thousands, except net income per share):

	Three Months Ended October 31,		Six Months Ended October 31,
	2003	2002	2003	2002
Net income (loss)	$(867)	$629	$81	$954

Denominator for basic earnings per share—weighted average shares	25,074	24,741	24,753	24,845

Effect of dilutive securities-stock options and warrants	—	238	840	273

Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions	25,074	24,979	25,593	25,118

Net income (loss) per share—basic	$(0.03)	$0.03	$0.00	$0.04

Net income (loss) per share—diluted	$(0.03)	$0.03	$0.00	$0.04

3.     STOCK-BASED COMPENSATION

        The Company grants stock options for a fixed number of shares to employees and directors with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly recognizes no compensation expense for the stock option grants. In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, a valuation using the fair-value-based accounting method has been made for stock options and accordingly pro forma net income and earnings per share are shown below For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The fair value for the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for fiscal 2003 and 2002, respectively: risk-free interest rates of 4.50 percent and 5.00 percent; no dividend yield, volatility factors of the expected market price of the Company's common stock of .866 and .959 and a weighted average expected life of the option of five years. The Company's pro forma information follows (in thousands, except earnings per share):

	Three Months Ended October 31,		Six Months Ended October 31,
	2003	2002	2003	2002
Net income (loss):
As reported	$(867)	$629	$81	$954
Add: Stock-based employee compensation expense included in net income, net of related tax expense	—	—	—	—
Deduct: Stock-based employee compensation determined under fair value based method for all awards, net of related tax benefit	36	48	78	136

Pro forma—for SFAS 123	$(903)	$581	$3	$818

Net income (loss) per share:
As reported—basic	$(0.03)	$0.03	$0.00	$0.04
As reported—diluted	$(0.03)	$0.03	$0.00	$0.04
Pro forma—for SFAS 123—basic	$(0.04)	$0.02	$0.00	$0.03
Pro forma—for SFAS 123—diluted	$(0.04)	$0.02	$0.00	$0.03

4.     ACQUISITION

        On May 28, 2003, the Company, National Systems & Research Co. ("NSR"), and the shareholders of NSR, (the "Shareholders"), entered into a Stock Purchase Agreement (the "Agreement") pursuant to which the Company agreed to purchase and the Shareholders agreed to sell 100% of the outstanding common stock of NSR subject to the resolution of certain contingencies. On August 29, 2003, all of the closing contingencies were resolved, and the Agreement was finalized and funded on September 4, 2003. Pursuant to the Agreement, the Company paid cash in the amount of $8,850,000, issued unsecured, subordinated promissory notes in the amount of $5,100,000 (the "Notes") to the Shareholders and issued shares of the Company's common stock valued at $1,700,000 to the Shareholders in consideration of the sale of all the outstanding shares of common stock of NSR (the "Shares"). At closing the Shareholders purchased approximately $950,000 of NSR's assets from the Company. The purchase price was determined by arms' length negotiation between the parties, taking into account the historical operating results and existing customer relationships of NSR's business.

        The acquired business provides information technology support services primarily to the federal government, which was one of the primary reasons for the acquisition. As part of this acquisition, 253 employees joined SCB. Approximately $5.5 million of the purchase consideration has been preliminarily allocated to goodwill, based upon the excess of the purchase price over the $8.2 million estimated fair value of net tangible assets and the $2.9 million assigned to identifiable intangible assets acquired. The Company is amortizing these intangible assets over a period of three to nine years. NSR contributed revenue of $4.1 million for the period from September 1, 2003 to October 31, 2003. The following condensed balance sheet discloses the amount assigned to each major assets and liabilities of NSR at the acquisition date (in thousands):

Assets
Cash	$937
Accounts receivable	5,649
Prepaid expenses and other current assets	3,332
Fixed assets	80
Deferred income taxes, net	137
Identifiable intangible assets	2,860
Goodwill	5,480

Total Assets	18,475

Liabilities Accounts payable	$163
Accrued expenses	1,575
Deferred revenue	240
Total Liabilities	1,978

Net assets allocated	$16,497

        Pro Forma Information (unaudited)

        The following unaudited pro forma combined condensed statements of operations set forth the consolidated results of operations of the Company for the three months and six months ended October 31, 2003 and 2002 as if the above-mentioned acquisition and the Remtech Services, Inc. acquisition both had occurred on May 1, 2002. This unaudited pro forma information does not purport to be indicative of the actual results that would actually have occurred if the combinations had been in effect for the years ended October 31 (in thousands):

	Three Months Ended October 31,		Six Months Ended October 31,
	2003	2002	2003	2002
Revenue	$33.788	$35,916	$68,298	$71,779
Net Income	(874)	1,060	51	1,553
Diluted net income per share	(0.03)	0.04	0.00	0.06

5.     INTANGIBLE ASSETS

        Intangible assets resulted from the Company's acquisitions of Remtech Services, Inc. ("RSI") during the year ended April 30, 2003 and NSR during the quarter ended October 31, 2003. The intangible assets identified during the Company's valuation of RSI and NSR net assets at the dates of acquisition include purchased customer contracts and non-compete agreements. These intangible assets are being amortized over 3 to 9 years with 6.8 years being the weighted average amortization period. No residual value has been assigned to these identifiable intangible assets. Amortization expense was $391,000 and $681,000 for the three-month and six-month periods ended October 31, 2003, respectively. Amortization expense for all of the Company's intangible assets from the RSI acquisition is deductible for Federal income tax purposes using the straight-line method over a fifteen-year amortization period. Amortization expense for the Company's intangible assets from the NSR acquisition is not deductible for Federal income tax purposes. Intangible assets consisted of the following at October 31, 2003 (in thousands):

Goodwill	$10,554
Accumulated amortization	—

$10,554

Other intangible assets:
Covenant not to compete agreements	$810
Accumulated amortization	(142)

$668

Purchased customer contracts	$7,040
Accumulated amortization	(826)

$6,214

Total other intangible assets	$7,850
Total accumulated amortization	(968)

$6,882

6.     LONG-TERM DEBT

        At the beginning of the second fiscal quarter of 2004, the Company had a $27.5 million credit facility (the "Credit Facility") that consisted of a $17.5 million revolving loan and a $10.0 million term loan with one financial institution. The Credit Facility was secured by substantially all the Company's assets and contained various financial and other covenants. Additionally, the Company had a $7.3 million term loan ("Term Loan D") with a second financial institution and a three-year, $4.0 million term loan ("Term Loan C") with a third financial institution.

        On August 29, 2003, the Company obtained a new senior credit facility (the "Senior Credit Facility") with another financial institution, the proceeds of which were used to refinance the Credit Facility and Term Loan D. The Senior Credit Facility consists of a $17.5 million revolving loan (the "Senior Revolving Loan"), a $5.6 million term loan ("Term Loan A") and a $6.9 million term loan ("Term Loan B"). The Senior Credit Facility is secured by substantially all the Company's assets and contains various financial and other covenants including a minimum fixed charge ratio, a minimum asset coverage ratio and a funded debt to EBITDA ratio. The Company was in compliance with these loan covenants at October 31, 2003.

        The Company enters into derivative instruments to hedge variable interest payments on certain debt instruments utilizing interest-rate swaps to convert the variable payments into fixed payments. On the date on which the derivative contract is executed, the Company designated the derivatives a cash flow hedges. Changes in derivative fair value that are designated as cash flow hedges are deferred and recorded as a component of accumulated other comprehensive income until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value is immediately recognized in earnings. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. The Company assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

        The Company uses derivative financial instruments to reduce the impact of changes in interest rates on its earnings and cash flow. The Company enters into derivative financial contracts based on analysis of specific and known economic exposures and by policy prohibits holding or issuing derivative financial instruments for trading or speculative purposes. The Company is a party to two interest rate swaps as discussed below on Term Loan A and Term Loan B.

        The interest rate on borrowings under the Senior Revolving Loan is LIBOR plus a margin of 2.5%. At October 31, 2003, the effective annual interest rate under the Revolving Loan was 3.62%. At October 31, 2003, approximately $4.1 million was available for borrowing under the Senior Revolving Loan.

        The interest rate on borrowings under Term Loan A is LIBOR plus a margin of 2.5%. The Company entered into an interest-rate swap to reduce the impact of changes in interest rates on Term Loan A. Under the terms of the interest-rate swap the Company receives interest payments based on LIBOR plus a margin of 2.5% on a notional amount equal to the balance of Term Loan A and pays interest at an effective annual fixed rate of 4.31%. Term Loan A requires principal payments of $700,000 plus accrued interest per quarter.

        The interest rate on borrowings under Term Loan B is LIBOR plus a margin of 2.5%. The Company entered into an interest-rate swap to reduce the impact of changes in interest rates on Term Loan B. Under the terms of the interest-rate swap the Company receives interest payments based on LIBOR plus a margin of 2.5% on a notional amount equal to the balance of Term Loan B and pays interest at an effective annual fixed rate of 4.76%. Term Loan B requires principal payments of $181,579 plus accrued interest monthly.

        Long-term debt consisted of the following at October 31, 2003 (in thousands):

Revolving Loan	$13,156
Term Loan A	5,600
Term Loan B	6,527
Term Loan C	647
Notes payable to former NSR shareholders	5,100
Notes payable to former RSI shareholders	1,000

32,030
Less: current portion	(7,959)

$24,071

        Future maturities related to long-term debt as of October 31, 2003 are as follows (in thousands):

Years Ending October 31,
2004	$7,959
2005	6,313
2006	16,658
2007	1,100
2008	—
Thereafter	—

$32,030

7.     SEGMENT INFORMATION

        Beginning in the first quarter of fiscal 2004, the Company began operating within three business segments, State and Local Government, Federal Government and Commercial, as defined by its customer markets. The Company is presenting the following summarized financial information concerning the Company's operating segments for the three months and six months ended October 31, 2003 and 2002 (in thousands):

	Three Months Ended October 31,		Six Months Ended October 31,
	2003	2002	2003	2002
Revenue:
State and Local Government	$11,936	$13,752	$24,025	$27,270
Federal Government	13,876	—	24,339	—
Commercial	6,000	7,796	12,030	16,074

	$31,812	$21,548	$60,394	$43,344

Income from operations:
State and Local Government	$1,303	$1,876	$3,302	$3,647
Federal Government	771	—	1,728	—
Commercial	967	1,149	2,189	2,556
Corporate	(2,133)	(1,756)	(4,394)	(4,222)

	$908	$1,269	$2,825	$1,981

        The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. There are no inter-segment sales. Corporate services, consisting of general and administrative services, are provided to the segments from a centralized location. In addition, substantially all of the sales and recruiting workforce are included in the Corporate income from operations.

8.     STOCK REPURCHASE PROGRAM

        The Company's board of directors approved a stock repurchase program that authorizes the Company to repurchase up to $2.0 million of common stock. The stock repurchase program authorizes the Company to repurchase shares of its common stock from time to time in the open market and through privately negotiated transactions. The Company will base its decisions to repurchase shares on the prevailing market conditions, the availability of cash to fund the repurchases, and other relevant factors. All repurchases will be conducted in accordance with applicable laws, rules and regulations and the limitations imposed under the Company's credit facility. Repurchased shares of common stock will be added to the Company's treasury shares and will be available for future corporate uses. The cost of the shares purchased is recorded as treasury stock, which reduces the amount of total shareholders' equity. The Company may discontinue the stock repurchase program at any time. The Company did not purchase any shares of its common stock during the six-month period ended October 31, 2003. As of October 31, 2003, the Company has 699,800 shares of its common stock held as treasury shares.

9.     RELATED-PARTY TRANSACTIONS

        In the second quarter and first six months of fiscal 2004, the Company paid IT Resources Solutions.net, Inc. ("ITRS"), a minority owned business, $18,000 and $36,000, respectively, for marketing and management services in the northeastern United States, $0 and $4,109, respectively, for the lease of an office to house an SCB sales account representative and storage facilities which SCB uses to store furniture and miscellaneous office items from a closed SCB office in New York, and $6,504 and $9,676, respectively, for contract labor used on the Company's projects. Kenneth J. Cobb, the son of T. Scott Cobb, is a shareholder of ITRS.

10.   LITIGATION AND LEGAL PROCEEDINGS

        On October 13, 2003, the Company filed suit in state court in Frankfort, Kentucky against the Commonwealth of Kentucky and three vendors, Cook Systems International, Inc., Ajilon LLC d/b/a Ajilon Consulting, and Adecco USA d/b/a Adecco Technical, seeking review of service agreements awarded to these vendors by the Commonwealth of Kentucky for the state's information technology systems designs and development services. Subsequently, the complaint was amended to include three additional vendors, Pomeroy IT Solutions, Inc., Keane, Inc., and EER Systems, Inc., which were also awarded service agreements under the bid solicitation for information technology systems designs and development services.

        On December 9, 2003, a purported class action lawsuit was filed against the Company in the United States District Court for the Western District of Tennessee. The complaint alleges that the Company violated certain provisions of the Federal Labor Standards Act (FLSA) by failing to pay certain salaried computer professionals on a salary basis. The plaintiffs allege the Company failed to pay these employees the wages to which they were entitled under the FLSA and seeks monetary damages, injunctive relief and cost of litigation, including attorney fees. The Company intends to vigorously defend itself against the allegations.

        The Company from time to time is subject to various claims and lawsuits arising out of its operations in the ordinary course of business. Management believes that the disposition of such claims and lawsuits will not have a material adverse effect on the Company's financial condition or results of operations.

11.   PROPOSED AGREEMENT AND PLAN OF MERGER

        On October 24, 2003, the Company entered into a definitive agreement to be acquired by CIBER, Inc. of Greenwood Village, Colorado. Under the terms of the definitive agreement, a CIBER subsidiary would merge into SCB in exchange for consideration with an aggregate value of $2.15 for each share of SCB common stock. Pursuant to the definitive agreement, $1.08 of the merger consideration will be paid in cash and $1.07 in equivalent value in common stock in CIBER, unless CIBER elects to pay a greater percentage of the merger consideration in cash. SCB would become a wholly owned subsidiary of CIBER. The boards of directors of SCB and CIBER have each approved the transaction. The offer is subject to SCB shareholders approval. SCB expects to issue a proxy statement to its shareholders seeking approval of the transaction in a special meeting expected to be held during the first calendar quarter of 2004. The arrangement with CIBER includes lockup agreements with shareholders representing approximately 20 percent of SCB shares. A vote by the shareholders of CIBER is not required for consummation of this transaction. If the SCB shareholders approve the merger, consummation of the transaction should occur shortly thereafter.

12.   NEW ACCOUNTING PRONOUNCEMENTS

        In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" effective for fiscal years beginning after June 15, 2002. SFAS 143 requires that a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The adoption of SFAS 143 in the first quarter of fiscal 2004 did not have a material effect on it's the Company's financial position or results of operations.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS 145 rescinds SFAS 4, "Reporting Gains and Losses from Extinguishment of Debt," which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. As a result, the criteria in Accounting Principles Board Opinion No. 30 will now be used to classify those gains and losses. SFAS 145 amends SFAS No. 13, "Accounting for Leases," to require that certain lease modifications that have economic effects similar to sales-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. The provisions of SFAS 145 became effective during the Company's first quarter of 2004. Accordingly, the loss on extinguishment of debt recorded by the Company in the second quarter of fiscal 2004 was not classified as extraordinary.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" that amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. With certain exceptions, SFAS 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designed after June 30, 2003. The adoption of this statement has not had a material effect on the Company's financial position or results of operations.

        In May 2003 the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," that improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150 requires that three instruments be classified as liabilities in the statement of financial position. The Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. The Statement is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance of the date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. On November 7, 2003, the FASB deferred the classification and measurement provisions of FASB No. 150 as they apply to certain mandatory redeemable non-controlling interests. This deferral is expected to remain in effect while these provisions are further evaluated by the FASB. The adoption of this statement is not expected to have a material effect on the Company's financial position or results of operations.

Item 2.    Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following information should be read in conjunction with the Company's condensed consolidated financial statements, including the notes thereto, in this report.

Overview

        In fiscal 2001, management re-evaluated the Company's strategic direction and concluded that while the acquisition and diversification strategy followed by the Company since fiscal 1997 had grown revenues at a robust rate, the Company's net income had declined over the same period. Accordingly, management changed the Company's business development strategy to focus on its historical core competencies of providing IT consulting, outsourcing, and professional staffing services (the "core operations"). A portion of that change in strategic direction included focusing on the Company's strengths with government customers and adding agencies of the U.S. Federal government as customers. As a result of the change in strategic direction, beginning in fiscal 2001 and continuing through fiscal 2002, the Company disposed of several underperforming business units. These non-core business units were engaged in specialized policy consulting, computer hardware and specialty software sales, enterprise resource planning, and computer equipment leasing (the "non-core operations"). All of the Company's non-core operations were disposed as of April 1, 2002. Beginning in fiscal 2003, the Company implemented a strategic acquisition plan focused on growing its core operations through acquiring companies with heavy concentrations in the government market, primarily the U.S. Federal government market. The Company completed its first acquisition under its plan with the purchase of Remtech Services, Inc. ("RSI") on February 1, 2003 and its second acquisition under the plan of National Systems & Research Co. ("NSR") which closed on August 29, 2003 and was funded on September 4, 2003.

        The Company provides information technology ("IT") professional services to its customers. These IT professional services are designed based upon the specific needs and requirements of the customer. Accordingly, the Company offers its customers a wide range of IT professional services that typically are designed to evaluate all phases of customers' projects, from front-end needs assessment surveys to detailed design and implementation of appropriate systems. The Company delivers these IT services through three forms of projects: a) Consulting, b) Outsourcing/Facilities Management, and c) Professional Staffing. In the first quarter and first six months of fiscal 2004 and 2003, the Company's revenue from professional staffing, outsourcing, and consulting accounted for the following percentages of total revenue:

	Three Months Ended October 31,		Six Months Ended October 31,
SERVICES	2003	2002	2003	2002
Professional Staffing	36%	75%	40%	75%
Outsourcing	52%	14%	49%	14%
Consulting	12%	11%	11%	11%

        The Company's strategy of expanding its business in the government consulting sector into Federal contracting has produced both benefits and risks to the Company. Management believes that the success of the strategy is demonstrated by increased shareholder value and further definition of the Company as a market leader in the area of government information technology consulting and solutions. This has produced a much greater concentration of the business of the Company in the government consulting sector, and has increased the Company's reliance on contracts cancelable on short notice with federal, state and local government customers which are subject to budgetary restraints. Because a portion of this strategy utilized acquisitions, the Company's long term debt level under its credit facility has increased from $5,031,000 as of January 31, 2003, prior to the RSI acquisition, to $24,071,000 as of October 31, 2003. Management is aggressively managing each of these areas. As an example, a senior member of Company Management is assigned to each large customer of the Company in order to give personal attention to management of the relationship. Management believes that its aggressive management of these and other risks will enable the Company to realize the full value attainable from its government contracting strategy.

        During the second quarter and first six months of fiscal 2004, the Company performed IT services for customers in three distinct markets as discussed above: state and local governments, agencies of the U.S. Federal government and commercial enterprises. In the first quarter and first six months of fiscal 2004 and 2003, the Company's revenue from these three markets accounted for the following percentages of total revenue:

	Three Months Ended October 31,		Six Months Ended October 31,
MARKETS	2003	2002	2003	2002
State & Local Government	37%	64%	40%	63%
Federal Government	44%	0%	40%	0%
Commercial enterprises	19%	36%	20%	37%

        The Company believes that it is a leading provider of IT services to state and local governments in the U.S. and this strong presence in that market creates a competitive advantage and market differentiator for the Company.

        The Company's fiscal year extends from May 1 through the following April 30. The Company's third fiscal quarter ending January 31, in which the number of holidays and vacation days reduces employees' billable hours, generally produces lower revenue and profitability in comparison to the other three fiscal quarters. The Company generally recognizes revenue as services are performed.

        On October 24, 2003, the Company entered into a definitive agreement to be acquired by CIBER, Inc. of Greenwood Village, Colorado. Under the terms of the definitive agreement, a CIBER subsidiary would merge into SCB in exchange for consideration with an aggregate value of $2.15 per SCB share of common stock. Pursuant to the definitive agreement, $1.08 of the merger consideration will be paid in cash and $1.07 in equivalent value in common stock in CIBER, unless CIBER elects to pay a greater percentage of the merger consideration in cash. SCB would become a wholly owned subsidiary of CIBER. The boards of directors of SCB and CIBER have each approved the transaction. The offer is subject to SCB shareholders' approval. SCB expects to issue a proxy statement to its shareholders seeking approval of the transaction in a special meeting expected to be held during the first calendar quarter of 2004. The arrangement with CIBER includes lockup agreements with shareholders representing approximately 20 percent of SCB shares. A vote by the shareholders of CIBER is not required for consummation of this transaction. If the SCB shareholders approve the merger, consummation of the transaction should occur shortly thereafter.

Results of Operations

  Comparison of Second Quarter of Fiscal 2004 to Second Quarter of Fiscal 2003

        REVENUE AND INCOME FROM OPERATIONS.    The Company's revenue increased 47.6% to $31.8 million in the second quarter of fiscal 2004 from $21.5 million in the second quarter of fiscal 2003. The Company's revenue in the second quarter of fiscal 2004 was increased $14.9 million from the second quarter of fiscal 2003 due to the acquisitions of RSI and NSR. Absent the acquisitions of RSI and NSR, revenue decreased $4.6 million due to the general decline in the information technology market, employees hired by clients, increased competition for state and local government proposals, and a slight shift in commercial customers outsourcing services to offshore companies.

        During the quarter ended October 31, 2003, the Company was notified that it was not awarded a renewal of its State of Kentucky contract. That contract accounted for revenue of $3.1 million and operating income of approximately $0.6 million during the quarter ended October 31, 2003. The Company anticipated the State of Kentucky contract to add approximately $3.0 million in revenue and approximately $0.6 million in operating income during both the third and fourth fiscal quarters of 2004. Additionally, the State of Tennessee has hired 21 of the Company's billable consultants to become State of Tennessee employees during the quarter ended October 31, 2003.

        Excluding the employees that were added as a result of the RSI and NSR acquisitions, the Company's average billable headcount decreased 24.3% to 455 from 601 in the second quarter of fiscal 2004 and 2003, respectively. The RSI acquisition added 587 billable employees and the NSR acquisition added 253 billable employees. The Company's average hourly billing rate for the operations, excluding RSI and NSR, increased 1.4% to $61.91 in fiscal 2004 from $61.07 in fiscal 2003.

        The Company's gross margin decreased from 25.2% for the second quarter of fiscal 2003 to 23.2% for the second quarter of fiscal 2004 due mainly to the addition of RSI and NSR. Excluding these acquired companies gross profit increased to 26.3% during the second quarter of 2004 from 25.3% during the second quarter of fiscal 2003.

        The Company's income from operations decreased from 5.8% of revenue in the second quarter of fiscal 2003 to 2.9% of revenue in the second quarter of fiscal 2004 due to the acquisition of RSI and NSR.

        CORPORATE EXPENSES.    The Company's corporate expenses increased 21.4% to $2.1 million in the second quarter of fiscal 2004 from $1.7 million in the second quarter of fiscal 2003 mainly due to a $361,000 recovery of a previously written off bad debt in the second quarter of fiscal 2003. Excluding this recovery last year, corporate expenses were consistent with the prior year.

        NET INTEREST EXPENSE.    The Company's net interest expense increased 55.5% to $0.4 million in the second quarter of fiscal 2004 from $0.3 million in the second quarter of fiscal 2003 due primarily to the debt incurred in connection with the acquisitions of RSI and NSR partially offset by a decline in interest rates on the Company's Senior Credit Facility.

        LOSS ON EXTINGUISHMENT OF DEBT.    On August 29, 2003, the Company refinanced its credit facility with one financial institution with another credit facility with lower interest costs with a different financial institution. In connection with this transaction, the Company incurred a loss on extinguishment of debt of $1,985,000 which included a $746,000 prepayment penalty and $1,239,000 in expense related to unamortized debt issuance costs.

        TAX RATE.    The Company's effective tax rate for the second quarter of fiscal 2004 and 2003 was 39.5%.

  Comparison of the First Six Months of Fiscal 2004 to the First Six Months of Fiscal 2003

        REVENUE AND INCOME FROM OPERATIONS.    The Company's revenue increased 39.3% to $60.4 million in the first six months of fiscal 2004 from $43.3 million in the first six months of fiscal 2003. The Company's revenue in the first six months of fiscal 2004 was increased $24.8 million from the first six months of fiscal 2003 due to the acquisitions of RSI and NSR. Absent the acquisitions of RSI and NSR, revenue decreased $18.0 million due to the general decline in the information technology market, employees hired by clients, increased competition for state and local government proposals, and a slight shift in commercial customers outsourcing services to offshore companies.

        During the quarter ended October 31, 2003, the Company was notified that it was not awarded a renewal of its State of Kentucky contract. That contract accounted for revenue of $6.4 million and operating income of $1.5 million during the six months ended October 31, 2003. The Company anticipated the State of Kentucky contract to add approximately $3.0 million in revenue and approximately $0.6 million in operating income during both the third and fourth fiscal quarters of 2004, respectively. Additionally, the State of Tennessee has hired 31 of the Company's billable consultants to become State of Tennessee employees during the six months ended October 31, 2003.

        Excluding the employees that were added as a result of the RSI and NSR acquisitions, the Company's average billable headcount decreased 23.8% to 477 from 626 in the first six months of fiscal 2004 and 2003, respectively. The RSI acquisition added 587 billable employees and the NSR acquisition added 253 billable employees. The Company's average hourly billing rate for the operations, excluding RSI and NSR, decreased 0.4% to $61.37 in fiscal 2004 from $61.65 in fiscal 2003.

        The Company's gross margin decreased from 25.1% for the first six months of fiscal 2003 to 24.1% for the first six months of fiscal 2004 due mainly to the addition of RSI and NSR. Excluding these acquired companies gross profit increased to 27.2% during the first six months of 2004 from 25.1% during the first six months of fiscal 2003.

        The Company's income from operations increased from 4.6% of revenue in the first six months of fiscal 2003 to 4.7% of revenue in the first six months of fiscal 2004.

        CORPORATE EXPENSES.    The Company's corporate expenses increased 4.1% to $4.4 million in the first six months of fiscal 2004 from $4.2 million in the first six months of fiscal 2003 due to a $361,000 recovery of a previously written off bad debt in the second quarter of fiscal 2003. Excluding this recovery last year, corporate expenses decreased 4.1% from the prior year.

        NET INTEREST EXPENSE.    The Company's net interest expense increased 50.6% to $0.8 million in the first six months of fiscal 2004 from $0.6 million in the first six months of fiscal 2003 due primarily to the debt incurred in connection with the acquisitions of RSI and NSR partially offset by a decline in interest rates on the Company's Senior Credit Facility.

        LOSS ON EXTINGUISHMENT OF DEBT.    On August 29, 2003, the Company refinanced its credit facility with one financial institution with another credit facility with lower interest costs with a different financial institution. In connection with this transaction, the Company incurred a loss on extinguishment of debt of $1,985,000 which included a $746,000 prepayment penalty and $1,239,000 in expense related to unamortized debt issuance costs.

        TAX RATE.    The Company's effective tax rate for the first six months of fiscal 2004 and 2003 was 39.5%.

Reliance Upon Government Contracting and Significant Customers

        The Company earns a significant portion of its revenue from relatively few customers. In the first quarter of fiscal 2004 and 2003, the Company's five largest revenue-generating customers accounted for 39% and 57% of its revenue, respectively. The decrease from fiscal 2003 to fiscal 2004 was mainly as a result of the increased revenue from the acquisition of RSI. In the second quarter and first six months of fiscal 2004, the following customer accounted for 10% or more of the Company's revenue: State of Kentucky (10%). During the quarter ended October 31, 2003, the Company was notified that it was not awarded a renewal of its State of Kentucky contract as discussed above. That contract accounted for revenue of $3.1 million and $6.4 million and operating income of $0.6 million and $1.5 million during the quarter and six months ended October 31, 2003, respectively. The Company anticipated the State of Kentucky contract to add approximately $3.0 million in revenue and approximately $0.6 million in operating income during both the third and fourth fiscal quarters of 2004, respectively. Additionally, the State of Tennessee has hired 21 and 31 of the Company's billable consultants to become State of Tennessee employees during the quarter and six months ended October 31, 2003, respectively.

        Generally, the Company's contracts with its top ten clients, in accordance with industry practice, are cancelable on short notice and without penalty (except with respect to the Company's larger outsourcing contracts), provide for monthly payment of fees, and establish other basic terms such as the hourly billing rates for each type of Company professional who performs work pursuant to the contract. Some contracts specifically define the services to be performed pursuant to the contract, while other contracts, particularly professional staffing contracts, merely establish the basic parameters of the work (i.e., the system to be evaluated, designed or maintained) and require that additional work orders be submitted for services to be performed. The Company is the exclusive service provider under certain contracts, while other contracts, particularly professional staffing contracts, specifically allow the client to engage other vendors for the projects covered by the contract. The Company had backlog at October 31, 2003 of approximately $323 million from contracts extending over the next nine years, in comparison to approximately $16 million at October 31, 2002. Because the Company's clients can cancel or reduce the scope of their engagements on short notice, the Company does not believe that backlog is a reliable indication of future business. The Companies backlog significantly increased due to the acquisitions of RSI and NSR. The backlog set forth above excludes any contracts and open work orders the Company has for its Professional Staffing business (which represents approximately 40% of revenue).

Liquidity and Capital Resources

        DEBT.    At the outset of the second fiscal quarter of 2004, the Company had a $27.5 million credit facility (the "Credit Facility") that consisted of a $17.5 million revolving loan, a $10.0 million term loan and a $7.7 million term loan with one financial institution. The Credit Facility was secured by substantially all the Company's assets and contained various financial and other covenants. Additionally, the Company had a $7.3 million term loan ("Term Loan D") with a second financial institution and a three-year, $4.0 million term loan ("Term Loan C") with a third financial institution.

        On August 29, 2003, the Company obtained a new senior credit facility (the "Senior Credit Facility") syndicated through Bank of America, the proceeds of which were used to refinance the Credit Facility and Term Loan D. The Senior Credit Facility consists of a $17.5 million revolving loan which express during November 2005 (the "Senior Revolving Loan"), a $5.6 million term loan ("Term Loan A") and a $6.9 million term loan ("Term Loan B"). The Senior Credit Facility is secured by substantially all the Company's assets and contained various financial and other covenants. The Company was in compliance with these loan covenants at October 31, 2003.

        The interest rate on borrowings under the Revolving Loan is LIBOR plus a margin of 2.5%. At October 31, 2003, the effective annual interest rate under the Revolving Loan was 3.62%. The amount available for borrowing under the Revolving Loan is limited to 70% of eligible assets as defined in the loan agreement. At October 31, 2003, approximately $4.1 million was available for borrowing under the Revolving Loan.

        The interest rate on borrowings under Term Loan A is LIBOR plus a margin of 2.5%. The Company entered into an interest-rate swap to reduce the impact of changes in interest rates on Term Loan A. Under the terms of the interest-rate swap the Company receives interest payments based on LIBOR plus a margin of 2.5% on a notional amount equal to the balance of Term Loan A and pays interest at an effective annual fixed rate of 4.31%. Term Loan A requires principal payments of $700,000 plus accrued interest per quarter.

        The interest rate on borrowings under Term Loan B is LIBOR plus a margin of 2.5%. The Company entered into an interest-rate swap to reduce the impact of changes in interest rates on Term Loan B. Under the terms of the interest-rate swap the Company receives interest payments based on LIBOR plus a margin of 2.5% on a notional amount equal to the balance of Term Loan B and pays interest at an effective annual fixed rate of 4.76%. Term Loan B requires principal payments of $181,579 plus accrued interest monthly.

        On July 3, 2003, outstanding warrants to purchase 220,000 shares of common stock at an exercise price of $1.00 were exercised in a non-cash transaction. The Company issued 87,230 shares of its common stock in exchange for the warrants to purchase 220,000 shares of common stock. On August 29, 2003, in connection with the Company's new Senior Credit Facility the Company amended warrants to purchase 250,000 shares of common stock previously granted to one of the participating lenders in the Senior Credit Facility by extending the expiration date of these warrants from January 1, 2004 to January 2007. At October 31, 2003, the Company has outstanding warrants to purchase the aforementioned 250,000 shares of common stock and 160,000 shares at an exercise price of $0.68, which expire on July 23, 2007.

        Long-term debt consisted of the following at October 31, 2003 (in thousands):

Revolving Loan	$13,156
Term Loan A	5,600
Term Loan B	6,527
Term Loan C	647
Notes payable to former NSR shareholders	5,100
Notes payable to former RSI shareholders	1,000

32,030
Less: current portion	(7,959)

$24,071

        CASH FLOW.    Operating cash flow was $3.1 million in the first six months of fiscal 2004, a decrease from $6.5 million in the first six months of 2003. The primary reason for the decrease in cash flow from operating activities is an increase in accounts receivable. Cash used in investing activities in the first six months of fiscal 2004 was $13.3 million, an increase from $0.2 million in fiscal 2003. The acquisition of NSR accounted for all the change in cash used in investing activities. Financing activities during the first six months of fiscal 2004 provided $10.2 million in cash flow compared to financing activities used $5.9 million in cash in the first six months of fiscal 2003. The acquisition of NSR accounted for $13.0 million of the change.

        CAPITAL EXPENDITURES.    The Company's capital expenditures primarily relate to computer equipment purchases for use by the Company's professionals and on outsourcing projects. Capital expenditures were $0.2 million in the first six months of fiscal 2004 and 2003. The Company does not expect to incur substantial capital expenditures in fiscal 2004 except to the extent required for new or revised outsourcing engagements.

        WORKING CAPITAL.    At October 31, 2003, the Company had working capital of $9.0 million (including $1.0 million in cash and cash equivalents), a 98.3% increase from $4.5 million at April 30, 2003. The increase in working capital was primarily due to working capital obtained from the addition of RSI and NSR.

        STOCK REPURCHASE PROGRAM.    The Company's board of directors approved a stock repurchase program that authorizes the Company to repurchase up to $2.0 million of common stock. The stock repurchase program authorizes the Company to repurchase shares of its common stock from time to time in the open market and through privately negotiated transactions. The Company will base its decisions to repurchase shares on the prevailing market conditions, the availability of cash to fund the repurchases, and other relevant factors. All repurchases will be conducted in accordance with applicable laws, rules and regulations and the limitations imposed under the Company's credit facility. Repurchased shares of common stock will be added to the Company's treasury shares and will be available for future corporate uses. The cost of the shares purchased is recorded as treasury stock, which reduces the amount of total shareholders' equity. The Company may discontinue the stock repurchase program at any time. The Company did not purchase any shares of its common stock during the six-month period ended October 31, 2003. As of October 31, 2003, the Company has 699,800 shares of its common stock held as treasury shares.

        Under the Company's new Senior Credit Facility, the Company can repurchase shares with a total cost up to 50% of the prior quarter's "excess cash flow" as defined in the loan agreement, provided that the Company's collateral is greater than 175% of the outstanding borrowings after the repurchase.

        FUTURE LIQUIDITY REQUIREMENTS.    Although it is difficult to predict the Company's future liquidity requirements, the Company believes that its current cash and cash equivalents, anticipated cash flows from operations, and available borrowings under its credit facility will be sufficient for the foreseeable future to fund the Company's working capital requirements and operations, make required payments of principal and interest on its debt, and permit future capital expenditures.

        As discussed under "Stock Repurchase Program," the Company will potentially repurchase shares of its common stock from time to time in the open market and through privately negotiated transactions based on the prevailing market conditions, the availability of cash to fund the repurchases, and other relevant factors. At the beginning of each quarter, based upon the prior quarter's financial performance, the Company will assess its ability to repurchase shares. Based upon current information and in accordance with its loan covenants, the Company cannot repurchase any common stock during the third quarter ended January 31, 2004.

CRITICAL ACCOUNTING POLICIES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        A "critical accounting policy" is one, which is both important to the understanding of the financial condition and results of operations of the Company and requires management's most difficult, subjective or complex judgments often requiring the need to make estimates about the effect of matters that are inherently uncertain. The Company's accounting policies that fit this definition include the following:

        REVENUE RECOGNITION.    The Company recognizes revenue as professional services are performed. The Company is compensated for its services on either a time and materials, fixed fee per month, cost-plus-fee or fixed fee per project basis.

        Generally, the Company's contracts with its top ten clients, in accordance with industry practice, are cancelable on short notice and without penalty (except with respect to the Company's larger outsourcing contracts), provide for monthly payment of fees, and establish other basic terms such as the hourly billing rates for each type of Company professional who performs work pursuant to the contract. Some contracts specifically define the services to be performed pursuant to the contract, while other contracts, particularly professional staffing contracts, merely establish the basic parameters of the work (i.e., the system to be evaluated, designed or maintained) and require that additional work orders be submitted for services to be performed. The Company is the exclusive service provider under certain contracts, while other contracts, particularly professional staffing contracts, specifically allow the client to engage other vendors for the projects covered by the contract.

        The majority of the Company's revenue, approximately 79%, is billed on a time and materials basis. Some time and materials contracts contain a cap on the number of hours to be worked, in which case the hours are monitored to help prevent exceeding the cap.

        Approximately 9% of the Company's revenue is performed on a fixed fee per project basis. In instances where the Company accepts an engagement on a fixed fee per project basis, the Company records revenue on a percentage of completion basis based upon performance milestones. The Company's agreement with the client calls for the billing of fees at specified increments not directly related to the timing of costs incurred. The Company records deferred revenue for payments received from certain customers on service contracts prior to the performance of services required under the service contract. Estimated losses are recorded when identified.

        Approximately 12% of the Company's revenue is performed on a cost-plus basis. Revenue on cost-plus-fee contracts is recognized to the extent of costs incurred plus a proportionate amount of the fee earned. Revenue on time-and-material contracts is recognized to the extent of billable rates times hours delivered plus expenses incurred.

        Revenue from maintenance support services is nonrefundable and is generally recognized on a straight-line basis over the term of the service agreement. Provisions for estimated losses on uncompleted contracts are recorded in the period such losses are determined, if applicable.

        The Company's U.S. Government contracts (approximately 40% of total revenue in the first six months of fiscal 2004) are subject to subsequent government audit of direct and indirect costs. The majority of such audits have been completed through December 2000. Management does not anticipate any material adjustment to the consolidated financial statements in subsequent periods for audits not yet completed.

        INCOME TAXES.    The Company accounts for income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized based primarily on management's calculations of estimated probable future taxable income over the next several years. The Company does not have a deferred tax asset valuation allowance as of October 31, 2003. Management considers income taxes to be one of the Company's significant accounting policies because of the estimates and judgment required in predicting probable future taxable income.

        NEW ACCOUNTING PRONOUNCEMENTS.    In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" effective for fiscal years beginning after June 15, 2002. SFAS 143 requires that a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The adoption of SFAS 143 in the first quarter of fiscal 2004 did not have a material effect on it's the Company's financial position or results of operations.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS 145 rescinds SFAS 4, "Reporting Gains and Losses from Extinguishment of Debt," which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. As a result, the criteria in Accounting Principles Board Opinion No. 30 will now be used to classify those gains and losses. SFAS 145 amends SFAS No. 13, "Accounting for Leases," to require that certain lease modifications that have economic effects similar to sales-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. The provisions of SFAS 145 became effective during the Company's first quarter of 2004. Accordingly, the loss on extinguishment of debt recorded by the Company in the second quarter of fiscal 2004 was not classified as extraordinary.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" that amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. With certain exceptions, SFAS 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designed after June 30, 2003. The adoption of this statement has not had a material effect on the Company's financial position or results of operations.

        In May 2003 the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," that improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150 requires that three instruments be classified as liabilities in the statement of financial position. The Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. The Statement is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance of the date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. On November 7, 2003, the FASB deferred the classification and measurement provisions of FASB No. 150 as they apply to certain mandatory redeemable non-controlling interests. This deferral is expected to remain in effect while these provisions are further evaluated by the FASB. The adoption of this statement is not expected to have a material effect on the Company's financial position or results of operations.

Item 3.    Quantitative and Qualitative Disclosures about Market Risks

        The Company's primary market risks include fluctuations in interest rates and variability in interest rate spread relationships (i.e., prime or LIBOR spreads). $13.8 million of the Company's outstanding debt at October 31, 2003 relates to credit facilities with commercial lending institutions with variable interest rates. The rate is incremented for margins in the form of fluctuations in interest rates. The effect of a hypothetical one percentage point increase across all maturities of variable rate debt would result in a decrease of $138,000 in pre-tax net income assuming no further changes in the amount of borrowings subject to variable rate interest from the amounts outstanding at October 31, 2003.

        The Company enters into derivative instruments to hedge variable interest payments on two of its debt instruments utilizing interest-rate swaps to convert the variable payments into fixed payments. The Company maintains an overall interest rate risk management strategy that incorporates the use of these swaps to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. The swap agreements contain notional amounts and expiration terms that are substantially identical to the amounts and terms of the related debt agreements.

Item 4.    Controls and Procedures

        As of the end of the period covered by this report, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including the Company's Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures. Based upon that evaluation, the Company's Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures are effective in enabling the Company to record, process, summarize and report information required to be disclosed in the Company's periodic filings with the Securities and Exchange Commission within the required time period. There have been no significant changes in the Company's internal controls or in other factors that could significantly affect internal controls subsequent to the date the Company carried out its evaluation.

PART II—OTHER INFORMATION

Item 1.    Legal Proceedings

        On October 13, 2003, the Company filed suit in state court in Frankfort, Kentucky against the Commonwealth of Kentucky and three vendors, Cook Systems International, Inc., Ajilon LLC d/b/a Ajilon Consulting, and Adecco USA d/b/a Adecco Technical, seeking review of service agreements awarded to these vendors by the Commonwealth of Kentucky for the state's information technology systems designs and development services. Subsequently, the complaint was amended to include three additional vendors, Pomeroy IT Solutions, Inc., Keane, Inc., and EER Systems, Inc., which were also awarded service agreements under the bid solicitation for information technology systems designs and development services.

        On December 9, 2003, a purported class action lawsuit was filed against the Company in the United States District Court for the Western District of Tennessee. The complaint alleges that the Company violated certain provisions of the Federal Labor Standards Act (FLSA) by failing to pay certain salaried computer professionals on a salary basis. The plaintiffs allege the Company failed to pay these employees the wages to which they were entitled under the FLSA and seeks monetary damages, injunctive relief and cost of litigation, including attorney fees. The Company intends to vigorously defend itself against the allegations.

        The Company from time to time is subject to various claims and lawsuits arising out of its operations in the ordinary course of business. Management believes that the disposition of such claims and lawsuits will not have a material adverse effect on the Company's financial condition or results of operations.

Item 4.    Submission of Matters to a Vote of Security Holders

        On September 23, 2003, the Company held its 2003 Annual Meeting of Shareholders at which the shareholders of the Company considered and voted on the following two matters: The shareholders elected the following three people to serve as Class II directors of the Company for a term expiring at the 2006 annual meeting of shareholders. The results of the shareholder vote were as follows:

	Votes
	For	Withhold Authority
Jack R. Blair	15,527,707	2,504,256
Walter M. Grant	17,094,619	937,344
Robert J. Hunt	17,520,264	511,699

        Other directors whose terms of office continue beyond the 2003 Annual Meeting of Shareholders are T. Scott Cobb, James E. Harwood, Robert G. McEniry and Jim Rout.

        The shareholders ratified the appointment of BDO Seidman, LLP as the Company's independent accountants for the fiscal year ending April 30, 2004. The results of the shareholder vote were as follows:

For	Votes Against	Abstain
17,989,894	31,754	10,315

Item 6.    Exhibits and Reports on Form 8-K

(a)   Exhibits

        The exhibits listed in the Exhibit Index following the signature page hereof are filed as part of this report or are incorporated herein by reference.

(b)   Reports on Form 8-K

        The Company filed the following Current Reports on Form 8-K during the three-month period ending October 31, 2003.

  i.
  Current Report on Form 8-K filed with the SEC on August 20, 2003, which attached and incorporated by reference the Company's press release regarding financial results for the first quarter ended July 31, 2003.

  ii.
  Current Report on Form 8-K filed with the SEC on September 8, 2003, announcing the completion of the Company's acquisition of National Systems & Research Co. and the completion of a syndication for a new senior credit facility.

  iii.
  Current Report on Form 8-K filed with the SEC on September 29, 2003, updating financial guidance for fiscal 2004 second quarter ending October 31, 2003 and fiscal year ending April 30, 2004 and reporting on the status of its Master Service Agreement with the Commonwealth of Kentucky.

  iv.
  Current Report on Form 8-K filed with the SEC on October 14, 2003, reporting that the Company filed suit in state court in the Commonwealth of Kentucky for review of contracts awarded by the state to six other vendors.

  v.
  Current Report on Form 8-K filed with the SEC on October 30, 2003, announcing the execution of an Agreement and Plan of Merger by and among CIBER, Inc., Daphne Acquisition Corporation, and SCB Computer Technology, Inc. and the execution of a Voting and Option Agreement between CIBER, Inc., T. Scott Cobb, T. Scott Cobb, Jr., and Jeffrey Cobb.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

        Date: December 12, 2003

SCB COMPUTER TECHNOLOGY, INC
By:	/s/ MICHAEL J. BOLING Michael J. Boling Executive Vice President, Chief Financial Officer, and Treasurer

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
2.1
Agreement and Plan of Merger by and among CIBER, Inc., Daphne Acquisition Corporation and SCB Computer Technology, Inc. dated as of October 24, 2003 (incorporated herein by reference to Exhibit 2.1 to the Company's current report on Form 8-K filed on October 30, 2003). Schedules and exhibits have been omitted from this filing. The Company will furnish, as supplementary information, copies of the omitted materials to the SEC upon request.
10.1	*
Credit Agreement dated as of August 29, 2003 among the Company, Remtech Services, Inc., National Systems & Research Co., and Bank of America, N.A., acting as lead bank and administrative agent, with First Tennessee National Bank, N.A. and Trustmark Bank participating in the credit facility (incorporated herein by reference to Exhibit 10.1 to the Company's current report on Form 8-K filed on November 21, 2003).Schedules and exhibits have been omitted from this filing. The Company will furnish, as supplementary information, copies of the omitted materials to the Commission upon request.
11		Computation of earnings per share (included in Note 2 of the Notes to Condensed Consolidated Financial Statements (unaudited) in Item 1 of Part I of this report).
31.1	*	Certification by the Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	*	Certification by the Chief Financial Officer Pursuant to Section 302 of the Sarbanes Oxley Act of 2002.
32.1	*	Certification by the Chief Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	*	Certification by the Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*
All or part of this exhibit is filed herewith.

ANNEX I

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 4, 2003

SCB Computer Technology, Inc.
(Exact name of registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation)	000-27694 (Commission File Number)	62-1201561 (IRS Employer Identification Number)
3800 Forest Hill-Irene Road, Suite 100, Memphis, Tennessee (Address of principal executive offices)	38125 (Zip Code)

Registrant's telephone number, including area code: (901) 754-6577

N/A
(Former name or former address, if changed since last report)

        This Current Report on Form 8-K/A amends the Current Report on Form 8-K (the "Original Form 8-K") filed with the Securities and Exchange Commission (the "Commission") on September 8, 2003 by SCB Computer Technology, Inc. (the "Company") relating to the acquisition of National Systems & Research Co. ("NSR"). This amendment is being filed to amend Item 7 of the Original Form 8-K in its entirety.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)	Financial Statements of Business Acquired
	Report of Independent Auditor	I-3
	Balance Sheets as of September 30, 2002 and 2001	I-4
	Statements of Operations for the years ended September 30, 2002 and 2001	I-5
	Statements of Stockholders' Equity for the years ended September 30, 2002 and 2001	I-6
	Statements of Cash Flows for the years ended September 30, 2002 and 2001	I-7
	Notes to Financial Statements	I-8
(b)	Pro Forma Financial Information
	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of July 31, 2003	I-14
	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended July 31, 2003	I-15
	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended April 30, 2003	I-16
	Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	I-17
(c)	Exhibits
The Exhibits to this Report are listed in the Exhibit Index as set forth elsewhere herein.

INDEPENDENT AUDITORS' REPORT

Board of Directors
National Systems & Research Co. & Subsidiaries

        We have audited the accompanying consolidated balance sheets of National Systems & Research Co. & Subsidiaries (the Company) as of September 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Systems & Research Co. and Subsidiaries as of September 30, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Stockman Kast Ryan & Co., L.L.P.

Colorado Springs, Colorado
November 10, 2003

NATIONAL SYSTEMS & RESEARCH CO. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2002 AND 2001

	2002	2001
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$1,286,511
Accounts receivable
Billed	$6,613,171	4,392,856
Unbilled	1,131,992	268,681
Inventories	138,649	242,714
Prepaid expenses and other assets	166,355	111,655
Current portion of related party note receivable	85,813	81,946
Deferred income taxes	248,823	177,000

Total current assets	8,384,803	6,561,363

PROPERTY AND EQUIPMENT	117,477	162,137

OTHER ASSETS
Cash surrender value of life insurance policies	1,465,275	1,303,241
Retainages receivable	950,055	843,898
Related party note receivable	494,305	580,091
Deferred income taxes	96,691	185,045
Other	20,643	37,080

Total other assets	3,026,969	2,949,355

TOTAL	$11,529,249	$9,672,855

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable including bank overdrafts of $106,515 in 2002	1,257,930	413,939
Accrued expenses	1,703,752	1,278,728
Deferred revenue	558,603	483,872

Total current liabilities	3,520,285	2,176,539

OTHER LIABILITIES
Deferred compensation	67,158	292,760

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, no par value—1,000,000 shares authorized; 456,000 shares issued and outstanding	87,289	87,289
Retained earnings	7,854,517	7,116,267

Total stockholders' equity	7,941,806	7,203,556

TOTAL	$11,529,249	$9,672,855

See notes to consolidated financial statements.

NATIONAL SYSTEMS & RESEARCH CO. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED SEPTEMBER 30, 2002 AND 2001

	2002	2001
REVENUES	$28,761,473	$25,206,207
COST OF REVENUES	27,688,345	25,043,342

INCOME FROM OPERATIONS	1,073,128	162,865

OTHER INCOME (EXPENSE)
Interest income	43,670	76,936
Interest expense	(35,072)	(99,363)

Other income (expense)—net	8,598	(22,427)

INCOME BEFORE INCOME TAXES	1,081,726	140,438

PROVISION FOR INCOME TAXES
Current provision (benefit)	326,945	(7,402)
Deferred provision	16,531	28,955

Provision for income taxes	343,476	21,553

NET INCOME	$738,250	$118,885

See notes to consolidated financial statements.

NATIONAL SYSTEMS & RESEARCH CO. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED SEPTEMBER 30, 2002 and 2001

	Common Stock
			Retained Earnings
	Shares	Amount		Total
BALANCES, October 1, 2000	456,000	$87,289	$6,997,382	$7,084,671
Net income			118,885	118,885

BALANCES, September 30, 2001	456,000	87,289	7,116,267	7,203,556
Net income			738,250	738,250

BALANCES, September 30, 2002	456,000	$87,289	$7,854,517	$7,941,806

See notes to consolidated financial statements.

NATIONAL SYSTEMS & RESEARCH CO. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED SEPTEMBER 30, 2002 and 2001

	2002	2001
OPERATING ACTIVITIES
Net income	$738,250	$118,885
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	95,376	123,168
Deferred income taxes	16,531	28,955
Changes in operating assets and liabilities:
Receivables, including retainage	(3,189,783)	(1,012,168)
Inventories	104,065	161,602
Income taxes receivable		226,177
Accounts payable and accrued liabilities	1,043,413	443,804
Deferred revenue	74,731	335,601
Other operating assets and liabilities	(54,700)	18,738

Net cash provided by (used) in operating activities	(1,172,117)	444,762

INVESTING ACTIVITIES
Acquisitions of property and equipment	(34,279)	(36,257)
Payments received on related party note receivable	81,919	82,237
Increase in cash surrender value of life insurance policies	(162,034)	(170,266)

Net cash used in investing activities	(114,394)	(124,286)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,286,511)	320,476
CASH AND CASH EQUIVALENTS, Beginning of year	1,286,511	966,035

CASH AND CASH EQUIVALENTS, End of year	$—	$1,286,511

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$35,071	$99,363

See notes to consolidated financial statements.

NATIONAL SYSTEMS & RESEARCH CO. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Description of Business—National Systems & Research Co. and Subsidiaries (the Company) is an Information Technology company that provides products and services to customers across the entire information system life cycle. The Company furnishes information system development, integration and consulting services to government and commercial clients. The Company also provides outsourcing and other related professional, technical and professional on-site support services to government clients. The Company's primary market focus is in IT Support Services, e-Business/e-Government Solutions, Global Positioning Technologies and Judicial Case Management.

        Principles of Consolidation—The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries; NSR Information, Inc. and Automated Government Systems, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

        Revenue Recognition—Revenue from long-term, fixed-price contracts is recognized on the percentage-of-completion method by comparing costs of progress completed during the period to total expected costs of the contracts. Revenue on cost-plus contracts are recognized when costs are incurred. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are identified.

        Cash and Cash Equivalents—The Company considers highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

        Substantially all excess cash is invested in overnight repurchase agreements. The deposits are invested in high quality commercial paper and money market instruments and are collateralized by the underlying securities of the fund.

        Accounts Receivable—The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been recorded. If amounts become uncollectible, they will be charged to operations when that determination is made.

        Inventories—Inventories are stated at the lower of first-in, first-out (FIFO) cost or market.

        Property and Equipment—Property and equipment are stated at cost. Depreciation is computed using an accelerated method over the estimated useful lives of the assets. The lives range from three to seven years.

        Retainages Receivables—Retainages receivable represent the amount earned but not yet billed under cost reimbursable type governmental contracts. The Company can bill for the retainage on these contracts after the Company's actual indirect cost rates have been audited by the appropriate governmental agency. The Company considers retainage to be a non-current asset until after such amounts are available for invoicing.

        Use of Estimates—The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

        Stock-Based Compensation—Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" encourages, but does not require companies to record compensation cost for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. See Note 12.

2.    INVENTORIES

        Inventories consisted of the following at September 30:

	2002	2001
Raw materials	$138,649	$113,862
Finished products		128,852

Total	$138,649	$242,714

3.    PROPERTY AND EQUIPMENT

        Property and equipment consists of the following at September 30:

	2002	2001
Equipment	$1,475,213	$2,217,085
Furniture and fixtures	205,546	236,148
Leasehold improvements	62,922	62,922

Total	1,743,681	2,516,155
Less accumulated depreciation	1,626,204	2,354,018

Property and equipment—net	$117,477	$162,137

4.    LINE OF CREDIT

        The Company has a revolving line of credit agreement with a financial institution that expired on February 28, 2003 and was subsequently extended through August 29, 2003. Advances were limited to the lesser of $4,000,000 or the Company's borrowing base, as defined in the agreement. The line of credit bore interest equal to the bank's prime rate. Borrowings on the line of credit were collateralized by accounts receivable, inventory and equipment. The Company agreed to maintain certain financial ratios and may not pay dividends or enter into certain types of transactions without prior approval under the provisions of the agreement. There were no outstanding borrowings on the line as of September 30, 2002 and 2001.

5.    STOCKHOLDERS' EQUITY

        In May 2001, the Company's Board of Directors authorized a 60-for-1 split of the Company's common stock. All references to numbers of shares, options and per share amounts, including exercise prices, in the accompanying financial statements and related notes have been restated to reflect the stock split.

6.    EMPLOYEE BENEFIT PLAN

        The Company has a defined contribution 401(k) plan for employees not subject to a collective bargaining agreement. Employees may contribute up to the maximum amount allowable under current federal tax regulations. The Company will match 50% of the employee contribution up to a maximum of 5% of the employee's compensation. Expense for the plan for the years ended September 30, 2002 and 2001 was $133,193 and $402,184, respectively.

7.    OPERATING LEASES

        The Company leases office space and equipment under noncancelable operating leases expiring at various dates through 2006. Certain agreements contain escalation clauses or options to renew. Rental expense relating to the operating leases was $719,028 and $604,699 for the years ended September 30, 2002 and 2001, respectively.

        Future minimum rentals under noncancelable operating leases are as follows:

2003	$545,455
2004	552,984
2005	115,056
2006	118,512

Total	$1,332,007

        Included in the future minimum rentals is $583,368 due under a lease with a related party. See Note 11.

8.    INCOME TAXES

        The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities using current tax rates. Changes in tax rates are recognized in the period of the enactment date. The deferred tax assets relate primarily to compensation accrued and expensed for financial statement purposes which are not deductible for tax purposes until paid.

        The provision for income taxes for 2002 and 2001 differs from the amount computed using the federal statutory rate principally as the result of non-taxable increases in value of key man life insurance policies and non-deductible key man life insurance payments.

        As of September 30, 2002, the Company had available state net operating loss carryforwards of approximately $690,000 which begin to expire in 2015.

9.    MAJOR CUSTOMERS

        The Company has sales to major customers under various contracts which approximates the following percentages for the years ended September 30, as follows:

	2002	2001
Customer A	53%	51%
Customer B	9%	13%
Customer C	6%	10%

10.    CONTINGENCIES

        Contractor disputes, indirect rate adjustments, and other claims may arise in connection with government contracts and subcontracts. A substantial portion of the Company's sales are subject to subsequent audit and potential adjustment by the government. In the opinion of the Company's management, a provision for potential government claims is not necessary.

11.    RELATED PARTY TRANSACTIONS

        At September 30, 2002 and 2001, the Company had a note receivable in the amount of $580,118 and $662,037, respectively from a company owned primarily by an officer and stockholder of the Company. The note bears interest at 4.62% and is due in monthly principal and interest payments of $9,232 through February 1, 2008.

        During the years ended September 30, 2002 and 2001, the Company made rental payments of $385,979 and $385,031, respectively, under a lease agreement to the same related party noted above. See Note 7.

12.    STOCK OPTIONS

        In October 2000, the Company adopted a stock-based compensation plan for its employees. Under the plan, the Company is authorized to grant options for up to 200,000 shares of the Company's common stock. The exercise price of each option is equal to the market price of the Company's stock on the date of the grant. There was no compensation cost charged to operations during the years ended September 30, 2002 and 2001.

        Options vest based on the valuation of a division of the Company. This valuation is based on the fair market value of the division as a stand alone company. In addition, the options become fully vested five years from the date of grant if at least 50% vesting has been achieved in accordance with the vesting schedule. Options are not exercisable until the plan has been in effect for two years and the option holder has been employed for two years.

        As of September 30, 2002 no options have been exercised or have expired. The Company granted 40,000 stock options on October 1, 2000. These options expire on October 1, 2008 and have an exercise price per share of $29.87.

        The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plan. There would have been no material effect on compensation cost for the Company's stock option plan had the fair value at the grant date for awards in the year ended September 30, 2001 been determined consistent with the provisions of SFAS No. 123.

13.    SUBSEQUENT EVENTS

        On August 29, 2003 100% of the Company's outstanding stock was acquired by an unrelated company.

(b)
Pro forma financial information

        The following unaudited pro forma condensed consolidated balance sheet as of July 31, 2003 is presented as if the transaction had occurred as of that date. The unaudited pro forma condensed consolidated statements of operations for the three months ended July 31, 2003 and the year ended April 30, 2003 are presented as if the transaction had occurred as of May 1, 2003 and May 1, 2002, respectively.

        The pro forma adjustments represent, in the opinion of management, all adjustments necessary to present the Company's pro forma results of operations and financial position in accordance with Article 11 of Regulation S-X and are based upon available information and certain assumptions considered reasonable under the circumstances.

        The pro forma condensed consolidated financial statements should be read in conjunction with the Company's unaudited condensed consolidated financial statements and notes thereto included in the Company's Quarterly Report on Form 10-Q for the period ended July 31, 2003 and the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended April 30, 2003. The pro forma information may not necessarily be indicative of what the Company's results of operations or financial position would have been had the transaction been in effect as of and for the periods presented, nor is such information necessarily indicative of the Company's results of operations or financial position for any future period or date.

SCB COMPUTER TECHNOLOGY, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
JULY 31, 2003
(in thousands, except par value)

	Historical SCB	Historical NSR		Pro Forma Adjustments		Pro Forma Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$115	$1,078		$—		$1,193
Accounts receivable, net of allowance for doubtful accounts	16,517	5,924		—		22,441
Prepaid expenses and other current assets	1,354	150		—		1,504
Refundable income taxes	594	—		—		594
Deferred income taxes	2,013	177		—		2,190

Total current assets	20,593	7,329		—		27,922
Fixed assets, net	10,929	107		—		11,036
Other long-term assets:
Intangible assets, net of accumulated amortization	9,568	7		7,711	(a)	17,286
Deferred income taxes—long-term	8,422	185		—		8,607
Other long-term assets	1,445	2,431		(2,064	)(b)	1,812

	19,435	2,623		5,647		27,705

TOTAL ASSETS	$50,957	$10,059		$5,647		$66,663

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,023	$216		$—		$2,239
Accrued expenses	6,909	1,772		—		8,681
Deferred revenue	471	—		—		471
Current portion of long-term debt	6,212	—		—		6,212

Total current liabilities	15,615	1,988		—		17,603
Long-term debt	13,861	—		12,018	(b)	25,879

Total liabilities	29,476	1,988		12,018		43,482
Commitments and contingencies
Shareholders' equity:
Preferred stock	—	—		—		—
Common stock	251	87		(87	)(a)	260
		9	(b)
Treasury stock	(487)	—		—		(487)
Additional paid-in capital	40,806	—		1,691	(b)	42,497
Retained earnings (deficit)	(19,089)	7,984		(7,984	)(a)	(19,089)

Total shareholders' equity	21,481	8,071		(6,371)		23,181

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$50,957	$10,059		$5,647		$66,663

See accompanying notes.

SCB COMPUTER TECHNOLOGY, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
THREE MONTHS ENDED JULY 31, 2003
(in thousands, except earnings per share)

	Historical SCB	Historical NSR	Pro Forma Adjustments		Pro Forma Consolidated
Revenue	$28,582	$5,928	$—		$34,510
Cost of services	21,447	5,029	—		26,476

Gross profit	7,135	899	—		8,034
Selling, general and administrative expenses	5,218	724	150	(c)
			(96	)(d)
			(31	)(e)	5,965

Income from operations	1,917	175	(23)		2,069
Interest expense, net	420	12	139	(f)	571
Other income	71	—	—		71

Income before income taxes	1,568	163	(162)		1,569
Income tax expense (benefit)	619	60	(64	)(g)
			4	(h)	619

Net income (loss)	$949	$103	$(102)		$950

Net income per share—basic	$0.04				$0.04

Net income per share—diluted	$0.04				$0.04

Weighted average number of common shares—basic	24,347		882	(i)	25,229

Weighted average number of common shares—diluted	25,039		882	(i)	25,921

See accompanying notes.

SCB COMPUTER TECHNOLOGY, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED APRIL 30, 2003
(in thousands, except earnings per share)

	Historical SCB	Historical NSR	Pro Forma Adjustments		Pro Forma Consolidated
Revenue	$90,547	$25,684	$—		$116,231
Cost of services	68,475	21,708	—		90,183

Gross profit	22,072	3,976	—		26,048
Selling, general and administrative expenses	18,032	2,576	600	(c)
			(520	)(d)
			(124	)(e)	20,564

Income from operations	4,040	1,400	44		5,484
Interest expense, net	868	(17)	555	(f)	1,406
Other income	298	—	—		298

Income before income taxes	3,470	1,417	(511)		4,376
Income tax expense (benefit)	665	524	(202	)(g)
Income tax expense (benefit)			36	(h)	1,023

Net income (loss)	$2,805	$893	$(345)		$3,353

Net income per share—basic	$0.11				$0.13

Net income per share—diluted	$0.11				$0.13

Weighted average number of common shares—basic	24,647		882	(i)	25,529

Weighted average number of common shares—diluted	24,949		882	(i)	25,831

See accompanying notes.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The accompanying pro forma condensed consolidated financial statements give effect to the following pro forma adjustments necessary to reflect the purchase of all the common stock of NSR as if the transaction occurred at the date indicated in the introduction:

  (a)
  Represents the preliminary purchase accounting entries required for NSR. These entries are subject to change as a result of the finalization of the valuation of assets and liabilities of NSR. The components of NSR's initial purchase price allocation as of July 31, 2003 are as follows:

Current assets	$7,329
Non-current assets	2,730
Identifiable intangible assets	3,000
Current liabilities	(1,988)
Long-term liabilities	—

Net identifiable assets	11,071
Purchase price	15,782

Goodwill	$4,711

  (b)
  Represents the purchase price of $15,782, which consists of $14,082 in debt and $1,700 in SCB common stock. The debt was reduced by $2,064 immediately after the transaction closing date due to the sale of $2,064 in NSR assets.

  (c)
  Represents amortization expense for identifiable intangible assets based on the preliminary valuation of NSR's assets and liabilities. Preliminarily, identifiable intangible assets of $3.0 million are being amortized over 60 months.

  (d)
  Represents the operating expenses for the former owner of NSR since he will no longer be an employee of SCB after the transaction closing date.

  (e)
  Represents the rent expense incurred by NSR in excess of market value.

  (f)
  Represents interest expense for $12,018 of the debt issued in connection with the purchase of NSR under SCB's existing credit facilities and seller debt with interest rates of 3.6% and 6.0%, respectively. The $14,082 in debt issued at the transaction closing date was reduced by $2,064 due to the sale of specific NSR assets as noted in (b) above.

  (g)
  Represents the income tax benefit related to the pro forma adjustments above based on SCB's historical effective tax rate of 39.5%.

  (h)
  Represents the additional income tax expense for NSR based on SCB's historical tax rate of 39.5% less NSR's historical tax rate of 37%.

  (i)
  Represents the 882,000 shares issued as part of the purchase price.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2003
SCB COMPUTER TECHNOLOGY, INC.
	By:	/s/ MICHAEL J. BOLING Michael J. Boling Executive Vice President and Chief Financial Officer

Exhibit Number	Description of Exhibit
2
Stock Purchase Agreement dated as of September 4, 2003, by and among the Company, NSR, and Celestino Archuleta, Marcella E. Archuleta, Walter Claxton, Anthony T. Archuleta, and Maria C. Archuleta, who are the shareholders of NSR. Schedules and exhibits have been omitted from this filing. The Company will furnish, as supplementary information, a copy of the omitted material to the Securities and Exchange Commission upon request.*
23.1	Consent of Stockman, Kast, Ryan & Co.

*
Incorporated by reference to exhibits to Current Report on Form 8-K filed on September 8, 2003.

PROSPECTUS

CIBER, Inc.
8,261,365 SHARES
COMMON STOCK

        CIBER, Inc. (together with its subsidiaries, "CIBER" or "we") may use this prospectus to offer and sell up to 8,261,365 shares of CIBER common stock (consisting of 5,000,000 shares being currently registered and 3,261,365 shares registered on December 16, 1998) from time to time in connection with future acquisitions of businesses or properties in business combinations under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus also relates to certain shares of our common stock which may be resold or reoffered by persons who acquired such shares pursuant to this prospectus.

        We intend to concentrate our acquisitions in areas related to our current business. We may attempt to make acquisitions that are either complementary to our present operations or which we consider advantageous even though they may be dissimilar to our present activities. The consideration for any such acquisition may consist of shares of our common stock, cash, notes, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between us and the owners of the businesses or properties to be acquired.

        The shares covered by this prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of shares of common stock under acquisition agreements will be determined by direct negotiations with the owners of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the shares of common stock issued in any such acquisition will be valued at a price reasonably related to the market value of the common stock either at the time of agreement on the terms of an acquisition or at or about the time of delivery of the shares of common stock.

        It is not expected that underwriting discounts or commissions will be paid by us in connection with issuances of shares of common stock under this prospectus. However, brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of common stock covered by this prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act.

        CIBER's common stock is listed on the New York Stock Exchange under the symbol "CBR." The closing market price of our common stock on the New York Stock Exchange on June 20, 2003 was $6.46.

        Investing in the common stock involves risk. See "Risk Factors" commencing on page 4 of this prospectus for information that should be considered by prospective investors.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003

SUMMARY
SELECTED CONSOLIDATED FINANCIAL DATA
RISK FACTORS
BUSINESS
PLAN OF DISTRIBUTION
SELLING STOCKHOLDERS
LEGAL MATTERS
EXPERTS
CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS
DOCUMENTS INCORPORATED BY REFERENCE
AVAILABLE INFORMATION

        This prospectus incorporates documents containing important business and financial information about CIBER by reference which are not presented or delivered with this prospectus. Copies of these documents are available without charge, upon written or oral request by a person to whom this prospectus has been delivered. Requests should be made to CIBER, Inc., at 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111; telephone number (303) 220-0100. To ensure timely delivery of the documents, requests should be made at least five business days prior to the date on which a final investment decision is to be made.

        You should rely only on information contained in this prospectus and any prospectus supplement. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. Neither we nor any of the selling stockholders is making an offer of these securities in any state where the offer is not permitted.

SUMMARY

The Company

        CIBER, Inc. and its subsidiaries (generally referred to herein as "we" or "CIBER") provide information technology ("IT") system integration consulting and other IT services and to a lesser extent, resell certain IT hardware and software products. Our clients consist primarily of Fortune 500 and middle market companies across most major industries and governmental agencies. We operate from approximately 70 branch offices in the United States, Canada, Europe and India. At September 30, 2003, we had approximately 6,000 employees. CIBER, Inc. was originally incorporated in Michigan in 1974 and later reincorporated in Delaware in 1993. We went public in 1994 and our common stock trades on the New York Stock Exchange under the symbol "CBR." We intend to offer the securities described in this Prospectus in business combination transactions as described on the cover page of this Prospectus and Plan of Distribution, below.

        We began operations in 1974 to assist companies in need of computer programming support. In the mid-1980s, we initiated a growth strategy that included expanding our range of IT related services, developing a professional sales force and selectively acquiring established complementary companies. Since January 1998 we have completed 30 business combinations, including our January 2003 acquisition of ECsoft Group plc. We continue to expand and modify our geographic and service offerings to address changes in customer demands and rapidly changing technology. In addition, we seek to form strategic alliances with select package software and hardware vendors to stay at the leading edge of technology advances, to develop new business and to generate additional revenue.

Offices

        Our principal executive offices are located at 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111. Our telephone number is (303) 220-0100.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data has been derived from our consolidated financial statements. The selected financial data should be read in conjunction with the Consolidated Financial Statements, including the related Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which reports are incorporated herein by reference.

					Six Months Ended Dec. 31, 1999	Years Ended June 30,		Nine Months Ended September 30,
	Years Ended December 31,
	2002		2001	2000		1999	1998	2003	2002
	In thousands, except per share data
Operating Data:
Revenues		$608,318	558,875	621,534	362,000	719,661	576,488	524,589	448,915
Amortization of intangible assets		$910	12,155	14,032	6,754	7,520	3,936	2,023	519
Goodwill impairment		$—	—	80,773	—	—	—	—	—
Merger costs		$—	—	—	—	1,535	4,538	—	—
Operating income (loss)		$24,522	2,596	(56,897)	29,225	89,340	57,868	26,775	16,709
Net income (loss)		$14,178	1,684	(66,775)	17,643	54,495	36,477	15,806	9,227
Pro forma net income	$	n/a	n/a	n/a	n/a	n/a	34,270	n/a	n/a
Earnings (loss) per share—basic		$0.22	0.03	(1.15)	0.31	0.98	0.67	0.25	0.15
Earnings (loss) per share—diluted		$0.22	0.03	(1.15)	0.30	0.95	0.64	0.24	0.15
Weighted average shares—basic		63,313	58,191	57,900	57,345	55,362	51,355	63,930	62,900
Weighted average shares—diluted		63,989	58,698	57,900	58,496	57,141	53,843	64,688	63,622
Balance Sheet Data:
Working capital		$100,847	101,938	102,918	77,983	149,948	110,703	112,956	107,788
Total assets		$427,141	368,751	326,347	422,568	408,632	221,785	457,696	420,470
Total long-term liabilities		$30,857	18,634	—	5,355	—	—	39,682	41,227
Contingent value of put option		$5,832	—	775	—	—	—	—	5,836
Total shareholders' equity		$327,530	291,290	270,242	342,256	337,136	165,844	345,311	322,531
Shares outstanding, net of treasury		64,117	60,455	56,775	57,697	58,433	52,248	63,815	64,452

Notes:

  •
  Effective January 1, 2002, we adopted Statement of Financial Accounting Standards ("SFAS") No. 142, whereby goodwill is no longer amortized.

  •
  We have completed various acquisitions during the periods presented. The revenue and operating results of acquired companies are included from the respective acquisition dates.

  •
  Effective December 31, 1999, we changed our year-end from June 30 to December 31.

  •
  Merger costs for the years ended June 30, 1998 and June 30, 1999 consist of costs related to pooling of interests business combinations.

  •
  Fiscal 1998 amounts have been restated to reflect pooling of interests business combinations that occurred in fiscal 1999.

  •
  Pro forma net income in fiscal 1998 is after a pro forma adjustment to income tax expense resulting from pooling of interests business combinations and is used to calculate earnings per share in that year.

RISK FACTORS

        Your investment in our shares being offered in this prospectus involves a high degree of risk and if any of the risks discussed below come to fruition you may lose all or part of your investment. In making your investment decision, you should carefully consider the following risk factors, in addition to other information contained in this prospectus, in our most recent annual report on Form 10-K and most recent quarterly report on Form 10-Q and in any other documents incorporated by reference into this prospectus from other SEC filings. We operate in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. The following section lists some, but not all, of the risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

Our profitability will suffer if we are not able to maintain our pricing and utilization rates and control our costs.

        Our profit margin, and therefore our profitability, is largely a function of the rates we charge for our services and the utilization rate or chargeability, of our consultants. Accordingly, if we are not able to maintain the rates we charge for our services or an appropriate utilization rate for our consultants, we will not be able to sustain our profit margin and our profitability will suffer. The rates we charge for our services are affected by a number of factors, including:

  •
  our clients' perception of our ability to add value through our services;

  •
  competition;

  •
  introduction of new services or products by us or our competitors;

  •
  pricing policies of our competitors; and

  •
  general economic conditions.

        Our utilization rates are also affected by a number of factors, including:

  •
  seasonal trends, primarily as a result of holidays and vacations;

  •
  our ability to transition employees from completed assignments to new engagements;

  •
  our ability to forecast demand for our services and thereby maintain an appropriately balanced and sized workforce; and

  •
  our ability to manage employee turnover.

        We have implemented cost-management programs to manage our costs, including personnel costs, support and other overhead costs. Some of our costs, like office rents, are fixed in the short term, which limits our ability to reduce costs in periods of declining revenues. Our current and future cost-management initiatives may not be sufficient to maintain our margins as our level of revenue varies.

Our business will be negatively affected if we are not able to anticipate and keep pace with rapid changes in technology.

        Our market is characterized by rapidly changing technologies, such as the evolution of the Internet, frequent new product and service introductions and evolving industry standards. Our success depends, in part, on our ability to develop and implement technology services and solutions that anticipate and keep pace with rapid and continuing changes in technology, industry standards and client preferences. We may not be successful in anticipating or responding to these developments on a timely basis and our offerings may not be successful in the marketplace. Also, services, solutions and technologies developed by our competitors may make our service or solution offerings uncompetitive or obsolete. Any one of these circumstances could have a material adverse effect on our ability to obtain and successfully complete client engagements.

If our clients are not satisfied with our services, we may have exposure to liabilities, which could adversely affect our profitability and financial condition, as well as our ability to compete for future work may be adversely affected.

        If we fail to meet our contractual obligations, we could be subject to legal liability, which could adversely affect our business, operating results and financial condition. The provisions we typically include in our contracts which are designed to limit our exposure to legal claims relating to our services and the applications we develop may not protect us or may not be enforceable under some circumstances or under the laws of some jurisdictions. It is possible, because of the nature of our business, that we will be sued in the future. In addition, although we maintain professional liability insurance, the policy limits may not be adequate to provide protection against all potential liabilities. Moreover, as a consulting firm, we depend to a large extent on our relationships with our clients and our reputation for high-quality services to retain and attract clients and employees. As a result, claims made against our work may damage our reputation, which in turn, could impact our ability to compete for new work and negatively impact our revenues and profitability.

If we do not successfully integrate the businesses that we acquire, our revenues and profitability may decline.

        As an integral part of our business strategy, we intend to continue to expand by acquiring information technology businesses. We regularly evaluate potential business combinations and aggressively pursue attractive transactions. Since January 2000, we have completed 11 acquisitions. We may be unable to profitably manage businesses that we have acquired or that we may acquire or we may fail to integrate them successfully without incurring substantial expenses, delays or other problems that could negatively impact our revenues, profitability and our financial condition.

        Acquisitions involve additional risks, including:

  •
  diversion of management's attention from existing business activities;

  •
  additional costs and delays from difficulties in the integration of the acquired business with our existing operations;

  •
  loss of significant clients acquired;

  •
  loss of key management and technical personnel acquired;

  •
  assumption of unanticipated legal or other financial liabilities;

  •
  becoming significantly leveraged as a result of debt incurred to finance acquisitions;

  •
  unanticipated operating, accounting or management difficulties in connection with the acquired entities;

  •
  impairment charges for acquired intangible assets, including goodwill that decline in value; and

  •
  dilution to our earnings per share as a result of issuing shares of our stock to finance acquisitions.

        Also, client dissatisfaction or performance problems with an acquired firm could materially and adversely affect our reputation as a whole. Further, the acquired businesses may not achieve the revenue and earnings we anticipated.

        Historically, we have not always achieved the level of benefits that we expected from our acquisitions. Certain acquisitions have not resulted in the revenues or growth we expected due to client attrition and difficulty in selling additional services.. In some cases, our operating expenses have been higher than expected because we have not achieved the level of synergies expected from certain acquisitions. In addition, we had an approximately $81 million goodwill impairment charge in 2000 in connection with our acquisitions of Business Impact Systems, Inc., Integration Software Consultants, Inc., York & Associates, Inc., Interactive Papyrus, Inc. and Paragon Solutions, Inc. The impairment charge resulted from a combination of factors, including among others, our use of stock as consideration for the acquisitions which required premiums over cash consideration, acquiring the entities at time when the value of IT services companies was much higher than at the time of the impairment charge, and a significant decrease in the IT services requirements of dot.com companies in the spring of 2000 coupled with greater competition to provide such services which led to a decrease in revenues, cash flows and expected future growth rates of these operations.

        Based on this experience, we will continue to evaluate from time to time, on a selective basis, other strategic acquisitions if we believe they will help us obtain well-trained, high-quality employees, new service offerings, additional industry expertise, a broader client base or an expanded geographic presence. There can be no assurance that we will be successful in identifying candidates or consummating acquisitions on terms that are acceptable or favorable to us. In addition, there can be no assurance that financing for acquisitions will be available on terms that are acceptable or favorable. We may issue shares of our common stock as part of the purchase price for some or all of these acquisitions. Future issuances of our common stock in connection with acquisitions also may dilute our earnings per share.

The continuation of the current economic downturn has negatively impacted our revenues, and future economic downturns may cause our revenues to decline.

        Our results of operations are affected by the level of business activity of our clients, which in turn is affected by regional and global economic conditions. As a result of the recent difficult economic environment, some clients have cancelled, reduced or deferred expenditures for information technology products and services. Future deterioration of economic conditions could adversely affect our pricing and utilization rates, and therefore our revenues and profitability.

Financial and operational risks of international operations could result in a decline of our revenues and profitability.

        We expect to continue to expand our international operations. Our foreign operations accounted for approximately 4% of our 2002 revenues. With our January 2003 acquisition of ECsoft Group, we expect our international operations to be approximately 10% to 12% of our total revenues in 2003. We now have offices in nine foreign countries: Canada, Denmark, Germany, Hungary, India, the Netherlands, Norway, Sweden and the United Kingdom. International operations could cause us to be subject to unexpected, uncontrollable and changing economic and political conditions that could have an adverse effect on our business, revenues, profitability and financial condition. The following factors, among others, present risks that could have an adverse effect on us:

  •
  the costs and difficulties relating to managing geographically diverse operations;

  •
  foreign currency exchange rate fluctuations;

  •
  differences in, and uncertainties arising from changes in, foreign business culture and practices;

  •
  restrictions on the movement of cash;

  •
  multiple, and possible overlapping or conflicting tax laws;

  •
  the costs of complying with a wide variety of national and local laws;

  •
  operating losses incurred in certain countries and the non-deductibility of those losses for tax purposes; and

  •
  differences in, and uncertainties arising from changes in legal, labor, political and economic conditions, as well as international trade regulations and restrictions, and tariffs.

The termination of a contract by a significant client could reduce our revenues and profitability or adversely affect our financial condition.

        Our five largest clients accounted for 30% of our revenues in 2002. The various agencies of the federal government represent our largest client, accounting for 12% of total revenues. We strive to develop long-term relationships with our clients. Most individual client assignments are from three to twelve months, however, many of our client relationships have continued for many years. Our clients typically retain us on a non-exclusive, engagement-by-engagement basis. Although they may be subject to penalty provisions, clients may generally cancel a contract at any time. Under many contracts, clients may reduce their use of our services under such contract without penalty. In addition, contracts with the federal government contain provisions and are subject to laws and regulations that provide the federal government with rights and remedies not typically found in commercial contracts. Among other things, the federal and state governments may terminate contacts, with short notice, for convenience and may cancel multi-year contracts if funds become unavailable. When contracts are terminated, our revenues may decline, and if we are unable to eliminate associated costs in a timely manner, our profitability may decline. If any government or significant client terminates its relationship with us or substantially decreases its use of our services, our business reputation and financial condition may suffer. In addition, if any significant client defaults in its payment obligations to us (for example, in the case of a client bankruptcy), our profitability and financial condition would be adversely affected as reserves are established for such receivables.

        We generate a significant portion of our revenue from projects to implement packaged software developed by others, including PeopleSoft, Oracle, Lawson, and SAP. Our future success in the packaged software implementation business depends on the continuing viability of these companies and their ability to maintain market leadership. For example, it is unclear whether PeopleSoft will continue to maintain a strong market presence following its acquisition of J.D. Edwards. In addition, Oracle has commenced a hostile tender offer of PeopleSoft and has stated that, if successful in acquiring PeopleSoft, it may discontinue developing and selling or continue to sell and support PeopleSoft software only for a limited time. The uncertainty about Oracle's intentions may cause customers of PeopleSoft and J.D. Edwards to defer or cancel software purchases, which could harm our business. We cannot assure you that we will be able to maintain a good relationship with these companies or that they will maintain their leadership positions in the software market.

If we do not accurately estimate the cost of a large engagement which is conducted on a fixed-price basis our revenue and profitably may decline.

        We estimate that approximately 10% of our revenues are from engagements performed on a fixed-price basis. For fixed-price contracts, revenue is recognized on the basis of the estimated percentage of completion based on costs incurred relative to total estimated costs. The cumulative impact of any revisions in estimated revenues and costs are recognized in the period in which the facts that give rise to the revision become known. Losses, if any, on fixed-price contracts are recognized when the loss is determined. When proposing for and managing fixed-price engagements, we rely on our estimates of costs for completing the project. These estimates reflect our best judgment regarding the efficiencies of our methodologies and professionals as we plan to apply them to the project. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-price contracts including delays caused by factors outside of our control could make these contracts less profitable or unprofitable and may affect the amount of revenue reported in any period.

Unfavorable government audits could require us to refund payments we have received, to forego anticipated revenue and could subject us to penalties and sanctions.

        The government agencies we contract with generally have the authority to audit and review our contracts with them. As part of that process, the government agency reviews our performance on the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. If the audit agency determines that we have improperly received reimbursement, we would be required to refund any such amount. If a government audit uncovers improper or illegal activities by us or we otherwise determine that these activities have occurred, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government. Any such unfavorable determination could adversely impact our ability to bid for new work.

The IT services industry is highly competitive, and we may not be able to compete effectively.

        We operate in a highly competitive industry that includes a large number of participants. We believe that we currently compete principally with other IT professional services firms, technology vendors and the internal information systems groups of our clients. Many of the companies that provide services in our markets may have significantly greater financial, technical and marketing resources than we do. Our marketplace is experiencing rapid changes in its competitive landscape. Some of our competitors have sought access to public and private capital and others have merged or consolidated with better-capitalized partners. These changes may create more or larger and better-capitalized competitors with enhanced abilities to compete for market share generally and our clients specifically, in some cases, through significant economic incentives to clients to secure contracts. These competitors may also be better able to compete for skilled professionals by offering them large compensation incentives. In addition, one or more of our competitors may develop and implement methodologies that result in superior productivity and price reductions without adversely affecting the competitors' profit margins. In addition, there are relatively few barriers to entry into our markets and we have faced, and expect to continue to face, competition from new entrants into our markets. As a result, we may be unable to continue to compete successfully with our existing or any new future competitors, and our revenues and profitability may be adversely affected.

If we are unable to manage our growth, our profitability may decline.

        Our profitability is also a function of our ability to control our costs and improve our efficiency. Growth places significant demands on our management as well as on our administrative, operational and financial resources. As we increase the number of our professionals and execute our strategy for growth, we may not be able to manage a significantly larger and /or more diverse workforce, control our costs or improve our efficiency.

Our future success depends on our ability to continue to retain and attract qualified employees.

        We believe that our future success depends upon our ability to continue to train, retain, effectively manage and attract highly skilled technical, managerial, sales and marketing personnel. Employee turnover is generally high in IT services industry. If our efforts in these areas are not successful, our costs may increase, our sales efforts may be hindered, and or our customer service may degrade. Although we invest significant resources in recruiting and retaining employees, there is often significant competition for certain personnel in the IT services industry. From time to time, we experience difficulties in locating enough highly qualified candidates in desired geographic locations, or with required specific expertise.

        In addition, we believe that there are certain key employees within the organization, primarily in the senior management team, who are necessary for us to meet our objectives. Due to the competitive employment nature of our industry, there is a risk that we will not be able to retain these key employees. The loss of one or more key employees could adversely affect our continued growth. In addition, uncertainty created by turnover of key employees could result in reduced confidence in our financial performance, which could cause fluctuations in our stock price and result in further turnover of our employees.

Our debt may adversely affect our business and may restrict our operating flexibility.

        We have a $60 million revolving line of credit with a bank, and the line of credit expires in August 2006. We have used borrowings under our line of credit for consideration related to our acquisitions of Metamor in 2001, DCI in 2002 and ECsoft in 2003. In the past, we have been successful in generating cash flow from operations to reduce our indebtedness. We have experienced, from time to time, instances of covenant non-compliance under our line of credit, which non-compliances have been waived by our lender. We had outstanding borrowings under our line of credit of $21.9 million at December 31, 2002. The level of our indebtedness could:

  •
  limit cash flow available for general corporate purposes, such as acquisitions, due to the ongoing cash flow requirements for debt service;

  •
  limit our ability to obtain, or obtain on favorable terms, additional debt financing in the future for working capital or acquisitions;

  •
  limit our flexibility in reacting to competitive and other changes in our industry and economic conditions generally;

  •
  expose us to a risk that a substantial decrease in net operating cash flows due to economic developments or adverse developments in our business could make it difficult to meet debt service requirements; and

  •
  expose us to risks inherent in interest rate fluctuations because of the variable interest rates, which could result in higher interest expense in the event of increases in interest rates.

        Our ability to repay or to refinance our indebtedness will depend upon our future operating performance, which may be affected by general economic, financial, competitive, regulatory, business and other factors beyond our control, including those discussed herein. In addition, there can be no assurance that future borrowings or equity financing will be available for the payment or refinancing of any indebtedness we may have. If we are unable to service our indebtedness or maintain covenant compliance, whether in the ordinary course of business or upon acceleration of such indebtedness, we may be forced to pursue one or more alternative strategies, such as restructuring or refinancing our indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurances that any of these strategies could be affected on satisfactory terms, if at all.

Our quarterly revenues, operating results and profitability will vary from quarter to quarter and other factors that may result in increased volatility of our share price.

        Our quarterly revenues, operating results and profitability have varied in the past and are likely to vary significantly from quarter to quarter, making them difficult to predict. This may lead to volatility in our share price. The changes in the market price of our common stock may also be for reasons unrelated to our operating performance. Some other factors that may cause the market price of our common stock to fluctuate substantially, include:

  •
  the failure to be awarded a significant contract on which we have bid;

  •
  the termination by a client of a material contract;

  •
  announcement of new services by us or our competitors;

  •
  announcement of acquisitions or other significant transactions by us or our competitors;

  •
  changes in or failure to meet earnings estimates by securities analysts;

  •
  sales of common stock by CIBER or existing shareholders, or the perception that such sales may occur;

  •
  adverse judgments or settlements obligating us to pay liabilities;

  •
  changes in management;

  •
  general economic conditions and overall stock market volatility; and

  •
  changes in or the application of U.S. generally accepted accounting principles.

We have adopted anti-takeover defenses that could make it difficult for another company to acquire control of CIBER or limit the price investors might be willing to pay for our stock, thus impacting the market price of our stock.

        Certain provisions of our Certificate of Incorporation and Bylaws could delay the removal of incumbent directors and could make a merger, tender offer or proxy contest involving us more difficult, even if such events would be beneficial to the interests of the stockholders. These provisions include adoption of a Preferred Stock Purchase Rights Agreement, commonly known as a "poison pill" and giving our board the ability to issue preferred stock and determine the rights and designations of the preferred stock at any time without stockholder approval. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of CIBER. In addition, the staggered terms of our board of directors could have the effect of delaying or deferring a change in control. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, and as a result, the price of our common stock could decline.

        The above factors and certain provisions of the Delaware General Corporation Law may have the effect of deterring hostile takeovers or otherwise delaying or preventing changes in the control or management of CIBER, including transactions in which our stockholders might otherwise receive a premium over the then-current market for their shares of CIBER common stock.

Our Chairman of the Board owns sufficient shares of our common stock and can significantly affect the results of any shareholder vote regardless of the opposition of other stockholders or the desire of other stockholders to pursue an alternate course of action.

        Our Chairman of the board of directors and Founder, Bobby G. Stevenson, beneficially owns approximately 11% of our common stock. As a result, Mr. Stevenson has the ability to significantly influence the outcome of matters requiring a shareholder vote, including the election of the board of directors, amendments to our organizational documents, or approval of any merger, sale of assets or other major corporate transaction. The interests of Mr. Stevenson may differ from the interests of our other shareholders, and Mr. Stevenson may be able to delay or prevent us from entering into transactions that would result in a change in control, including transactions in which our shareholders might otherwise receive a premium over the then-current market price for their shares. These factors could limit the price that investors might be willing to pay in the future for shares of our common stock, and as a result, the price of our common stock could decline.

BUSINESS

Description of CIBER's business

        We provide IT system integration consulting and other IT services and to a lesser extent, resell certain IT hardware and software products. In 2003, we have three reportable segments, Custom Solutions, Package Solutions and European Operations. The Custom Solutions segment primarily includes our CIBER custom branch offices. Our Package Solutions segment is comprised of our CIBER Enterprise Solutions division and our subsidiary DigiTerra, Inc. Foreign operations accounted for 4% of our total revenue in 2002. Other revenues, which accounted for 4% of our total revenues in 2002, are comprised of Customs Solutions' resale of third-party IT hardware and software products and DigiTerra's commissions on sales of IT products.

CIBER Custom Solutions

        Our Customer Solutions Segment builds, integrates and supports mission critical business applications for our clients, who are typically large companies and state/local/federal government agencies. We approach the building of business applications by using different technologies and languages, as appropriate, given a client's technology platform or platforms (i.e. mainframe (Legacy), personal computers and servers, and the internet). We build an application on the client's preferred platforms, and design its operation and accessibility to meet the client's needs. Our Custom Solutions division seeks to be a full service solution provider, and therefore offers integration of the business application into the enterprise. Integration involves making data accessible in a new application that may reside or be generated from outside that application. We use different middleware and other tools, to make data accessible to our clients and their employees, clients, suppliers and customers as appropriate. We are platform, technology and tool agnostic, or neutral, and can work with our client's existing systems to design and build, then integrate, an optimal solution.

        After an application is integrated, Custom Solutions offers to provide technology support. Our support activities involve application outsourcing and hosting, help desk functions, and providing enhancements or modifications to applications as needs arise. Our Optimized Delivery Model™ is based on providing services designed to meet the client's needs, whether they be on-site, off-site or off-shore.

        We provide custom services through branch operations with local leadership, sales, recruiting and delivery capabilities. Our branch office network is integral to our business strategy. Through the branch office network, we can (1) offer a broad range of consulting services on a local basis, (2) respond to changing market demands for IT services through a variety of contacts in many industries and geographic areas, and (3) maintain a quality professional staff because of our nationwide reputation and our training programs. Our strategy is to build on our long-standing staffing relationships to win strategic consulting and/or project solutions (i.e. building) and systems integration business. Projects are distinguishable from our strategic staffing services by the level of responsibility we assume. With our strategic staffing services, our clients maintain responsibility for the overall tasks. In a typical project, we assume major responsibilities for the management of the project and/or design and implementation of specific deliverables based upon client-defined requirements. We estimate the business mix of CIBER custom branch operations is approximately 45% project solutions and systems integration business and 55% strategic staffing. In addition, offshore solutions, primarily India, are expected to be a growing business opportunity for us.

        The migration toward a more solutions-based business model has resulted from our efforts to (1) create significant thought leadership in leading technologies through our National Practices, (2) establish a consultative sales methodology that enhances our ability to identify, pursue and close solutions-based business, and (3) improve our solutions delivery capability by continuing to refine our project management and delivery methodology.

        While approximately 68% of our operations is directed at commercial clientele, approximately 32% of our Custom Solutions operations focuses on state, local and federal government agencies. Our State Government Practice has a number of specialty focus areas, including: health and human services, transportation, law and justice, and finance and administration, among others. Our Federal Government Practice initiatives include: defense/aerospace, outsourcing, human resource and financial management systems, and strategy and enterprise services.

        Our Custom Solutions group has two branch offices that also resells certain third-party IT hardware and software products, primarily network equipment, including switches and routers, fileservers, application and database servers and related software, data storage systems, security appliances and security software. Product resales accounted for 3% of Custom Solutions revenues in 2002.

CIBER Package Solutions

        Our Package Solutions segment is comprised of our CIBER Enterprise Solutions ("CES") division and our subsidiary, DigiTerra, Inc. CES provides consulting services to support enterprise software from PeopleSoft, Oracle and SAP. CES is a PeopleSoft Certified Consulting Partner, an Oracle Services Provider, as well as a SAP Services Partner. CES also has vertical expertise in healthcare, higher education, public sector, telecommunications and manufacturing, among other areas. DigiTerra primarily provides middle-market companies with packaged software implementation and other services for software from Lawson, as well as several Supply Chain Management products. Our partner relationships are a key component of our Package Solutions segment. These alliance or partner relationships allow us access to various sales and marketing opportunities. In some cases, it allows us to jointly propose our services along with the software vendor's proposal for software. We believe that prospective package software implementation customers often have a preference to only consider purchasing services from a software vendor partner. The software vendors typically also give us a license to the software applications as well as access to the most recent research and development findings and training programs.

        DigiTerra's Technology Solutions Practice helps clients select, configure and design IT platform-related solutions and DigiTerra is an authorized reseller of certain technology products, primarily from IBM.

European Operations

        In January 2003, we completed our acquisition of ECsoft Group plc. ECsoft (now named CIBER Europe Ltd), headquartered in the United Kingdom, provides IT systems integration and other IT services in Denmark, the Netherlands, Norway, Sweden and the United Kingdom. ECsoft added 440 consultants to our European operations. When combined with our existing European operations in Germany, Hungary, the Netherlands and the United Kingdom, this now gives us approximately 650 European employees in offices across 7 European countries. CIBER Europe provides custom-based IT solutions on various software platforms as well as SAP implementation consulting and other IT services.

Business Combinations/Acquisitions

        We have expanded our geographic breadth, increased our client base and added to our technical expertise and service offerings through business combinations. Given the highly fragmented nature of the IT services industry, we intend to pursue business combinations as part of our growth and operations strategy, including possible international opportunities. The success of this strategy depends not only upon our ability to identify and acquire businesses on a cost-effective basis, but also upon our ability to integrate the acquired operations into our organization effectively, to retain and motivate personnel and to retain clients of acquired companies. In reviewing potential business combinations, we consider the target company's geographic reach, cultural fit, capabilities in specific technical services, client base, expected financial performance and the abilities of management, sales and recruiting personnel, among other factors. Since January 1998 we have completed 29 business combinations, of which 11 have been completed since January 2000. From 1996 to 2000, our business combinations generally involved smaller privately held companies and were more frequent as we looked to expand our geographic reach and service offerings. Since 2000, our acquisitions have tended to involve fewer but larger companies, including two public companies.

        From January 2000 to January 2003, we have completed the following significant business combinations:

Acquired Company	Date	Consultants added	Goodwill added
ECsoft Group plc	January 2003	440	$12.9 million
Decision Consultants, Inc.	April 2002	896	$58.5 million
Metamor Industry Solutions, Inc.	October 2001	724	$29.8 million

        Effective January 23, 2003, we completed our acquisition of ECsoft Group plc. Prior to the acquisition, ECsoft's shares were publicly traded on the London Stock Exchange. The aggregate purchase price for all of ECsoft's shares totaled approximately $53.4 million, excluding transaction-related costs. ECsoft (now named CIBER Europe Limited) is incorporated under the laws of England and Wales and at the time of the acquisition had operations in Denmark, the Netherlands, Norway, Sweden and the United Kingdom that provide information technology consulting services similar to CIBER. A significant factor in the purchase price of ECsoft's cash balance of $45 million. We acquired ECsoft to significantly increase the size of our European operations, including adding to our European management team. ECsoft is expected to add $55-60 million in annual revenues and when combined with our existing European operations, we expect our European operations to be approximately 10%-12% of our total annual revenues. As a result, effective January 1, 2003, we have created a new reportable segment "European Operations."

        Decision Consultants, Inc. ("DCI") was our largest acquisition to date. The majority of DCI's revenues were from clients that were already CIBER clients and most of DCI's operations were in locations already served by CIBER. As a result, the primary asset acquired was the workforce that was in place, which is accounted for as part of goodwill. Like CIBER, DCI's consultants comprised an experienced technical workforce that we believe will help maintain and obtain business at both current and new clients. DCI also added depth to our executive and operation's management team. The acquisition allowed us to combine many of the DCI offices with existing CIBER offices to obtain economies of scale resulting in reduced overhead costs as a percentage of revenues. Also significant were the cost savings to be realized by combining redundant corporate back office functions. DCI added significantly to CIBER's existing consultant base at IBM, Ford and Verizon, among others. In addition, the acquisition gave us opportunities at some new strategic clients, however, such clients did not constitute a significant percentage of DCI's revenues. Metamor Industry Solutions, Inc. ("Metamor") provided custom software development and IT staffing for federal and state/local government agencies. By combining Metamor with CIBER's existing federal and state/local government operations, public sector clients now represent approximately 30% of total revenues.

        As a result of our previous acquisitions we have recorded a significant amount of goodwill. Goodwill represents the excess of the purchase price over the fair value of the net assets of the acquired business. Except for our acquisitions of ARIS and ECsoft, both of which were publicly traded companies, our acquisitions have generally involved a relatively small amount of acquired net assets, and thus, a large portion of the purchase price has been assigned to goodwill. Not all of our acquisitions have been successful. Acquired businesses may perform significantly worse than we had expected for a variety of reasons, including, decreased customer demand for a particular service offering or the loss of a significant customer, among others. Such factors could lead to a goodwill impairment charge.

        During the quarter ended September 30, 2000, we recorded a goodwill impairment charge of $80.8 million to write-down the goodwill associated with certain acquisitions. These acquisitions included: Business Impact Systems, Inc., Integration Software Consultants, Inc., York & Associates, Inc., Interactive Papyrus, Inc. and Paragon Solutions, Inc. Of the total goodwill impairment charge, $58.6 million related to the Custom Solutions segment and $22.2 million related to our Package Solutions segment. These businesses were acquired in 1999 at a time when the value of IT services companies was much higher than at the time of the impairment charge. In addition, approximately 88% of the goodwill impairment charge related to businesses acquired for consideration paid 100% in our stock. Stock consideration typically involves a premium over cash consideration. These acquired operations experienced a decrease in the demand for their services as post Year 2000 IT spending of many companies decreased. In addition, in the spring of 2000, the IT services requirements of dot.com companies decreased significantly. This led to greater competition within the IT services industry for the remaining business, and as a result, revenues, cash flows and expected future growth rates of these operations decreased. Due to the significance of the changes in business and market conditions, we performed an evaluation of the recoverability of the goodwill related to these operations and it was determined that an impairment charge was required by the applicable accounting rules.

PLAN OF DISTRIBUTION

        This prospectus relates to 8,261,365 shares of common stock that may be offered and issued by us from time to time in connection with future acquisitions of businesses or properties, or securities of other businesses, by us. This prospectus, as amended or supplemented, also relates to certain shares of common stock which may be resold or reoffered by persons who acquired such shares pursuant to this prospectus ("Selling Stockholders").

        We intend to concentrate our acquisitions in areas related to our current business. If the opportunity arises, however, we may attempt to make acquisitions that are either complementary to our present operations or which we consider advantageous even though they may be dissimilar to our present activities. The consideration for any such acquisition may consist of shares of common stock, cash, notes or other evidences of debt, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between us and the owners or controlling persons of businesses or properties to be acquired.

        The shares covered by this prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions will be determined by direct negotiations with the owners or controlling persons of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the shares of common stock issued in any such acquisition will be valued at a price reasonably related to the market value of the common stock either at the time of agreement on the terms of an acquisition or at or about the time of delivery of the shares.

        It is not expected that underwriting discounts or commissions will be paid by CIBER in connection with issuances of shares of common stock under this prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of common stock covered by this prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act.

        The sale of all or a portion of the shares of common stock offered hereby by the Selling Stockholders may be effected from time to time on the New York Stock Exchange at prevailing prices at the time of such sales, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholders may sell all or a portion of the shares offered hereby in private transactions or in the over-the-counter market at prices related to the prevailing prices of the shares on the New York Stock Exchange.

        The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be underwriters within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. We and the Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, we may agree to indemnify the Selling Stockholders and any underwriter with respect to the shares of common stock offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable to contribute toward amounts required to be paid in respect of such liabilities.

        To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any Selling Stockholders, (b) the name of any such broker-dealers, (c) the number of shares involved, (d) the price at which such shares are to be sold, (e) the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable, (f) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (g) other facts material to the transaction.

        There is no assurance that any of the Selling Stockholders will sell any or all of the shares of common stock offered hereby.

        We will pay certain costs and expenses incurred in connection with the registration of the shares of common stock offered hereby. Any Selling Stockholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

        We may agree to keep the Registration Statement relating to the offering and sale by the Selling Stockholders of the shares of common stock continuously effective until a fixed date or such earlier date as such shares of common stock may be resold without registration under the provisions of the Securities Act.

SELLING STOCKHOLDERS

        The Selling Stockholders may sell the shares of common stock offered hereby from time to time and may choose to sell less than all or none of such shares.

LEGAL MATTERS

        The validity of the common stock to be offered hereby will be passed upon for us by Faegre & Benson LLP, Denver, Colorado.

EXPERTS

        The consolidated financial statements of CIBER, Inc. and subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 included in our annual report on Form 10-K for the year ended December 31, 2002 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

        With the exception of historical matters and statements of current status, the matters discussed or incorporated by reference in this prospectus are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from targets or projected results. Factors that could cause actual results to differ materially, include, among others, price, utilization rate and cost volatility, management of a rapidly changing technology, growth through business combinations and internal expansion, international operations, dependence on significant relationships and the absence of long-term contracts, governmental audits, competition, the ability to attract and retain qualified IT employees, outstanding debt, and potential fluctuations in quarterly operating results, which are discussed herein under the caption "RISK FACTORS." Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance.

DOCUMENTS INCORPORATED BY REFERENCE

        We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until this offering is completed (except for information furnished under Item 9 or 12 of Form 8-K):

  •
  Annual Report on Form 10-K for the year ended December 31, 2002;

  •
  Quarterly Report on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

  •
  Current Report on Form-8-K, filed with the SEC on October 30, 2003;

  •
  Current Report on Form 8-K, filed with the SEC on October 7, 2003;

  •
  Current Report on Form 8-K, filed with the SEC on August 20, 2003;

  •
  Current Report on Form 8-K, filed with the SEC on May 27, 2003;

  •
  Current Report on Form 8-K/A, filed with the SEC on May 27, 2003;

  •
  Current Reports on Form 8-K, filed with the SEC on April 25, 2003;

  •
  Current Reports on Form 8-K, filed with the SEC on April 23, 2003;

  •
  Current Report on Form 8-K/A, filed with the SEC on April 8, 2003;

  •
  Current Reports on Form 8-K, filed with the SEC on February 4, 2003;

  •
  The description of the common stock contained in CIBER's Registration Statement on Form 8-A, filed with the SEC on September 14, 1998;

  •
  The description of the stock purchase rights contained in CIBER's Registration Statement on Form 8-A, filed with the SEC on February 25, 1994; and

  •
  all future filings by CIBER pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") except for information furnished under Items 9 or 12 of Form 8-K, which are not deemed filed and are not incorporated by reference herein.

        Any statement contained in this prospectus or in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent it is modified by or superseded by a subsequently filed document which is also incorporated into this prospectus by reference. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

AVAILABLE INFORMATION

        CIBER has filed with the SEC in Washington, D.C., a Registration Statement on Form S-4 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to us and the shares offered by this prospectus, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, of which this prospectus is a part, together with such exhibits and schedules may be obtained, upon payment of the fee prescribed by the SEC, or may be examined without charge, at the public reference facilities of the SEC described below.

        CIBER is subject to the reporting requirements of the Exchange Act and, in accordance therewith, files annual and quarterly reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copies of such materials may be obtained from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the charges prescribed therefore by the SEC. Please call the SEC at (800) SEC-0330 for additional information on the operation of this and other Public Reference Rooms. In addition, CIBER is listed on the New York Stock Exchange ("NYSE") and is required to file reports, proxy statements and confirmation statements and other information with the NYSE. These documents may be inspected at the principal office of the NYSE, 20 Broad Street, New York, New York 10005. Further, CIBER (since May 7, 1996) has been filing documents with the SEC through the Electronic Data Gathering, Analysis and Retrieval System. Accordingly, copies of documents filed by CIBER with the SEC on or after May 7, 1996, as well as copies of the Registration Statement (including the exhibits filed therewith), are also available through the SEC's website at http://www.sec.gov.

        No dealer, salesperson or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by CIBER. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that the information herein or incorporated by reference herein is correct as of any time subsequent to its date. The prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

8,261,365 Shares

CIBER, INC.

Common Stock

PROSPECTUS

                  , 2003

PART II

Item 20. Indemnification of Directors and Officers.

        CIBER's Bylaws and Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") provide that CIBER shall, to the full extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all directors and officers of CIBER. Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Under CIBER's Certificate of Incorporation, the indemnitee is presumed to be entitled to indemnification and CIBER has the burden of proof to overcome that presumption. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, CIBER must indemnify him against the expenses which such offer or director actually or reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Schedules

(a)
Exhibits

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger, dated October 24, 2003, among CIBER, Inc., Daphne Acquisition Corporation and SCB Computer Technology, Inc.(7)
2.2	Voting and Option Agreement, dated as of October 24, 2003, between CIBER, Inc., T. Scott Cobb and T. Scott Cobb, Jr. and Jeffery Cobb.(7)
2.3	First Amendment to Merger Agreement, dated January , 2004, among CIBER, Inc., Daphne Acquisition Corporation and SCB Computer Technology, Inc.
4.1	Amended and Restated Certificate of Incorporation of CIBER, Inc.; Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated October 29, 1996; Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated March 4, 1998(1); Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated October 29, 1999(2)
4.2	Amended and Restated Bylaws of CIBER, as adopted February 15, 2001(3); Amendment to the Amended and Restated Bylaws of CIBER as adopted February 18, 2003(4)
4.3	Form of Common Stock Certificate(5)
4.4	Rights Agreement, dated as of August 31, 1998, between CIBER and UMB Bank, N.A.(6); Amendment to Rights Agreement dated as of February 18, 2003, between CIBER and UMB Bank, N.A.(4)
5.1	Opinion of Faegre & Benson LLP†
8.1	Tax opinion of Burch Porter and Johnson PLLC†
8.2	Tax opinion of Faegre & Benson LLP†
10.1	Waiver of Loan and Security Agreement Violation, dated as of August 2, 2002, between CIBER and Wells Fargo Bank, N.A.†
23.1	Consent of KPMG LLP
23.2	Consent of BDO Seidman, LLP
23.3	Consent of Stockman Kast Ryan & Co., LLP
23.4	Consent of Faegre & Benson LLP (included in Exhibit 5.1)†
24	Power of Attorney†
99.1	Form of Proxy Card
99.2	Form of Proxy Card

†
Previously filed.

(1)
Incorporated by reference to CIBER's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

(2)
Incorporated by reference to CIBER's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

(3)
Incorporated by reference to CIBER's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

(4)
Incorporated by reference to CIBER's Annual Report on Form 10-K for the year ended December 31, 2002.

(5)
Incorporated by reference to the Registration Statement on Form S-1, as amended (File No. 33-74774), as filed with the SEC on February 2, 1994.

(6)
Incorporated by reference to CIBER's Registration Statement on Form 8-A, filed with the SEC on September 14, 1998, and to CIBER's Current Report on Form 8-K filed with the SEC on September 16, 1998.

(7)
Incorporated by reference to CIBER's Current Report on Form 8-K filed with the SEC on October 30, 2003.

(b)
Financial Statement Schedules
Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions and therefore have been omitted.

(c)
Reports, Opinions and Appraisals Materially Relating to the Transaction.
Not Applicable—See Annexes C & D to joint proxy/prospectus.

Item 22. Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (d)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (f)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (g)   The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, except where the transaction in which the securities being offered pursuant to the registration statement would itself qualify for an exemption under Section 5 of the Securities Act of 1933, absent the existence of other similar (prior or subsequent) transactions.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 26, 2004.

CIBER, Inc. a Delaware corporation
By:	/s/ MAC J. SLINGERLEND Mac J. Slingerlend President, Chief Executive Officer, and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
* Bobby G. Stevenson	Chairman of the Board and Founder	January 26, 2004
/s/ MAC J. SLINGERLEND Mac J. Slingerlend	President, Chief Executive Officer, Secretary and Director (Principal Executive Officer)	January 26, 2004
* David G. Durham	Senior Vice President/Chief Financial Officer and Treasurer (Principal Financial Officer)	January 26, 2004
* Christopher L. Loffredo	Vice President/Chief Accounting Officer (Principal Accounting Officer)	January 26, 2004
* James A. Rutherford	Director	January 26, 2004
Archibald J. McGill	Director	January 26, 2004
* James C. Spira	Director	January 26, 2004
* George A. Sissel	Director	January 26, 2004
* Peter H. Cheesbrough	Director	January 26, 2004
*By:	/s/ MAC J. SLINGERLEND Mac J. Slingerlend (Attorney-in-Fact)

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger, dated October 24, 2003, among CIBER, Inc., Daphne Acquisition Corporation and SCB Computer Technology, Inc.(7)
2.2	Voting and Option Agreement, dated as of October 24, 2003, between CIBER, Inc., T. Scott Cobb and T. Scott Cobb, Jr. and Jeffery Cobb.(7)
2.3	First Amendment to Merger Agreement, dated January , 2004, among CIBER, Inc., Daphne Acquisition Corporation and SCB Computer Technology, Inc.
4.1	Amended and Restated Certificate of Incorporation of CIBER, Inc.; Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated October 29, 1996; Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated March 4, 1998 (1); Certificate of Amendment to Amended and Restated Certificate of Incorporation of CIBER, Inc. dated October 29, 1999(2)
4.2	Amended and Restated Bylaws of CIBER, as adopted February 15, 2001(3); Amendment to the Amended and Restated Bylaws of CIBER as adopted February 18, 2003(4)
4.3	Form of Common Stock Certificate(5)
4.4	Rights Agreement, dated as of August 31, 1998, between CIBER and UMB Bank, N.A.(6); Amendment to Rights Agreement dated as of February 18, 2003, between CIBER and UMB Bank, N.A.(4)
5.1	Opinion of Faegre & Benson LLP†
8.1	Tax opinion of Burch Porter and Johnson PLLC†
8.2	Tax opinion of Faegre & Benson LLP†
10.1	Waiver of Loan and Security Agreement Violation, dated as of August 2, 2002, between CIBER and Wells Fargo Bank, N.A.†
23.1	Consent of KPMG LLP
23.2	Consent of BDO Seidman, LLP
23.3	Consent of Stockman Kast Ryan & Co., LLP
23.4	Consent of Faegre & Benson LLP (included in Exhibit 5.1)†
24	Power of Attorney†
99.1	Form of Proxy Card
99.2	Form of Proxy Card

†
Previously filed.

(1)
Incorporated by reference to CIBER's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

(2)
Incorporated by reference to CIBER's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

(3)
Incorporated by reference to CIBER's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

(4)
Incorporated by reference to CIBER's Annual Report on Form 10-K for the year ended December 31, 2002.

(5)
Incorporated by reference to the Registration Statement on Form S-1, as amended (File No. 33-74774), as filed with the SEC on February 2, 1994.

(6)
Incorporated by reference to CIBER's Registration Statement on Form 8-A, filed with the SEC on September 14, 1998, and to CIBER's Current Report on Form 8-K filed with the SEC on September 16, 1998.

(7)
Incorporated by reference to CIBER's Current Report on Form 8-K filed with the SEC on October 30, 2003.